As filed with the Securities and Exchange Commission on November 13, 1997
                                                      Registration No. 333-28205
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  PRE-EFFECTIVE AMENDMENT NO. 3 TO THE FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


               THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY
             (Exact name of registrant as specified in its charter)

            DELAWARE                             6035                           APPLIED FOR
  (State or other jurisdiction of      (Primary Standard Industrial      (I.R.S. Employer Identification No.)
  incorporation or organization)       Classification Code Number)

                      2900 TEXAS AVENUE, BRYAN, TEXAS 77802
                                 (409) 779-2900
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         -------------------------------

                          J. STANLEY STEPHEN, PRESIDENT
               THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY
                                2900 TEXAS AVENUE
                               BRYAN, TEXAS 77802
                                 (409) 779-2900
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        --------------------------------

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

                            Dave M. Muchnikoff, P.C.
                         SILVER, FREEDMAN & TAFF, L.L.P.
      (a limited liability partnership including professional corporations)
                            1100 New York Avenue, NW
                            Washington, DC 20005-3934
                                 (202) 414-6100
                         -------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                  PROPOSED MAXIMUM         PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF                    AMOUNT TO BE          OFFERING PRICE             AGGREGATE              AMOUNT OF
SECURITIES TO BE REGISTERED                 REGISTERED(1)           PER SHARE (1)          OFFERING PRICE(1)      REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share       294,500 shares             $10.00                $2,945,000                 $893(2)
====================================================================================================================================

(1) Estimated  solely for the purpose of calculating the  registration  fee.

(2) Registration fee of $893 previously paid with Form S-1 on May 30, 1997.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            FIRST FEDERAL LETTERHEAD


                                __________, 1997

Dear Stockholder of First Federal:

    On behalf of the Board of Directors and the management of First Federal Savings Bank (sometimes referred to in this letter as "First Federal or the "Institution"), I am very pleased to invite you to attend the ANNUAL MEETING OF STOCKHOLDERS of First Federal, to be held at ______:00 a.m. local time, on ___________, 1997, at First Federal's principal office at 2900 Texas Avenue, Bryan, Texas. As indicated in this Joint Proxy Statement/Prospectus, our results for the fiscal year ending September 30, 1996 reflect net earnings more than double that of fiscal year 1995, if you exclude the one-time SAIF charge in September, 1996, and mandated by Congress for deposit insurance. We look forward to reporting to you at the Annual Meeting the progress of the institution in its transition to full-service retail banking, and our exciting plans for the future of First Federal!


    The primary purpose of the Annual Meeting will be to ask our stockholders to consider and vote on a proposal to organize a new holding company. This new holding company will raise capital through the issuance of up to $2,000,000 of common stock of the holding company and up to $3,700,000 in units ("Units"), each Unit consisting of $1,000 of 11 1/2% debentures due March 31, 2003 and nine detachable warrants exercisable through March 31, 2003 at an exercise price of $12.50 per share (collectively, the "Offering"), for the purpose of repurchasing shares (subject to certain conditions) from some current stockholders who wish to sell all or part of their shares. The reorganization is being undertaken in order to provide an opportunity for First Federal's common stockholders who wish to continue their ownership in First Federal through its new Holding Company by exchanging one share of existing First Federal Common Stock for two and one-half shares of new holding company common stock, and also to provide an exit strategy for those common stockholders of First Federal who had the confidence to invest in the Institution's future in 1992 (when First Federal converted from a mutual savings association to a Federal stock institution in order to recapitalize First Federal), and who now need or wish to sell some of their First Federal Common Stock for cash on the basis described below and exchange the balance of their First Federal Common Stock for new common stock of the holding company, on the basis described above, or sell all of their First Federal Common Stock for cash at this time at an appropriate premium over book value and the current trading price and who previously indicated to management their desire to sell the shares in First Federal. The reorganization will further assist First
Federal to remain a predominantly community owned independent financial institution. As a result of the issuances of new holding company common stock and Units, First Federal stockholders who elect to receive holding company common stock will experience significant dilution of the net tangible book value of their stock.

         Your Board of Directors believes the reorganization to be in the best interests of First Federal's stockholders and of the institution. Stockholder and regulatory approval of this proposal for the new holding company will also enable First Federal to consider additional expansion of the institution through possible future acquisitions of other financial institutions, and/or additional full-service branches for the Bank in the Bryan-College Station area - - and in the triangle between Houston, Dallas and Austin -- and to consider further diversification of First Federal in other financially-related businesses. First Federal currently has no specific plans, understandings or agreements relating to such acquisitions or diversifications.

         Our plans are to implement this proposal by the adoption of an Agreement and Plan of Merger, dated May 21, 1997, as amended between First Federal, the new holding company (which will be named "The Bryan-College Station Financial Holding Company") and an interim, temporary bank referred to as "New Bank" - to facilitate the formation of the new holding company and the Merger of First Federal into the new holding company. Under the "Merger Agreement" described in the enclosed information, First Federal would then become a wholly-owned subsidiary of The Bryan-College Station Financial Holding Company.

         After the Merger (as described more in detail in the enclosed Joint Proxy Statement/Prospectus, which preempts any language in this letter), you will be given the option, subject to certain conditions and limitations, of either (1.) exchanging each share of the existing common stock of First Federal which you now own, for two and one-half shares of new common stock in The Bryan
- College Station Financial Holding Company and thus continuing in your ownership of First Federal through its new holding company by owning all of your stock through First

Federal's new holding company, OR (2.) exchanging some of your existing First Federal common stock for two and one-half shares of new common stock in the holding company, and selling some of your existing First Federal common stock for $24.07 cash per share and thus partially continue in your ownership of First Federal through its new holding company, OR (3.) selling all your existing First Federal common stock for $24.07 cash per share. In the opinion of Hoefer & Arnett, Incorporated, an experienced, recognized and independent investment banking firm, the proposed cash acquisition of up to 80 percent of the outstanding common stock of First Federal by the holding company is fair from a financial point of view to the holders of First Federal Common Stock. Hoefer & Arnett has not rendered an opinion as to whether the receipt of two and one-half shares of Holding Company Stock for each share of First Federal common stock is fair to First Federal stockholders. Certain limitations on the maximum amounts of shareholder elections to exchange their stock or to sell their stock for cash, as described in this Joint Proxy Statement/Prospectus, may result in a shareholder receiving different amounts of common stock in the holding company and cash than elected by the shareholder in the event of an oversubscription of stock or cash election.


         While we know that you will select the option described above which is best suited for you, we hope you will seriously consider remaining as an owner of this organization - - which is one of the very few remaining independent banking institutions in Bryan-College Station and the Brazos Valley. We are excited about what's going on at First Federal, and believe that we have a wonderful opportunity in the years ahead!!

         The Board of Directors of First Federal are very proud of the history of this institution, which is owned by over 250 stockholders in this area, - - and particularly our history over the past 5 years as First Federal gained more momentum and visibility in this community through its transition into full-service retail banking. Our customer base has been better served through our two-year old full-service branch bank on Longmire in College Station. We have just recently acquired an excellent site for a full-service branch bank in northern Bryan, at the key intersection of Highway 21 and Texas Avenue - - which we are anxious to open!!

         WE SINCERELY BELIEVE THAT THIS BANK (WHICH YOU OWN) HAS A WONDERFUL FUTURE, AS A PREDOMINANTLY COMMUNITY-OWNED, INDEPENDENT BANKING INSTITUTION IN THIS AREA. THEREFORE, YOUR BOARD OF DIRECTORS HAS APPROVED THE AGREEMENT AND PLAN OF MERGER, BELIEVES IT IS IN THE BEST INTERESTS OF FIRST FEDERAL AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ITS APPROVAL.

         In addition to the vote on the adoption of the Merger Agreement, First Federal shareholders are asked to: (i) authorize the Board of Directors to adjourn  the  meeting  in order to  solicit  additional  proxies in favor of the
Merger, if necessary; (ii) elect four directors; and (iii) ratify the appointment of our current auditors, Crowe, Chizek and Company LLP, as First Federal's independent auditors for the fiscal year ended September 30, 1997.

         YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THESE PROPOSALS.

         We encourage you to attend the Annual Meeting in person. Whether or not you plan to attend, however, please SIGN and DATE the enclosed PROXY and RETURN IT TO US, PROMPTLY.

         Thank you for your continuing support and interest in FIRST FEDERAL. We look forward to working with you in the years ahead.

                                           Sincerely,


                                           Stan Stephen
                                           President and Chief Executive Officer

                           FIRST FEDERAL SAVINGS BANK
                                2900 TEXAS AVENUE
                               BRYAN, TEXAS 77802
                                 (409) 779-2900

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be Held on ________, 1997


         Notice is hereby given that the Annual Meeting of common stockholders (the "Meeting") of First Federal Savings Bank ("First Federal" or the "Bank") will be held at the principal office of the Bank located at 2900 Texas Avenue, Bryan, Texas, at __:00 a.m. local time, on _______, 1997.

         A Proxy Card and a Proxy Statement for the Meeting are enclosed.

         The Meeting is for the purpose of considering and acting upon:

         1.       The election of four Directors of the Bank;

         2. The adoption and approval of the Agreement and Plan of Merger by and between First Federal and The Bryan - College Station Financial Holding Company (the "Holding Company") attached as Appendix A to this Proxy Statement, whereby the common stock shareholders of First Federal would either receive in exchange for each First Federal share two and one-half shares of common stock of the Holding Company ("Holding Company Common Stock"), cash consideration of $24.07 per share (up to a maximum of 80% of existing First Federal common stock), or a combination of cash and stock;

         3. The ratification of the appointment of Crowe, Chizek and Company LLP as auditors for the Bank for the fiscal year ending September 30, 1997;

         4. The adjournment of the Meeting in order to solicit additional proxies in the event that sufficient votes are not cast in favor of the Merger; and

such other matters as may properly come before the Meeting, or any adjournments thereof. The Board of Directors is not aware at this time of any other business to come before the Meeting.

         Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned. Common stockholders of record at the close of business on ________, 1997, are the stockholders entitled to vote at the Meeting, and any adjournments thereof.

         You are requested to COMPLETE and SIGN the enclosed form of PROXY which is solicited on behalf of the Board of Directors, and to MAIL IT PROMPTLY in the enclosed envelope. The Proxy will not be used if you attend and vote at the Meeting in person.

                                             By Order of the Board of Directors


                                             Richard L. Peacock
                                             Chairman of the Board

                                             J. Stanley Stephen
                                             President/Chief Executive Officer
Bryan, Texas
___________, 1997


TABLE OF CONTENTS

INTRODUCTION AND SUMMARY ............................                Opinion of Financial Advisor.......................
         Introduction ...............................                Effective Date.....................................
         Parties to the Merger ......................                First Federal's Stock Option and Incentive
         Summary of Certain Aspects of the                           Plan...............................................
         Merger......................................                Rights of Dissenting Stockholders..................
                                                                     Fractional Shares..................................
GENERAL MEETING INFORMATION..........................                Exchange of Certificates...........................
         Time and Date; Record Date..................                Representations and Warranties.....................
         Matters to be Considered....................                Conditions to the Merger...........................
         Vote Required and Proxy Information.........                Regulatory Approval................................
         Proxy Solicitation..........................                Waiver and Amendment; Termination..................
         Voting Rights...............................                Conduct of Business of First Federal
         Summary of Certain Aspects of Merger........                Pending
                                                                     the Merger.........................................
RISK FACTORS                                                         Material Agreements Relating to the Merger
HOLDING COMPANY OFFERING.............................                and Interests of Certain Persons...................
MARKET AND DIVIDEND INFORMATION......................                Federal Income Tax Consequences....................
                                                                     Accounting Treatment...............................
SELECTED CONSOLIDATED FINANCIAL                                      Comparison of Stockholder Rights...................
DATA.................................................                Other Restrictions on Acquisitions of Stock........
                                                                     Risk Factors Associated with the Holding
RECENT FINANCIAL DATA................................                Company............................................
                                                                     Regulatory Oversight...............................
MANAGEMENT'S DISCUSSION OF RECENT                                    Competition........................................
RESULTS..............................................                Limitations on Stock Ownership.....................
         Financial Condition.........................
         Nonperforming Assets and Loan Loss                 THE OFFERING................................................
         Provision...................................                Security Ownership of Certain Beneficial
         Comparison of Three months ended                            Owners and Management..............................
         December 31, 1996 to December 31, 1995......                Debentures.........................................
         Liquidity and Capital Resources.............                Warrants...........................................
         Proposals for Annual Meeting................
                                                            PROPOSAL III - RATIFICATION OF THE
PROPOSAL I - ELECTION OF DIRECTORS                          APPOINTMENT OF AUDITORS.....................................
         General.....................................
         Voting Securities and Principal Holders            PROPOSAL IV - ADJOURNMENT OF MEETING
         Thereof.....................................
         Meetings and Committees of the Board of            MANAGEMENT'S DISCUSSION AND
         Directors...................................       ANALYSIS OF FINANCIAL CONDITION AND
         Director Compensation.......................       RESULTS OF OPERATIONS.......................................
         Executive Compensation......................                General............................................
         Certain Transactions........................                Asset/Liability Management.........................
                                                                     Net Portfolio Value................................
PROPOSAL II - THE MERGER                                             Average Balances, Interest Rates and
         General.....................................                Yields.............................................
         Reasons for and Recommendation of the                       Results of Operations..............................
         Merger......................................                Comparison of Fiscal Year Ended September
         Consideration to be Received................                30, 1996 to September 30, 1995.....................
         First Federal Stockholder Election
         Procedures..................................



         Comparison of Fiscal Year Ended September
         30, 1995 to September 30, 1994...................
         Financial Condition..............................
         Liquidity and Capital Resources..................
         Impact of Inflation and Changing Prices..........
         Effect of New Accounting Standards...............

BUSINESS..................................................
         Market Area......................................
         Lending Activities...............................
         General..........................................
         One-to-Four Residential Real Estate
         Lending..........................................
         Mortgage-Back Securities.........................
         Consumer Lending.................................
         Construction Lending.............................
         Commercial Real Estate Lending...................
         Commercial Business Lending......................
         Loan Delinquencies; Nonperforming Assets
         and Classified Assets............................
         Allowance for Losses on Loans....................
         Investment Activities............................
         Source of Funds..................................
         Borrowings.......................................
         Service Corporation..............................
         Competition......................................
         Employees........................................
         Description of Property-Owned....................
         Legal Proceedings................................

OTHER MATTERS.............................................

FIRST FEDERAL SAVINGS BANKS INDEX TO
CONSOLIDATED FINANCIAL STATEMENTS.........................

APPENDICES
         Agreement and Plan of Merger.....................
         Section 552.14 of Home Owners Loan Act
         of 1993, as amended..............................
         Opinion of Hoefer & Arnett, investment
         bankers .........................................

                                 PROXY STATEMENT

                           FIRST FEDERAL SAVINGS BANK
                                2900 TEXAS AVENUE
                               BRYAN, TEXAS 77802
                                 (409) 779-2900


                         ANNUAL MEETING OF STOCKHOLDERS
                               ____________, 1997

--------------------------------------------------------------------------------

                    PROSPECTUS OF THE BRYAN - COLLEGE STATION
                            FINANCIAL HOLDING COMPANY

            FOR UP TO 294,500 SHARES OF HOLDING COMPANY COMMON STOCK

                                     SUMMARY

         The following is a brief summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. Certain capitalized terms used in this summary are defined elsewhere in this Joint Proxy Statement/Prospectus. This summary is not intended to be a complete description of all material facts regarding First Federal, the Holding Company and the matters to be considered at the stockholders' meetings and is qualified in its entirety by, and reference is made to, the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, the accompanying Appendices and the documents referred to and incorporated herein by reference.

INTRODUCTION

         This Joint Proxy Statement/Prospectus, which is first being sent on or about ________, 1997, is furnished to the holders of record on ________, 1997 (the "Record Date"), of shares of common stock of First Federal Savings Bank ("First Federal" or the "Bank"), $0.01 par value ("First Federal Common Stock"), in connection with a solicitation on behalf of the Board of Directors of First Federal of proxies to be voted at the annual meeting of stockholders of First Federal to be held on ________ ___, 1997 (the "Annual Meeting"). The purpose of the Annual Meeting is to consider and vote upon adoption of an Agreement and Plan of Merger, dated May 21, 1997 (the "Merger Agreement"), between First Federal, The Bryan-College Station Financial Holding Company (the "Holding Company"), a Delaware corporation, and New Bank, an interim banking subsidiary formed temporarily to facilitate the Merger ("New Bank"), in substantially the form set forth in Appendix A to this Joint Proxy Statement/Prospectus. The Holding Company has received indications from its directors, executive officers and members of their immediate families holding 44,080 shares, or approximately 18.4% of First Federal's Common Stock, that such holders will exchange their First Federal Common Stock for approximately 110,000 shares of Holding Company Common Stock. This amount does not include the remaining stockholders of First Federal's Common Stock who are not directors, executive officers and members of their immediate families, who are being asked by this Joint Proxy Statement/Prospectus to make an election regarding their stock.

         As a result of the merger contemplated by the Merger Agreement (the "Merger"), First Federal will become a wholly owned subsidiary of the Holding Company. The stockholders of First Federal at the Effective Date (as defined below) of the Merger (other than stockholders who have properly exercised appraisal rights under the rules and regulations of the Office of Thrift Supervision (the "OTS")) may elect to receive for each share of First Federal Common Stock held either (i) two and one-half shares of Holding Company Common Stock (fractional shares will be rounded up to the next whole number), or (ii) a combination of Holding Company Common Stock at two and one-half shares of Holding Company Common Stock for each share of First Federal Common Stock held by the stockholder and cash at $24.07 per share for each other share of First Federal Common Stock held by the stockholder, or (iii) all cash at $24.07 per share of First Federal Common Stock; provided, however, that no more than 80% of existing First Federal common stock can be sold for cash. If shareholders approve the Merger, but less than 20% of the shareholders elect to receive Holding Company Common Stock, the Holding Company will be permitted to allocate cash and stock pro rata to those shareholders who elect the oversubscribed cash consideration. (See "PROPOSAL II - THE MERGER -- Consideration to be Received"). After the Merger, First Federal stockholders who sell all of their shares will have no continuing stockholder relationship with First Federal, the Holding Company, or the temporary New Bank.

         In addition, stockholders are asked to: (i) elect four members of the Bank's Board of Directors; (ii) ratify the appointment of First Federal's current auditors, Crowe, Chizek and Company LLP, as auditors for the Bank for the fiscal year ended September 30, 1997; and (iii) authorize the Board of Directors to adjourn the Meeting to solicit additional proxies, if necessary.

       YOUR BOARD OF DIRECTORS RECOMMENDS THAT FIRST FEDERAL STOCKHOLDERS
 VOTE FOR ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AND ALL OTHER PROPOSALS.

PARTIES TO THE MERGER

         First Federal Savings Bank. First Federal is a federally chartered thrift institution, headquartered in Bryan-College Station, Texas, which began operations in 1965. First Federal is predominantly a locally-based home lender, originating loans primarily in Bryan-College Station and the surrounding trade area, and to a much lesser extent other communities in the general area between Houston, Austin and Dallas, Texas. First Federal also originates direct and indirect consumer, construction, Small Business Administration ("SBA") partially guaranteed loans, small commercial real estate and small to medium commercial business loans. The institution's deposits are insured up to applicable limits by the Savings Association Insurance Fund (the "SAIF") which is administered by the Federal Deposit Insurance Corporation (the "FDIC"). At September 30, 1996, First Federal had assets of $57.6 million, deposits of $51.7 million and total stockholders' equity of $4.3 million. New senior management was installed in early 1991 to recapitalize and convert First Federal from a mutual savings institution to a federal stock institution. The conversion was completed through a successful stock offering which became effective in April, 1993.

         The Bryan-College Station Holding Company and New Bank. The Holding Company is a newly formed company that was formed under the laws of Delaware to acquire 100% of the stock of First Federal upon consummation of the Merger. The principal executive offices of the Holding Company are located at 2900 Texas Avenue, Bryan, Texas 77802, and its telephone number at that address is (409) 779-2900. The Holding Company upon consummation of the Merger will be a thrift institution holding company under the Home Owners Loan Act of 1933, as amended (the "HOLA") and, therefore, will be regulated and supervised by the Office of Thrift Supervision (the "OTS").

         New Bank is a federally chartered interim (temporary) subsidiary that is wholly owned by the Holding Company. New Bank was only formed specifically for the purpose of the acquisition of First Federal by the Holding Company and has the same address as the Holding Company. New Bank will cease to exist after the Merger.


                           GENERAL MEETING INFORMATION

TIME AND DATE; RECORD DATE

         The Annual Meeting will be held on __________, 1997, at ___ _.m., local time, at First Federal's main office at 2900 Texas Avenue, Bryan, Texas. The Board of Directors of First Federal has fixed ________, 1997, as the Record Date. Only stockholders of record of First Federal Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 239,612 shares of First Federal Common Stock outstanding and entitled to be voted at the Annual Meeting.

MATTERS TO BE CONSIDERED

         At the Annual Meeting, the holders of First Federal Common Stock will be asked to vote upon a proposal to approve the adoption of the Merger Agreement and the transactions contemplated thereby, including the acquisition of First Federal by the Holding Company by exchange of stock and the balance by purchase for cash of all of the outstanding shares of First Federal by the Holding Company. In addition, First Federal stockholders will be asked to: (i) elect directors for First Federal; (ii) ratify the appointment of Crowe, Chizek and Company LLP as the Bank's auditors for the year ended September 30, 1997; and
(iii) authorize the Board of Directors to adjourn the Meeting in order to solicit additional proxies, if necessary.

VOTE REQUIRED AND PROXY INFORMATION

         All shares of First Federal Common Stock represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted for the nominees and the adoption of the proposal set forth in this Joint Proxy Statement/Prospectus. First Federal does not know of any matters, other than as described in the Notice of Meeting, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

         An affirmative vote by a majority of the shares outstanding will be required to approve the adoption of the Merger Agreement. Directors shall be elected by a plurality of votes present in person or represented by proxy at the Meeting and entitled to vote on the election of Directors. In all matters other than the election of Directors, the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting and entitled to vote on the matter shall be the act of the shareholders. Proxies marked to abstain with respect to a proposal have the same effect as votes against the proposal. Broker non-votes have no effect on the vote. A majority of the shares of the Bank's Common Stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum.

         A proxy given pursuant to the solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of First Federal's Board of Directors at or before the Meeting a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of First Federal's Board of Directors at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Charles Neelley, Secretary of the Board of Directors, 2900 Texas Avenue, Bryan, Texas 77802.

PROXY SOLICITATION

         The board of directors, officers, and employees of First Federal will initially solicit proxies by mail. If they deem it advisable, directors, officers, and employees of First Federal may also solicit proxies in person by telephone or by other forms of communication without additional compensation, except for reimbursement of reasonable out-of-pocket expenses incurred in connection with such solicitation. In addition, nominees and other fiduciaries may also solicit proxies. Such persons may, at the request of First Federal's management, mail material to or otherwise communicate with the beneficial owners of shares held by them. All expenses of solicitation of proxies will be paid by First Federal.

VOTING RIGHTS

         Each holder of record of First Federal Common Stock on the Record Date will be entitled to one vote for each share registered in his, her, or its name on each matter presented for a vote of the stockholders at the Annual Meeting. The Merger must be approved by the affirmative vote of the holders of a majority of the shares of First Federal Common Stock outstanding as of the Record Date. For the purpose of counting votes on this proposal, failures to vote, abstentions and broker non-votes will have the same effect as votes against approval of the Merger Agreement.

SUMMARY OF CERTAIN ASPECTS OF THE MERGER

         Directors' Approval and Recommendation of the Merger. At a Board of Directors meeting held on May 21, 1997, the First Federal Board of Directors approved the Merger Agreement after considering the terms and conditions of the Merger Agreement and obtaining the advice of its financial advisor and investment banker, Hoefer & Arnett, Incorporated ("Hoefer & Arnett"), Austin, Texas and San Francisco, California. THE FIRST FEDERAL BOARD OF DIRECTORS BELIEVES THAT THE CONSIDERATION OFFERED PURSUANT TO THE TRANSACTION IS FAIR TO THE STOCKHOLDERS OF FIRST FEDERAL AND, ACCORDINGLY, RECOMMENDS THAT STOCKHOLDERS OF FIRST FEDERAL VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT. (For a discussion of the circumstances surrounding the Merger and the factors considered by the First Federal Board of Directors in making its recommendation, see "PROPOSAL II
- THE MERGER -- Reasons for and the Recommendation of the Merger"). See "Opinion of Hoefer & Arnett" attached as Appendix C hereto.

         Certain members of First Federal's management and First Federal's Board of Directors have interests in the Merger that are in addition to their interests as stockholders of First Federal generally. (See "PROPOSAL II -THE MERGER -- Material Agreements Relating to the Merger and Interests of Certain Persons").


         Consideration to be Received in the Merger. Subject to the terms, conditions and procedures set forth in the Merger Agreement the stockholders of First Federal on the effective date of the Merger (other than the shares owned by the Holding Company and stockholders who have properly exercised appraisal rights under the OTS Rules and Regulations) may elect to receive for each share of First Federal Common Stock held either (i) two and one-half shares of Holding Company Common Stock (fractional shares will be rounded up to the next whole number), or (ii) a combination of Holding Company Common Stock at two and one-half shares of Holding Company Common Stock for each share of First Federal Common Stock held by the stockholder and cash at $24.07 per share for each other share of First Federal Common Stock held by the stockholder, or (iii) all cash at $24.07 per share of First Federal Common Stock; provided, however, that no more than 80% of existing First Federal Common Stock can be sold for cash. The requirement that elections by existing First Federal common stockholders representing at least 20% of the consideration to be paid by the Holding Company in the Merger must consist of elections to exchange existing First Federal Common Stock for Holding Company Common Stock was based on management's determination, as to the amount of debt and common stock the Holding Company should issue and the minimum amount of desired capital at the Holding Company level to support such debt. The total consideration to be received by First Federal shareholders electing cash in the Merger will range from $2,941,000 at the minimum to $4,614,000 at the maximum. (See "PROPOSAL II - THE MERGER -- Consideration to be Received; -- Rights of Dissenting Stockholders; and APPENDIX B - Section 552.14 of Home Owners Loan Act of 1993, as amended"). After the Merger, First Federal stockholders who sell all of their shares will have no continuing stockholder relationship with First Federal, the Holding Company, or New Bank. If shareholders approve the Merger, but less than 20% of the shareholders elect to receive Holding Company Common Stock, the Holding Company will be permitted to allocate cash and stock pro rata to those shareholders who elect the oversubscribed cash consideration. All stockholders will be treated the same for purposes of proration. For examples as to how reallocation would operate, see "PROPOSAL II - THE MERGER -- Consideration to be Received."


         The proper accounting for the proposed transaction will be determined upon completion of the Reorganization and depends upon whether a change in control has occurred. If a change in control does not occur the proposed transaction will be recorded as a recapitalization, with the purchase of shares recorded as a reduction of Holding Company equity and the issuance of new shares at their price less costs of issuance. Accordingly, pro forma June 30, 1997 stockholders' equity of the Holding Company would be $834,000. Alternatively, in the event a controlling stockholder or "control group" exists upon consummation of the transaction resulting in a change of control, the transaction will be recorded as a leveraged buy out ("LBO") with the accounting basis of the exchanged shares unchanged and the purchased First Federal shares recorded at fair value. The resulting pro forma June 30, 1997 stockholder's equity would be $2.3 million. For a complete description of the significant requirements to be met in order to utilize LBO accounting, see "Holding Company Pro Forma Consolidated Financial Statements" and "PROPOSAL II - THE MERGER -- Accounting Treatment."

         For tax purposes it is necessary that currently existing stockholders of First Federal owning in the aggregate 50% or more of the First Federal Common Stock own less than 50% of the common stock in the new holding company. The transaction is intended to qualify under Internal Revenue Code Section 351. Under Section 351, any gain related to the distribution of cash to the stockholders will be taxed as a capital gain. However, if 50% or more of the new holding company stock is acquired by currently existing stockholders in First Federal owning in the aggregate 50% or more of the First Federal Common Stock, the transaction will not qualify under Section 351 and any cash distribution to the stockholders electing both cash and stock may be treated as dividend income and taxed as ordinary income. There are no tax implications to those stockholders electing to receive only Holding Company common stock.


         Opinion of Financial Adviser. Hoefer & Arnett has rendered an opinion to First Federal's board of directors, dated as of April 16, 1997, to the effect that (as of such date) the proposed acquisition of the First Federal Common Stock by the Holding Company at a cash price of $24.07 per share is fair from a financial point of view to First Federal stockholders. Hoefer & Arnett has not rendered an opinion as to whether the receipt of two and one-half shares of Holding Company stock for each share of First Federal common stock is fair to First Federal stockholders. This opinion is attached in full as Appendix C to this Joint Proxy Statement/Prospectus. First Federal stockholders are urged to read that opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications on the review undertaken by Hoefer & Arnett (See "PROPOSAL II - THE MERGER -- Opinion of Financial Advisor").

         Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of First Federal Common Stock entitled to vote as of the Record Date is required to adopt the Merger Agreement. As of the Record Date, First Federal's directors and executive officers and their affiliates beneficially owned 41.2 percent of the outstanding First Federal Common Stock. As of the Record Date, the Holding Company has received indications from directors, executive officers and their immediate families holding 41,234 or approximately 17.2 percent of the outstanding First Federal Common Stock that they will vote for the Merger and exchange their shares for Holding Company Common Stock. No vote of the shareholders of the Holding Company is required to adopt the Merger Agreement (See "GENERAL MEETING INFORMATION").


         Effective Date. The Merger shall become effective at the time and on the date specified in the certificate and articles of merger to be filed with the Secretary of State of Delaware and with the OTS (the "Effective Date"). Such filing will occur only after the receipt of all requisite regulatory approvals, approval of the Merger Agreement by the requisite vote of First Federal stockholders and the satisfaction or waiver of all other conditions to the Merger. The closing of the Merger will occur on a date mutually agreed upon by First Federal and the Holding Company. In the absence of such agreement, the closing shall occur on the tenth business day after the last to occur of : (i) the receipt of all requisite regulatory approvals and the expiration of all applicable statutory waiting periods; and (ii) the requisite approval of the Merger by stockholders of First Federal.

         Appraisal Rights. Holders of First Federal Common Stock are entitled to regulatory rights of appraisal pursuant to Section 552 of the OTS Rules and Regulations (See "PROPOSAL II - THE MERGER -- Rights of Dissenting Stockholders"). Stockholders who exercise appraisal rights are herein called dissenting stockholders.

         Conditions to the Merger. The respective obligations of the parties to consummate the Merger are subject to the fulfillment or waiver of certain conditions specified in the Merger Agreement, including, among other things, the receipt of the requisite regulatory and stockholder approvals, the Holding Company completing the sale of at least 150,000 shares of Common Stock ($1,500,000) and $3,400,000 of Units consisting of debentures and warrants by March 31, 1998, the accuracy of the representations and warranties contained therein, the legal opinions and certain other conditions customary in transactions of this nature. The Merger is contingent upon the Offering, because the funds raised in the Offering are necessary to purchase those shares for which First Federal Stockholders have elected cash. Likewise, should First Federal Stockholders reject the Merger proposal, the Offering will terminate. See "PROPOSAL II - THE MERGER -- Conditions to the Merger" and "The Offering."

         Regulatory Approval. The Merger is subject to the approval of OTS. First Federal filed an application for approval of the Merger with the OTS, and anticipates obtaining the approval of the OTS in the fourth quarter of 1997. There can be no assurance as to the timing of such approval or that the OTS will approve the Merger.

         It is a condition to the consummation of the Merger that First Federal and the Holding Company shall have received all applicable regulatory approvals and consents to consummate the Merger Agreement. There can be no assurance that such approvals or consents will not contain terms, conditions or requirements which cause such approval to fail to satisfy such conditions to the consummation of the Merger.

         In addition, under federal law, a period of 30 days (subject to reduction to 15 days) must expire following approval by the OTS within which period the United States Department of Justice (the "Department of Justice") may file objections to the Merger under the federal antitrust laws. The Department of Justice could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger unless divestiture of an acceptable number of branches to a competitively suitable purchaser could be made. While First Federal believes that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate such a proceeding. (See "PROPOSAL II - THE MERGER -- Regulatory Approval").

         Waiver and Amendment; Termination. Prior to the Effective Date, First Federal and the Holding Company Boards may extend the time for performance of any obligations under the Merger Agreement, waive any inaccuracies in the representations and warranties contained in the Merger Agreement and waive compliance with any agreements or conditions of the Merger Agreement.

         Subject to applicable law, the Merger Agreement may be amended by action of First Federal and the Holding Company Boards at any time before or after approval of the Merger Agreement by the stockholders of First Federal and the Holding Company. However, the Merger Agreement may not be amended after stockholder approval which changes the form of consideration or the value of the consideration to be received by the stockholders of First Federal without the approval of the stockholders of First Federal. See "PROPOSAL II - THE MERGER -- Waiver and Amendment; Termination."

         The Merger Agreement may be terminated at any time prior to the Effective Date: (i) by the mutual written consent of the Board of Directors of First Federal and the Holding Company; (ii) by First Federal or the Holding Company if there is a final judicial or regulatory determination that any material provision of the Merger Agreement is illegal, invalid or unenforceable or denying any regulatory application the approval of which is a concern precedent to First Federal or the Holding Company's obligations under the Merger Agreement (iii) if the conditions precedent to the obligations of the other party are rendered impossible to be satisfied or fulfilled; (iv) if the stockholders of First Federal and the Holding Company fail to approve the Merger; (v) the other party (either First Federal or the Holding Company) has materially breached any representation, warranty, covenant or agreement set forth in the Merger Agreement and has failed to or cannot in a timely manner rectify such breach after receiving written notice of such breach; or (vi) if the Merger is not consummated by the 270th day (360 days if there is a CRA protest).

         Conduct of Business Pending the Merger. Each of First Federal and the Holding Company has agreed to conduct its business prior to the Effective Date in accordance with certain guidelines set forth in the Merger Agreement. See "PROPOSAL II - THE MERGER - Conduct of Business of First Federal Pending the Merger."


         Accounting Treatment. The proper accounting for the proposed transaction will be determined upon completion of the Reorganization and depends upon whether a change in control has occurred. If a change in control does not occur the proposed transaction will be recorded as a recapitalization, with the purchase of shares recorded as a reduction of Holding Company equity and the issuance of new shares at their price less costs of issuance. Accordingly, pro forma June 30, 1997 stockholders' equity of the Holding Company would be $834,000. Alternatively, in the event a controlling stockholder or "control group" exists upon consummation of the transaction resulting in a change of control, the transaction will be recorded as a LBO with the accounting basis of the exchanged shares unchanged and the purchased First Federal shares recorded at fair value. The resulting pro forma June 30, 1997 stockholder's equity would be $2.3 million. For a complete description of the significant requirements to be met in order to utilize LBO accounting, see "Holding Company Pro Forma Consolidated Financial Statements" and "PROPOSAL II - THE MERGER -- Accounting Treatment."



         Federal Income Tax Consequences of the Merger. Crowe, Chizek and Company LLP, accountants to the Holding Company, has delivered to the Holding Company its opinion to the effect that, assuming the Merger occurs in accordance with the Merger Agreement and conditioned on the accuracy of certain representations made or to be made by the Holding Company and certain holders of First Federal Common Stock, the exchange of First Federal Common Stock solely for shares of Holding Company Common Stock in the Merger will be a nontaxable exchange for federal income tax purposes and that, accordingly, no gain or loss will be recognized by the Holding Company, First Federal, or First Federal stockholders who exchange their shares of First Federal Common Stock solely for shares of Holding Company Common Stock in the Merger. However, First Federal stockholders who receive both shares and cash of Holding Company Common Stock in exchange for First Federal Common Stock will recognize taxable income in an amount not in excess of the amount of cash received. Gain or loss, if any, will be recognized by First Federal stockholders who receive solely cash. Each First Federal stockholder is urged to consult his or her own tax advisor to determine the specific tax consequences of the Merger to such stockholder. First Federal will resolicit its shareholders prior to proceeding with the transaction if the condition of receiving a tax opinion is waived and the material federal income tax consequences are materially different than as described herein. See "PROPOSAL II - THE MERGER -- Federal Income Tax Consequences of the Merger and -- Conditions to the Merger."

         First Federal Stockholder Election Procedures. Each First Federal stockholder will have the opportunity to elect whether to receive either two and one-half shares of Holding Company Common Stock (the "Stock Distribution") per share of First Federal Stock Common Stock (in which case, such holder's shares shall be deemed to be "Stock Election Shares"), or a Stock Distribution for those shares of First Federal Common Stock designated by the holder as Stock Election Shares and cash (the "Cash Distribution") for the remaining shares equal to $24.07 per share for his or her First Federal Common Stock (in which case, such holder's shares shall be deemed to be "Cash Election Shares") or a Cash Distribution for all of the holder's shares. Enclosed with this Joint Proxy Statement/Prospectus is an election form for use by stockholders of First
Federal (the "Election Form") whereby stockholders may indicate a Stock Election, a combination of Stock Distribution and Cash Distribution, or a Cash Election. In order for an Election Form to be deemed to be effective, such Election Form must be properly completed and duly executed by the First Federal stockholder and returned to the Holding Company (in its capacity as exchange agent) no later than the date of the First Federal Annual Meeting (the "Election Deadline").

         Any First Federal stockholder who fails to deliver a properly completed and duly executed Election Form by the Election Deadline shall be deemed to have made no election (a "No Election, " in which case, such holder's shares shall be deemed to be "No Election Shares"). Unless the aggregate Cash Distribution elected by the holders of Cash Election Shares is required to be reduced as described below, No Election Shares will be treated as Cash Election Shares for purposes of determining the type and amount of the Merger Consideration payable pursuant to the Merger.

         As discussed above, at least 20% of the consideration to be received in the Merger must consist of Holding Company Common Stock. Therefore, the actual Merger Consideration that will be paid to each First Federal common stockholder upon consummation of the Merger may differ from the form of Merger Consideration elected by such stockholder pursuant to his or her Election Form in the event that the number of shares of Holding Company Common Stock exchanged for First Federal Common Stock and to be issued pursuant to the Merger would be less than 20% of the total value of the Merger Consideration (the "Minimum Stock Consideration Shares").

         In the event that the number of shares of First Federal Common Stock that would be issuable to Stock Election Shares on the basis of the stockholders' elections is less than the Minimum Stock Consideration Shares, then the Cash Distribution payable will be reduced. First, all No Election Shares will be converted to additional Stock Election Shares in a manner to equal to the extent possible the Minimum Stock Consideration Shares (when added to the original Stock Election Shares). Then if necessary, the Cash Election Shares (other than Dissenting Shares) will be reduced pro rata and be substituted with the Stock Distribution such that the Minimum Stock Consideration Shares will be issued in the Merger. See "PROPOSAL II -- The Merger - Consideration to be Received" for examples as to how reallocation would operate.

         Within five business days after the Effective Date, the Holding Company will allocate among the holders of First Federal Common Stock the right to receive the Cash Distribution or the Stock Distribution pursuant to the Merger Agreement and distribute such distributions promptly thereafter.

         Comparison of Stockholder Rights. As a result of the Merger, holders of First Federal Common Stock who elect to receive shares of the Holding Company Common Stock will become stockholders of the Holding Company. Holders of First Federal Common Stock, whose rights are presently governed by the Home Owners Loan Act of 1933, as amended ("HOLA") and the Federal Stock Charter (the "Charter") and Bylaws (the "First Federal Bylaws") of First Federal, will become stockholders of the Holding Company, a Delaware corporation. Accordingly, their rights will be governed by Delaware law ("DGCL"), the Holding Company Certificate and the Holding Company Bylaws. Certain differences in the rights of stockholders arise from distinctions between the First Federal Charter and First Federal Bylaws, and the Holding Company Certificate of Incorporation and the Holding Company Bylaws as well as Delaware law and the HOLA. Principally, Delaware law provides certain anti-takeover protections that are not present under the HOLA. For a more detailed comparison of the charter and bylaw provisions of the Holding Company and First Federal governing the rights of the Holding Company and First Federal stockholders, see

PROPOSAL II - THE MERGER - Comparison of Stockholder  Rights;  and "Risk Factors
Associated  with  the  Holding  Company--Risks   Associated  with  Anti-Takeover
Provisions."

                                  RISK FACTORS

RISK FACTORS ASSOCIATED WITH THE HOLDING COMPANY

         Ownership of the Holding Company Common Stock involves a high degree of risk. In analyzing your election, the following risk factors, in addition to those factors discussed elsewhere in this Joint Proxy Statement/Prospectus, should be considered. The cautionary statements set forth below and elsewhere in this Joint Proxy Statement/Prospectus should be read as accompanying forward looking statements included under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere herein. The risks described in the statements set forth below could cause the Holding Company's and the Bank's results to differ materially from those expressed in or indicated by such forward-looking statements.

         Offering Price of Holding Company Common Stock Arbitrarily Determined. In order to finance the purchase for cash of the First Federal Common Stock not exchanged for Holding Company Common Stock pursuant to the Merger, the Holding Company is offering for sale the Holding Company Common Stock and the Units. The price of the Holding Company Common Stock has been arbitrarily established by the Board of Directors of the Holding Company and does not necessarily bear any relationship to any established investment criteria of value such as book value, earnings or assets, including the intrinsic value, if any, of the Holding Company or First Federal's deposit base and its more than 30-year old franchise. Factors considered by the Board of Directors of the Holding Company in determining the offering price include, among others: the economic outlook in general and the outlook for banking in particular; the value of First Federal's thrift charter; book value of the company and financial condition of the business; dividend paying capacity; the size of the common stock offering; and market price of stocks of financial institutions that are actively traded.


         Possible Alternative Accounting Treatments. The proper accounting for the proposed transaction will be determined upon completion of the Reorganization and depends upon whether a change in control has occurred. If a change in control does not occur, the proposed transaction will be recorded as a recapitalization, with the purchase of First Federal shares recorded as a reduction of Holding Company equity and the issuance of new Holding Company shares recorded at their price less costs of issuance. Accordingly, pro forma June 30, 1997 stockholders' equity of the Holding Company would be $834,000. Alternatively, in the event a controlling stockholder or "control group" exists upon consummation of the transaction resulting in a change of control, the transaction will be recorded as a LBO with the accounting basis of the exchanged shares unchanged with the purchased First Federal shares recorded at fair value. The pro forma June 30, 1997 stockholder's equity would be $2.3 million. For a complete description of the significant requirements to be met in order to utilize LBO accounting, see "Holding Company Pro Forma Consolidated Financial Statements" and PROPOSAL II - THE MERGER -- Accounting Treatment."

         Dilution of Book Value. Upon completion of the Merger and Offering, there will be an immediate and substantial dilution of the net tangible book value of the Holding Company Common Stock from First Federal stock. This dilution results from the payment of a premium paid as part of the merger consideration and expenses incurred in connection with the Offering. As of June 30, 1997 the net tangible book value per common share of First Federal was approximately $6.42 per share (adjusted for the Exchange Ratio of First Federal Common Stock for Holding Company Common Stock). After giving effect to the receipt of the minimum net proceeds of the Offering, and assuming that as much as 75% of the First Federal common shareholders may elect to receive cash for sale of their stock and thus receive the payment of $4,326,000 to First Federal shareholders who may elect to receive cash in the Merger (equating to 75% of the First Federal Holding Company Common Stock outstanding), the net tangible book value would be $2.78 per share ($3.75 per share assuming LBO accounting treatment) of Holding Company Common Stock as of June 30, 1997. As a result of the assumptions stated above, investors would suffer a dilution of $7.22 per share ($6.25 per share assuming LBO accounting treatment) of Holding Company Common Stock from the offering price of $10.00 as of June 30, 1997 based on the minimum amount of Holding Company Common Stock sold pursuant to the Offering. See "Holding Company Pro Forma Consolidated Financial Statements" and "Dilution."


         Lack of Cash Dividends on Common Stock. It is not expected that the Holding Company will pay cash dividends on the Holding Company Common Stock in the near term. Indeed, First Federal has paid only stock dividends and not cash dividends on the First Federal Common Stock previously sold in 1992. Accordingly, any investor who anticipates the need for current cash dividends from this investment should not purchase any shares of Holding Company Common Stock offered. The declaration and payment of future cash dividends will be subject to, among other things, the level of First Federal's regulatory capital relative to its capital requirements, the Holding Company's and First Federal's then current and projected consolidated operating results, financial condition, regulatory restrictions, future growth plans and other factors the Board deems relevant. First Federal is required to pay cash dividends of $88,000 per year on its outstanding preferred stock prior to any dividends being paid to the Holding Company. The Holding Company will be prohibited from paying dividends on junior securities such as the Holding Company Common Stock unless all interest payments with respect to the Debentures have been made. There can be no assurance that the Holding Company will be able to pay dividends or, if dividends are permitted, that the

Board of Directors will determine to pay dividends on the Holding Company Common Stock. See "Market and Dividend Information."

         No Prior Market for Holding Company Common Stock; Potential Illiquidity of Holding Company Common Stock. The Holding Company has never issued capital stock. Consequently, there is no existing market for the Holding Company Common Stock at this time. Therefore, no assurance can be given that an established and liquid trading market for the Holding Company Common Stock will develop. Depending on the number of shares sold, it is expected that following the Offering and Merger, the Holding Company Common Stock will be traded in the over-the-counter market. Although it has no obligation to do so, Hoefer & Arnett intends to make a market for the Holding Company Common Stock if the volume of trading and other market-making considerations justify such an undertaking.


     The development of a public market that has depth, liquidity and orderliness depends upon the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time, over which neither the Holding Company nor any market maker has any control. Accordingly, there can be no assurance that an active or liquid trading market for the Holding Company Common Stock will develop, or that if a market develops, it will continue. Furthermore, there can no assurance that purchasers will be able to sell their shares at or above the $10.00 per share purchase price established in the Holding Company Common Stock offering. See "Market and Dividend Information."

         Voting Control of Shares by the Board and Executive Officers. The Board of Director's and management of First Federal and members of their families have indicated that they will exchange 41,234 shares for 103,086 or 34.4% of the common stock at the minimum of the Offering (29.5% at the maximum of the Offering) which would render it more difficult to obtain majority support for shareholder proposals opposed by the Board and management. This level of stock ownership by directors and executive officers, if voted as a block, would enable the Board and management to block the approval of transactions requiring the approval of 80% of the shareholder is under the Holding Company's Certificate of Incorporation. There are no voting or other agreements among the Board Directors and management. The Holding Company cannot predict the effect of such shares on the liquidity of the market or the price of its Common Stock. See "-- No Prior Market for Holding Company Common Stock; Potential Illiquidity of Holding Company Common Stock," and "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions."

         Risks Associated with Anti-Takeover Provisions. Certain provisions of the Holding Company's certificate of incorporation and bylaws may discourage or prevent an attempted acquisition or change in control of the Holding Company. These provisions provide for, among other things, noncumulative voting for directors, limitations on the calling of special meetings, a fair price/supermajority vote requirement at 80% for certain business combinations with Interested Stockholders, as therein defined, (including mergers or consolidations, sale, lease or other disposition of assets, issuances or transfers of securities, adoption of any plan of liquidation proposed by the Interested Stockholders, or any reclassification of securities which increases the Interested Stockholders percentage ownership of the Holding Company) and certain notice requirements. Any or all of these provisions may serve to entrench current management and to discourage potential proxy contests and other takeover attempts, particularly those which have not been negotiated with the Board of Directors. See "-- Voting Control of Shares by the Board and Executive Officers."


         Federal law requires OTS approval prior to the acquisition of "control" (as defined in OTS regulations) of an insured institution, including a holding company thereof. In the event that holders of revocable proxies for more than 25% of the shares of Holding Company Common Stock acting as a group or in concert with other proxy holders seek, among other things, to elect one-third or more of the Holding Company's Board of Directors, to cause the Holding Company's shareholders to approve the acquisition or corporate reorganization of the Holding Company or to exert a continuing influence on a material aspect of the business operations of the Holding Company, such actions could be deemed to be a change of control, subject to OTS approval. A Delaware statute also limits the circumstances under which a Delaware corporation may engage in any business combinations (as defined by the statute) with an interested shareholder (i.e., any person or entity that owns 15% or more of the voting stock). See " -- Other Restrictions on Acquisitions of Stock."

         Regulatory Oversight. First Federal is subject to extensive regulation, supervision and examination by the OTS, as its chartering authority and primary federal regulator, and by the FDIC, which insures its deposits up to applicable limits. First Federal is a member of the Federal Home Loan Bank System ("FHLB") and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). As the holding company for First Federal, the Holding Company will also be subject to regulation and oversight by the OTS. See "Regulation." Such regulation and supervision governs the activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities which are intended to strengthen the financial condition of the banking industry, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution's allowance for loan losses. See "Regulation - Federal Regulation of Thrift institutions." Any change in regulators or in applicable regulation, whether by the OTS, the FDIC, the Comptroller of the Currency, the Federal Reserve Board or Congress could have a material adverse impact on the Holding Company, First Federal and their respective operations. In this regard, legislation has been introduced into Congress that would require all federal thrift institutions to either convert to a national or a state depository institution (either a bank or a thrift institution) by June 30, 1998. No assurance can be given as to whether or in what form such legislation may be enacted.

         Competition. First Federal experiences significant competition in its local market area in both originating real estate and other loans and attracting deposits. This competition arises from other thrift institutions as well as banks, commercial companies, mortgage companies, credit unions and national and local securities firms. Such competition may limit First Federal's growth in the future. See "Business - Competition."

         Limitations on Stock Ownership. With certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be acting in concert from, directly or indirectly, acquiring more than 10% of any class of voting stock or obtaining the ability to control in any manner the election of a majority of the directors or otherwise direct the management or policies of the Holding Company, without prior notice or application to and approval of the OTS.

         Holding Company Structure; Limitations on the Ability of the Holding Company to Pay Holding Company Common Stock Dividends and Principal and Interest on Debentures. As a holding company without significant assets other than its 100% ownership of First Federal Common Stock, the Holding Company's ability to pay cash dividends on the Holding Company Common Stock and to meet its other cash obligations, including the payment of principal and interest on the Debentures, is dependent upon the receipt of dividends from First Federal on the First Federal Common Stock owned by the Holding Company. The Holding Company will own 100% of the common stock of First Federal, after completion of the Merger.


         First Federal is a legal entity separate and distinct from the Holding Company, and has no obligation to pay any amount of the Debentures or to make funds available therefor, whether by dividends or otherwise. The Debentures will be direct unsecured obligations of the Holding Company only, and the Holding Company will be solely responsible for all payment of principal and interest on the Debentures. In a liquidation or bankruptcy, claims of Debenture holders would be satisfied solely from the Holding Company's equity interest in First
Federal remaining after satisfaction of all creditors of First Federal, including depositors and holders of preferred stock, and thus are subordinated to those depositors and other creditors. If the FDIC is appointed receiver, administrative expenses of the receiver may have priority over the interest of the Holding Company. At September 30, 1997, after giving pro forma effect to the minimum Offering, the Company would have had on a consolidated basis $73.7 million of liabilities (consisting primarily of deposits and other borrowings of First Federal and $3.4 million of Debentures) outstanding. First Federal also has $873,000 at 10% Series A Preferred Stock.


         The declaration of dividends by First Federal is subject to the discretion of the Board of Directors of First Federal and applicable regulatory requirements. While it is the present intention of the Board of Directors of First Federal to declare dividends in an amount sufficient to provide the Holding Company with the cash flow necessary to meet its debt service obligations with respect to the Debentures, subject to applicable regulatory restrictions, no assurance can be given that circumstances which would limit or preclude the declaration of such dividends will not exist in the future. At June 30, 1997, First Federal would have been permitted to pay $697,000 in dividends on its capital stock without prior approval of the OTS. As part of its Holding Company application, the Holding Company has requested from the OTS a dividend of $212,000 to be distributed upon the closing of the Offering. In addition, First Federal is seeking the approval from the OTS to pay Common Stock dividends of up to $.50 per share or approximately $120,000 in the aggregate. See "Regulation - Limitations on Dividends and Other Capital Distributions."

RISK FACTORS ASSOCIATED WITH THE BANK


         Risk of Reliance on Noninterest Income. In recent years, noninterest expense has exceeded net interest income and First Federal has relied upon gains on sales of assets (primarily sales of home loans to the national secondary market) to record net income. There can be no assurance that First Federal will continue to record significant gains on sales of assets as these gains are subject to market and other risks. In accordance with its restructuring strategy, First Federal has in recent years incurred above average noninterest expense levels, due primarily to expenses related to its recent transition into current full service retail banking. First Federal's Board of Directors believes that expenses have been incurred for data processing, equipment, drive-in facilities and personnel required for full-service retail banking, and that future additions to its noninterest expenses (as a percentage of average assets) will be modest.



           During the nine months ended June 30, 1997 net interest income exceeded noninterest expense by $63,000. See "Recent Financial Data." However, there can be no assurance that future operating income levels will improve or that First Federal will be able to record net income in the future. See "Management's Discussion of Recent Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Adequacy of Loan Loss Allowance. Management and the Board of Directors of First Federal regularly review First Federal's loan portfolio and determine whether the allowance established for loan losses is adequate. In making this evaluation, management and the Board of Directors consider, among other matters, the fair value of the underlying collateral, economic conditions, historical loan loss experience and other factors that warrant recognition in providing for an adequate loan loss allowance. Because future events affecting borrowers and loan collateral cannot be predicted with any degree of certainty, there can be no assurance that existing allowances are adequate or that substantial increases to allowances will not be necessary should the quality of any loan deteriorate as a result of the factors discussed above. There is also no assurance that First Federal's loss allowances will be adequate to cover costs and losses in connection with any foreclosures or repossessions. Increases in allowances, if necessary, are most probable in connection with the nonperforming assets and other loans of concern discussed in this Joint Proxy Statement/Prospectus. When future examinations are conducted by the OTS or the FDIC, the examiners may require First Federal to provide for higher loan loss allowances. See "Business -Loan Delinquencies; Nonperforming Assets and Classified Assets" and "Regulation
- Federal Regulation of Thrift Institutions."

         Reliance on Chief Executive Officer. The successful operation of First Federal depends heavily upon the active involvement of First Federal's current President and Chief Executive Officer, J. Stanley Stephen, age 64, whose loss could have an adverse effect on the Company. Mr. Stephen has been President and Chief Executive Officer of First Federal since 1991. First Federal currently has no plans to purchase "key-man" life insurance with respect to Mr. Stephen; however, it has recently entered into an employment and supplemental retirement agreement with Mr. Stephen wherein he agrees to work full-time with First Federal for at least the next five years and will contribute over the next five years one-half of the monthly cost to First Federal for his supplemental retirement. See "Management of First Federal - Employment Agreements."

         Interest Rate Risk. First Federal's profitability, like that of many financial institutions, is dependent to a large extent upon its net interest income, which is the difference or "spread" between the interest it earns on interest-earning assets, such as loans and, to a much lesser extent, securities and the interest it pays on interest-bearing liabilities, such as deposits and borrowings. As a result, First Federal's profitability may be adversely affected by rapid changes in interest rates. First Federal generally attempts to maximize net interest income by achieving a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. First Federal believes its policies are designed to reduce the impact of changes in interest rates on its net interest income by maintaining a favorable match between the maturities or repricing dates of its interest-earning assets and interest-bearing liabilities. First Federal has implemented these policies generally by selling its long-term fixed-rate mortgage loan originations, retaining its adjustable-rate and balloon mortgage loans, and originating and retaining its short-term consumer loans.

         Concentration of Lending Activities; Risks Associated with Nonconforming Loans. Substantially all of the aggregate principal amount of First Federal's real estate mortgage loans are secured by one- to four-family residential properties located in First Federal's primary market area. While a substantial portion of the loans originated for portfolio by First Federal are conventional mortgage loans (i.e., not guaranteed or insured by agencies of the federal government) which are secured by residential properties; most do not conform with the requirements for sale to Federal National Mortgage Association (the "FNMA") or FHLMC (i.e., conforming loans), because they either exceed the maximum loan to value ratio to qualify for sale to FNMA and FHLMC, and/or have credit deficiencies (which in certain cases will result in First Federal securing the loan by additional collateral), and/or the borrower has an insufficient employment history and/or the property does not qualify due to its rural location or lack of comparability for appraisal purposes. As a result, the loans may be deemed to have higher risk of nonpayment than secondary market conforming conventional mortgage loans. While First Federal currently believes that its loans are adequately secured or reserved for and has experienced average annual net charge-offs (net of recoveries) of approximately $22,300, (excluding a $401,000 recovery on a lawsuit filed by First Federal and received in the year ended September 30, 1994), on an average loan portfolio of $46.2 million over the last three fiscal years, in the event that real estate prices in its primary market area weaken or economic conditions in its primary market area deteriorate, thereby reducing the value of properties securing First Federal's loans, it is possible both that some borrowers may default and that the value of the real estate collateral may be insufficient to fully secure the loan. If either event should occur First Federal may experience increased levels of delinquencies and related losses having an adverse impact on income and stockholders' equity.

         Risks Associated with Automobile Loans. At September 30, 1996 First Federal had $9.4 million of automobile loans, of which $2.3 million were issued pursuant to First Federal's "second chance" auto program to sub-prime borrowers with less than perfect credit. First Federal has had a policy of not purchasing any "second chance" auto loans. Although First Federal has attempted to mitigate the credit risk by insuring those loans originated through its "second chance" auto loan program, against credit default by the borrower, in the event of a default by the insurance company which insures those loans, First Federal would assume the entire credit risk. Further, automobiles rapidly depreciate. As a consequence, in the absence of such credit-default insurance, the borrower's continuing financial stability rather than the value of the vehicle is generally relied upon for the repayment of the related receivable. This is especially true with respect to loans originated by First Federal, because First Federal's underwriting procedures, which include personal interviews with the borrower prior to funding, are primarily based on the ability of the borrower to repay. As a result, First Federal may permit the origination of a loan in excess of the manufacturer's suggested retail price, in the case of new vehicles, or the value established by used car reference publications. Therefore, a repossessed automobile may not provide an adequate source of repayment of the entire outstanding loan balance. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. See "Business - Consumer Lending."

HOLDING COMPANY OFFERING


         The Merger is contingent upon the Holding Company successfully completing an offering (the "Offering") of a minimum of 150,000 shares and a maximum of 200,000 shares of Holding Company Common Stock at $10.00 per share and a minimum of 3,400 units and a maximum of 3,700 units (the "Unit"), each Unit consisting of one $1,000 11 1/2% Debenture due 2003 and nine Warrants to purchase Holding Company Common Stock at $12.50 per share. Through the Offering, the Holding Company anticipates raising $1,500,000 to $2,000,000 from the sale of Holding Company Common Stock and $3,400,000 to $3,700,000 from the sale of Units. The Merger is contingent upon a successful Offering because the funds raised in the Offering are necessary to fund the cash consideration necessary to complete the Merger . Should First Federal stockholders reject the Merger proposal, the Offering will terminate. See "The Offering."

MARKET AND DIVIDEND INFORMATION

         First Federal Common Stock is not listed on a national exchange and is only traded infrequently. First Federal Common Stock was issued at $10.00 per share in connection with the conversion of First Federal from mutual to stock form on April 22, 1993. At June 30, 1997 there were 269 holders of First Federal Common Stock and

239,612 shares of common stock issued and outstanding. At June 30, 1997, the last known sales price of First Federal's common stock was $11.00 per share.


         First Federal pays dividends upon the determination of the Board of Directors in its discretion that such payment is consistent with the long-term interests of the Bank. The factors affecting this determination include First
Federal's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other relevant factors. First Federal has never declared cash dividends on its common stock; however, it has declared 5% Common Stock dividends in 1993, 1994 and 1995. Since the issuance of the preferred stock in 1993, First Federal has paid an aggregate of $88,000 per year in quarterly cash dividends on its preferred stock. First Federal is seeking the approval from the OTS to pay Common Stock dividends of up to $.50 per share or approximately $120,000 in the aggregate. The issuance of the Debentures by the Holding Company will result in the Holding Company being dependent on the Bank for dividends to service the interest payments on the Debentures, thus reducing the amount of capital that may be utilized for Common Stock dividends or to supplement future growth.

         For informational purposes only, the rights and conditions of First Federal's 87,263 shares of existing Preferred Stock will remain unchanged by the adoption of the proposed Agreement and Plan of Merger and the Preferred Stock will remain outstanding upon completion of the Merger.

         The Holding Company has never issued capital stock. Consequently, there is no existing market for the Holding Company Common Stock at this time. Therefore, no assurance can be given that an established and liquid trading market for the Holding Company Common Stock will develop. Following this reorganization the Holding Company Common Stock will be traded in the over-the-counter market. Although it has no obligation to do so, Hoefer & Arnett intends to make a market for the Holding Company Common Stock. Depending upon the volume of trading activity in the common stock and subject to compliance with the applicable laws and other regulatory requirements, Hoefer & Arnett will use its bests efforts to encourage and assist market makers to establish and maintain a market for the Holding Company Common Stock, although there can be no assurance that it will succeed in doing so.

         The development of a public market that has depth, liquidity and orderliness depends upon the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time, over which neither the Holding Company nor any market maker has any control. Accordingly, there can be no assurance that an active or liquid trading market for the Holding Company Common Stock will develop, or that if a market develops, it will continue. Furthermore, there can no assurance that purchasers will be able to sell their shares at or above the price they would otherwise receive by electing the cash consideration.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following tables present selected consolidated financial data for First Federal at the dates and for the periods indicated. This information is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of First Federal included elsewhere in this Prospectus.


                                                            At September 30,
                                                            ----------------
                                          1996          1995        1994         1993          1992
                                         ------        ------      ------       ------        -----
                                                             (In Thousands)
BALANCE SHEET DATA:
Total assets........................   $57,597(1)    $61,432      $56,089      $52,549      $53,363
Loans receivable, net...............    49,579(2)     48,605(2)    43,127(2)    41,081(2)    31,509(2)
Mortgage-backed securities..........     1,292         2,278        2,693        4,441        9,447
Securities..........................     1,000         1,000        1,000        1,000        3,554
Deposits............................    51,677        54,939       50,846       47,312       51,366
FHLB advances.......................       ---         1,088          ---          500          500
Stockholders' equity................     4,316         4,170        4,047        3,677          641

-------------------
(1) Total assets declined from September 30, 1995 to September 30, 1996 as a result of a planned reduction in deposits to lower excess cash.

(2) Including loans held for sale to the secondary market of $419,000, $1.8 million, $2.1 million, $6.6 million and $1.0 million at September 30, 1996, 1995, 1994, 1993 and 1992, respectively.


                                                                             Year Ended September 30,
                                                               -----------------------------------------------------
                                                                   1996      1995       1994        1993       1992
                                                                  ------    ------     ------      ------
                                                                                (In Thousands)
STATEMENT OF INCOME DATA:
Total interest income......................................      $4,828     $4,698     $4,020      $3,794     $4,772
Total interest expense.....................................       2,363      2,294      1,758       1,945      3,124
                                                                 ------     ------     ------      ------     ------
  Net interest income......................................       2,465      2,404      2,262       1,849      1,648
Provision for loan losses..................................        (52)         27   (401)(1)         ---         66
                                                                 ------     ------     ------      ------     ------
 Net interest income after provision for loan losses.......       2,517      2,377      2,663       1,849      1,582
Service charges............................................         527        355        202         150         62
Gain on sales of loans, mortgage servicing rights,
 mortgage-backed securities and securities.................         343        213        908         853        478
Income (loss) from operation of foreclosed real estate.....         (9)        (2)        ---          10         36
Other noninterest income...................................          12         26         14          84          7
SAIF special assessment....................................         333        ---        ---         ---        ---
Other noninterest expenses (operating expenses)............       2,715      2,648      3,096       2,180      1,658
                                                                 ------     ------     ------      ------     ------
  Income before income taxes...............................         342        321        691         766        507
Income tax expense ........................................         108        110        234         221        112
                                                                -------    -------    -------     -------     ------
  Income before extraordinary item and cumulative
   effect of change in accounting for income taxes.........         234        211        457         545        395
Extraordinary item - Income tax benefit from utilizing net
operating loss carryforwards...............................         ---        ---        ---         ---        106
Cumulative effect of change in accounting for income
  taxes....................................................         ---        ---        ---         137        ---
                                                                -------      -----     ------      ------     ------
Net income...............................................     $  234(2)      $ 211     $  457      $  682     $  501
                                                              =========      =====     ======      ======     ======
Ratio of earnings to fixed charges including interest on
deposits(3)................................................        1.10       1.10       1.33        1.35       1.16
Ratio of earnings to fixed charges excluding interest on
deposits(3)................................................        3.73       1.99       5.19        7.23      12.52

PER SHARE DATA:
Earnings per shares(5).....................................         .61        .52       1.54      .47(4)        N/A

-------------------

(1) Reflects a negative loan loss expense from the settlement of a lawsuit filed by First Federal which favorably impacted net income in fiscal 1994.
(2) Excluding the nonrecurring September 1996 SAIF assessment, after tax net income would have been $454,000.


                                                                          At or for the
                                                                    Year Ended September 30,
                                                       1996          1995         1994      1993         1992
BALANCE SHEET RATIOS:
Nonperforming assets to total
 assets at end of year(6)......................            1.50%          .62%         .87%          .74%         .76%
Allowance for loan losses to non-performing
 loans.........................................          138.76        179.10       103.30        156.22       204.70
Total equity to total assets (end of year).....            7.49(7)       6.79         7.22          7.00         1.20
                                                               ===
Total equity to assets ratio (ratio of
 average equity to average total assets).......            7.27          6.91         7.11          4.23          .66

EARNINGS PERFORMANCE DATA:
Interest rate spread information:
  Average during year(8).......................            4.11          3.97         4.20          3.67         3.08
  End of year(9)...............................            4.67          4.17         4.29          4.27         3.35
Net interest margin for the year(10)...........            4.45          4.29         4.40          3.73         2.93

Average interest-earning assets as
 a percentage of average interest-
 bearing liabilities...........................          108.01        107.95       106.00        101.51        97.45
Return on assets (ratio of net income to
average total assets)..........................             .40           .36          .84          1.32          .85
Return on assets, excluding special SAIF
  assessment...................................             .77           .36          .84          1.32          .85
Return on total equity (ratio of net income
 to average equity)............................            5.46          5.15        11.87         31.70       129.12
Return on total equity, excluding special
 SAIF assessment...............................           10.60          5.15        11.87         31.70       129.12
Noninterest expenses to average total assets...            5.17          4.47         5.71          4.21         2.83
Noninterest expense to average total assets
 excluding special SAIF assessment.............            4.61          4.47         5.71          4.21         2.83

OTHER DATA:
Number of deposit accounts.....................        7,354         6,707        5,073         4,345        4,465
Number of full-service offices.................            2             2            2             1            1


(3) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes and extraordinary items plus fixed charges. Fixed charges include interest expensed or capitalized, the amortization of total debt, the interest component of rental expense and Bank preferred stock dividends.
(4)  Reflects  earnings from the date First Federal converted to stock form.
(5)  Adjusted to reflect stock dividends paid to First Federal stockholders.
(6) Nonperforming assets include loans that are 90 days or more delinquent as well as repossessed assets.
(7) The Bank's tangible, core and risk-based ratios were 7.5%, 7.5% and 10.6%, respectively, at September 30, 1996. See " Regulation - Regulatory Capital Requirements"
(8) Represents the difference between the average yield received on interest-earning assets (primarily loans) and the average rate paid on interest-bearing liabilities (primarily deposits).
(9) Represents the weighted average yield on interest-earning assets at the end of the period minus the weighted average cost of liabilities at the end of the period.
(10) Net interest income divided by average interest-earning assets.

                              RECENT FINANCIAL DATA

         The selected financial and other data of First Federal set forth below at and for the three and nine months ended June 30, 1997 and June 30, 1996 were derived from unaudited financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial condition and results of operations for the unaudited periods presented have been included. The results of operations and other data presented for the nine months ended June 30, 1997 are not necessarily indicative of the results of operations which may be expected for the fiscal year ending September 30, 1997. The information presented below is qualified in its entirety by the detailed information and financial statements included elsewhere in this Prospectus and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the audited Financial Statements of First Federal and Notes thereto included elsewhere in this Prospectus.

                                       At June 30,      At September 30,
                                           1997               1996
                                    -------------------------------------

                                               (In Thousands)
BALANCE SHEET:
Total assets.......................    $65,781            $57,597
Loans receivable, net..............     58,801(1)          49,579(1)
Mortgage-backed securities.........      1,186              1,292
Securities.........................         --              1,000
Deposits...........................     57,638             51,677
FHLB Advances......................      2,100                 --
Stockholders' equity...............      4,719              4,316

-------------------
(1)  Including  loans  held for sale to the  secondary  market at  month-end  of
     $475,000   and  $419,000  at  June  30,  1997  and   September   30,  1996,
     respectively.


                                                               For Three Months Ended      For Nine Months Ended
                                                               June 30,      June 30,      June 30,      June 30,
                                                                 1997          1996          1997          1996
                                                               --------      --------      --------      --------
                                                                   (In Thousands)             (In Thousands)
STATEMENT OF INCOME:
Total interest income......................................      $1,391       $1,199        $4,007       $3,611
Total interest expense.....................................         663          584         1,882        1,795
                                                                -------      -------       -------      -------
  Net interest income......................................         728          615         2,125        1,816
Provision for loan losses..................................          15            6            17            1
                                                                -------      -------       -------      -------
  Net interest income after provision for loan losses......         713          609         2,108        1,815
Service charges............................................         135          142           449          386
Gain on sales of loans, mortgage servicing rights,
  mortgage-backed securities and securities................          40          114            99          288
Other noninterest income...................................          41           --            41            9
Other noninterest expenses (operating expenses)............         665          661         1,986        2,023
                                                                -------      -------       -------      -------
Income before income taxes.................................         264          204           711          475
Income tax expense ........................................          90           70           242          162
                                                                -------      -------       -------      -------
Net income.................................................     $   174      $   134       $   469      $   313
                                                                =======      =======       =======      =======
Ratio of earnings to fixed charges including interest on
deposits(1)................................................        1.33         1.22          1.33         1.22
Ratio of earnings to fixed charges excluding interest on
deposits(1)................................................        6.24         6.76          6.24         6.76

PER SHARE DATA:
Earnings per share(2)......................................         .63          .47          1.68         1.04


                                                    For Three Months Ended           For Nine Months Ended
                                                   June 30,        June 30,         June 30,        June 30,
                                                     1997            1996             1997            1996
                                                    ------          ------           ------          -----


BALANCE SHEET RATIOS:
Nonperforming assets to total
  assets at end of period(3)...................        1.62%         1.24%           1.62%           1.24%
Total equity to total assets (end of period)...        7.17(4)       7.67            7.17            7.67
Total equity to assets ratio (ratio of
  average equity to average total assets)......        7.96          7.42            7.31            7.20

EARNINGS PERFORMANCE DATA:
Interest rate spread information:
  Average during period(5).....................
  End of period(6).............................        4.58          4.31            4.81            4.16
Net interest margin for the period(7)..........        4.95          4.48            4.95            4.48

Average interest-earning assets as a
  percentage of average interest-bearing
  liabilities..................................      104.44        103.68          103.66          104.22
Return on assets (ratio of net income to
average total assets)..........................        1.08           .91            1.01             .70
Return on total equity (ratio of net income
  to average equity)...........................       14.97         12.31           13.78            9.74
Noninterest expenses to average total assets...        4.15          4.50            4.27            4.53

OTHER DATA:
Number of deposit accounts.....................       7,394         6,768           7,394           6,768
Number of full-service offices.................           2             2               2               2


-------------------
(1) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes and extraordinary items plus fixed charges. Fixed charges include interest expensed or capitalized, the amortization of total debt, the interest component of rental expense and Bank preferred stock dividends.
(2)  Adjusted to reflect stock dividends paid to First Federal stockholders.
(3) Nonperforming assets include loans that are 90 days or more delinquent as well as repossessed assets.
(4) The Bank's tangible, core and risk-based ratios were 7.2%, 7.2% and 10.3%, respectively, at June 30, 1997. See "Management's Discussion of Recent Results - Liquidity and Capital Resources."
(5) Represents the difference between the average yield received on interest-earning assets (primarily loans) and the average rate paid on interest-bearing liabilities (primarily deposits).
(6) Represents the weighted average yield on interest-earning assets at the end of the period minus the weighted average cost of liabilities at the end of the period.
(7)  Net interest income divided by average interest-earning assets.

                    MANAGEMENT'S DISCUSSION OF RECENT RESULTS


FINANCIAL CONDITION


         First Federal's total assets increased by $8.2 million to $65.8 million at June 30, 1997 from $57.6 million at September 30, 1996, or an increase of 14.24%. The increase was primarily due to an increase in loans receivable, partially offset by a decrease in cash. As of September 30, 1997 assets increased to $75.1 million, primarily due to an increase in loans receivable, funded by Federal Home Loan Bank advances. There were no other material changes in First Federal's financial condition or results of operations during the fourth quarter of fiscal 1997.


         Loans receivable (excluding loans held for sale) increased $9.1 million to $58.3 million at June 30, 1997, compared to $49.2 million at September 30, 1996--or an increase of 18.50%. During the nine months ended June 30, 1997, First Federal originated $22.0 million of mortgage loans, of which $21.2 million were secured by mortgages on one- to four-family residences, and $9.1 million in consumer loans. Approximately $1.4 million of the new mortgage loans represented refinancing of existing First Federal loans.

         Deposits increased from $51.7 million at September 30, 1996 to $57.6 million at June 30, 1997 primarily as a result of increased marketing of short-term certificates of deposits--along with new checking accounts. Accrued interest payable and other liabilities increased $1.8 million from $1.6 million at September 30, 1996 to $3.4 million at June 30, 1997 largely as a result of increased borrowings from the Federal Home Loan Bank of Dallas to fund the Bank's increased consumer loan demand, offset by the payment of escrowed funds in December, 1996 for property taxes on home loans held by the Bank.

NON-PERFORMING ASSETS AND LOAN LOSS PROVISION

         Management establishes specific reserves for the estimated losses on loans when it determines that losses are anticipated on these loans. First Federal calculates any allowance for possible loan losses based upon its ongoing evaluation of pertinent factors underlying the types and quality of its loans, with particular emphasis on average historical loan losses during the preceding three years. These factors include but are not limited to the current and anticipated economic conditions, including uncertainties in the real estate market, the level of classified assets, historical loan loss experience, a detailed analysis of individual loans for which full collectability may not be assured, a determination of the existence and fair value of collateral, the ability of the borrower to repay and the guarantees securing such loans. Management, as a result of this review process, recorded a provision for loan losses in the amount of $15,000 for the three months ending June 30, 1997, as compared to a $6,000 loan loss provision for the three months ending June 30, 1996. The Bank's loan loss reserve balance as of June 30, 1997 was $268,000 compared to the September 30, 1996 loan loss reserve of $247,000. Total non-performing assets increased slightly during the three month period ended June 30, 1997 to $1.1 million or 1.62% of total assets as compared to $863,000 or 1.50% of total assets at September 30, 1996. The majority of this increase in non-performing assets were loans secured by mortgages on one- to four-family residences. Historical actual charge-offs (net of recoveries) from loan losses over the past three years have averaged only $22,300 on an average loan portfolio of $46.2 million (exclusive of a $400,000 recovery on a lawsuit settlement in the fiscal year ending September 30, 1994).

         The Bank will continue to monitor and adjust its allowance for losses on loans as the Board of Director's and management's analysis of its loan portfolio and economic conditions dictate, which may result in an increase in the Bank's loan loss provision as the Bank implements its strategy of increasing commercial loans. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based upon their judgment of the information available to them at the time of their examination. Therefore, although the Bank maintains its allowance for losses on loans at a level which it considers to be adequate to provide for ^ probable losses, in view of the continued uncertainties in the economy generally and the regulatory uncertainty pertaining to reserve levels for the thrift industry generally, there can be no assurance that losses will not exceed the estimated amounts or the Bank will not be required to make additional substantial additions to its allowance for losses on loans in the future.


COMPARISON OF NINE MONTHS ENDED JUNE 30, 1997 TO JUNE 30, 1996

         General. First Federal reported net income after taxes of $469,000 for the nine months ended June 30, 1997, an increase of $156,000 (or 49.84%) as compared to $313,000 in net income reported for the nine months ended June 30, 1996. The increase in earnings, as discussed in more detail below, resulted primarily from a $396,000 increase in interest income and a $37,000 decrease in noninterest expense, partially offset by a decrease of $94,000 in noninterest income and a $87,000 increase in interest expense.

         Net Interest Income. Net interest income increased $309,000 to $2.1 million for the nine month period ended June 30, 1997 from $1.8 million for the prior period in 1996. This increase was attributable primarily to an increase in interest earned on loans receivable, partially offset by an increase in interest paid on the Bank's deposit liabilities and interest paid on other borrowings from the FHLB. For the nine months ended June 30, 1997, the net interest margin (net interest income divided by average interest earning assets) increased to 4.87%, as compared to 4.38% for 1996. The spread between the average yield on interest earning assets and the average cost of funds was 4.81% for 1997 versus 4.16% for 1996. These increases resulted primarily from higher yields on consumer loans and the repricing in the renewals of 3-year balloon home loans.

         Noninterest Income. Noninterest income decreased $94,000 to $589,000 for the nine months ended June 30, 1997 from $683,000 for the nine months ended June 30, 1996. This decrease can be attributed to a $13,000 decrease in net gain on sale of securities which occurred in December, 1995, a $176,000 decrease in net gain on sale of home loans and mortgage servicing rights to the secondary market reflecting reduced mortgage banking activity, and also the result of sale in June, 1996 of mortgage servicing rights previously held. This was partially offset by a $63,000 increase in service charges, which can be attributable to an increase in interest-bearing checking accounts and fees associated with these types of accounts, and a $32,000 increase in other noninterest income, as a result of recognizing excess auto dealer reserves due to the repayment of auto loan balances.

         Noninterest Expenses. Noninterest expense remained stable at $2.0 million for the nine months ended June 30, 1997 and June 30, 1996. A slight decrease of $37,000 can primarily be attributed to a $29,000 decrease in compensation and benefits expense, a $58,000 decrease in federal insurance premiums due to recapitalization of SAIF in 1996, and a $11,000 decrease in professional fees. This was offset by $16,000 increase in data processing and a $46,000 increase in other noninterest expense due to the addition of a Mortgage Loan Production Office and overall increased activity in the Bank.

         Income Taxes. Income tax expense increased $80,000 to $242,000 for the nine months ended June 30, 1997 compared to $162,000 for the nine months ended June 30, 1996 as a result of increased earnings. The period reflected a tax rate of 34.0% and 34.1% for June 30, 1997 and June 30, 1996, respectively.

COMPARISON OF THREE MONTHS ENDED JUNE 30, 1997 TO JUNE 30, 1996

         General. First Federal reported net income after taxes of $174,000 for the three months ended June 30, 1997, an increase of $40,000 as compared to $134,000 in net income reported for the three months ended June 30, 1996. The increase in earnings, as discussed in more detail below, resulted primarily from a $192,000 increase in interest income, caused by an increased volume of loans outstanding and an increase in the Bank's spread, partially offset by a $79,000 increase in interest expense and a decrease of $40,000 in noninterest income.

         Net Interest Income. Net interest income increased $113,000 to $728,000 for the three month period ended June 30, 1997 from $615,000 for the prior period in 1996. This increase was attributable primarily to an increase in interest earned on loans receivable, offset by an increase on interest paid on other borrowings from the FHLB. For the three months ended June 30, 1997, the net interest margin (net interest income divided by average interest earning assets) increased to 4.79%, as compared to 4.49% for 1996. The spread between the average yield on interest earning assets and the average cost of funds was 4.58% for 1997 versus 4.31% for 1996. These increases resulted primarily from higher yields on consumer loans and the repricing in the renewals of 3-year balloon loans.

         Noninterest Income. Noninterest income decreased by $40,000 to $216,000 for the three months ended June 30, 1997 from $256,000 for the three months ended June 30, 1996. This decrease can be attributed to a $74,000 decrease in net gain on sale of home loans and mortgage servicing rights to the secondary market, reflecting reduced mortgage banking activity, and a slight decrease in various other noninterest income, partially offset by a $41,000 increase in other noninterest income, as a result of recognizing excess dealer reserves due to the repayment of auto loan balances.

         Noninterest Expense. Noninterest expense increased $4,000 to $665,000 for the three months ended June 30, 1997 from $661,000 for the three months ended June 30, 1996. This increase can primarily be attributed to a

$17,000 increase in other noninterest expense and a $13,000 increase in compensation and benefits primarily due to adding additional personnel in consumer lending.

         Income Taxes. Income tax expense increased $20,000 to $90,000 for the three months ended June 30, 1997 compared to $70,000 for the three months ended June 30, 1996 as a result of increased earnings. The period reflected a tax rate of 34.1% and 34.3% for June 30, 1997 and June 30, 1996, respectively.

LIQUIDITY AND CAPITAL RESOURCES

         First Federal's primary sources of funds are deposits and checking accounts, principal and interest payments on loans and mortgage-backed securities, proceeds from sales of loans and other funds provided from operations. Additionally, First Federal may infrequently borrow funds from the FHLB of Dallas (as it has in the recent past) or utilize other borrowings of funds based primarily on the level of loan originations, comparative costs and availability at the time.

         While scheduled loan and mortgage-backed repayments and short-term investments, and FHLB borrowings are relatively stable sources of funds, deposit flows are unpredictable and are a function of external factors including competition, the general level of interest rates, general economic conditions and most recently the restructuring occurring in the thrift institution industry.

         First Federal maintains investments in liquid assets based on management's assessment of cash needs, expected deposit flows, available yield on liquid assets (both short-term and long-term) and the objectives of its asset/liability management program. Several options are available to increase liquidity, including reducing loan origination, increasing deposit marketing activities, and increasing borrowings.

         Federal regulations require insured institutions to maintain minimum levels of liquid assets. As of June 30, 1997, the minimum regulatory liquidity requirement was 5% of the sum of First Federal's average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. At June 30, 1997, First Federal's liquidity ratio was 5.01%. First Federal uses its capital resources principally to meet its ongoing commitments to fund maturing certificates of deposits and deposit withdrawals, repay borrowings, fund existing and continuing loan commitments, maintain its liquidity and meet operating expenses. At June 30, 1997, First Federal had commitments to originate loans totaling $5.7 million. First Federal also had $640,000 of outstanding unused lines of credit. If needed for liquidity purposes, at June 30, 1997, First Federal was eligible to borrow $23.0 million from the Federal Home Loan Bank of Dallas, and had actually borrowed only $2.1 million. First Federal considers its liquidity and capital resources to be adequate to meet its needs for the foreseeable future. First Federal expects to be able to fund or refinance, on a timely basis, its material commitments and long-term liabilities.

         At June 30, 1997, First Federal had tangible capital of $4.7 million, or 7.15% of total assets which was $3.7 million above the minimum capital requirement of $990,000 or 1.5% of adjusted total assets.

         At June 30, 1997, First Federal had core capital of $4.7 million, or 7.15% of total assets which was $2.7 million above the minimum capital requirement of $2.0 million or 3.0% of adjusted total assets.

         At June 30, 1997, First Federal had total risk-based capital of $5.0 million and risk-weighted assets of $48.6 million or total risk-based capital of 10.27% of risk-weighted assets. This amount was $1.1 million above the minimum regulatory requirement of $3.9 million, or 8.0% of risk-weighted assets.

                               THE HOLDING COMPANY
                   PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS




         The proper accounting for the proposed transaction will be determined upon completion of the Reorganization and depends upon whether a change in control has occurred. If a change in control does not occur, the Merger will be accounted for as a recapitalization, with the purchase of First Federal stock recorded as a reduction of Holding Copany stockholders' equity. However, if a change in control does occur, the merger would then be accounted for as a LBO. In this case, the First Federal shares purchased will be recorded at their fair value.

        A change in control will occur if a "control group" (which must have owned less than 50% of First Federal prior to the Reorganization) owns more than 50% of the Holding Company upon completion of the transaction. This control group would consist of First Federal management, possibly certain other First Federal shareholders and certain purchasers of Holding Company stock (who may be requird to own at least 5% of the outstanding Holding Company Common Stock). Management of First Federal intends to acquire only 34.4% of Holding Company Common stock as calculated at the minimum of the Holding Common Stock Offering based upon current indications of the amount of First Federal Common Stock to be exchanged in the Reorganization. See "THE OFFERING--Security Ownership of Certain Beneficial Owners and Management." Management has received no indication that nother individual purchasers of Holding Company Common Stock will purchase sufficient amounts of stock to be considered part of the control group in order to attain the 50% ownership interest required for LBO accounting.

         The following Holding Company pro forma consolidated balance sheets and statements of income illustrate the historical consolidated balance sheets and consolidated statements of income of First Federal giving effect to the Merger as both a recapitalization and as a leveraged buyout if it had been effective on June 30, 1997 after giving effect to the pro forma adjustments described in the notes to the Holding Company pro forma consolidated financial statements.

         This information should be read in conjunction with the historical consolidated financial statements of First Federal, including the notes thereto, which appear elsewhere in this Joint Proxy Statement/Prospectus. The pro forma adjustments reflect assumptions regarding (i) the aggregate amount of cash to be paid assuming that the holders of 75% of the stock of First Federal elect to be paid in cash by the Holding Company as a result of the Merger and (ii) the consummation of the Offering at the minimum (3,400 Units and 150,000 shares of Common Stock sold ). The pro forma balance sheets and income statements presented may differ materially from actual results should the maximum amount of Units be sold in the Unit Offering or should the amount of stock sold in the Common Stock Offering be greater than the amount assumed for purposes of these tables or should less than 75% of the holders of the stock of First Federal elect to be paid in cash by the Holding Company. The pro forma data is not indicative of the actual financial position that would have occurred had the Merger been consummated on June 30, 1997 or that may be obtained in the future.

                                 HOLDING COMPANY
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                             AS A RECAPITALIZATION
                                 (IN THOUSANDS)


                                  June 30, 1997


                                                               Holding Company
                                                 Bank              Pro forma               Elimination   Consolidated
                                              Historical          Adjustments                Entries       Pro forma
                                              ----------     ---------------------         -----------   --------------
ASSETS
Cash and due from banks..................     $    766     $ 1,314 (1)     $(4,326)(5)       $    ---        $     731
                                                   ---       3,400 (2)         ---                ---              ---
                                                   ---        (423)(4)         ---                ---              ---
Interest-bearing deposits with
  financial institutions.................        1,605         ---             ---                ---            1,605
Mortgage-backed securities...............        1,186         ---             ---                ---            1,186
Loans....................................       58,801         ---             ---                ---           58,801
Premises and equipment...................        1,046         ---             ---                ---            1,046
Investment in Bank.......................          ---         ---           5,287(5)          (5,287)(8)          ---
Debt issuance costs......................          ---         423(4)          ---                ---              423
Interest receivable and other assets.....        2,377         ---             ---                ---            2,377
                                              --------     -------         -------           --------         --------
   Total assets..........................      $65,781     $ 4,714         $   961           $ (5,287)         $66,169

LIABILITIES
Deposits.................................      $57,638     $   ---         $   ---           $    ---          $57,638
Other borrowings.........................        2,100         ---             ---                ---            2,100
Debentures...............................          ---       3,400(2)          ---                ---            3,400
Other liabilities........................        1,324         ---                                ---            1,324
                                              --------     -------         -------           --------          -------
   Total liabilities.....................       61,062       3,400                                ---           64,462

Minority interest-preferred stock........          ---         ---             ---                873(7)           873

STOCKHOLDERS' EQUITY
Preferred stock..........................            1         ---             ---                 (1)(7)          ---
Common stock.............................            2           1(1)            1(5)              (2)(8)            2

Additional paid-in-capital...............        2,743       1,313(1)          960(5)            (872)(7)          ---
                                                   ---         ---             ---             (3,312)(8)          832
Retained earnings........................        1,973         ---             ---             (1,973)(8)          ---
                                               -------     -------         -------           --------          -------
   Total stockholders' equity............        4,719       1,314             961             (6,160)             834
                                               -------     -------         -------           --------          -------
   Total liabilities and stockholders'
      equity.............................      $65,781     $ 4,714         $   961           $ (5,287)          $66,169

PER SHARE DATA(4)
Holding Company common shares
 outstanding.............................      599,030         ---             ---               ---           299,758
Book value per Holding Company
  common share...........................     $   6.42         ---             ---               ---           $  2.78
Tangible book value per Holding
  Company common share...................         6.42         ---             ---               ---              2.78
Offering price Holding Company
  common stock...........................          ---         ---             ---               ---             10.00


                                 HOLDING COMPANY
                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                             AS A RECAPITALIZATION
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         For the year ended
                                                                         September 30, 1996


                                                                          Holding Company
                                                                   Bank      Pro forma     Consolidated
                                                                Historical  Adjustments      Pro Forma
                                                                ----------  -----------    ------------

INTEREST INCOME
Loans.........................................................    $ 4,407     $     ---        $  4,407
Mortgage-backed securities....................................        145           ---             145
Other.........................................................        276           ---             276
                                                                 --------     ---------        --------
    Total interest income.....................................      4,828                         4,828

INTEREST EXPENSE
Deposits......................................................      2,358          ---            2,358
Debentures....................................................        ---          391(2)           391
Other borrowings..............................................          5          ---                5
                                                                 --------     ---------        --------
   Total interest expense.....................................      2,363          391            2,754
                                                                 --------     ---------        --------

Net Interest Income...........................................      2,465         (391)           2,074
Provision for loan losses.....................................        (52)         ---              (52)
                                                                 --------     ---------        --------

Net interest income after provisions for loan losses..........      2,517         (391)           2,126

NONINTEREST INCOME
Other.........................................................        543          ---              543
Gains on sale of loans and servicing..........................        330          ---              330
                                                                  -------     --------         --------
    Total noninterest income..................................        873          ---              873
                                                                  -------     ---------        --------

NONINTEREST EXPENSES
Compensation and benefits.....................................      1,337          ---            1,337
Amortization of debt issue costs                                      ---           85(4)            85
Occupancy and equipment.......................................        335          ---              335
Other.........................................................      1,376          ---            1,376
                                                                  -------     --------         --------
   Total noninterest expenses.................................      3,048           85            3,133
                                                                  -------     ---------        --------

Income/(loss) before federal income tax expense............           342         (476)            (134)
Income tax expense/(benefit)..................................        108         (162)(6)          (54)
                                                                 --------     --------         --------

Net income/(loss).............................................        234         (314)             (80)
Preferred stock dividends.....................................        (88)                          (88)
                                                                ---------     --------        ---------
Income/(loss) available to common stockholders................   $    146     $   (314)       $    (168)

Weighted average common shares outstanding....................    599,030          ---          299,758

Net income/(loss) per common share............................   $    .24          ---          $  (.56)



                                 HOLDING COMPANY
                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                             AS A RECAPITALIZATION
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         For the Nine Months Ended
                                                                               June 30, 1997


                                                                             Holding Company
                                                                    Bank         Pro forma     Consolidated
                                                                 Historical     Adjustments      Pro forma
                                                                 ----------     -----------    ------------


INTEREST INCOME
Loans.........................................................     $  3,847   $      --           $  3,847
Mortgage-backed securities....................................           56          --                 59
Other.........................................................          104          --                104
                                                                   --------   ---------           --------
   Total interest income......................................        4,007          --              4,007

INTEREST EXPENSE
Deposits......................................................        1,825          --              1,825
Debentures....................................................          ---         293(2)             293
Other borrowings..............................................           57          --                 57
                                                                   --------   ---------           --------
   Total interest expense.....................................        1,882        (293)             2,175
                                                                   --------   ---------           --------

Net Interest Income...........................................        2,125        (293)             1,832
Provision for loan losses.....................................            1          --                  1
                                                                   --------   ---------           --------

Net interest income after provisions for loan losses..........        2,124        (293)             1,831

NONINTEREST INCOME
Other.........................................................          490          --                490
Gains on sale of loans and servicing..........................           99          --                 99
                                                                   --------   ---------           --------
   Total noninterest income...................................          589          --                589

NONINTEREST EXPENSES
Compensation and benefits.....................................          988          --                988
Amortization of debt issue costs..............................           --          64(4)              64
Occupancy and equipment.......................................          239          --                239
Other.........................................................          775          --                775
                                                                   --------   ---------           --------
   Total noninterest expenses.................................        2,002          64              2,066
                                                                   --------   ---------           --------

Income/(loss) before federal income tax expense...............          711        (357)               354
Income tax expense/(benefit)..................................          242        (121)(6)           (121)
                                                                   --------   ---------           ---------

Net income/(loss).............................................          469        (236)               233
Preferred stock dividends.....................................          (66)         --                (66)
                                                                   --------   ---------           --------
Income/(loss) available to common stockholders................     $    403   $    (236)          $    167

Weighted average common shares outstanding....................      599,030          --            299,758

Net income/(loss) per common share............................     $    .67          --           $    .56


                            NOTES TO HOLDING COMPANY
                   PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                             AS A RECAPITALIZATION



(1) Reflects the estimated proceeds from the issuance and sale of 150,000 shares of the Holding Company Common Stock (par value $.01) in the offering.

           Gross proceeds                                       $1,500,000
           Estimated offering expenses                            (186,000)
           Net proceeds                                         $1,314,000

(2) Reflects the estimated proceeds from the issuance and sale of 3,400, 11.5%, five-year Debentures, at $1,000 per unit. Each Debenture includes a detachable warrant to purchase 9 shares of Holding Company Common Stock at $12.50 per share. The value of the Warrants has been estimated to be immaterial. Interest cost of $391,000 per year.

(3) Net income and book value per common share for First Federal historical reflects 2.5 exchange rate for Holding Company Common Stock, or 599,030 shares. Warrants have not been included in shares outstanding.
         Consolidated pro forma net income and book value per common share reflects 299,612 common shares outstanding. Book value per common share excludes $873,000 of First Federal's preferred stock. Net income per common share excludes $88,000 of dividends on preferred stock.

(4)      Reflects   debt  issue  costs  of  $423,000,   to  be  amortized  on  a
         straight-line basis over the five-year term of the Debentures ($85,000 per year).


(5) Reflects exchange of 59,903 common shares (25% of outstanding shares) of First Federal for 149,758 common shares (par vlue $.01) of Holding Company at historical book value (59,903 shares at $16.05/share =
         $961,000) plus the purhcase of 75% of First Federal stock for $4,326,000 (179,709 shares at $24,07/per share).


(6)      Reflects tax rate of 34%.


(7) Reflects outside ownership of First Federal's preferred stock since such stock is not being exchanged for Holding Company stock.

(8)      Elimination of intercompany accounts.

                                 HOLDING COMPANY
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                             AS A LEVERAGED BUY-OUT
                                 (IN THOUSANDS)

                                                                                        June 30, 1997
                                                               ------------------------------------------------------------

                                                    Bank                                       Elimination     Consolidated
                                                 Historical       Pro forma Adjustments          Entries        Pro forma
                                                 ----------    -----------------------------   -----------     ------------
ASSETS
Cash and due from banks..................       $    766       $ 1,314 (1)       $(4,326)(3)    $    ---        $     731
                                                     ---         3,400 (2)           ---             ---              ---
                                                     ---          (423)(5)           ---             ---              ---
Interest-bearing deposits with
  financial institutions.................          1,605           ---               ---             ---            1,605
Mortgage-backed securities...............          1,186           ---               (18)(3)         ---            1,168
Loans....................................         58,801           ---               416(3)          ---           59,217
Premises and equipment...................          1,046           ---                               ---            1,046
Goodwill.................................            ---           ---               466(3)          ---              466
Deposit purchase accounting
adjustments..............................            ---           ---             1,079(3)          ---            1,079
Investment in Bank.......................            ---           961(6)          2,885(3)       (3,846)(7)          ---
Debt issuance costs......................            ---           423(5)            ---             ---              423
Interest receivable and other assets.....          2,377           ---               ---             ---            2,377
                                                 -------       -------          --------        ---------        ---------
   Total assets..........................        $65,781       $ 5,675          $    502        $ (3,846)       $  68,112
                                                 =======       =======          ========        =========        =========

LIABILITIES
Deposits.................................        $57,638     $     ---        $      ---       $     ---        $  57,638
Other borrowings.........................          2,100           ---               ---             ---            2,100
Debentures...............................            ---         3,400(2)            ---             ---            3,400
Other liabilities........................          1,324           ---               502(3)          ---            1,826
                                                 -------       -------          --------        ---------        ---------
   Total liabilities.....................         61,062         3,400               502             ---           64,964

Minority interest-preferred stock........            ---           ---               ---             873(9)           873

STOCKHOLDERS' EQUITY
Preferred stock..........................              1                             ---              (1)(9)          ---
Common stock.............................              2             1(6)            ---              (2)(7)            2
                                                                     1(1)
Additional paid-in-capital...............          2,743           960(6)            ---          (1,871)(7)        2,273
                                                     ---         1,313(1)            ---            (872)(9)          ---
Retained earnings........................          1,973           ---               ---          (1,973)(7)          ---
                                                 -------       -------          --------        ---------        ---------
   Total stockholders' equity............          4,719         2,275               ---          (4,719)           2,275
                                                 -------       -------          --------        ---------        ---------
   Total liabilities and stockholders'
      equity.............................        $65,781       $ 5,675          $    502        $ (3,846)       $  68,112
                                                 =======       =======          ========        =========        =========

PER SHARE DATA(4)
Holding Company common shares
 outstanding.............................        599,030           ---               ---             ---          299,758
Book value per Holding Company
  common share...........................       $   6.42           ---               ---             ---        $    7.59
Tangible book value per Holding
  Company common share...................           6.42           ---               ---             ---             3.75
Offering price Holding Company
  common stock...........................            ---           ---               ---             ---            10.00

                                 HOLDING COMPANY
                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                             AS A LEVERAGED BUY-OUT
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                           For the year ended
                                                                           September 30, 1996
                                                              -----------------------------------------
                                                                 Bank        Pro forma     Consolidated
                                                              Historical    Adjustments     Pro forma
                                                              ----------    -----------    ------------
INTEREST INCOME
Loans....................................................      $  4,407       $    (83)(3)  $   4,324
Mortgage-backed securities...............................           145              4 (3)        149
Other....................................................           276            ---            276
                                                               --------       ---------     ----------
    Total interest income................................         4,828            (79)         4,749

INTEREST EXPENSE
Deposits.................................................         2,358             22(3)       2,380
Debentures...............................................                          391(2)         391
Other borrowings.........................................             5            ---              5
                                                               --------       ---------     ----------
   Total interest expense................................         2,363            413          2,776
                                                               --------       ---------     ----------

Net Interest Income......................................         2,465           (492)         1,973
Provision for loan losses................................          (52)            ---            (52)
                                                               --------       ---------     ----------

Net interest income after provisions for loan losses.....         2,517           (492)         2,025

NONINTEREST INCOME
Other....................................................           543            ---            543
Gains on sale of loans and servicing.....................           330            ---            330
                                                               --------       ---------     ----------
    Total noninterest income.............................           873            ---            873

NONINTEREST EXPENSES
Compensation and benefits................................         1,337            ---          1,337
Amortization of intangibles..............................           ---            135(3)         135
Amortization of debt issue costs                                    ---             85(5)          85
Occupancy and equipment..................................           335            ---            335
Other....................................................         1,376            ---          1,376
                                                               --------       ---------     ----------
   Total noninterest expenses............................         3,048            220          3,268
                                                               --------       ---------     ----------

Income/(loss) before federal income tax expense..........           342           (712)          (370)
Income tax expense/(benefit).............................           108           (232)(8)       (124)
                                                               --------       ---------     ----------

Net income/(loss)........................................           234           (480)          (246)
Preferred stock dividends................................          (88)                           (88)
                                                               --------       ---------     ----------
Income available to common stockholders..................      $    146       $   (480)     $    (334)
                                                               ========       =========     ==========

Weighted average common shares outstanding...............       599,030            ---        299,758

Net income/(loss) per common share.......................      $    .24            ---      $   (1.11)

                                 HOLDING COMPANY
                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                             AS A LEVERAGED BUY-OUT
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                              For the Nine Months Ended
                                                                                    June 30, 1997
                                                                  -----------------------------------------------
                                                                                                        Con-
                                                                         Bank         Pro forma      solidated
                                                                      Historical     Adjustments     Pro forma
                                                                      ----------     -----------     ---------
INTEREST INCOME
Loans.........................................................         $ 3,847        $   (62)(3)     $ 3,785
Mortgage-backed securities....................................              56              3(3)           59
Other.........................................................             104            ---             104
                                                                      ---------       --------       ---------
   Total interest income......................................           4,007            (59)          3,948

INTEREST EXPENSE
Deposits......................................................           1,825             17(3)        1,842
Debentures....................................................             ---            293(2)          293
Other borrowings..............................................              57            ---              57
                                                                      ---------       --------       ---------
   Total interest expense.....................................           1,882            310           2,192
                                                                      ---------       --------       ---------

Net Interest Income...........................................           2,125           (369)          1,756
Provision for loan losses.....................................               1            ---               1
                                                                      ---------       --------       ---------

Net interest income after provisions for loan losses..........           2,124           (369)          1,755

NONINTEREST INCOME
Other.........................................................             490            ---             490
Gains on sale of loans and servicing..........................              99            ---              99
                                                                      ---------       --------       ---------
   Total noninterest income...................................             589            ---             589

NONINTEREST EXPENSES
Compensation and benefits.....................................             988            ---             988
Amortization of intangibles...................................             ---            101(3)          101
Amortization of debt issue costs..............................             ---             64(5)           64
Occupancy and equipment.......................................             239            ---             239
Other.........................................................             775            ---             775
                                                                      ---------       --------       ---------
   Total noninterest expenses.................................           2,002            165           2,167
                                                                      ---------       --------       ---------

Income/(loss) before federal income tax expense...............             711           (534)            177
Income tax expense/(benefit)..................................             242           (174)(8)          68
                                                                      ---------       --------       ---------

Net income/(loss).............................................             469           (360)            109
Preferred stock dividends.....................................             (66)                           (66)
                                                                      ---------       --------       ---------
Income/(loss) available to common stockholders................        $    403        $  (360)       $     43
                                                                      =========       ========       =========

Weighted average common shares outstanding....................         599,030            ---         299,758

Net income/(loss) per common share............................            $.67            ---            $.14

                            NOTES TO HOLDING COMPANY
                   PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                             AS A LEVERAGED BUY-OUT


(1) Reflects the estimated proceeds from the issuance and sale of 150,000 shares of the Holding Company Common Stock (par value $.01) in the offering.


           Gross proceeds                                       $1,500,000
           Estimated offering expenses                            (186,000)
                                                                ----------
           Net proceeds                                         $1,314,000
                                                                ==========

(2) Reflects the estimated proceeds from the issuance and sale of 3,400, 11.5%, five-year Debentures, at $1,000 per unit. Each Debenture includes a detachable warrant to purchase 9 shares of Holding Company Common Stock at $12.50 per share. The value of the Warrants has been estimated to be immaterial. Interest cost of $391,000 per year.

(3) Reflects goodwill related to purchase of 75% of First Federal's Common Stock for $4,326,000 (179,709 shares at $24.07 per share) as follows:

                                                                                     Amortization
                                                                                                   Annual
                                                                                   Life            Amount
                                                           ----------         ------------        ---------
Purchase price (179,709 shares of First Federal
  Common Stock, representing 75% of outstanding
  common shares at $24.07 per share)                       $4,326,000
First Federal book value related to common
  shares purchased                                          2,885,000
                                                           ----------
Excess purchase price over book value                       1,441,000
                                                           ----------
Less adjustments to reflect fair value
  Securities                                                  (18,000)           5 years          $  4,000
  Loans                                                       416,000            5 years           (83,000)
  Certificates of deposit                                      43,000            2 years           (22,000)
  Core deposit intangible                                   1,036,000           10 years          (104,000)
  Income tax effect of above
    adjustments at 34% federal rate                          (502,000)
                Total adjustments                             975,000
Goodwill                                                   $  466,000           15 years           (31,000)
                                                           ==========

(4) Net income and book value per common share for First Federal historical reflects 2.5 exchange rate for Holding Company Common Stock, or 599,030 shares. Tangible book value excludes deposit intangibles and goodwill. Warrants have not been included in shares outstanding. Consolidated pro forma net income and book value per common share reflects 299,612 common shares outstanding. Book value per common share excludes $873,000 of First Federal's preferred stock. Net income per common share excludes $88,000 of dividends on preferred stock. Tangible book value excludes goodwill and deposit intangibles.

(5) Reflects debt issue costs of $423,000, to be amortized on a straight-line basis over the five-year term of the Debentures ($85,000 per year).

(6) Reflects exchange of 59,903 common shares (25% of outstanding common shares) of First Federal for 149,758 common shares (par value $0.01) of Holding Company at historical book value (59,903 shares at $16.05/share = $961,000).

(7)  Elimination of intercompany accounts.

(8)  Reflects tax rate of 34%.

(9)  Reflects outside ownership of First Federal's preferred stock.

(10) The proposed transaction has been reflected in the pro forma financial statements as a leveraged buy-out (LBO) in accordance with Issue No. 88016 of the Emerging Task Force (EITF 88-16). EITF 88-16 permits a partial or complete change in accounting basis only if there has been a change in control of voting interest, i.e., the establishment of a new group of controlling stockholders. EITF 88-16 further requires the carryover of the accounting basis for those stockholders who exchange their First Federal stock for Company stock.

     Accordingly, these pro forma financial statements reflect a carryover of accounting basis for the assumed 25% of First Federal stockholders who will exchange their shares for Company shares and a new basis of accounting for the remaining purchasers of Company Stock.

                                    DILUTION

         Upon the successful completion of the Offering there will be a minimum of approximately 300,000 and a maximum of approximately 350,000 shares of outstanding Holding Company Common Stock.


         As of June 30, 1997, the net tangible book value available to common stockholders of First Federal amounted to $3.8 million or approximately $6.42 per share, adjusted for the Exchange Ratio. After giving effect to the issuance and sale of 150,000 shares minimum and 200,000 shares maximum number of Shares of Holding Company Common Stock and the receipt of the estimated net proceeds thereof, and assuming no exercise of options currently outstanding, the net tangible book value of the Holding Company will amount to approximately $834,000 ($1.1 million assuming LBO accounting) and $1.3 million ($1.6 million assuming LBO accounting) or approximately $2.78 ($3.75 assuming LBO accounting) and $3.81 ($4.65 million assuming LBO accounting) per share of Holding Company Common Stock at the minimum and maximum number of shares of the Holding Company Common Stock offered, respectively. As a result, the purchasers of the Holding Company Common Stock offered hereby will incur an immediate dilution ranging from approximately $7.22 ($6.25 assuming LBO accounting)to $6.19 ( $5.35 assuming LBO accounting) per share of Holding Company Common Stock, representing the difference between their purchase at $10.00 per share and the net tangible book value per share of Holding Company Common Stock after the Offering. This dilution results from the cash payment to First Federal shareholders in exchange for their First Federal Common Stock in the Reorganization and the expenses in connection with the Offering and the Reorganization. It should be noted that the calculations above were made without giving effect to the intrinsic value, if any, of First Federal's deposit base and over 30-year franchise.


         The following table illustrates the dilution of the investment to the investors.



                                                                           As a Recapitalization                     As a LBO
                                                                           ---------------------            ------------------------
                                                                          150,000        200,000             150,000        200,000
                                                                           Shares         Shares              Shares         Shares
                                                                          (Minimum       (Maximum            (Minimum       (Maximum
                                                                         Number of      Number of           Number of      Number of
                                                                           Shares)        Shares)             Shares)        Shares)
                                                                         ---------      ---------           ---------      ---------
Offering price per share of Holding Company Common Stock..........       $10.00         $10.00                $10.00         $10.00
Net tangible book value per share of Bank Common Stock
  before offering (1).............................................         6.42           6.42                  6.42           6.42
Pro forma net tangible book value per share of Holding Company                                                  3.75           4.65
  Common Stock after offering (2).................................         2.78           3.81                 10.00          10.00
Purchase Price of Holding Company Common Stock....................        10.00          10.00
Dilution to purchasers of Holding Company Common Stock............         7.22           6.19                  6.25           6.35


(1) Net tangible book value per share of Bank Common Stock is determined by dividing the number of shares of Bank Common Stock outstanding into the net tangible book value of the Bank (tangible assets less liabilities).

(2) Net tangible book value per share of Holding Company Common Stock is determined by dividing the number of shares of Holding Company Common Stock outstanding into the net tangible book value of the Holding Company (tangible assets less liabilities). Assumes 150,000 share of Holding Company Common Stock will be issued in the Merger. The pro forma net tangible book value of the Holding Company excludes the pro forma core deposit intangibles, net of tax, and goodwill.

                                 CAPITALIZATION


         The following table sets forth the consolidated capitalization, including savings deposits, of First Federal at June 30, 1997 and the pro forma capitalization of the Holding Company as of that date, after giving effect to the completion of the Offering and based on other assumptions set forth in the table, in "Holding Company Pro Forma Data" and in "Use of Proceeds."




                                                 As a Recapitalization                   As a LBO
                                              Consolidated Capitalization       Consolidated Capitalization

                                                      June 30, 1997                       June 30, 1997
                                              ------------------------------    ---------------------------------
                                                      (In Thousand)                       (In Thousands)
                                              First Federal  Holding Company     First Federal   Holding Company
                                               Historical      Pro Forma           Historical       Pro Forma
                                              -------------  ---------------    --------------- -----------------

Deposits.................................     $57,638          $57,638              $ 57,638         $  57,638
Other Borrowings.........................       2,100            2,100                 2,100             2,100
Debentures Due...........................          --            3,400                    --             3,400
  Total deposits and other borrwings.....     $59,738          $63,138              $ 59,738         $  63,138
Minority Interest........................     $    --          $   873              $     --         $     873
Stockholders' equity:
Preferred Stock, $.01 par value per share
  to be oustanding as shown..............     $     1          $    --              $      1         $      --
Holding Company Common Stock, par value
$.01 per share:
Authorized - shares; to be oustannding
  as shown...............................           2                2                     2                 2
Additional paid-in capital...............       2,743            2,273                 2,743             2,273
Retained earnings........................       1,973               --                 1,973                --
Total stockholders' equity...............     $ 4,719          $ 2,273              $  4,719         $   2,275



         This capitalization table assumes the sale of only the minimum amount of Units.

                       PROPOSAL I - ELECTION OF DIRECTORS


GENERAL

         First Federal's Board of Directors currently consists of ten members. The Board is divided into three classes, each of which contains approximately one-third of the Board. Approximately one-third of the Directors is elected annually, as is required by regulation. Directors of the Bank are generally elected to serve for a three-year period or until their respective successors are elected and qualified.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         Common stockholders of record as of the close of business on ________, 1997, will be entitled to one vote for each share then held. As of that date, First Federal had 239,612 shares of Common Stock issued and outstanding. The following table sets forth information regarding share ownership of: (i) those persons or entities known by management to beneficially own more than five percent of First Federal's Common Stock and (ii) all Directors and officers as a group.



                                                                      Percent of
              Beneficial Owner      Shares Beneficially Owned           Class
              ----------------      -------------------------         ----------

Charles Neelley
Director, First Federal                         22,915                  9.05%

Phil Hobson                                     24,705                  9.76
Director, First Federal

Davis T. McGill                                 38,828                 16.20

John Winsauer                                   24,705                  9.76

Directors and executive officers               104,321                 41.22%
of the Bank as a group
(11 persons)(1)
-----------------------
(1) Includes shares held directly, as well as, jointly with family members, and shares held in retirement accounts in a fiduciary capacity or by certain family members, with respect to which shares the listed individuals or group members may be deemed to have sole voting and investment power. This table also includes 4,143 and 1,553 shares subject to options granted under the Bank's Stock Option Plan to President Stephen and certain non-employee Directors, which are exercisable within 60 days of December 1, 1996.

    The table below sets forth certain information, regarding the composition of First Federal's Board of Directors, including each Director's term of office. The Board of Directors, acting as the nominating committee, has recommended and approved the nominees identified in the following table. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to a nominee) will be voted at the Meeting FOR the election of the nominees identified below. If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any nominee may be unable to serve, if elected. Except as disclosed herein, there are no arrangements or understandings between the nominee and any other person pursuant to which the nominee was selected.

                                                                                             Shares of
                                                                                               Stock
                                           Position(s) Held          Director    Term to   Beneficially      Percent
          Name             Age(1)            in the Bank              Since      Expire      Owned(2)       of Class
------------------------   ------           -------------            -------    --------    ----------      --------

                                                         NOMINEES

J. Stanley Stephen           63    Director, President/Chief           1991       2000         7,771              3.07%
                                   Executive Officer
Ken Hayes                    57    Director                            1993       2000         1,781             (3)
Charles Neelley              67    Director, Secretary/Treasurer       1993       2000        22,915              9.05
George Koenig                52    Director/Executive Vice             1996       2000            56             (3)
                                   President

                                              DIRECTORS CONTINUING IN OFFICE

Ernest A. Wentrcek           68    Vice Chairman of the Board          1965       1998         3,868              1.53
Robert H. Conaway            43    Director                            1995       1998        18,135              7.17
Richard L. Peacock           78    Chairman of the Board               1965       1999         3,868              1.53
Jack W. Lester, Jr.          56    Director, Assistant                 1992       1999        13,707              5.42
                                   Secretary/Treasurer
Phil Hobson(4)               64    Director                            1993       1999        24,705              9.76
J. Roland Ruffino            46    Director                            1995       1999         6,765              2.67


(1)      At December 31, 1996.
(2) Amounts include shares held directly and jointly with family members, as well as shares which are held in retirement accounts, or held by certain members of the named individuals' families, or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the respective Directors may be deemed to have sole or shared voting and/or investment power. Amounts also include stock option awards of 4,143 and 1,553 to President Stephen and each non-employee Director at the time of the Bank's conversion from a mutual savings association to a federal stock institution, respectively.
(3)      Less than one percent.
(4) Director Hobson intends to resign from the Board of Directors prior to the closing of the Merger.


         The principal occupation of each Director of the Bank is set forth below. All Directors have held their present position for at least five years unless otherwise indicated. Director Hobson intends to resign from the Board of Directors prior to the closing of the Merger.

         J. Stanley Stephen. Mr. Stephen was appointed President and Chief Executive Officer in February 1991. From 1965 until 1986, Mr. Stephen worked with First Bank and Trust, Bryan, Texas and served as Executive Vice President, President, Chairman and Chief Executive Officer and Senior Chairman until he retired in 1986. From June 1986 until February 1990, Mr. Stephen was President and Chief Executive Officer of University National Bank, College Station, Texas. Mr. Stephen was a financial institutions consultant from March until October 1990.

         In the past five years, Mr. Stephen has been involved in several lawsuits, most of which were commenced by him in the early 1980's against financial institutions outside the Bryan-College Station area. The lawsuits sought compensatory damages against those lenders for failure to honor loan commitments and other related claims with respect to several real estate partnerships of which Mr. Stephen was a partner but not a managing partner. Those financial institutions filed counter-claims against the real estate partnerships and their individual partners for amounts previously advanced.

         Subsequent to the commencement of litigation by Mr. Stephen, certain of those financial institutions were taken over by their respective Federal regulatory agencies, including the FDIC.

         In addition, the FDIC filed suit against the officers and directors of certain failed institutions, including those with which Mr. Stephen was previously associated with, alleging various civil causes of action arising from their activities as directors and/or officers -- which Mr. Stephen and his fellow directors and officers disputed. Mr. Stephen has never been accused of any criminal wrongdoing by any regulatory agency. Currently all lawsuits in which Mr. Stephen was a party have either been successfully dismissed or settled. In addition, in June of 1994, Mr. Stephen successfully completed a personal plan of reorganization under the federal bankruptcy laws. The OTS has never objected to Mr. Stephen serving as President of First Federal since 1991.

         Mr. Stephen has provided new senior management at First Federal, since his arrival in early 1991, to successfully convert it from a mutual savings association to a new, Federal stock institution through a community public stock offering, as well as returning the institution to profitability. In addition, under Mr. Stephen's direction, First Federal has now expanded its home, consumer, and SBA lending in the Bryan-College Station market area, and now meets the regulatory definition of a "well capitalized" financial institution. Also, under his direction, First Federal opened a Loan Production Office in Waco, Texas in 1993, a full-service banking facility in College Station, Texas in early 1994, a loan production office in Huntsville, Texas in July 1995, and a Mortgage Loan Production Office in College Station in 1996. Recently, a new site located at a key intersection was acquired by First Federal for a future full-service branch bank to serve the northern portion of Bryan-College Station. During his tenure as President/CEO, he has re-structured First Federal to begin providing full-service retail banking --through the addition of experienced personnel, re-training existing staff, converting data processing and adding facilities to provide for the future, long-term profitable growth of the institution.

         Ken Hayes. Mr. Hayes is the owner of Aggieland Travel, located in College Station, a full-service travel agency.

         Charles  Neelley.  Mr. Neelley is retired from Texas A&M University and
the  travel  agency  business.   In  November  1995,  Mr.  Neelley  was  elected
Secretary/Treasurer of the Board.

         Richard L. Peacock. Mr. Peacock has been retired since 1983 from a privately owned retail office supply and furniture business located in Bryan, Texas. In November 1995, Mr. Peacock was elected Chairman of the Board.

         Ernest A. Wentrcek. Mr. Wentrcek was the Secretary and/or Treasurer of First Federal's Board of Directors until 1995 when he was elected Vice Chairman of the Board of Directors. Mr. Wentrcek is the President and owner of W&W Builders/Realtors, a real estate sales, rentals and property management company located in Bryan, Texas. In September 1988, he retired as the Associate Director for Business Affairs of the Texas Engineering Extension Service, Texas A&M University System, a vocational education organization. He is the Vice Chairman of the Finance Committee of the Supreme Lodge of the Slavonic Benevolent Order of the State of Texas (SPJST). Mr. Wentrcek is a licensed Real Estate Broker and a member of the Bryan-College Station Board of Realtors and the Multiple Listing Service. He is also a member of the American Legion Post 159-Bryan.

         Jack W. Lester, Jr. Mr. Lester is currently retired. Prior to his retirement, he was the owner and operator of a leading women's apparel store located in Bryan, Texas. In November 1995, Mr. Lester was elected Assistant Secretary/Treasurer of the Board.

         Phil Hobson. Dr. Hobson is a professor of veterinary medicine at Texas A&M University, a position he has held since 1965.

         J. Roland Ruffino. Mr. Ruffino is a partner of Readfield Meats, Inc., a long-time leading wholesale and retail meat distributor located in Bryan, Texas.

         Robert H. Conaway. Mr. Conaway is the founder and President of Progress Supply located in Bryan, Texas, a distributor of wholesale supply plumbing fixtures.

         George Koenig. Mr. Koenig is currently serving as executive vice president of the Bank. Mr. Koenig was previously employed as an operating officer with a local financial institution located in Bryan, Texas.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         Meetings of First Federal's Board of Directors are generally held on a monthly basis, with Special Meetings held on an as needed basis. The Board of Directors met 14 times during the fiscal year ended September 30, 1996. No incumbent Director of First Federal attended fewer than 75% of the total number of board meetings held by the Board of Directors and the total number of meetings held by the committees of the Board of Directors on which he served, during fiscal year 1996.

         The Board of Directors has standing Executive, Audit, Asset/Liability, Investments, Insurance and Finance, Loan, Personnel, Policy, Compliance, Stock Option and Business Development committees.

         The Executive Committee is currently composed of Directors Stephen (Chairman), Wentrcek, Peacock, Neelley and Hobson. This Committee meets as needed and handles major policy questions between regularly scheduled board meetings. The Committee met two times during fiscal 1996.

         The Audit Committee is currently composed of Directors Wentrcek (Chairman), Peacock, Neelley, Lester and Hayes. The Committee currently meets as necessary on matters concerning annual audits and internal audit findings. This Committee met two times during fiscal 1996.

         The Asset/Liability Committee is currently composed of Directors Stephen (Chairman), Koenig and Hobson and Officer Hegar. The Committee meets quarterly to deal with matters concerning asset/liability composition, interest-rate risk exposure and liquidity investment. This Committee met five times during fiscal 1996.

         The Investment, Insurance and Finance Committee is currently composed of Directors Stephen, Wentrcek and Ruffino and officer Hegar (Chairman). The Committee usually meets quarterly to handle matters concerning investment policies and decisions and insurance of First Federal's personnel and property. This Committee met 12 times during fiscal 1996.

         The Loan Committee consists of all members of the Board of Directors on a rotating basis with three outside Directors constituting a quorum. The Loan Committee approves all loans originated by First Federal in excess of $50,000 and ratifies all loans at the monthly meeting of the Board of Directors. The Loan Committee met 18 times during fiscal 1996.

         The Personnel Committee is currently composed of Directors Peacock (Chairman), Stephen, Neelley, Peacock, Wentrcek and Hayes and Officer Hegar. The Committee meets as needed to review staffing, compensation and comparative data to establish and recommend to the Board salary ranges for employees and designated officers. This Committee met five times during fiscal 1996.

         The Policy Committee consists of Directors Stephen (Chairman), Peacock, Conaway and Wentrcek and meets as needed to review First Federal's operating policies. The Policy Committee met three times during fiscal 1996.

         The Compliance Committee is responsible for reviewing compliance policies with First Federal's regulatory activities. It currently consists of Directors Lester (Chairman), Hobson, Peacock and Officer Koenig. This Committee met two times during fiscal 1996.

         The Stock Option Committee is composed of Directors Wentrcek and Peacock. This Committee is responsible for the administration of the stock option and incentive plan. The Committee did not meet during fiscal 1996.

         The Business Development Committee consists of Directors Neelley (Chairman), Peacock, Conaway, Ruffino and Stephen. This Committee did not meet during fiscal 1996.

         The entire Board of Directors acts as a nominating committee for selecting nominees for election as Directors. While the Board of Directors of First Federal will consider nominees recommended by stockholders, the Board has not actively solicited such nominations.

DIRECTOR COMPENSATION

         Outside Directors received $150.00 for each board meeting attended and $50.00 for each Loan Committee meeting attended in the fiscal year ending September 30, 1996.

EXECUTIVE OFFICERS OF FIRST FEDERAL WHO ARE NOT DIRECTORS

         The following information as to the business experience during the past five years is supplied with respect to each executive officer of the Bank. There are no arrangements or understandings between the persons named and any other person pursuant to which such officers were selected.

         MARY L. HEGAR. Ms. Hegar joined First Federal in 1977 and became Assistant Secretary/Treasurer in 1987 and was promoted to Senior Vice President/Financial and Regulatory in January 1993. Ms. Hegar primarily coordinates the operations and accounting functions of the Bank, monitors First Federal's investments and is responsible for regulatory reporting. Ms. Hegar is a member of the Asset/Liability and Personnel Committee.

EXECUTIVE COMPENSATION

         The following table sets forth information regarding compensation paid by First Federal to its Chief Executive Officer for services rendered during the periods indicated. No executive officer of First Federal made in excess of $100,000 during the fiscal year ended September 30, 1996. Mr. Stephen voluntarily reduced his salary in 1995 and 1996.

                           SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------


                                                                               Long Term Compensation
                          Annual Compensation                               Awards                Payouts


                                                                          RESTRICTED
                                                          OTHER ANNUAL      STOCK     OPTIONS/      LTIP        ALL OTHER
          Name and                   Salary      Bonus    COMPENSATION     AWARD(S)     SARS      PAYOUTS     COMPENSATION
     Principal Position      Year      ($)        ($)         ($)            ($)         (#)        ($)            ($)
------------------------  -------- ----------- ---------  -------------- -----------  ---------- ---------- -----------------

J. Stanley Stephen           1996   $ 89,875     $---         $---           $---        ---        ---           $---
President and Chief          1995     91,233      ---          ---            ---        ---        ---            ---
Executive Officer            1994    102,000      ---          ---            ---        ---        ---            ---


         The following table sets forth information regarding the number and value of stock options at September 30, 1996 held by First Federal's Chief Executive Officer. No stock options were exercised during fiscal 1996.


               AGGREGATED OPTION/SAR EXERCISED IN LAST FISCAL YEAR
------------------------------------------------------------------------------------------------------------------

                                                                                                VALUE OF
                                                                 NUMBER OF                     UNEXERCISED
                                                                UNEXERCISED                   IN-THE-MONEY
                                                              OPTIONS/SARS AT                OPTIONS/SARS AT
                                                                FY-END (#)                    FY-END ($)(1)
                                                              ---------------                -----------------
                             SHARES          VALUE
         NAME               ACQUIRED        REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
       --------          ON EXERCISE (#)      ($)       -----------   -------------   -----------    -------------
                         ---------------    --------
J. Stanley Stephen             ---            ---            4,143         ---        $4,143            ---

-------------------
(1) Represents an option to purchase Common Stock awarded to the Bank's Chief Executive Officer based upon the last available sale price of $11.00 per share at March 31, 1996.


EMPLOYMENT AGREEMENTS

         The Bank has entered into employment agreements with J. Stanley Stephen, George Koenig, Mary L. Hegar and Kay Watson. The employment agreements are designed to assist the Bank in maintaining a stable and competent management team after the Merger. The continued success of the Bank depends to a significant degree on the skills and competence of its officers. These agreements have been filed with the OTS as part of the application of the Holding Company for approval to become a thrift holding company. The employment agreements provide for annual base salary in an amount not less than the officer's salary as of that date. These agreements provide for an initial term of two years in the case of Mr. Stephen and one year in the case of Mr. Koenig, Ms. Hegar and Ms. Watson. The agreements provide for termination upon death, termination of employment for cause or certain events specified by OTS regulations.

         The agreements provide that in the event the employee is involuntarily terminated without cause, he or she shall receive one's year's base salary and continued health benefits for one year. In the event that such termination of employment occurs in connection with or within 12 months after a change in control of the Bank, he or she shall receive instead a lump sum equal to 200% of his or her "base amount" and continued health benefits for the remainder of the term of the agreement, provided that such benefits are subject to reduction to prevent any amount from becoming non-deductible by the Bank pursuant to Section 280G of the Internal Revenue Code of 1986, as amended. For purposes of the employment agreements, a "change in control" is defined as an event that would require the filing of an application or notice under 12 C.F.R. Part 574 or certain other events which generally occur upon the acquisition of control of 10% or more of the Company's voting stock.

         The Bank has also entered in a new employment agreement with Mr. Stephen, which will supersede and replace the agreement described above, effective July 1, 1997. The new agreement provides for an initial term of three years, commencing July 1, 1997, and a base salary not less than his current based salary, provided that the amount actually paid as salary shall be reduced during the first five years of the agreement by one-half of the cost to the bank of his supplemental retirement benefit. The agreement gives Mr. Stephen the right to elect to cease serving as President and Chief Executive Officer and to commence serving as a consultant to the bank at a fee of $58,200 per year. In addition, the agreement provides a supplemental retirement benefit for Mr. Stephen, in an amount such that, when added to his benefit under the qualified retirement plan, he will receive up to 70% of the average of his annual salary and bonus during the three years out of the prior ten years in which he received the highest salary and bonus. Mr. Stephen's right to the supplemental retirement benefit vests at 20% per year commencing July 1, 1997, and will vest completely if he discontinues his employment due to disability. The agreement further provides that if the Bank terminates Mr. Stephen's employment other than for cause, without his consent, it shall pay him his salary for the then-remaining term of the agreement and consulting fees until June 30, 2002.

         Based on their current salaries, if Mr. Stephen, Mr. Koenig, Ms. Hegar or Ms. Watson were terminated as of December 31, 1997, under circumstances entitling him or her to severance pay as described above, he or she would have been entitled to receive a lump sum cash payment of approximately $179,750, $105,000, $93,000 and $70,000, respectively.

BENEFIT PLANS

         First Federal currently provides health care benefits to its employees,
including   hospitalization  and  comprehensive  medical  insurance,   life  and
disability insurance, subject to certain deductibles and other limitations.

DEFINED BENEFIT PENSION PLAN

         First Federal also sponsors a defined benefit pension plan (the "Pension Plan"). Employees are eligible to participate in the Pension Plan on January 1, or July 1 following the completion of twelve months of service, provided they have attained at least age 20 1/2.

         Effective January 1, 1994 a participant's normal retirement benefit is a monthly benefit equal to 2.1% of Average Monthly Compensation times Years of Service not to exceed 15. The benefit is accrued fractionally over the participant's Years of Service. The participant's accrued benefit is equal to the greater of (a) the Frozen Accrued Benefit as of December 31, 1993, and (b) the participants accrued benefit calculated using the formula as stated above.

         In the event of total and permanent disability, a participant becomes fully vested with respect to his accrued normal retirement benefit. The participant may receive an actuarially reduced benefit at the time of his disability retirement provided the participant is age 50 or older and has 15 years of service.

         Participants make no contributions to the Pension Plan. The employer pays the entire cost of the Pension Plan.

         The following table illustrates annual pension benefits payable upon retirement to employees based on various levels of compensation and years of service and assuming payment in the form of a straight-life annuity.


                                                          Years of Service
        Average Annual                     ---------------------------------------------------------
         Compensation                        10               20               30               40
         ------------                      -------          -------          -------           -----

$40,000........................              667              667              987             1,234
 50,000........................              833              833            1,234             1,542
 60,000........................            1,000            1,000            1,481             1,851
 80,000........................            1,333            1,333            1,974             2,468
100,000........................            1,667            1,667            2,468             3,085
120,000........................            2,000            2,000            2,962             3,703


CERTAIN TRANSACTIONS

         First Federal, like many financial institutions, has followed a policy of granting to officers, directors and employees, loans secured by the borrower's residence, along with certain consumer loans, if the borrower is credit-worthy. All loans to First Federal's officers and directors are made in the ordinary course of business and on the same terms, including interest rate and collateral, and conditions as those of comparable transactions prevailing at the time, and do not involve more than the normal risk of collectibility or present other unfavorable features.

                            PROPOSAL II - THE MERGER

         The following discussion summarizes certain provisions of the Merger Agreement and aspects of the Merger. This summary discussion is not intended to be a complete description of the Merger and is qualified in its entirety by reference to the Merger Agreement. The Merger Agreement is attached as Appendix A and incorporated by reference in this Joint Proxy Statement/Prospectus.

GENERAL

         First Federal shareholders will elect to receive Holding Company Common Stock or cash, or a combination of both, in exchange for their First Federal shares. Pursuant to the Merger Agreement, the Holding Company's subsidiary, New Bank, will be merged with and into First Federal, with First Federal being the surviving entity. "New Bank" is to be organized solely for the purpose of facilitating the Merger, and will no longer be in existence after the Merger is completed. As soon as possible after the conditions to consummation of the Merger described below have been satisfied, those shareholders of First Federal choosing to exchange those shares of First Federal Common Stock will receive Holding Company Common Stock, those shareholders electing to exchange some of their shares for new Holding Company Common Stock and to receive cash for some of their shares will be notified how to so elect such a combination, and those shareholders electing to receive cash in the Merger will be notified as to how to exchange their shares for cash. The time at which the Merger becomes effective is referred to as herein as the "Effective Date." It is presently contemplated that the Effective Date will be as soon as practicable following the fulfillment or waiver of each of the conditions to the Merger.

         Upon consummation of the Merger, the stockholders of First Federal shall be entitled to receive new Holding Company Common Stock and/or cash in the Merger Consideration in exchange for their shares of First Federal Common Stock held and thereupon shall cease to be stockholders of First Federal, and the separate existence and corporate organization of New Bank shall cease. The members of the Board of Directors of First Federal immediately prior to the Effective Date shall be the members of the Board of Directors of First Federal after the Effective Date. See also "--Material Agreements Relating to the Merger and Interests of Certain Persons." Those First Federal shareholders who elect stock will become shareholders of the Holding Company, which will own all of First Federal, shareholders electing only cash will have no continuing interest in First Federal, the Holding Company, or New Bank.

REASONS FOR AND RECOMMENDATION OF THE MERGER

         The Board of Directors of First Federal has determined that the Merger is in the best interest of its stockholders and accordingly, recommends that the stockholders vote FOR the Merger. After review and due consideration, the Board of Directors determined that it was in First Federal's best interest to remain an independent community based financial institution.


         In order to provide an opportunity for First Federal's common stockholders who wish to continue their ownership in First Federal through its new Holding Company, and also to provide an exit strategy for a majority of common stockholders of First Federal who had the confidence to invest in the Institution's future in 1992 (when First Federal converted from a mutual savings association to a Federal stock institution in order to recapitalize First Federal), and who now need or wish to sell some or all of their First Federal Common Stock for cash at this time at an appropriate premium over book value and the current trading price and who previously indicated to management their desire to sell the shares in First Federal, the Board of Directors consequently decided to undertake the Merger and Offering. This Merger and Offering will permit those stockholders to receive what the Board believes to be an appropriate level of compensation at an appropriate premium over book value. The Board's determination as to the appropriate level of compensation was based on the Hoefer & Arnett opinion that the cash price of $24.07 per share for up to 80% of the outstanding First Federal common stock was fair to First Federal stockholders. Although the Board of Directors arbitrarily set the price of the Holding Company common stock in the common stock offering at $10.00 per share, the Board of Director's believes the ratio of two and one-half shares of common stock (or $25 of Holding Company common stock based on the $10.00 purchase price) is fair to stockholders because it is more than the $24.07 in cash offered to stockholders and is based on a price per share, although arbitrarily determined, that will be paid by outside purchasers in the common stock offering in order for the transaction to be successful. There can be no assurance, however, that stockholders will be able to sell their shares of Holding Company common stock at or above a price of $10.00 per share after the close of the transaction. See "Risk Factors Associated with the Holding Company - Offering Price of Holding Company Arbitrarily Determined" and "-- No Prior Market for Holding Company Common Stock; Potential Illiquidity of Holding Company Common Stock."


         In addition, the Merger and the formation of the Holding Company as an independent thrift institution holding company offer First Federal and the Holding Company various potential advantages, including broader investment opportunities than those available to a Thrift institution and increased organizational flexibility. Further, because the Holding Company will not be subject to certain regulatory capital requirements, borrowing limitations and other re strictions applicable to First Federal, the Holding Company may have greater access to capital markets for financing the growth of First Federal and possible future operating subsidiaries of the Holding Company. A holding company structure would permit the Holding Company to repurchase shares of Holding Company Common Stock without adverse tax consequences, should the Board of Directors determine a repurchase program to be in the best interests of stockholders. The Holding Company will be able to diversify its financial services and business activities through the Holding Company or subsidiaries which it may establish in the future, without being restricted by the 2% of assets limitation on investments in service corporations which is generally applicable to federally-chartered thrift institutions. The Holding Company currently has no specific plans, understandings or agreements relating to any of these activities permissible to a thrift institution holding company.

         Also, the Holding Company could acquire other thrift institutions located in Texas (and in certain circumstances outside Texas) and, as a multiple thrift institution holding company, operate them as separate corporate entities. For example, an acquired thrift institution could retain its own directors, officers and corporate name as well as having representation on the Holding Company's Board of Directors. As a multiple savings and loan holding company, the activities of the Holding Company are generally limited to those approved by the OTS and those permissible for bank holding companies. These activities include financial services related activities, real estate development and certain insurance agency activities. This ability to offer more autonomous operations could be decisive in negotiations with acquisition candidates.
However, while management continuously studies potential acquisition opportunities, there are no specific plans, understandings or agreements at this time relating to the acquisition of any other financial institutions by the Holding Company, and management intends to concentrate its consideration of potential acquisition opportunities primarily on situations where the Holding Company could remain as a unitary rather than a multiple savings bank holding company. There can be no assurance that such acquisition opportunities will be available in the future or, if available, will be on terms deemed advantageous to the Holding Company.

         The types of financial services and business activities currently permitted to a thrift institution holding company are not substantially broader than those permitted to service corporations of federal thrift institutions. If, after becoming a multiple thrift institution holding company by acquiring and holding as separate entities more than one insured institu tion, the Holding Company in the future determines that a broader range of business activities is desirable, it could, sub ject to tax, accounting and other considerations, merge its insured institution subsidiaries into a single insured institution subsidiary and thereby have authority to engage in virtually any legal business activity. This ability to diversify on a limited basis while acquiring other institutions through a multiple thrift institution holding company structure, or to have complete authority to diversify as a unitary thrift institution holding company, is believed by the Board of Directors of First Federal to be a substantial operating advantage of the proposed holding company structure for First Federal.

         It is anticipated that (subject to the Holding Company's financial condition) the Holding Company may purchase additional Common Stock issued by First Federal to provide capital to First Federal when and if needed. If the Holding Company were not formed, and First Federal sought additional capital through the issuance of shares of First Federal Common Stock, stockholders desiring to avoid dilution of their percentage ownership of First Federal would have to purchase additional shares of First Federal Common Stock with their personal funds. In contrast, such future infusions of capital may be made by the Holding Company, through funds available from borrowing or from the operations of other subsidiaries which may be acquired by the Holding Company in the future, without affecting the percentage ownership of stockholders of the Holding Company. Capital infusions made by the Holding Company with borrowed funds will be included in the capital of First Federal. In contrast, such funds if borrowed by First Federal either would not be treated as capital or would be treated only as supplemental capital, depending upon the remaining term to maturity and only to the extent that supplemental capital does not exceed First Federal's core capital. See "PROPOSAL II -- THE MERGER -- Regulatory Oversight."

         In the opinion of management, an independent, predominantly community owned holding company will serve the interests of the public and of First Federal's stockholders, depositors and borrowers by improving its capabilities for service in a highly competitive environment and by permitting it to continue as one of the few remaining independent financial institutions in the Bryan-College Station area.

CONSIDERATION TO BE RECEIVED

         The common stockholders of First Federal at the Effective Date of the Merger will elect to receive for each share of First Federal Common Stock held either (i) two and one-half shares of Holding Company Common Stock (fractional shares will be rounded up to the next whole number) or (ii) a combination of Holding Company Common Stock at two and one-half shares of Holding Company Common Stock for each share of First Federal Common Stock held by the stockholder and cash at $24.07 per share for each other share of First Federal Common Stock held by the stockholder, or (iii) all cash at $24.07 per share of First Federal Common Stock; provided, however, that no more than 80% of existing First Federal common stock can be sold for cash. The Holding Company will be permitted to allocate cash and stock pro rata to those shareholders who elect the oversubscribed cash consideration. All shareholders will be treated the same for purposes of proration. First Federal stockholders who do not elect to receive shares of Holding Company Common Stock will have no continuing stockholder relationship with First Federal or the Holding Company.

         For example, if cash elections were oversubscribed, and 90% of the consideration elected to be received was for cash in the Merger, a shareholder who owned 1%, or 2,396 shares of First Federal Common Stock, and elected only cash in the Merger would receive $51,269 (2,396 shares divided by 90% multiplied by 80% multiplied by $24.07) and 665 shares in the Holding Company (266 shares for which cash was not received times 2.5).

         The proper accounting for the proposed transaction will be determined upon completion of the Reorganization and depends upon whether a change in control has occurred. If a change in control does not occur the proposed transaction will be recorded as a recapitalization, with the purchase of shares recorded as a reduction of Holding Company equity and the issuance of new shares at their price less costs of issuance. Accordingly, pro forma June 30, 1997 stockholders' equity of the Holding Company would be $834,000. Alternatively, in the event a controlling stockholder or "control group" exists upon consummation of the transaction resulting in a change of control, the transaction will be recorded as a LBO with the accounting basis of the exchanged shares unchanged and the purchased First Federal shares recorded at fair value. The resulting pro forma June 30, 1997 stockholder's equity would be $2.3 million. For a complete description of the significant requirements to be met in order to utilize LBO accounting, see "Holding Company Pro Forma Consolidated Financial Statements" and "-- Accounting Treatment."


         For tax purposes it is necessary that currently existing stockholders of First Federal owning in the aggregate 50% or more of the First Federal Common Stock own less than 50% of the stock in the new holding company. The transaction is intended to qualify under Internal Revenue Code Section 351. Under Section 351, any gain related to the distribution of cash to the stockholders will be taxed as a capital gain. However, if 50% or more of the new holding company stock is acquired by currently existing stockholders in First Federal owning in the aggregate 50% or more of the First Federal Common Stock, the transaction will not qualify under Section 351 and any cash distribution to the stockholders electing both cash and stock may be treated as dividend income and taxed as ordinary income. There are no tax implications to those stockholders electing to receive only Holding Company common stock.


         If for any reason, between May 21, 1997 (the date of the Merger Agreement) and the Effective Date, the number of shares of First Federal Common Stock outstanding or the number of unexercised "Stock Options" outstanding (as defined in the next section ("First Federal's Stock Option and Incentive Plan")) changes for any reason other than exercise of existing options as of May 21 (whether or not in breach of the Merger Agreement), then the amount of cash into which shares of First Federal Common Stock are to be converted will be adjusted as provided in the Merger Agreement. The Board of Directors of First Federal has no present intention of issuing additional shares of First Federal Common Stock or additional stock options prior to the date of the Merger Agreement or the Effective Date.

FIRST FEDERAL STOCKHOLDER ELECTION PROCEDURES

         Each First Federal stockholder will have the opportunity to elect whether to receive either two and one-half shares of Holding Company Common Stock (the "Stock Distribution") per share of First Federal Stock Common Stock (a "Stock Election, in which case, such holder's shares shall be deemed to be "Stock Election Shares"), or a Stock Distribution for those shares of First Federal Common Stock designated by the holder as Stock Distribution Shares and cash (the "Cash Distribution") for the remaining shares equal to $24.07 per share for his or her First Federal Common Stock (a "Cash Election," in which case, such holder's shares shall be deemed to be "Cash Election Shares") or a Cash Distribution for all of the holder's shares. Enclosed with this Joint Proxy Statement/Prospectus is an election form for use by stockholders of First Federal (the "Election Form") whereby stockholders may indicate a Stock Election, a combination of cash and stock or a Cash Election. In order for an Election Form to be deemed to be effective, such Election Form must be properly completed and duly executed by the First Federal stockholder and returned to the Holding Company (in its capacity as exchange agent) no later than the date of the First Federal Annual Meeting (the "Election Deadline").

         Each stockholder shall be presumed to be a separate and distinct holder of record of First Federal's Common Stock. Any election may be revoked or changed by the person submitting an Election Form or any other person to whom the subject shares are subsequently transferred by submission of a later dated Election Form, properly completed and duly executed, and received by the Holding Company by the Election Deadline.

         Any First Federal stockholder who fails to deliver a properly completed and duly executed Election Form by the Election Deadline shall be deemed to have made no election (a "No Election, " in which case, such holder's shares shall be deemed to be "No Election Shares"). Unless the aggregate Cash Distribution elected by the holders of Cash Election Shares is required to be reduced as described below, No Election Shares will be treated as Cash Election Shares for purposes of determining the type and amount of the Merger Consideration payable pursuant to the Merger.

         The actual Merger Consideration that will be paid to each First Federal common stockholder upon consummation of the Merger may differ from the form of Merger Consideration elected by such stockholder pursuant to his or her Election Form in the event that the number of shares of First Federal Common Stock exchanged for Holding Company Common Stock and to be issued pursuant to the Merger would be less than 20% of the total value of the Merger Consideration (the "Minimum Stock Consideration Shares").


         In the event that the number of shares of the Holding Company Common Stock that would be issuable to Stock Election Shares on the basis of the stockholders' elections is less than the Minimum Stock Consideration Shares, then the Cash Distribution payable will be reduced. First, all No Election Shares will be converted to additional Stock Election Shares in a manner to equal to the extent possible the Minimum Stock Consideration Shares (when added to the original Stock Election Shares). Then if necessary, the Cash Election Shares (other than Dissenting Shares) will be reduced pro rata and be substituted with the Stock Distribution such that the Minimum Stock Consideration Shares will be issued in the Merger.

^

         A detailed description of the manner in which the Merger Consideration will be paid to the First Federal stockholders upon consummation of the Merger, including the terms and conditions under which a portion of the consideration elected by the First Federal common stockholders will be reallocated into the other category of Merger Consideration is set forth below.

         Within five days after the Effective Date, the Holding Company will allocate among the holders of First Federal Common Stock the right to receive the Cash Distribution or the Stock Distribution pursuant to the Merger Agreement and distribute such distributions promptly thereafter as follows:

         If the number of shares of Holding Company Common Stock distributable in respect of the Stock Election Shares is less than the number of the Minimum Stock Consideration Shares then:

         (i) all Stock Election Shares will be converted into the right to receive the Stock Distribution;

         (ii) all No Election Shares will be converted to Stock Election Shares (the "Additional Stock Election Shares") in the event that the conversion of all No Election Shares to Additional Stock Election Shares would cause the aggregate number of Stock Election Shares (including Additional Stock Election Shares) to exceed the number of Minimum Stock Consideration Shares exchanged for the Stock Distribution, the Additional Stock Election Shares shall be reduced so that the aggregate number of Stock Election Shares (including Additional Stock Election Shares) equals the number of Minimum Stock Consideration Shares, with the aggregate Additional Stock Election Shares created upon the conversion of No Election Shares being allocated pro rata to each holder of No Election Shares in the proportion that the total No Election Shares of such holder bear to the total number of No Election Shares of all holders;

         (iii) in the event that conversion of all No Election Shares to Additional Stock Election Shares pursuant to (ii) above would cause the aggregate number of Stock Election Shares (including Additional Stock Election Shares) to be less than the number of Minimum Stock Consideration Shares, the Holding Company (in addition to converting all No Election Shares) shall convert a number of Cash Election Shares to Stock Election Shares and exchange the same for the Stock Distribution such that the aggregate number of Stock Election Shares (including Additional Stock Election Shares) shall equal the number of Minimum Stock Consideration Shares, with the aggregate Stock Election Shares that are to be created upon the conversion of Cash Election Shares being allocated pro rata to each holder of Cash Election Shares in the proportion that the total Cash Election Shares of such holder bear to the total number of Cash Election Shares of all holders;

         (iv) after the allocations set forth in (ii) and (iii) above have been made, all remaining shares of First Federal Common Stock (other than Dissenting Shares) will be converted into the Cash Distribution.

         First Federal common stockholders should carefully consider the tax implications involved in electing to receive either cash, stock or a combination of both. Cash proceeds are immediately taxable while taxation is deferred on stock received by stockholders of First Federal in the exchange. For a detailed discussion of the federal income tax consequences to First Federal common stockholders, see "PROPOSAL II -- THE MERGER -- Federal Income Tax
Consequences." Also, First Federal common stockholders should consider the liquidity of Holding Company Common Stock as well as the uncertainty as to the future value of Holding Company Common Stock.

OPINION OF FINANCIAL ADVISOR

         First Federal's Board of Directors retained Hoefer & Arnett to render a written opinion (the "Fairness Opinion") as to the fairness, from a financial point of view, to the holders of shares of First Federal Common Stock of the proposed acquisition of First Federal Common Stock at a cash price of $24.07 by the Holding Company. Hoefer & Arnett was selected based upon discussions with the Board, its expertise with respect to financial institutions and its reputation in the banking and investment communities. No limitations were imposed by the First Federal Board of Directors upon Hoefer & Arnett with respect to the investigations made or procedures followed in rendering the Fairness Opinion.


         A copy of the Fairness Opinion of Hoefer & Arnett, dated as of April 16, 1997, which sets forth certain assumptions made, matters considered and limits on the review undertaken by Hoefer & Arnett, is attached as an Exhibit to this Proxy Statement/Prospectus. First Federal shareholders are urged to read the Fairness Opinion in its entirety. The following summary of the procedures and analysis performed, and assumptions, used by Hoefer & Arnett is qualified in its entirety by reference to the text of such Fairness Opinion. Hoefer & Arnett's Fairness Opinion addresses only the fairness, from a financial point of view, to the holders of shares of First Federal Common Stock of the proposed acquisition of First Federal Common Stock at a cash price of $24.07 per share by the Holding Company and does not constitute a recommendation to any First Federal shareholder as to how such shareholder should vote at the First Federal Shareholder Meeting. Hoefer & Arnett has not rendered an opinion as to whether the receipt of two and one-half shares of Holding Company Stock for each share of First Federal common stock is fair to First Federal stockholders.


         In arriving at its opinion, Hoefer & Arnett reviewed and analyzed, among other things, the following: (i) the Merger Agreement; (ii) Annual Reports to Shareholders of First Federal for the years ended September 30, 1995 and September 30, 1996; (iii) Quarterly OTS Call reports for the quarters ended December 31, 1996, and March 31, 1997; (iv) certain other publicly available financial and other information concerning First Federal; (v) publicly available information concerning other thrifts, banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believe relevant to its inquiry; and (vi) evaluations and analyses prepared and presented to the Board of Directors of First Federal or a committee thereof in connection with this reorganization with Holding Company. Hoefer & Arnett held discussions with senior management and the Board of Directors of First Federal concerning its past and current operations, financial condition and prospects, as well as the results of regulatory examinations.

         Hoefer & Arnett reviewed with senior management of First Federal earnings projections for 1997 through 2001 for First Federal as a stand-alone entity, assuming the Merger does not occur, prepared by First Federal. Certain pro forma financial projections for the years 1997 through 2001 for the combined entity were derived by

Hoefer & Arnett based partially upon the information discussed above, as well as
Hoefer  &  Arnett's  assessment  of  general  economic,   market  and  financial
conditions.

         In conducting its review and in arriving at its opinion, Hoefer & Arnett relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and did not attempt to independently verify the same. Hoefer & Arnett relied upon the management of First Federal as to the reasonableness of the financial and operating forecasts, projections, and Hoefer & Arnett assumed that such forecasts, projections reflect the best currently available estimates and judgments of the management of First Federal. Hoefer & Arnett also assumed, without independent verification, that the allowances for loan losses for First Federal are adequate to cover such losses. Hoefer & Arnett did not make or obtain any evaluations or appraisals of the properties of First Federal, nor did it examine any individual loan credit files. For purposes of its opinion, Hoefer & Arnett assumed that the Merger will have the tax, accounting and legal effects described elsewhere herein and relied, as to legal matters, exclusively on counsel to First Federal, as to the accuracy of the disclosures set forth herein. Hoefer & Arnett's opinion is limited to the fairness, from a financial point of view, to the holders of shares of First Federal Common Stock of the proposed acquisition of First Federal Common Stock at a cash price of $24.07 per share by the Holding Company and does not address the other terms of the Merger of First Federal's underlying business decision to proceed with the Merger.

         As more fully discussed below, Hoefer & Arnett considered such financial and other factors as Hoefer & Arnett deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of First Federal, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for First Federal; (ii) the assets and liabilities of First Federal, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving thrifts, banks and bank holding companies. Hoefer & Arnett also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. Hoefer & Arnett's opinion is necessarily based upon conditions as they existed and could be evaluated on the date of its opinion and the information made available to it through that date.

         In connection with rendering its Fairness Opinion to the First Federal Board of Directors, Hoefer & Arnett performed certain financial analyses, which are summarized below. Hoefer & Arnett believes that its analysis must be considered as a whole and that selecting portions of such analysis and the factors considered therein, without considering all factors and analysis, could create an incomplete view of the analysis and the processes underlying Hoefer & Arnett's Fairness Opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Hoefer & Arnett made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of First Federal. Any estimates contained in Hoefer & Arnett's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Except as described below, none of the financial analyses performed by Hoefer & Arnett was assigned a greater significance by Hoefer & Arnett than any other.

         The financial forecasts and projections of First Federal prepared by Hoefer & Arnett were based on projections provided by First Federal as well as Hoefer & Arnett's own assessment of general economic, market and financial conditions. All such information was reviewed with the management of First Federal. First Federal does not publicly disclose internal management financial forecasts and projections of the type provided to Hoefer & Arnett in connection with its review of the proposed Merger. Such forecasts and projections were not prepared with a view towards public disclosure. The forecasts and projections prepared by Hoefer & Arnett were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and market conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections.

         In order to determine the fairness from a financial point of view, to the holders of shares of First Federal Common Stock of the proposed acquisition of First Federal Common Stock at a cash price of $24.07 per share by the

Holding Company, Hoefer & Arnett utilized net asset value, market value and investment value approaches, as explained below.

         Net asset value, for these purposes, is defined as the value of the net equity of a financial institution, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with recognition of securities gains or loses, real estate appreciation or depreciation and any adjustments to the loan loss reserve, discounts to the loan portfolio or changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which is often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among the company's assets, liabilities, customer relations, market presence, image and reputation, and staff expertise and depth, little weight is given to the net asset value method of valuation.

         Market value, for these purposes, is defined as the price, established on an "arm's-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The market value is frequently used to determine the price of a minority block of stock when both the quantity and the quality of the "comparable" data are deemed sufficient. However, the relative thinness of the specific market for the stock of the financial institution being appraised may result in the need to review alternative markets of comparative pricing purposes. The "hypothetical" market value for a small bank with a thin market for its stock is normally determined by comparison to the average price to earnings, price to equity and dividend yield of local or regional publicly-traded bank issues, adjusted for lack of marketability or liquidity.

         The market value in connection with the evaluation of control of a bank is determined by the previous sales of banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data is available, the market value deserves greater weighting then the net asset value and equal or possibly greater weighting than the investment value. In analyzing the fair market value of First Federal, Hoefer & Arnett has considered the market approach and has evaluated price to equity and price to earnings multiples of thrifts that were sold in 1996. This data was obtained from SNL Securities, L.P. and is shown on the following chart.


                 STATISTICAL SUMMARY OF ALL THRIFT DEALS IN 1996


                                                               1996
                                                           ------------

Number of Deals................................                   89
Total Deal Value (000's).......................            $  11,305
Total Assets (000's)...........................            $ 101,898
Total Deposits (000's).........................            $  67,250
Price to Book (Average)........................                 1.49
Price to Tangible Book (Average)...............                 1.53
Price to Earnings (Median).....................                 17.8
Price to Assets (Average)......................                 15.0


         Hoefer & Arnett calculated an "Adjusted Book Value" of First Federal based on March 31, 1997 equity and the price to book value multiples paid for thrifts in 1996 at $23.07. The "Adjusted Book Value" of First Federal for this calculation was the book value of First Federal as of March 31, 1997 multiplied or "adjusted" for the average price to book value multiple thrifts paid in thrift acquisitions in 1996. Hoefer & Arnett calculated an "Adjusted Earnings Value" for First Federal based on First Federal's 1996 earnings , and based on management's estimate of First Federal's 1997 earnings utilizing the price to earnings multiples paid for thrift organizations in 1996, at $10.88 and $43.37, respectively. The "Adjusted Earnings Value" as of a specified date for First Federal is the estimated earnings per share for First Federal as of that date multiplied or "adjusted" for the average price to earnings multiple thrifts were sold for in 1996. The financial performance characteristics of the thrifts sold in 1996 vary, sometimes substantially, from those of First Federal. When the variance is significant for relevant performance factors, adjustment of the values computed using price multiples is appropriate when comparing them to the fair market value conclusion.

         Hoefer & Arnett analyzed the value of the aggregate consideration to be received in the transactions that were announced in 1996 in relationship to the stated book value and earnings as compared to the value of the aggregate consideration to be received in the Merger by holders of First Federal's Common Shares.

         Investment value is sometimes referred to as the income value or the earnings value. The investment value is frequently defined as an estimate of the present value of future benefits, e.g. earnings or dividends. Another popular investment value method is to determine the level of the current annual benefits and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. Using a net present value discount rate of 12%, an acceptable discount rate considering the risk-return relationship most investors would demand for an investment such as the First Federal Common Stock as of the valuation date, the net present value of future earnings equaled $44.17.



         In order to analyze the reasonableness of the fair market value, the return on investment is calculated to determine the return that would accrue to a potential buyer at the fair market value. The return on investment assuming sale at the current average multiple of book value in 2001 equaled 13.75%. Additionally, the fair market value to assets was calculated and compared to the average purchase price to assets for thrifts sold in 1996. Based on the proposed cash price of $24.07 per share, the price to assets equaled 9.16%. Lastly, Hoefer & Arnett calculated the net present value to fair market value, as it has been recognized that there is a relationship between the net present value of a community financial institution and the fair market value of a majority block of the financial institution's stock. The net present value to fair market value ratio equaled 183.50%.

         Based on the foregoing analysis, Hoefer & Arnett concluded that the cash price of $24.07 per share was fair, from a financial point of view, to the holders of First Federal Common Stock.


         Pursuant to a letter agreement dated August 8, 1997 (the "Engagement Letter"), First Federal engaged Hoefer & Arnett to render a fairness opinion in connection with the proposed sale of First Federal Common Stock for cash int he Merger. First Federal will pay Hoefer & Arnett a fees of $5,000 for its services pursuant to the terms of the Engagement Letter, plus reimbursement of its reasonable out of pocket expenses, not to exceed $500. Pursuant to a separate letter agreement, First Federal has agreed to indemnify Hoefer & Arnett, its subsidiaries and affiliates, the directors, officers and shareholders of Hoefer & Arnett, and the assigns, heirs, beneficiaries and legal representatives of each indemnified entity and person against certain liabilities incurred in connection with such engagement.

         Hoefer & Arnett has also been engaged by the Holding Company to offer, on a best efforts basis, a minimum of 3,400 and a maximum of 3,700 Units, at a price of $1,000 per Unit. The net proceeds of the sale of the Units will be used partially to fund the payment of the consideration to be received by holders of First Federal Common Stock in the Merger. Each Unit consists of a $1,000 aggregate principal amount Debenture and nine Warrants, each of which entitles the holder thereof to purchase one share of Holding Company Common Stock at a price of $12.50 per share of Debentures and Warrants. Hoefer & Arnett will receive a commission of 7% for each Unit sold. The Holding Company has agreed to reimburse Hoefer & Arnett for its reasonable out of pocket expenses incurred in connection with the offer and sale of the Units, and to indemnify Hoefer & Arnett, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons, against certain liabilities, including liabilities under the federal securities laws.

EFFECTIVE DATE

         The Merger shall become effective at the time and on the date specified in the certificate and articles of merger to be filed with the Secretary of State of Delaware and with the OTS (the "Effective Date"). Such filing will occur only after the receipt of all requisite regulatory approvals, approval of the Merger Agreement by the requisite vote of First Federal stockholders and the satisfaction or waiver of all other conditions to the Merger. The closing of the Merger will occur on a date mutually agreed upon by First Federal and the Holding Company. In the absence of such agreement, the closing shall occur on the tenth business day after the last to occur of : (i) the receipt of all requisite regulatory approvals and the expiration of all applicable statutory waiting periods; and (ii) the requisite approval of the Merger by stockholders of First Federal.

FIRST FEDERAL'S STOCK OPTION AND INCENTIVE PLAN

         Unless  exercised,  each option granted under the First Federal Savings
Bank 1993 Stock Option and Incentive Plan (the "Stock Option and Incentive Plan") issued and outstanding immediately prior to the Effective Date (a "Stock Option") will expire.

RIGHTS OF DISSENTING STOCKHOLDERS

         If the Merger is approved by the required vote at the Meeting and is consummated, any record holder of First Federal's Common stock may require First Federal to pay the fair or appraised value of his or her Common Stock, determined as of the effective date of the Merger (the "Effective Date"), by complying with Section 552.14 of the Office of Thrift Supervision ("OTS") Rules and Regulations. The computation of fair or appraised value will exclude any element of value arising from the accomplishment or expectation of the Merger. Stockholders who exercise such appraisal rights are herein called dissenting stockholders.

         To perfect the rights of a dissenting stockholder, a holder of First Federal Common Stock must:

                  (1) deliver to First Federal, before voting on the Merger, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares (this demand must be in addition to and separate from any proxy or vote against the Merger by the stockholder); and

                  (2)  not vote in favor of the proposed Merger.

         Any holder of Common Stock of First Federal who fails to comply with the detailed procedures set forth in Section 552.14 may be bound by the terms of the Merger. Neither a vote against the approval of the Merger nor the giving of a proxy directing a negative vote will be sufficient to meet the requirement described in clause (1) above. Further, because a proxy signed and left blank will, unless revoked, be voted FOR approval of the Merger, a stockholder electing to exercise rights as a dissenting stockholder who votes by proxy must not leave his proxy blank, but must vote AGAINST approval of the Merger or ABSTAIN from voting.

         Within ten days after the effective date of the Merger, First Federal must mail to each stockholder who has complied with the provisions of Section
552.14 written notice of the Effective Date of the Merger and make an offer to pay for his or her First Federal Common Stock at a price deemed by First Federal to be the fair value of such stock.

         If within 60 days after the Effective Date of the Merger, First Federal and any such stockholder do not agree as to the fair value, the stockholder may then file a petition with the OTS, with a copy sent by registered or certified mail to First Federal, demanding a determination of the fair market value of the First Federal Common Stock held by such stockholder. A stockholder who fails to file such petition within the 60-day period is deemed to have accepted the terms offered in the Merger. However, if within 60 days of the Effective Date the fair value is agreed upon between First Federal and any dissenting stockholder who has complied with the procedures set forth in Section 552.14, payment therefor shall be made within 90 days of the Effective Date.

         Within such 60-day period, each stockholder demanding appraisal and payment for his First Federal Common Stock must submit to First Federal his or her Common Stock certificates for notation thereon that he or she is exercising his or her appraisal rights. Any stockholder who fails to submit his or her certificates for such notation will no longer be entitled to the appraisal rights and will be deemed to have accepted the terms of the Merger.

         The OTS will then, in the prescribed manner, appraise the First Federal Common Stock to determine its fair market value as of the Effective Date of the Merger, and will direct payment of the appraised fair market value. Payment will then be made, with interest from the Effective Date, at a rate deemed equitable by the OTS.

         The cost and expenses of any proceedings in respect of the exercise of dissenter or appraisal rights may be apportioned and assessed by the OTS as it may deem equitable against all or some of the parties. Any stockholder who has demanded appraisal rights shall thereafter not be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock, unless such stockholder withdraws his demand for appraisal rights.

         At any time within 60 days after the Effective Date, any stockholder may withdraw his demand for appraisal and accept the terms of the Agreement.

         The foregoing summary does not purport to be a complete statement of the provisions of the federal regulation relating to rights of dissenting stockholders, and is qualified in its entirety by reference to such regulation, a copy of which is attached hereto as Appendix B. Failure by a stockholder to follow the steps required by the federal regulation for perfecting rights as a dissenting stockholder may result in a loss of such rights. Stockholders' notices of intent to demand appraisal of all payment for their shares should be sent to: Charles Neelley, Secretary of the Board of Directors of First Federal, 2900 Texas Avenue, Bryan, Texas 77802. Correspondence to the OTS should be addressed to Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552.

         In addition, if the Bank should abandon its plans to consummate the Merger, the right of a dissenting stockholder to be paid the fair value of his shares shall cease. In the event that the holders of more than 10% of the Bank's Common Stock perfect their rights to appraisal, First Federal may determine not to consummate the Merger. See "-- Waiver and Amendment; Termination."

FRACTIONAL SHARES

         No certificates representing fractional shares of the Holding Company will be issued upon the surrender for exchange of certificates representing First Federal Common Stock. Fractional shares will be rounded up to the next whole share.

EXCHANGE OF CERTIFICATES

         At the Effective Date, holders of certificates formerly representing shares of First Federal Common Stock (other than shares held by First Federal stockholders who have exercised appraisal rights) will cease to have any rights as First Federal stockholders and their certificates automatically will represent only the right to receive the shares of Holding Company Common Stock or cash (or both), as elected by the shareholder, into which their shares of First Federal Common Stock will have been converted by the Merger. Promptly after the Effective Date, the Holding Company (acting as the exchange agent) will send written instructions and a letter of transmittal to each holder of record of First Federal Common Stock (other than stockholders who have exercised appraisal rights), indicating the method for exchanging such holder's stock certificates for cash in respect thereof. HOLDERS OF FIRST FEDERAL COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE INSTRUCTIONS FROM THE HOLDING COMPANY. The Holding Company, upon receipt of such certificates (or affidavits of lost certificates and indemnity bonds) and a properly completed letter of transmittal, will promptly pay the holder by check.

REPRESENTATIONS AND WARRANTIES

         In the Merger Agreement, First Federal and the Holding Company have made certain customary representations to each other relating to, among other things, the parties' respective organization, capitalization, qualification to do business and compliance with applicable law, authority relative to the Merger Agreement, the timely filing of all regulatory reports, reliability of financial statements, taxes, employee benefit plans, compliance, the truth or accuracy of information prepared and provided by them in connection with the Merger, the absence of certain legal proceedings and other events, including material adverse changes in the parties' business, financial condition, operations or properties. For detailed information on such representations and warranties, see the Merger Agreement attached hereto as Appendix A.

CONDITIONS TO THE MERGER

         The consummation of the Merger is conditioned upon, among other things:
(i) approval by the OTS (and any other applicable regulatory bodies) and the stockholders of First Federal; (ii) the sale of a minimum of $1.5 million of Holding Company Common Stock and a minimum of $3.4 million of Units required to be sold by the Holding Company to finance the Merger; and (iii) the receipt of a favorable opinion of counsel with respect to the matters summarized above under the caption "-- Federal Income Tax Consequences." It is contemplated that these conditions will be complied with before consummation of the Merger. See "--Effective Date of the Merger." However, the Merger Agreement provides that First Federal, the Holding Company and New Bank, without approval of their stockholders, may waive any of the conditions (other than the necessary approvals of stockholders and government authorities and the consummation of the financing required) to their respective obligations to consummate the Merger.

         Except with the specific approval of its stockholders, First Federal will not, subsequent to the approval of the Merger by First Federal's stockholders, waive any condition to the Merger set forth in the Merger Agreement if, in the judgment of its Board of Directors, such waiver would be materially adverse to First Federal or its stockholders.

         An application has been filed with the OTS for approval of the proposed Merger. It is anticipated, although there can be no assurance, that final approval by the OTS will be received before approval of the Merger by First Federal's stockholders. By approving the Merger, the stockholders will be approving compliance by First Federal and the Company with any condition which may be imposed by the OTS in connection with its approval of the Merger and which is not deemed by First Federal to be materially adverse to First Federal or its stockholders.

REGULATORY APPROVAL

         The Merger is subject to the approval of the Office of Thrift Supervision (the "OTS"). First Federal filed an application for approval of the Merger with the OTS, and anticipates obtaining the approval of the OTS in the third quarter of 1997. There can be no assurance as to the timing of such approval or that the OTS will approve the Merger.

         It is a condition to the consummation of the Merger that First Federal and the Holding Company shall have received all applicable regulatory approvals and consents to consummate the Merger Agreement. There can be no assurance that such approvals or consents will not contain terms, conditions or requirements which cause such approval to fail to satisfy such conditions to the consummation of the Merger.

         In addition, under federal law, a period of 30 days (subject to reduction to 15 days) must expire following approval by the OTS within which period the United States Department of Justice (the "Department of Justice") may file objections to the Merger under the federal antitrust laws. The Department of Justice could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger unless divestiture of an acceptable number of branches to a competitively suitable purchaser could be made. While First Federal believes that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate such a proceeding.

WAIVER AND AMENDMENT; TERMINATION

         Prior to the Effective Date, the First Federal and Holding Company Boards may extend the time for performance of any obligations under the Merger Agreement, waive any inaccuracies in the representations and warranties contained in the Merger Agreement and waive compliance with any agreements or conditions of the Merger Agreement.

         Subject to applicable law, the Merger Agreement may be amended by action of First Federal and the Holding Company Boards at any time before or after approval of the Merger Agreement by the stockholders of First Federal and the Holding Company. However, the Merger Agreement may not be amended after stockholder approval which changes the form of consideration or the value of the consideration to be received by the common stockholders of First Federal without the approval of the common stockholders of First Federal.

         The Merger Agreement may be terminated at any time prior to the Effective Date: (i) by the mutual written consent of the Board of Directors of First Federal and the Holding Company; (ii) by First Federal or the Holding Company if there is a final judicial or regulatory determination that any material provision of the Merger Agreement is illegal, invalid or unenforceable or denying any regulatory application the approval of which is a concern precedent to First Federal or the Holding Company's obligations under the Merger Agreement (iii) if the conditions precedent to the obligations of the other party are rendered impossible to be satisfied or fulfilled; (iv) if the stockholders of First Federal and the Holding Company fail to approve the Merger; (v) the other party (First Federal or the Holding Company) has materially breached any representation, warranty, covenant or agreement set forth in the Merger Agreement and has failed to or cannot in a timely manner rectify such breach after receiving written notice of such breach; or (vi) if the Merger is not consummated by the 270th day (360 days if there is a CRA protest).

CONDUCT OF BUSINESS OF FIRST FEDERAL PENDING THE MERGER

         The Merger Agreement contains covenants of First Federal concerning the conduct of its business. The covenants remain in effect until the Effective Date or until the Merger Agreement has been terminated. They include, among others, an agreement that First Federal will (i) allow the Holding Company access to certain information regarding First Federal's business; (ii) operate the business in the ordinary course and consistent with past practices; (iii) advise and cooperate with the Holding Company with respect to anticipated renewals or extensions of existing data processing service and related agreements; (iv) permit the Holding Company to conduct an environmental assessment of each parcel of First Federal's real property and, at the Holding Company's option, any other real estate formerly owned by First Federal or First Federal's subsidiaries; and
(v) promptly seek to obtain from each employee of First Federal who, as a result of the change of control of First Federal in the Merger, would be entitled to an "Excess Parachute Payment" (as defined below), a mutually satisfactory amendment to any such agreement to adjust or otherwise modify the amount or timing of compensation due.

         Nothing contained in the Merger Agreement will preclude First Federal from declaring and paying cash dividends on First Federal Preferred Stock quarterly at a rate not to exceed $10.00 per share in a manner, on dates, and with respect to record dates consistent with past practice. The Board of Directors of First Federal is under no obligation to pay dividends on First Federal Preferred Stock, but has elected to do so since the Preferred Stock was issued approximately four years ago.

MATERIAL AGREEMENTS RELATING TO THE MERGER AND INTERESTS OF CERTAIN PERSONS

         As of June 30, 1997, the Holding Company had received indications from holders of 43,235 shares of First Federal Common Stock, or approximately 18.4% of the First Federal Common Stock outstanding, that such holders will exchange their First Federal Common Stock for Holding Company Common Stock. These shares, when exchanged for Holding Company Common Stock, will represent approximately
42.4 percent of the anticipated total assuming approximately 260,000 outstanding shares of Holding Company Common Stock following the Merger and Offering.

         First Federal and the Holding Company have agreed to certain treatment of the Stock Options (See " -- First Federal's Stock Option and Incentive Plan"). Those individuals who hold such Stock Options and the respective amount held are set forth in "PROPOSAL I - ELECTION OF DIRECTORS -- Voting Securities and Principal Holding Thereof" below.

FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the material federal income tax consequences of the merger to holders whose shares of First Federal Common Stock are converted to shares of Holding Company Common Stock and/or cash in the merger (including pursuant to the exercise of appraisal rights). The discussion applies only to holders of shares of First Federal Common Stock in whose hands shares of First Federal Common Stock are capital assets, and may not apply to shares of First Federal Common Stock received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of shares of First Federal Common Stock who are in special tax situations (such as insurance companies, tax-exempt organizations, or non-U.S. persons). First Federal will resolicit its shareholders prior to proceeding with the transaction if the condition of receiving a tax opinion is waived and the material federal income tax consequences are materially different than as described herein.

         The statements of law or legal conclusions set forth in this summary constitute the opinion of Crowe, Chizek and Company LLP, special tax counsel to the Holding Company. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time.

         THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, THE FOREGOING DISCUSSION MAY NOT APPLY TO EACH FIRST FEDERAL STOCKHOLDER AND EACH HOLDER OF SHARES OF FIRST FEDERAL COMMON STOCK SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE MERGER, INCLUDING THE

APPLICATION AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER INCOME, AND OTHER TAX LAWS.

         The receipt solely of shares of Holding Company Common Stock will be a non-taxable transaction for federal income tax purposes (and also may be a non-taxable transaction under applicable foreign, state, local and other income, and other tax laws). Accordingly, no gain or losses will be recognized by a First Federal stockholder who exchanges shares of First Federal Common Stock solely for shares of Holding Company Common Stock. In general, the adjusted tax basis of the Holding Company Common Stock received by a First Federal stockholder will be the same as the adjusted tax basis of the First Federal Common Stock surrendered in exchange therefor. Also, the holding period of the Holding Company Common Stock received by a First Federal stockholder will include the period during which the First Federal Common Stock surrendered in exchange therefor was held.

         Assuming currently existing shareholders in First Federal owning in the aggregate 50% or more of the First Federal Common Stock own less than 50% of the Holding Company Common Stock, a First Federal stockholder whose shares of First Federal Common Stock are converted into shares of Holding Company Common Stock and cash will recognize gain, but not loss, in the transaction for federal income tax purposes (determined separately as to each block of First Federal Common Stock exchanged). The amount of gain recognized by the First Federal shareholder who receives shares of Holding Company Common Stock and cash will equal the lesser of: (i) the difference between his or her adjusted tax basis in the shares of First Federal Common Stock converted to shares of Holding Company Common Stock and cash and the sum of the fair market value of the shares of the Holding Company Common Stock and the amount of cash received; or (ii) the amount of cash received. In general, the adjusted tax basis of the Holding Company Common Stock received by a First Federal stockholder who receives Holding Company Common Stock and cash will be the same as the adjusted tax basis of the First Federal Common Stock surrendered in exchange therefor, decreased by the amount of cash received and increased by the amount of gain recognized on the exchange. Also, the holding period of the Holding Company Common Stock received by a First Federal stockholder will include the period during which the First Federal Common Stock surrendered in exchange therefor was held.

         In the event that currently existing shareholders of First Federal owning in the aggregate 50% or more of the First Federal Common Stock own 50% or more of the common stock of the Holding Company, any cash distribution to a shareholder electing to receive shares of Holding Company Common Stock and cash may be treated as dividend income taxed as ordinary income. In such case, each shareholder should consult with his or her own tax advisor.

         The receipt solely of cash for shares of First Federal Common Stock pursuant to the Merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable foreign, state, local and other income and other tax laws). In general, for federal income tax purposes, a holder of shares of First Federal Common Stock will recognize gain or loss equal to the difference between his or her adjusted tax basis in the shares of First Federal Common Stock converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of shares of First Federal Common Stock (i.e., shares of First Federal Common Stock acquired at the same cost in a single transaction) converted to cash in the Merger. Such gain or loss will be capital gain or loss and will be a long-term gain or loss subject to a maximum tax rate of 28% if, on the date of the Merger, the shares of First Federal Common Stock were held for more than one year but less than 18 months, or a long-term gain or loss subject to a maximum tax rate of 20% if held for more than 18 months. With respect to stockholders exercising appraisal rights, amounts, if any, that are or are deemed to be interest for federal income tax purposes will be taxed as ordinary income.

         Payments in connection with the Merger may be subject to "backup withholding" at a rate of 31%. Backup withholding generally applies if a stockholder (i) fails to furnish to the exchange agent his or her social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to include a reportable interest or dividend payment on such stockholder's federal income tax return, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment that may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with his or her own tax advisor as to qualification for exemption from backup withholding and the procedure for obtaining such exemption.

ACCOUNTING TREATMENT


         The proper accounting for the proposed transaction will be determined upon completion of the Reorganization and depends upon whether a change in control has occurred. If a change in control does not occur the proposed transaction will be recorded as a recapitalization, with the purchase of shares recorded as a reduction of Holding Company equity and the issuance of new shares at their price less costs of issuance. Accordingly, pro forma June 30, 1997 stockholders' equity of the Holding Company would be $834,000. Alternatively, in the event a controlling stockholder or "control group" exists upon consummation of the transaction resulting in a change of control, the transaction will be recorded as a LBO with the accounting basis of the exchanged shares unchanged and the purchased First Federal shares recorded at fair value. The resulting pro forma June 30, 1997 stockholder's equity would be $2.3 million.

         A change in control will occur if a "control group" (which must have owned less than 50% of First Federal prior to the Reorganization) owns more than 50% of the Holding Company upon completion of the transaction. This control group would consist of First Federal management, possibly certain other First Federal shareholders and certain purchasers of Holding Company stock (who may be required to own at least 5% of the outstanding Holding Company Common Stock). Management of First Federal intends to acquire only 34.4% at the minimum of the Holding Company Common Stock Offering. Management has received no indication that other individual purchasers of Holding Company Common Stock will purchase sufficient amounts of stock to be considered part of the control group in order to attain 50% ownership.



         For tax purposes it is necessary that currently existing stockholders of First Federal owning in the aggregate 50% or more of the First Federal Common Stock own less than 50% of the stock in the new holding company. The transaction is intended to qualify under Internal Revenue Code Section 351. Under Section 351, any gain related to the distribution of cash to the stockholders will be taxed as a capital gain. However, if 50% or more of the new holding company stock is acquired by currently existing stockholders in First Federal owning in the aggregate 50% or more of the First Federal Common Stock, the transaction will not qualify under Section 351 and any cash distribution to the stockholders electing both cash and stock may be treated as dividend income and taxed as ordinary income. There are no tax implications to those stockholders electing to receive only Holding Company common stock.



MANAGEMENT OF THE HOLDING COMPANY

         The Board of Directors of the Holding Company is currently identical to the Board of Directors of First Federal. See "Proposal I - Election of Directors." Directors of the Holding Company will serve one-year terms. The Holding Company currently intends to compensate its directors for their services on the Holding Company Board.

         The executive officers of the Holding Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. The executive officers of the Holding Company are identical to the executive officers of First Federal. See "Proposal I -Election of Directors--Executive Officers Who Are Not Directors." It is not currently anticipated that the executive officers of the Holding Company will receive any remuneration in their capacity as Holding Company executive officers. For information regarding compensation of directors and executive officers of First Federal, see "Management of First Federal - Meetings and Committees of the Board of Directors of First Federal" and "-Executive Compensation."

COMPARISON OF STOCKHOLDER RIGHTS

         Various features of the Certificate of Incorporation and Bylaws of the Holding Company differ from those of First Federal. The following discussion does not purport to be a complete statement of such differences but summarizes the differences that are deemed by First Federal to be material. For additional information, reference is made to the Certificate of Incorporation and the Bylaws of the Holding Company and the Charter and Bylaws of First Federal, each of which may be obtained by stockholders upon written request to the Secretary, First Federal Savings Bank, 2900 Texas Avenue, Bryan, Texas 77802.

         Choice of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in that state. In furtherance of that policy, it has adopted comprehensive, modern and flexible corporate laws which are periodically updated and revised to meet changing business needs. As a result, many major corporations, including a number of the largest and most successful enterprises, choose Delaware for their domicile. Because of Delaware's significance as the state of incorporation for many major domestic corporations, the Delaware judiciary has become particularly familiar with matters of corporate law and a substantial body of court decisions has developed construing Delaware law. As a consequence, Delaware corporate law has been interpreted and explained in a number of significant court decisions, which may provide greater predictability with respect to the Holding Company's corporate legal affairs.

         Issuance of Additional Capital Stock. First Federal has 3,000,000 shares of authorized common stock and 1,000,000 shares of authorized serial preferred stock, of which 239,612 shares of common stock were issued and outstanding as of June 30, 1997. Under First Federal's Charter, no shares of capital stock may be issued, unless their issuance or the plan under which they would be issued receives stockholder approval, directly or indirectly to officers, directors or controlling persons of the Bank other than as part of a general public offering or as qualifying shares to a director. Stockholder approval under First Federal's Charter would require the affirmative vote of a majority of the total votes eligible to be cast.

         The Holding Company's Certificate of Incorporation authorizes 3,000,000 shares of common stock and 1,000,000 shares of preferred stock, issuable in series, which may generally be issued by action of the Board of Directors without stockholder approval.

         Amendment of Governing Instruments. Amendments to First Federal's Charter must be preliminarily approved by the OTS, and First Federal's Bylaw amendments are required to be consistent with Preferred Stock OTS regulations governing permitted Bylaw provisions. Amendments to the Holding Company's Certificate of Incorporation and Bylaws are not subject to OTS approval.

         Transactions With Affiliates. First Federal, as a federally-insured thrift, is subject to certain restrictions, limitations, conditions and prohibitions with respect to transactions with directors, officers and affiliated persons. These include, but are not limited to, limitations upon deposit relationships, loan services, loan procurements, and restrictions on loans and investments. These requirements and restrictions will continue to apply to First Federal following the Merger.

         Under Delaware law, no contract or transaction between a corporation and one or more of its directors or between a corporation and another organization in which one or more of its directors is a director or officer or is financially interested shall be void or voidable solely for this reason, provided that the material facts of the relationship of the party to the transaction are disclosed and the contract or transaction is authorized by a majority of the disinterested directors or by a majority of the stockholders entitled to vote or, at the time of such authorization, the contract or transaction was fair and reasonable to the corporation.

         Additionally, the Holding Company will be subject to certain federal regulations relating to transactions between insured thrift institutions and their holding company.

         Number of Directors. First Federal's Charter sets a range of number of directors at a minimum of seven and a maximum of fifteen, while the Holding Company's Certificate of Incorporation provides that the number of directors shall be fixed by the Board of Directors pursuant to a resolution adopted by a majority of the whole board. Under Delaware law, the Holding Company must have at least one director, but no maximum number is specified.

         Appraisal Rights. Holders of First Federal's Common Stock have certain dissenter and appraisal rights for certain mergers, consolidations or sales of assets, including the right to demand payment of the fair or appraised value of their shares. These rights do not apply to certain transactions (such as the proposed Merger) if First Federal's Common Stock is listed on a national securities exchange or quoted on the Nasdaq-NMS and stockholders are required to accept only "qualified" consideration (i.e., cash and/or stock listed on a national securities exchange or quoted on the Nasdaq-NMS). The Holding Company's Common Stock will not be listed on the Nasdaq-NMS.

         Holders of the  Holding  Company  Common  Stock  would  have  generally similar dissenter and appraisal rights for any plan of corporate merger or consolidation. Delaware law provides that unless the certificate of incorporation of the corporation otherwise provides, no appraisal rights are accorded to stockholders of any corporation involved in a merger or consolidation if their stock is registered on a national securities exchange or held of record by more than 2,000 stockholders or to stockholders of a constituent corporation surviving a merger if the merger does not require the approval of such stockholders, except that appraisal rights are provided to stockholders of a constituent corporation if they are required to accept as consideration anything other than (i) stock of the surviving or resulting corporation, (ii) stock registered on a national exchange or held of record by more than 2,000 stockholders, (iii) cash in lieu of fractional shares, or (iv) any combination of cash and stock of the types described in the foregoing clauses (i) and (ii). However, under Delaware law these dissenter and appraisal rights do not exist with respect to sale of assets transactions.

         Reports to Stockholders. First Federal is required to transmit proxy materials and annual reports containing financial statements to its stockholders. Following the Merger, these obligations will be assumed by the Holding Company, which will transmit proxy materials and annual reports containing financial statements to its stockholders and will file with the SEC periodic reports, which will be available for public inspection, to provide current financial and other information about the Holding Company.

         Liability and Indemnification of Directors, Officers and Employees. Federal regulations require the indemnification of certain costs and expenses and judgment liability for any action brought or threatened by reason of the fact that a person is or was a director, officer or employee of First Federal. Such indemnification is authorized, subject to certain conditions and limitations, including the requirement that such action results in either a final judgment on the merits in favor of the indemnitee or a judgment not on the merits or settlement as to which the majority of the Board of Directors determines that such indemnitee was acting in good faith within what he or she was reasonably entitled to believe, under the circumstances, was within the scope of his or her employment or authority and was acting for a purpose that he or she was reasonably entitled to believe, under the circumstances, was in the best interests of First Federal or its stockholders and after notice to, and without objection by, the OTS. First Federal has insurance to protect its officers, directors, employees and the Bank itself from potential liability expenses and other costs arising from such claims. No such insurance, however, may be provided for losses incurred as a consequence of willful or criminal conduct.

         Delaware law provides corporations with broad indemnification powers. Such powers include the ability to provide forms of indemnification in addition to the type of indemnification set forth in the Delaware statute. The Certificate of Incorporation of the Holding Company authorizes rights of indemnification that are broader than those applicable to First Federal and do not require any notice or right of objection to be afforded the OTS. The Holding Company's Certificate of Incorporation provides that a director, officer, employee or agent of the Holding Company or of any Subsidiary, or any person serving in such capacity at the request of the Holding Company shall be indemnified by the Holding Company from and against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with a threatened, pending or completed suit or proceeding, including a proceeding by or on behalf of the Holding Company, in which such person is involved due to such person's position with the Holding Company, provided that a determination has been made that such person acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, the best interests of the Holding Company and in the case of a criminal proceeding, such person had no reason to believe his or her conduct was unlawful. The determination that indemnification is proper shall be made by a majority vote of a quorum of directors who were not parties to such proceedings, or if a quorum cannot be obtained or such a quorum so directs, by a written opinion of independent legal counsel or by stockholders. Expenses incurred in defending or investigating a threatened or pending suit or proceeding may be paid by the Holding Company in advance of the final disposition of such suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to indemnification by the Holding Company.

         The Holding Company intends to purchase insurance (if available) to protect its officers, directors and employees. If the Holding Company does not, or is not able to, purchase such insurance, or to the extent that such insurance is inadequate, the Holding Company will be required to fund any amount that may ultimately be paid under the indemnification provision. The Board of Directors of the Holding Company has not considered whether the Holding Company will enter into indemnification agreements with its directors. Notwithstanding the foregoing, indemnification for liability under the federal securities laws may be considered void as against public policy. The provisions in the Certificate of Incorporation regarding indemnification and limitation of liability may only be amended or repealed by the affirmative vote of the holders of 80 percent of the votes eligible to be cast at a legal meeting of stockholders.

         Under Delaware law, each director owes certain fiduciary duties to the corporation and to its stockholders. These duties include a duty of loyalty and a duty of care. Applicable decisional law requires not only that a director refrain from fraud, bad faith, self-dealing and transactions involving material conflicts of interest (the duty of loyalty), but also that the director exercise his or her business judgment on an informed basis (the duty of care). Delaware law permits the inclusion in the certificate of incorporation of a Delaware corporation of a provision limiting or eliminating the potential monetary liability of directors to the corporation or its stockholders by reason of any failure to perform their fiduciary duty as directors, subject to certain important exceptions which are reflected in Article Twelfth of the Holding Company's Certificate of Incorporation and discussed below. Subject to these exceptions, this section would relieve directors (but not officers) from such personal liability, including liability for any breach of the duty of care which involves gross negligence in the performance of such duty in the various contexts in which directors are called upon to act, including consideration of proposed mergers or other business combinations.

         As provided in the Delaware statute, the Holding Company's Certificate of Incorporation eliminates a director's personal liability to the Holding Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Holding Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This provision does not affect the availability of equitable remedies, such as an injunction or rescission, for a breach of fiduciary duty.

         First Federal has not received notice of any suit or proceeding as to which this provision could have the effect of reducing the likelihood of derivative litigation against directors in the future. This proposition also may discourage or deter stockholders from bringing a lawsuit against directors for breach of their fiduciary duty or gross negligence even though such an action, if successful, might result in a judgment in favor of the Holding Company and its stockholders.

         Since these provisions limit the potential liability of directors and provide for indemnification of directors, and the Certificate of Incorporation requires a 80 percent vote of the total votes eligible to be cast by stockholders to amend, alter or repeal these provisions, it should be noted that the Board of Directors has an interest in and may benefit from these provisions. The Board is nevertheless of the view that the advantages of these provisions in encouraging qualified persons to serve and to exercise their best judgment without concern for personal monetary liability significantly outweigh the potential disadvantages.


         Preemptive Rights. The certificate of incorporation of the Holding Company will be amended prior to consummation of the Offering to provide that shareholders shall have preemptive rights except with respect to any stock options issued pursuant to a plan approved by the Stockholders and warrants issued by the Holding Company as part of the sale of the Units.

         Voting Rights. All voting rights are vested in the holders of First Federal Common Stock, each share being entitled to one vote. Upon the Merger, holders of Holding Company Common Stock will have the same voting rights.
Neither First Federal's Charter nor the Holding Company's Certificate of Incorporation permits cumulative voting for the election of directors.

         First Federal may, in general, effect a merger or consolidation or sale of all or substantially all of its assets, if approved by the holders of two-thirds (or a majority in the case of certain transactions with an interim institution) of the outstanding First Federal Common Stock. Under Delaware law, the Holding Company will be able to merge or consolidate with other corporations, or sell all or substantially all of its assets, with the approval of the holders of a majority of its outstanding Holding Company Common Stock.

         The Holding Company Common Stock, like that of First Federal, has no redemption, sinking fund or conversion privileges, and will be fully paid and non-assessable.

         Legal Investments. Under the laws of some jurisdictions, shares of Holding Company Common Stock may not be legal investments for certain institutions and fiduciaries, whereas shares of First Federal Common Stock are more likely to be. For example, under the laws of some jurisdictions, certain pension funds may not be permitted to invest in common stock or other securities of thrift institution holding companies. Stockholders of First Federal should consult their personal advisors or plan administrators regarding the permissibility under state law of investment in the Holding Company Common Stock.

         Continuation of Certain Provisions. The Holding Company's Certificate of Incorporation will continue certain provisions already contained in First Federal's Charter or Bylaws. Certain of these provisions, including those restricting removal of directors, could be deemed to have an anti-takeover effect and to render more difficult the removal of management. As described elsewhere in this Joint Proxy Statement/Prospectus, First Federal's 1993 Stock Option and Incentive Plan would also provide or accelerate benefits in certain events involving a change of control or takeover attempt.

         Certain regulatory provisions may also have a takeover defensive effect. OTS regulations generally require persons who intend to acquire control of a federally-insured capital stock savings institution to give 60-days' prior written notice to the OTS. OTS regulations also require prior OTS approval before any company may acquire control of savings institution.

         Limitations on Action by Stockholders. Under First Federal's Charter and Bylaws, special meetings may be called upon the written request of the holders of not less than one-tenth of all the outstanding capital stock of the Bank entitled to vote at the meeting. Under Delaware law, special meetings of stockholders may be called only by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws. The Certificate of Incorporation of the Holding Company provides that a special meeting of stockholders may be called only by a majority of the Board of Directors.

         The stockholders of First Federal may presently take action without a meeting with the written consent of all the holders of the common stock entitled to vote on such matters approving such action. The Certificate of Incorpora tion of the Holding Company provides that its stockholders may act only at an annual or special meeting.

         Amendment to Certificate of Incorporation and Bylaws. Amendments to the Holding Company's Certificate of Incorporation must be approved by the Holding Company's Board of Directors and also by a majority of the outstanding shares of the Holding Company's voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; director liability; power of indemnification; and amendments to provisions relating to the foregoing in the certificate of incorporation).

         The bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

         Purpose and Takeover Defensive Effects of the Holding Company's Certificate of Incorporation and Bylaws. The Board of Directors of First Federal believes that the provisions described above are prudent and will reduce the Holding Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. The Board of Directors believes these provisions are in the best interest of First Federal and of the Holding Company and its stockholders. In the judgment of the Board of Directors, the Hol ding Company's Board will be in the best position to determine the true value of the Holding Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Holding Company and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of the Holding Company and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Holding Company and which is in the best interests of all stockholders.

         Attempts to take over financial institutions and their holding companies have become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Holding Company and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Holding Company's assets.

         An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive the Holding Company's remaining stockholders of the benefits of certain protective provisions of the Exchange Act, if the number of beneficial owners becomes less than the 300 required for Exchange Act registration.

         Despite the belief of First Federal and the Holding Company as to the benefits to stockholders of these provisions of the Holding Company's
Certificate of Incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Holding Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, these provisions may prevent stockholders who might desire to participate in such a transaction from doing so even if such transaction is favored by a majority of the Holding Company's stockholders. Such provisions will also render the removal of the Holding Company's Board of Directors and of management more difficult. The Board will enforce the voting limitation provisions of the Certificate of Incorporation in proxy solicitations and accordingly could utilize these provisions to defeat proposals that are favored by a majority of the stockholders. The Boards of Directors of First Federal and the Holding Company, however, have concluded that the potential benefits outweigh the possible disadvantages.

         Pursuant to applicable law, at any annual or special meeting of its stockholders, the Holding Company may adopt additional charter provisions regarding the acquisition of its equity securities that would be permitted to a Delaware corporation. The Holding Company and First Federal do not presently intend to propose the adoption of further restrictions on the acquisition of the Holding Company's equity securities.

OTHER RESTRICTIONS ON ACQUISITIONS OF STOCK

         Delaware Anti-Takeover Statute. The Delaware General Corporation Law (the "DGCL") provides that buyers who acquire more than 15% of the outstanding stock of a Delaware corporation, such as the Holding Company, are prohibited from completing a hostile takeover of such corporation for three years. However, the takeover can be completed if (i) the buyer, while acquiring the 15% interest, acquires at least 85% of the corporation's outstanding stock (the 85% requirement excludes shares held by directors who are also officers and certain shares held under employee stock plans), or (ii) the takeover is approved by the target corporation's board of directors and two-thirds of the shares of outstanding stock of the corporation (excluding shares held by the bidder).

         However, these provisions of the DGCL do not apply to Delaware corporations with less than 2,000 stockholders or which do not have voting stock listed on a national exchange or listed for quotation with a registered national securities association. If this statute were applicable to the Holding Company, the Holding Company could exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by this provision. At the present time, the Board of Directors does not intend to propose any such amendment.

         Federal Regulation. Federal law provides that no company, "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire

"control" of a savings association at any time except upon application and the prior approval of the OTS. In addition, Federal regulations require that, prior to obtaining control of a savings association, a person, other than a company, must give 60 days' prior notice to the OTS and have received no OTS objection to such acquisition of control. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company. Under federal law (as well as the regulations referred to below) the term "savings association" includes state and federally chartered SAIF-insured institutions and federally chartered savings banks whose accounts are insured by the FDIC's Bank Insurance Fund and holding companies thereof.

         Control, as defined under federal law, in general means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings association's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings association's voting stock, if the acquiror also is subject to any one of eight "control factors," constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable. These federal regulations can make a change in control more difficult, even if desired by the holders of the majority of the shares of the stock. See "General Information -- Voting Securities and Principal Holders Thereof."


                                  THE OFFERING


         The Holding Company is offering for sale a minimum of 150,000 shares and a maximum of 200,000 shares of Common Stock at $10.00 per shares and a minimum of 3,400 units and a maximum of 3,700 Units ("Units") at $1,000 per Unit, each Unit consisting of $1,000 of 11 1/2% debentures due March 31, 2003 (the "Debentures") and nine warrants ("Warrant"). The Holding Company Common Stock and Units are to be issued to finance the purchase of the outstanding shares of First Federal Common Stock pursuant to the merger agreement between First Federal and the Holding Company dated May 21, 1997 as amended. The net proceeds of this Offering will be used to effectuate the purchase of some of the outstanding First Federal Common Stock pursuant to the Merger, resulting in a thrift holding company structure with First Federal as the wholly-owned, sole subsidiary of the Holding Company. Consummation of the Offering is contingent upon all conditions to the Merger being satisfied or waived, except that if regulatory and shareholder approvals are not obtained, the Offering will terminate.

SECURITY  OWNERSHIP OF CERTAIN  BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the pro forma beneficial ownership of Holding Company Common Stock upon the completion of the Offering of each of the directors of First Federal and all directors and executive officers as a group. The table assumes that (i) the directors and executive officers acquire the amount of Holding Company Common Stock set forth in the following table, (ii) 150,000 shares are issued as part of the Merger and
(iii) 150,000 minimum shares and 200,000 maximum shares of Holding Company Common Stock are issued.

         There are no arrangements known to the registrant, including any pledge by any person of securities of the registrant, the operation of which may at a subsequent date result in a change in control of the registrant.



                                                                           Indicated
                                                                            Holding            Percent of         Percent of
                                       Bank Shares                       Company share          Class at           Class at
                                       Beneficially      Percent of     ownership after        Minimum of         Maximum of
          Beneficial Owner               Owned(1)         Class(1)         the Merger(2)        Offering           Offering
          ----------------              ----------       ----------       ------------         ----------         ---------
DIRECTORS
Richard L. Peacock                         3,868            1.53             5,788                1.93%             1.65%
Ernest A. Wentrcek                         3,868            1.53             5,788                1.93              1.65
Jack W. Lester                            13,707            5.42            10,650                3.55              3.04
Ken Hayes                                  1,781             .70               570                 .19               .16
Phil Hobson(3)                            24,705            9.76               ---                 ---               ---
Charles Neelley                           22,915            9.05            53,405               17.82             15.27
J. Roland Ruffino                          6,765            2.67             5,800                1.93              1.66
Robert H. Conaway                         18,135            7.17            10,000                3.34              2.86
George Koenig                                 56             .02               140                 .05               .04
J. Stanley Stephen                         7,771            3.07             9,070                3.03              2.59

EXECUTIVE OFFICERS
Mary L. Hegar                                750             .30             1,875                 .63               .54
Directors and executive officers
 of First Federal as a group
(11 persons)                             104,321           41.22           103,086               34.36             29.45

-------------------
(1) Amounts include shares held directly and jointly with family members, as well as shares which are held in retirement accounts, or held by certain members of the named individuals' families, or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the respective Directors may be deemed to have sole or shared voting and/or investment power. Amounts also include stock option awards of 4,143 and 1,553 to President Stephen and some non-employee Directors at the time of First Federal's conversion to stock form, respectively.

(2) Excludes First Federal stock options which will be cancelled in the transaction.


(3) Director Hobson intends to resign from the Board of Directors prior to the closing of the Merger.

DEBENTURES

         The Debentures will be unsecured subordinated obligations of the Holding Company, will be limited to an aggregate principal amount of $3,700,000 and will mature March 31, 2003. The Debentures will bear interest at the rate of 11 1/2 percent per annum from the date of issuance, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable quarterly on the 15th calendar day of July, October, January and April of each year (or the next succeeding business day if the 15th calendar day is not a business day), commencing July 15, 1998, to the Person in whose name the Debenture (or any predecessor Debenture) is registered at the close of business on the Regular Record Date for such interest, which shall be July 1, October 1, January 1 or April 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

         The Indenture provides that the Holding Company will not (i) declare or pay any dividend or make any other distribution on any Junior Securities, except dividends or distributions payable in Junior Securities, or (ii) purchase, redeem or otherwise acquire or retire for value any Junior Securities, except Junior Securities acquired upon conversion thereof into other Junior Securities, or (iii) permit a Subsidiary to purchase, redeem or otherwise acquire or retire for value any Junior Securities if, at the time such dividend, distribution, purchase, redemption or other acquisition is effected, a default in the payment of any interest upon any Debenture when it becomes due and payable or a default in the payment of the principal of (or premium, if any, on) any Debenture at its Maturity shall have occurred and be continuing.

         The term "Junior Securities" means (i) shares of Common Stock of the Holding Company, (ii) shares of any other class or classes of capital stock of the Holding Company, (iii) any other non-debt securities of the Holding Company (whether or not such other securities are convertible into Junior Securities), or (iv) debt securities of the Holding Company (other than the Debentures) as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such debt securities are not Senior Indebtedness with respect to, or do not rank pari passu with, the Debentures.

WARRANTS

         Each Unit issued in the Offering will contain nine Warrants, each of which will entitle the holder thereof to purchase one share of the Holding Company's Common Stock at an exercise price of $12.50 at any time prior to 5:00 p.m., Eastern Time on March 31, 2003. The number of shares purchasable upon exercise of the Units and the exercise price shall be subject to adjustment to reflect among other things, stock dividends on or stock splits of the Common Stock or reclassification of its shares of Common Stock. In such situation, the number of shares purchasable upon exercise will be adjusted so that the Warrant holder shall be entitled to receive the kind and number of shares which the holder thereof would have owned or been entitled to receive after the occurrence of any of such events if the Units had been exercised prior thereto. The exercise price will be adjusted accordingly. It is not anticipated that the Units will be traded publicly, and therefore investors may experience substantial difficulty liquidating their investment in the Units. If a market should develop for the Units, the market price may be greater or less than the portion of each Unit's price which is attributable to the Warrants offered hereby. The Warrants have no value other than as the right to acquire Common Stock of the Holding Company at the exercise price. The Warrants do not confer upon the holders thereof any of the rights or privileges of a stockholder.
Accordingly, the Warrants do not entitle holders thereof to receive any dividends, to vote, to call meetings or to receive any distribution upon a liquidation of the Company. The Holding Company has authorized and reserved for issuance a number of shares of Common Stock sufficient to provide for the exercise of the rights represented by the Warrants. Shares issued upon exercise of the Warrants will be fully paid and nonassessable. Warrants not exercised prior to 5:00 p.m., Central Time, on March 31, 2003 shall become null and void. Exercise of Warrants may give rise to a rebuttable presumption of control or result in a change in control for which prior approval of the OTS may be necessary. See "Other Restrictions on Acquisitions of Stock - Federal Regulation."


           PROPOSAL III - RATIFICATION OF THE APPOINTMENT OF AUDITORS

         The Board of Directors has renewed First Federal's arrangement for Crowe, Chizek and Company LLP ("Crowe Chizek") to be its auditors for the 1997 fiscal year, subject to the ratification of the appointment by First Federal's stockholders. A representative of Crowe Chizek is expected to attend the Meeting to respond to appropriate questions and will have an opportunity to make a statement if he so desires.


         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF CROWE, CHIZEK AND COMPANY LLP AS FIRST FEDERAL'S AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1997.

                      PROPOSAL IV - ADJOURNMENT OF MEETING

         The Merger, as described above, must be approved by a majority of the outstanding shares of Common Stock. The form of Revocable Proxy sent to stockholders with this proxy statement sets forth a proposal to permit the proxy holder to vote the proxy in favor of adjournment of the Meeting in order to solicit additional proxies if, by the date of the Meeting, a majority of the shares of Common Stock are not voted in favor of the Merger. The proposal to authorize such adjournment must be approved by a majority of the votes present in person or by proxy at the Meeting.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THIS PROPOSAL AND REQUESTS THAT STOCKHOLDERS CHECK THE BOX PERMITTING ADJOURNMENT OF THE MEETING IN THE EVENT SUFFICIENT VOTES ARE NOT CAST IN FAVOR OF THE MERGER.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The Holding Company has only recently been formed and, accordingly, has no results of operations. The following discussion is intended to provide information to facilitate the understanding and assessment of significant changes and trends related to the financial condition of First Federal and the results of its operations. This discussion and analysis should be read in conjunction with First Federal's audited financial statements and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. See "Recent Financial Data; Management's Discussion of Recent Results" for a discussion of First Federal's financial condition as of June 30, 1997.

GENERAL

         First Federal's major goals are to provide high quality full service retail banking on a profitable basis to its customers through its offices located in Bryan/College Station and its loan production offices located in its expanded trade area between Dallas, Houston and Austin, Texas. First Federal intends to continue to focus primarily on one-to four-family residential loans, direct and indirect consumer lending, including home improvement loans and construction loans, and commercial business loans, some of which are partially guaranteed by the U.S. Small Business Administration. In addition, First Federal also seeks to continue to improve its asset quality and continue to minimize, to the extent possible, its vulnerability to changes in interest rates in order to maintain a reasonable spread between its average yield on loans and securities and its average cost of interest paid on deposits and borrowings.

         First Federal's net interest income has historically been dependent largely upon the difference ("spread") between the average yield earned primarily on loans, and to a lesser extent mortgage-backed securities and other securities ("interest-earning assets") and the average rate paid on savings and other deposits and borrowings ("interest-bearing liabilities"), as well as the relative amounts of such assets and liabilities. The interest rate spread between interest-earning assets and interest-bearing liabilities is impacted by several factors including economic and competitive conditions that influence interest rates, loan demand, deposit flows, regulatory developments and the types of assets and liabilities on its balance sheet.

         Like all financial institutions, First Federal has always been subject to interest rate risk because its interest-bearing liabilities (primarily deposits) mature or reprice at different times, or on a different basis than its interest-earning assets (primarily loans). First Federal's net income is also affected by gains and losses on the sale of loans, loan servicing rights and investments, provisions expensed for loan and other repossessed real estate losses, service charge fees, loan servicing income, fees for other financial services rendered, operating expenses and income taxes. First Federal believes that building its earnings from net interest income and noninterest income, such as the profitable sale of long-term, fixed rate loans to the secondary market utilizing a fully-staffed residential loan department and SBA business loan staff, along with income from service charges and fees on checking accounts from its recent transition to full service retail banking, while continuing to reduce operating expenses, can provide a stable foundation for successful operations. Noninterest income can provide an excellent source of secondary income through fees charged to customers for services rendered, without requiring additional capital.

         First Federal's recent restructuring to provide full service banking and more convenience to its customers has caused an increase in First Federal's operating expense levels which, despite the recent increase in net interest income, resulted in First Federal's operating expenses exceeding its net interest income for the fiscal year ending September 30, 1996. See "Management's Discussion of Recent Results."

         Since 1991, First Federal has relied primarily on its noninterest income for net income. While First Federal's noninterest income has been a relatively steady source of income, it is highly dependent upon the ability of First Federal to originate loans and realize profits on the sale of these loans and related servicing rights to the secondary market and to increase its service charge and fee income from additional checking accounts resulting from its recent transition to full-service banking. Over the past year, the volume of origination and sale of these residential mortgage loans by First Federal declined; however, First Federal experienced an increase of $117,000 in profits from the sale of loans and mortgage servicing rights in part due to the sale in 1996 of servicing rights originated in previous years. First Federal believes this decline in the volume of origination and sale of residential mortgage loans was caused by an increase in the general market interest rates during the first part of fiscal 1996, and also by an ever-increasing number of residential mortgage lenders in its primary trade area competing for the same overall volume. Total noninterest income increased $281,000 from 1995 to 1996, while noninterest expense increased $67,000 (excluding the one-time special SAIF assessment of $333,000 in 1996).

         In order to offset this decline in First Federal's origination and sale of residential mortgage loans to the secondary market, First Federal's senior management is continuing to restructure its residential mortgage lending department to improve further its efficiency and effectiveness while expanding consumer and small business lending. In addition, senior management has continued its effort to control operating expenses. Noninterest expense (operating expenses which do not include interest paid on deposit accounts and other borrowings) increased slightly from 4.47% of average assets for the year ended September 30, 1995, to 4.61% for the year ended September 30, 1996 (excluding the SAIF assessment). Management believes that continuing this strategy will help it meet the full-service banking needs of its customers in its competitive market, contributing to increased checking accounts and service charges and fee income therefrom.

ASSET/LIABILITY MANAGEMENT

         First Federal, like all financial institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice more rapidly, or on a different basis, than its interest-earning assets, some of which may be longer term or fixed interest rate. Loans maturing within five years total $40.3 million or 77.6% of total loans, while loans maturing over five years total $11.6 million or 22.4% of total loans. At September 30, 1996, only $2.2 million of its total residential loan portfolio of $30.5 million consisted of long-term, fixed-rate loans which were predominantly originated prior to 1980. As a continuing part of its financial strategy, First Federal continually considers methods of managing any such asset/liability mismatch, consistent with maintaining acceptable levels of net interest income.

         In order to monitor and manage interest rate sensitivity and interest rate spread, First Federal created an Asset/Liability Committee ("ALCO"), composed of its President, Senior Vice President/Financial, Executive Vice President of Operations and one outside Director. The responsibilities of the ALCO are to assess First Federal's asset/liability mix and recommend strategies that will enhance income while managing First Federal's vulnerability to changes in interest rates.

         First Federal's asset/liability management strategy has two goals. First, First Federal seeks to build its net interest income and noninterest income while adhering to its underwriting and lending guidelines. Second, and to a lesser extent, First Federal seeks to increase the interest rate sensitivity of its assets and decrease the interest rate sensitivity of its liabilities so as to reduce First Federal's overall sensitivity to changes in interest rates. First Federal places its primary emphasis on maximizing net interest margin, while striving to better match the interest rate sensitivity of its assets and liabilities. There can be no assurance that this strategy will achieve the desired results and will not result in substantial losses in the event of an increase in interest rate risk.

         As part of this strategy, management has recently emphasized growth in noninterest-bearing deposits such as checking accounts or lower interest-bearing savings deposits by offering full service retail banking. In order to minimize the possible adverse impact that a rise in interest rates may have on net interest income, First Federal has developed several strategies to manage its interest rate risk. Primarily, First Federal is currently selling all newly-originated one-to four-family residential mortgage loans which are saleable in the secondary market--most of which are long-term fixed-rate loans. In addition, First Federal currently offers three-year fixed rate balloon loans and other adjustable rate loans, and has implemented an active, diversified short-term consumer lending program, giving First Federal an opportunity to reprice its loans on a more frequent basis.

NET PORTFOLIO VALUE

         The OTS, First Federal's primary regulator has issued a proposed rule for the calculation of an interest rate risk component for institutions with a greater than "normal" (i.e., greater than 2%) level of interest rate risk exposure ("NPV"). The OTS has not yet implemented the capital deduction for interest rate risk. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts. This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. Under OTS regulations, an institution's "normal" level of interest rate risk in the event of an assumed change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2% of the present value of its assets. If a capital deduction was required for the September, 1996 reporting period, the deduction for risk-based capital purposes would not be material to First Federal.

         It has been, and continues to be, an objective of First Federal's Board of Directors and management to manage interest rate risk. First Federal's asset/liability policy, established by the Board of Directors, dictates acceptable limits on the amount of change in NPV given certain changes in interest rates. See "- Asset/Liability Management."

         Presented below, as of March 31, 1997, is an analysis of First Federal's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 400 basis points in accordance with OTS regulations. As illustrated in the table, NPV is more sensitive to rising rates than declining rates. This occurs principally because, as rates rise, the market value of fixed-rate loans declines due to both the rate increase and slowing prepayments. When rates decline, First Federal does not experience a significant rise in market value for these loans because borrowers prepay at relatively high rates. OTS assumptions are used in calculating the amounts in this table.


                                                                           Acceptable Limits
                                                                        Established by Board of
         Change in                              At March 31, 1997              Directors
       Interest Rate           Estimated     ------------------------         ----------
      (Basis Points)            NPV             $ Change   % Change             % Change
      --------------                            --------   --------             --------
                        (Dollars in Thousands)
            +400              $6,356            $ (880)      (12)%                (75)%
            +300               6,670              (566)       (8)                 (50)
            +200               6,941              (295)       (4)                 (30)
            +100               7,144               (92)       (1)                 (15)
             ---               7,236               ---       ---                  ---
            -100               7,156               (80)       (1)                 (15)
            -200               6,987              (249)       (3)                 (30)
            -300               6,961              (275)       (4)                 (50)
            -400               7,086              (150)       (2)                 (75)


         Management reviews the OTS measurements on a quarterly basis. In addition to monitoring selected measures on NPV, management also monitors effects on net interest income resulting from increases or decreases in rates. This measure is used in conjunction with NPV measures to identify excessive interest rate risk. In the event of a 400 basis point change in interest rates, First Federal would experience a 2% decrease in NPV in a declining rate environment and a 8.0% decrease in a rising rate environment. As of March 31, 1997, an increase in interest rates of 200 basis points would have resulted in a 4% decrease in the present value of First Federal's assets, while a change in the interest rates of negative 200 basis points would have resulted in a 3% decrease in the present value of First Federal's assets.

         In evaluating First Federal's exposure to interest rate risk, certain shortcomings inherent in the method of analysis presented in the foregoing tables must be considered. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. For example, projected passbook, money market and checking account maturities may also materially change if interest rates change. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. First Federal considers all of these factors in monitoring its exposure to interest rate risk.

AVERAGE BALANCES, INTEREST RATES AND YIELDS

         The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities and the rates, expressed both in dollars and rates and the net interest margin. No tax equivalent adjustments were made. Average balances are the beginning balance for the year plus the ending balance for each month divided by thirteen, and include the balances of non-accruing loans. The yield includes fees which are considered adjustments to yields.



                                                                      Year Ended September 30,
                                                    1996                           1995                             1994
                                                    ----                           ----                             ----
                                       Average                       Average                          Average
                                      Outstanding  Interest         Outstanding     Interest         Outstanding   Interest
                                        Balance    Earned     Yield   Balance        Earned    Yield   Balance     Earned    Yield
                                      -----------  --------   ----- -----------     --------   ----- -----------   --------  -----
                                                                            (Dollars in Thousands)


Interest-earning
 assets:
  Loans receivable, net..............    $48,185   $4,407     9.15%  $47,464         $4,187     8.82%  $ 43,009   $ 3,619    8.41%
  Mortgage-backed securities........       1,573       99     6.29     2,440            162     6.64      3,259       205    6.29
  Securities.........................      1,000       46     4.60     1,000             42     4.20      1,000        33    3.30
  Interest bearing deposits
   with Federal Home Loan Bank.......      3,870      227     5.87     4,329            259     5.98      3,379       133    3.94
  Other interest-earning assets......        817       49     6.00       767             48     6.26        725        30    4.14
                                        --------   ------             ------                           --------   -------

    Total interest-earning assets...      55,445    4,828     8.71    56,000          4,698     8.39     51,372     4,020    7.83

 Noninterest-earning assets..........      3,478                       3,255                            2,804
                                        --------                     -------                         --------
  Total assets.......................    $58,923                     $59,255                         $ 54,176
                                         =======                     =======                         ========

                                                                              Year Ended September 30,
                                       -------------------------------------------------------------------------------------------
                                                    1996                           1995                           1994
                                       -------------------------------- ------------------------------- --------------------------
                                         Average                      Average                          Average
                                       Outstanding Interest         Outstanding  Interest           Outstanding  Interest
                                         Balance     Paid     Cost    Balance     Paid     Cost        Balance      Paid    Cost
                                       ----------- --------   ----  -----------  --------  ----     -----------  --------   ----
                                                                          (Dollars in Thousands)

Interest-bearing liabilities:
 Deposits............................   $51,243     $2,358    4.60%  $49,793     $2,146    4.30%     $ 47,786    $ 1,701    3.56%
 FHLB advances.......................        89          5    5.62     2,085        148    7.10           679        57     8.39
                                        -------     ------           -------     ------              --------    -------
   Total interest-bearing liabilities    51,332      2,363    4.60    51,878      2,294    4.42        48,465     1,758     3.63
                                                    ------    ----               ------    ----      --------     -----

 Other liabilities(2)................     3,306                        3,282                            1,860
                                        -------                      -------                         --------
 Total liabilities ..................    54,638                       55,160                           50,325
 Stockholders' equity................     4,285                        4,095                            3,851
                                        -------                      -------                         --------

 Total liabilities and
  stockholders' equity...............   $58,923                      $59,255                         $ 54,176
                                        =======                      =======                         ========
Net interest income;
 interest rate spread................               $2,465    4.11%              $2,404    3.97%                 $ 2,262    4.20%
                                                    ======    ====               ======    ====                  =======    ====
Net interest margin(1)...............                         4.45%                        4.29%                            4.40%
                                                              ====                         ====                             ====
Average interest-earning assets
 to average interest-bearing
 liabilities.........................   108.01%                      107.95%                           106.00%
                                        ======                       ======                            ======


(1)      Net  interest   margin  is  net  interest  income  divided  by  average
         interest-earning assets.
(2)      Including noninterest-bearing deposits.

         The following table sets forth the yields on loans, mortgage-backed securities, securities and other interest-earning assets, the rates on savings deposits and borrowings and the resultant interest rate spreads at the dates and for the periods indicated.



                                                                                     At September 30,
                                                                             ----------------------------
                                                                             1996        1995        1994
                                                                             ----        ----        ----
Weighted average yield on:
 Loans receivable..........................................................   9.35%       9.06%      8.44%
 Mortgage-backed securities................................................   6.59        6.94       6.05
 Securities................................................................   4.51        4.44       3.21
 Other interest-earning assets.............................................   5.79        6.06       5.82

 Combined weighted average yield on interest-earning assets................   9.00        8.60       7.91

Weighted average rate paid on:
Deposits...................................................................   4.33        4.38       3.62
Borrowings.................................................................    ---        7.10        ---

Combined weighted average rate paid on interest-bearing liabilities........   4.33        4.43       3.62

Spread.....................................................................   4.67%       4.17%      4.29%



                                                                                        For the Year Ended
                                                                                           September 30,
                                                                                   -----------------------------
                                                                                   1996         1995        1994
                                                                                   ----         ----        ----
Weighted average yield on:
 Loans receivable.............................................................     9.15%        8.82%       8.41%
 Mortgage-backed securities...................................................     6.29         6.64        6.29
 Securities...................................................................     4.60         4.20        3.30
 Other interest-earning assets................................................     5.89         6.02        3.97

  Combined weighted average yield on interest-earning assets..................     8.71         8.39        7.83

Weighted average rate paid on:
 Deposits.....................................................................     4.60         4.30        3.56
 Borrowings...................................................................     5.62         7.10        8.39

  Combined weighted average rate paid on interest-bearing liabilities.........     4.60         4.42        3.63

Spread........................................................................     4.11         3.97        4.20

Net interest margin (net interest-earnings  divided by average  interest-
  earning assets, with net interest-earnings equaling the difference
  between the dollar amount of interest-earned and paid)......................     4.45%        4.29%       4.40%

         The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities for the periods shown. It distinguishes between the increase in interest income and interest expense related to higher outstanding balances and that due to the levels and volatility of interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in rate (i.e., changes in rate multiplied by old volume) and (ii) changes in volume (i.e., changes in volume multiplied by old rate). For purposes of this table, changes attributable to both rate and volume have been allocated proportionately to the change due to volume and the change due to rate.

                                                                               Year Ended September 30,
                                                          ----------------------------------------------------------------
                                                                  1995 vs. 1996                   1994 vs. 1995
                                                          ----------------------------------------------------------------
                                                               Increase                   Increase
                                                              (Decrease)                 (Decrease)
                                                                Due To          Total      Due To                Total
                                                          -----------------   Increase  --------------------     Increase
                                                           Volume     Rate   (Decrease) Volume       Rate       (Decrease)
                                                          --------- -------  ---------- --------   ---------    ---------
                                                                             (Dollars in Thousands)
Interest-earning assets:
 Loans................................................     $ 64      $156      $220       $387        $181         $568
 Mortgage-backed securities..........................       (55)       (8)      (63)       (54)         11          (43)
 Securities...........................................       ---        4         4        ---           9            9
 Interest bearing deposits with Federal
   Home Loan Bank.....................................      (22)      (10)      (32)        44          82          126
 Other interest-earning assets........................        3        (2)        1          2          16           18
                                                           -----    -----      ----       ----         ---       ------

  Total interest-earning assets.......................      (10)      140       130        379         299          678
                                                           ----     -----      ----       ----         ---       ------

Interest-bearing liabilities:
 Deposits.............................................       64       148       212         74         371          445
 FHLB advances .......................................     (117)      (26)     (143)       108         (17)          91
                                                           ----     -----      ----       ----       -----       ------

   Total interest-bearing liabilities.................      (53)      122        69        182         354          536
                                                           -----    -----      ----       ----       -----        -----

Net interest income...................................     $ 43     $  18                 $197       $ (55)
                                                           =====    =====                 ====       =====

Net increase in net interest income...................                         $ 61                               $ 142
                                                                               ====                               =====

RESULTS OF OPERATIONS

         First Federal's results of operations are primarily dependent on its net interest income--which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Interest income is a function of the average balances of interest-earning assets outstanding during the period and the average yields earned on such assets. Interest expense is a function of the average amount of interest-bearing liabilities outstanding during the period and the average rates paid on such liabilities. First Federal also generates noninterest income, such as income from service charges and fees on checking accounts, loan servicing and other fees and charges and gains on sales of loans and servicing rights. First Federal's net income is also affected by the level of its noninterest expenses, such as employee salaries and benefits, occupancy and equipment expenses, and federal deposit insurance premiums.

COMPARISON OF FISCAL YEAR ENDED SEPTEMBER 30, 1996 TO SEPTEMBER 30, 1995

         General. First Federal reported net income of $234,000 for the year ended September 30, 1996 compared to $211,000 for the year ended September 30, 1995, an increase of $23,000, or 10.9%. Excluding the nonrecurring September 1996 SAIF assessment, after tax net income would have been $454,000. This represents a 115% increase over net income from the previous year. The increase in net income resulted primarily from an increase in service charge income of $172,000 coupled with an increase in gain on sale of loans and mortgage servicing rights of $117,000. In addition, the Bank recorded a negative provision for loan losses of ($52,000) for the year ended September 30, 1996 compared to $27,000 for the year ended September 30, 1995. These items were largely offset by a $333,000 special SAIF assessment for SAIF insured deposits as a result of a federal law enacted on September 30, 1996. These items are more fully discussed below.

         Net Interest Income. Net interest income increased $61,000 to $2.5 million for the year ended September 30, 1996 from $2.4 million for the year ended September 30, 1995. This increase resulted primarily from increases in both the yield earned and the average balance of the Bank's loan portfolio, offset in part by an 18 basis point increase in the Bank's cost of funds. The increase in the yield on loans of 33 basis points was primarily the result of an increase in consumer automobile loans which yield a higher rate of interest than traditional mortgage loans and the origination of three year balloon loans at higher initial rates. As a result, First Federal's net interest margin increased to 4.45% for the year ended September 30, 1996 from 4.29% for the year ended September 30, 1995. The spread between the average yield on interest-earning assets and the average cost of interest-bearing liabilities also increased from 3.97% for the year ended September 30, 1995 to 4.11% for the year ended September 30, 1996.

         Provision for Loan Losses. The Bank recorded a $52,000 negative provision for loan losses for the year ended September 30, 1996 compared to a $27,000 provision for loan losses for the year ended September 30, 1995. The decrease in the provision for loan losses was a result of management reevaluation of estimates used in calculating the allowance for loan losses due to a decrease in delinquencies and nonaccrual loans, continued low levels of actual charge-offs over the last three fiscal years relative to the allowance for loan losses and the use of credit-default loss insurance coverage for new automobile loans to limit the Bank's loan loss exposure. The provision for loan losses is based on management's periodic review of the Bank's loan portfolio which considers, among other factors, past actual loan loss experience, the general prevailing economic conditions, changes in the size, composition and risks inherent in the loan portfolio, independent third-party loan reviews, and specific borrower considerations such as the ability to repay the loan and the estimated value of the underlying collateral. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for estimated losses on loans. Such agencies may require the Bank to provide additions to the allowance based upon judgments which differ from those of management.

         Noninterest Income. Noninterest income increased to $873,000 for the year ended September 30, 1996 from $592,000 for the year ended September 30, 1995. The increase was primarily due to increased service charge income of $172,000 resulting from service charges assessed on a new checking account coupled with an increase in return check charges. In addition, the Bank realized a $117,000 increase in the gain on sale of loans and mortgage servicing rights due to a large extent to the sale of all Federal Home Loan Mortgage Corporation ("FHLMC") servicing rights.

         Noninterest Expense. Noninterest expense increased $400,000 to $3.0 million for the year ended September 30, 1996 from $2.6 million for the year ended September 30, 1995 primarily as a result of a $333,000 special FDIC assessment on SAIF-insured deposits which was enacted into law on September 30, 1996. As a result, the Bank will experience a reduction in its SAIF insurance expense in future periods. In addition, occupancy and equipment expense increased $37,000 due to an increase in depreciation and the remodeling of the main office, and data processing expense increased $37,000 as a result of the Bank's full year's operations on the new data processing system, which was implemented to provide full service retail banking to First Federal customers.

         Income Taxes. Income tax expense decreased $2,000 from $110,000 for the year ended September 30, 1995 to $108,000 for the year ended September 30, 1996, reflecting a tax rate of 31.6% for the year ended September 30, 1996 versus 34.3% for the year ended September 30, 1995.

COMPARISON OF FISCAL YEAR ENDED SEPTEMBER 30, 1995 TO SEPTEMBER 30, 1994

         General. First Federal reported net income of $211,000 for the year ended September 30, 1995 compared to $193,000 net income in fiscal 1994, excluding $264,000 (after-tax) additional net income due to the settlement of a lawsuit filed by First Federal. Total net income for fiscal 1994 was $457,000, including proceeds from the settlement of the lawsuit. Thus, the net income of $211,000 for the year ending September 30, 1995, was $246,000 less than the total net income for the year ending September 30, 1994 (including income from settlement of the law suit). In addition, for the years ending September 30, 1994, and September 30, 1995, significant one-time expenses were incurred in connection with the transition of the Bank into full-service retail banking. Therefore, this decrease resulted primarily from an increase in the provision for loan losses from a $401,000 (before-tax) negative provision (resulting from the lawsuit recovery) to a $27,000 provision in 1995.

         Net Interest Income. Net interest income increased $142,000 to $2.4 million for the year ended September 30, 1995 from $2.3 million for 1994. This increase resulted primarily from increases in both the yield earned and the average balance of the Bank's loan portfolio, offset in part by an increase in the Bank's cost of deposits reflecting an increase in general market interest rates and, to a lesser extent, an increase in the average deposit balance. As a result, for the year ended September 30, 1995, First Federal's net interest margin decreased to 4.29% and the spread between the average yield on interest earning assets and the average cost of funds decreased from 4.20% for 1994 to 3.97% for 1995.

         Provision for Loan Losses. During the year ended September 30, 1995, First Federal recorded a provision for loan losses of $27,000 based on management's analysis of the loan portfolio, as described above. During the year ended September 30, 1994, the Bank recorded a negative loan loss provision of $401,000 primarily as a result of $400,000 of proceeds received ($264,000 net of income tax) from the settlement of a lawsuit filed by First Federal and related to a previously charged-off pool of automobile loans.

         Management will continue to monitor the appropriate factors when considering future levels of provisions and the allowance for loan losses. While management believes that it uses the best information available to determine the allowance for estimated loan losses, unforeseen market conditions could result in adjustments to the allowance for estimated loan losses and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in determining the allowance. In addition, the OTS as part of its review process may require the Bank to establish additional general or specific allowances.

         Noninterest Income. Noninterest income declined to $592,000 for the year ended September 30, 1995 from $1.1 million for the previous year, primarily due to a $695,000 decline in profits from the sale of loans and servicing rights. This drop in profits reflects both a rising interest rate environment for the first half of 1995, and significant increased competition from additional residential mortgage lenders in First Federal's primary trade area.

         Noninterest Expense. Noninterest expense declined by $448,000 to $2.6 million for the year ended September 30, 1995 from $3.1 million for the year ended September 30, 1994. This decrease reflects management's continuing efforts to reduce expenses in all areas of operations of the Bank, while at the same time absorbing some one-time expenses in connection with the transition into full-service retail banking.

         Income Taxes. Income tax expense decreased $124,000 to $110,000 for the year ended September 30, 1995 as compared to $234,000 for the previous year, reflecting the lower 1995 pretax earnings of the Bank.

FINANCIAL CONDITION

         First Federal's total assets were $57.6 million as of September 30, 1996 compared to $61.4 million at September 30, 1995, a decrease of $3.8 million, or 6.2%. The decrease was a direct result of a planned reduction of high-cost deposits of $3.3 million resulting from management's decision to lower excess cash on hand by decreasing higher cost deposits. In addition, First Federal no longer had FHLB advances outstanding at September 30, 1996 compared to $1.1 million at September 30, 1995.

         Loans receivable (excluding loans held for sale at month end to the secondary market) increased $2.4 million to $49.2 million at September 30, 1996 from $46.8 million at September 30, 1995. The increase resulted primarily from the origination of credit-default insured auto loans. This increase was offset by a decrease in cash and cash equivalents of $4.1 million due to the planned reduction in high-cost deposits and the utilization of any remaining excess cash balances to fund loan originations.

LIQUIDITY AND CAPITAL RESOURCES

         First Federal's primary sources of funds are deposits, checking accounts, principal and interest payments on loans and mortgage related securities, proceeds from sales of long term, fixed-rate residential mortgage loans and other funds provided from operations. Additionally, First Federal may borrow funds from the Federal Home Loan Bank of Dallas or utilize particular sources of funds based on need, comparative costs and availability at the time.

         While scheduled loan and mortgage-backed securities repayments, short-term investments, and FHLB borrowings are relatively stable sources of funds, deposit flows are unpredictable and are a function of external factors including competition, the general level of interest rates, general economic conditions and most recently, the restructuring occurring in the thrift institutions industry.

         First Federal maintains investments in liquid assets based on management's assessment of cash needs, expected deposit flows, availability of advances from the FHLB, available yield on liquid assets (both short-term and long-term) and the objectives of its asset/liability management program. Several options are available to increase liquidity, including reducing loan originations, increasing deposit marketing activities, and increasing borrowings from the FHLB.

         Federal regulations require insured institutions to maintain minimum levels of liquid assets. At September 30, 1996, First Federal's regulatory liquidity ratio was 8.27% or 3.27% above the 5% regulatory requirement. First Federal uses its capital resources principally to meet its ongoing commitments to fund maturing certificates of deposits and deposit withdrawals, repay borrowings, fund existing and continuing loan commitments, maintain its liquidity and meet operating expenses. At September 30, 1996, First Federal had commitments to originate loans, including loans in process, totaling $7.6 million. First Federal also had $112,000 of outstanding unused lines of credit and $175,000 of letters of credit. First Federal considers its liquidity and capital resources to be adequate to meet its foreseeable short and long-term needs. First Federal expects to be able to fund or refinance, on a timely basis, its material commitments and long-term liabilities. First Federal also has the ability, if needed, to borrow up to $20.3 million from the FHLB of Dallas for liquidity purposes. At September 30, 1996, First Federal had no advances outstanding from the Federal Home Loan Bank.

         First Federal's liquidity, represented by cash equivalents, is a product of its operating, investing and financing activities. These activities are summarized below for the periods indicated.


                                                      Year Ended      Year Ended
                                                     September 30, September 30,
                                                           1996             1995
                                                     -------------     ---------
                                                             (In Thousands)
Operating Activities:
 Net income..............................................   $  234      $   211

 Adjustment to reconcile net income or loss to net
  cash provided by operating activities..................    1,811          583
                                                            ------      -------
 Net cash provided by operating activities...............    2,045          794
 Net cash used in investing activities...................   (1,615)      (5,433)
 Net cash provided by (used in) financing activities.....   (4,565)       5,120
                                                           -------      -------
 Net increase (decrease) in cash and cash equivalents....   (4,135)         481
 Cash and cash equivalents at beginning of period........    6,941        6,460
                                                           -------      -------
 Cash and cash equivalents at end of period..............  $ 2,806      $ 6,941
                                                           =======      =======


         The primary investing activity of First Federal is lending. Loans originated net of repayments and sales used $1.1 million and $5.3 million in cash for the year ended September 30, 1996 and September 30, 1995, respectively. During the years ended September 30, 1996 and 1995, deposits decreased $3.3 million (through a planned reduction of higher costing deposits) and increased $4.1 million, respectively.

         On April 22, 1993, First Federal issued 207,159 shares of common and 87,263 shares of preferred stock at $10 per share and received proceeds of $2.4 million, net of costs to convert from a mutual savings institution to a federal stock institution and recapitalize First Federal. Prior to the conversion, First Federal did not meet its minimum capital requirements. As a result, First
Federal was subject to conditions specified in a Consent Agreement dated September 20, 1990 and an Operating Agreement dated August 28, 1992. With the completion of the conversion, on July 1, 1993, the OTS terminated these agreements. First Federal's tangible, core and risk-based capital was $4.3 million, $4.3 million and $4.6 million at September 30, 1996, which exceeded the minimum required capital levels of $868,000, $1.7 million and $3.3 million, respectively. See Note 10 of Notes to Consolidated Financial Statements.

IMPACT OF INFLATION AND CHANGING PRICES

         The Consolidated Financial Statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles ("GAAP"), which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time because of inflation.

         Unlike industrial companies, virtually all of First Federal's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than the effects of general inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. In the current interest rate environment, the liquidity, maturity structure and quality of First Federal's assets and liabilities are critical to the maintenance of acceptable performance levels.

EFFECT OF NEW ACCOUNTING STANDARDS

         In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of." SFAS No. 121 requires that long lived assets and certain identifiable intangibles be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. However, SFAS No. 121 does not apply to financial instruments, core deposit intangibles, mortgage and other servicing rights or deferred tax assets. The adoption of SFAS No. 121 for the year ending September 30, 1997 is not expected to have a material impact on the results of operations or financial condition of First Federal.

         In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122 ("SFAS No. 122"), "Accounting for Mortgage Servicing Rights." SFAS No. 122 requires an institution that purchases or originates mortgage loans and sells or securitizes those loans with servicing rights retained to allocate the cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. In addition, institutions are required to assess impairment of the capitalized mortgage servicing portfolio based on the fair value of those rights. SFAS No. 122 is effective for fiscal years beginning after December 15, 1995. SFAS No. 122 will be superseded by Statement of Financial Accounting Standards No. 125 after December 31, 1996. The adoption of SFAS No. 122 for the year ending September 30, 1997 is not expected to have a material impact on the results of operations or financial condition of First Federal.

         In November 1995, the FASB issued Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock Based Compensation," ("SFAS No. 123"). This statement establishes financial accounting standard for stock-based employee compensation plans. SFAS No. 123 permits First Federal to choose either a new fair value based method or the current APB Opinion 25 intrinsic value based method of accounting for its stock-based compensation arrangements. SFAS No. 123 requires pro forma disclosures of net earnings and earnings per share computed as if the fair value based method had been applied in financial statements of companies that continue to follow current practice in accounting for such arrangements under Opinion 25. The disclosure provisions of SFAS No. 123 are effective for fiscal years beginning after December 15, 1995 and are not expected to have a material impact on the results of operations or financial condition of First Federal.

         In June 1996, the FASB released Statement of Financial Accounting Standards No. 125 ("SFAS No. 125"), "Accounting for Transfers and Extinguishments of Liabilities." SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 125 requires a consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, and derecognizes liabilities when extinguished. SFAS No. 125 also supersedes SFAS No. 122 and requires that servicing assets and liabilities be subsequently measured by amortization in proportion to and over the period of estimated net servicing income or loss and requires assessment for asset impairment or increases obligation based on their fair values. SFAS No. 125 applies to transfers and extinguishments occurring after December 31, 1996 and early or retroactive application is not permitted. Because the volume and variety of certain transactions will make it difficult for some entities to comply, some provisions have been delayed by SFAS No. 127. Management anticipates that the adoption of SFAS No. 125 will not have a material impact on the financial condition or operations of First Federal.

         In March 1997, the FASB issued statement of Financial Accounting Standard No. 128 ("SFAS No. 128") "Earnings Per Share." Under SFAS No. 128, basic earnings per share for 1998 and later will be calculated solely on average common shares outstanding. Diluted earnings per share will reflect the potential dilution of stock options and other common stock equivalents. All prior calculations will be restated to be comparable to the new methods. As First Federal has not had significant dilution from stock options, the new calculation methods will not significantly affect future basic earnings per share and diluted earnings per share.

         In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 ("SFAS No. 130") "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Income tax effects must also be shown. This statement is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 130 is not expected to have a material impact on the results of operations or financial condition of First Federal.

         In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 ("SFAS No. 131") "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. The adoption of SFAS No. 131 is not expected to have a material impact on the results of operations or financial condition of First Federal.

                                    BUSINESS


         The Holding Company is a newly organized financial institution holding company that was formed to acquire First Federal. Upon consummation of the Offering and the Merger, the Holding Company will hold all of the outstanding shares of First Federal, and First Federal will be the Holding Company's sole subsidiary. At present, the Holding Company does not have any assets, and does not conduct any significant business. The Holding Company and First Federal are headquartered in Bryan, Texas. The executive offices of the Holding Company and First Federal are located at 2900 Texas Avenue, Bryan, Texas 77802 and its telephone number at that address is (409) 779-2900.

         First Federal, is a federally chartered community-owned, independent thrift institution, headquartered in Bryan-College Station, Texas, which began operations in 1965. First Federal is predominantly a locally-based home lender, originating loans primarily in Bryan-College Station and the surrounding trade area, and to a lesser extent other communities in the general area between Houston, Austin and Dallas, Texas. First Federal also originates consumer, construction, SBA partially guaranteed loans, small commercial real estate and small to medium commercial business loans. New senior management was installed in early 1991 to recapitalize and convert First Federal from a mutual savings institution to a federal stock institution, which was completed in April, 1993.

         Beginning in fiscal 1994, senior management of First Federal began its transition to full-service retail banking in order to compete more effectively and to increase the overall profitabibility of First Federal. In addition to its core single-family lending business, since fiscal 1994 First Federal has increased its focus on the following products:

         o        Commercial real estate lending
         o        Commercial business lending
         o Small Business Administration loans (partially government guaranteed)
         o Home improvement loans o Indirect automobile financing through dealers
         o        Credit-default  insured "second chance" auto finance program

                  First Federal funds these lending products using a retail deposit base gathered in its home market of Bryan-College Station as well as in the surrounding counties of Burleson, Grimes, Leon, Madison, Robertson and Washington. First Federal currently operates two full service offices located in Bryan (headquarters office) and adjacent College Station. In addition, a site has been acquired for another full service branch in the northern portion of Bryan. In order to expand its lending base First Federal has opened loan production offices in Waco and Huntsville, Texas and has redefined its general lending area to include the triangle between Dallas, Houston and Austin.

MARKET AREA

         First Federal conducts operations through its offices located in Bryan-College Station, Texas. Bryan-College Station is located in Brazos County, Texas and is centrally located between Waco, Houston, and Austin, Texas. It is the home of Texas A&M University, which has an enrollment of 43,0000 students and is the third largest University in the nation. Management considers the Bryan-College Station area, Brazos, Burleson, Grimes, Leon, Madison, Robertson and Washington counties, Texas, to be its primary market area for deposits and lending activities. The Bryan-College Station area is characterized as a college community, centered around Texas A&M University. The University's annual budget of over $622 million is responsible for the vast majority of the government jobs in the area. Government service provides 39.4% of the jobs in the community and is primarily responsible for the comparative stability the area has enjoyed throughout most of the 1980's. Population growth trends within First Federal's market area have shown increases at rates exceeding those of the State and unemployment rates have been consistently lower than those of the rest of the State. According to a 1996 article in the Wall Street Journal, Bryan-College Station is listed as one of the top metropolitan areas, expecting the greatest population increase in the United States. Brazos County, home of Bryan-College Station and Texas A&M University, was ranked recently by the American
Demographics as third among "The 10 Hottest Counties," in terms of "market potential." Data from the U.S. Census estimates that the Bryan-College metropolitan area should have a 20 percent growth rate from 1990 to the year 2000. During the past five years, a number of independent depository institutions have been acquired in the Brazos County area, some by out-of-state multi-bank holding companies. Currently, there are only one other thrift institution and two state savings banks operating in the area. Consequently, management believes that the opportunity exists for the expansion of First Federal's lending and deposit gathering activities as one of the few remaining independent, community-owned financial institutions now offering full service retail banking.

LENDING ACTIVITIES

GENERAL

         The principal lending activity of First Federal is originating first mortgage real estate loans secured by owner occupied one- to four-family residential property, along with an expanding consumer loan program. All long term, fixed rate conventional mortgage loans are sold immediately to the secondary market.

         SINGLE-FAMILY RESIDENTIAL REAL ESTATE LENDING. Which a substantial portion of the loans originated for portfolio by First Federal are conventional mortgage loans (i.e., not guaranteed or insured by agencies of the federal government) which are secured by residential properties, most do not conform with the requirements for sale to Federal National Mortgage Association (the "FNMA") or FHLMC (i.e., conforming loans), because they exceed the maximum loan to value ratio to qualify for sale to FNMA or FHLMC, have credit deficiencies (which in certain cases will result in First Federal securing the loan by additional collateral), the borrower has an insufficient employment history or the property does not qualify due to its rural location or lack of comparability for appraisal purposes. As a result, the loan may be deemed to have higher risk than secondary market conforming conventional mortgage loans. Loans which do not comply with FNMA or FHLMC underwriting requirements are held in First Federal's loan portfolio.

         First Federal also originates construction loans, small commercial real estate and small to medium commercial business loans. In addition, First Federal has begun to originate SBA loans and Farmers Home Administration rural home loans for moderate income home buyers. In order to diversify its assets and increase the proportion of interest rate sensitive assets in its portfolio, First Federal also has in the past purchased mortgage-backed securities. Currently, however, First Federal is able to attract sufficient loans to maintain a high loan-to-deposit ratio and thereby maximize the utilization of its deposits. Thus, it has not acquired any securities for several years.

         Most of First Federal's mortgage-backed securities, and a significant number of its residential loans were made before the 1980's on a long term, fixed rate basis. Accordingly, in the event of a change in interest rates, the yield in those First Federal loans remaining in that category will change much less quickly than its deposits, which are, for the most part, of the short term variety. Accordingly, First Federal is vulnerable to an increase in interest rates on those loans, which at September 30, 1996, represented only $2.2 million of its $30.5 million in residential loans. First Federal's current policy is not to invest in long term, fixed rate mortgage-backed securities or retain long term, fixed rate loans. In order to reduce First Federal's vulnerability to changes in interest rates, First Federal has increased its originations of three-year balloon and adjustable rate one- to four-family residential mortgage loans, consumer (especially automobile) and construction loans. At September 30, 1996, First Federal had $19.7 million of three year balloon loans and $9.6 million of adjustable rate loans out of a total of $51.9 million in gross loans.

         Loan originations come primarily from walk-in customers, real estate brokers, homebuilders and other contractors. All loans in which the aggregate lending relationship is under $50,000 are approved by First Federal's senior management and all loan applications for over $50,000 aggregate debt to one borrower are approved by the Board of Directors.

         First Federal requires, in connection with the origination and purchase of residential real estate loans, title insurance and fire and casualty insurance coverage, as well as flood insurance where appropriate, to protect First Federal's interest. The cost of this insurance coverage is paid by the borrower.

         Loan Portfolio Composition. The following table sets forth information concerning the composition of First Federal's loan portfolio, including mortgage-backed securities, in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated.

                                                                        September 30,
                                          ------------------------------------------------------------------
                                                    1996                  1995                  1994
                                          --------------------   --------------------    -------------------
                                            Amount     Percent    Amount      Percent    Amount      Percent
                                          --------     -------   --------     --------   --------    -------
                                                              (Dollars in Thousands)
Real Estate Loans
  Residential.......................       $30,477       58.70%   $30,966       61.10%   $27,128      59.76%
  Residential held for sale.........           419         .80      1,840        3.63      2,114       4.66
  Commercial........................         4,175        8.04      3,643        7.19      3,062       6.74
  Construction......................         4,365        8.41      4,261        8.41      4,838      10.66
                                          --------     -------   --------      ------    -------    -------
     Total real estate loans........        39,436       75.95     40,710       80.33     37,142      81.82

Other Loans:
  Consumer loans:
    Deposit accounts................           967        1.86        705        1.39        789       1.74
    Purchased automobile                                                                                 02
      receivables...................           ---         ---          4         .01         10        .
    Automobile......................         9,435       18.17      7,634       15.06      6,600      14.54
    Other...........................         1,490        2.87        980        1.94        580       1.28
                                          --------     -------   --------      ------    -------    -------
     Total consumer loans...........        11,892       22.90      9,323       18.40      7,979      17.58
   Commercial business loans........           595        1.15        643        1.27        271        .60
                                          --------     -------   --------      ------    -------    -------
     Total other loans..............        12,487       24.05      9,966       19.67      8,250      18.18
                                          --------     -------   --------      ------    -------    -------
     Total loans ...................        51,923      100.00     50,676      100.00     45,392     100.00

Less:
  Undisbursed portion of                     1,966        3.79      1,664        3.28      1,847       4.07
   construction loans...............
  Consumer loans in process.........           ---         ---        ---         ---        ---        ---
  Deferred fees and discounts.......           128         .25         87         .17         92        .20
  Deferred income...................             3         .01          3         .01         13        .03
  Allowance for losses on loans.....           247         .47        317         .63        313        .69
                                          --------     -------   --------      ------    -------    -------
     Net loans .....................       $49,579       95.48%   $48,605       95.91%   $43,127      95.01%
                                          ========     =======   ========      ======    =======    =======

         The following table shows the fixed- and adjustable-rate composition of First Federal's loan portfolio at the dates indicated.


                                                                     September 30,
                                               1996                      1995                      1994
                                       --------------------      --------------------      ---------------------
                                       Amount       Percent      Amount       Percent      Amount        Percent
                                                                 (Dollars in Thousands)
Fixed-Rate Loans:

Real estate:
   Residential......................    $22,931       44.16%     $24,739       48.81%      $27,128         59.76%
   Residential held for sale........        419         .80        1,840        3.63         2,114          4.66
   Commercial.......................      2,162        4.17        2,824        5.57         3,062          6.74
   Construction.....................      4,365        8.41        4,261        8.41         4,838         10.66
                                       --------      ------     --------     -------       -------        ------
      Total real estate loans.......     29,877       57.54       33,664       66.42        37,142         81.82
  Consumer loans....................     11,892       22.90        9,323       18.40         7,979         17.58
  Commercial business loans.........        595        1.15          643        1.27           271          0.60
                                       --------      ------     --------      ------       -------        ------
     Total fixed-rate loans.........     42,364       81.59       43,630       86.09        45,392        100.00
                                        -------      ------      -------      ------       -------        ------

Adjustable-Rate Loans:
  Real estate:
   Residential......................      7,546       14.54        6,227       12.29           ---           ---
   Commercial.......................      2,013        3.87          819        1.62           ---           ---
                                        -------     -------     --------      ------       -------        ------
      Total adjustable rate loans...      9,559       18.41        7,046       13.91           ---           ---
                                        -------      ------     --------      ------       -------        ------
      Total loans...................     51,923      100.00       50,676      100.00        45,392        100.00

Less:
  Undisbursed portion of
   construction loans...............      1,966        3.79        1,664        3.28         1,847          4.07
  Consumer loans in process.........        ---         ---          ---         ---           ---           ---
  Deferred fees and discounts.......        128        0.25           87        0.17            92          0.20
  Deferred income...................          3        0.01            3        0.01            13          0.03
  Allowance for losses on loans.....        247        0.47          317        0.63           313          0.69
                                       --------     -------     --------      ------       -------        ------
     Net loans......................    $49,579       95.48%     $48,605       95.91%      $43,127         95.01%
                                       ========     =======      =======      ======       =======        ======


         First   Federal  has  the   authority   to  purchase   loans  and  loan
participations, but has elected not to do so since 1991.

         The following table shows the origination, purchase and repayment activities for loans of First Federal for the periods indicated.



                                                            Year Ended September 30,
                                                      ---------------------------------
                                                        1996          1995        1994
                                                      -------       ---------    ------
                                                                 (In Thousands)
Loans Funded:
   Real estate - residential(2)...................    $19,104       $87,908(1)   $92,316(1)
                   - commercial...................      1,026         1,281          393
                   - construction or development..      5,697         6,223        7,159
   Non-real estate - consumer.....................      8,534         7,065        7,261
                   - commercial business..........      1,980         1,065          579
                                                     --------      --------     --------
      Total loans originated......................     36,341       103,542      107,708

Loans Sold:
Loans sold........................................     13,839        81,838(1)    86,336(1)
Principal repayments and refinancings.............     21,255        16,420       20,316
                                                     --------       -------    ---------
Total reductions..................................     35,094        98,258      106,652
Decrease in other items, net......................       (273)          194          990
                                                     --------      --------   ----------
Net increase......................................    $   974       $ 5,478      $ 2,046
                                                      =======       =======      =======

---------------
(1)      Includes  activity   attributable  to  a  mortgage  warehouse  facility
         previously extended to an independent mortgage company.

(2)      Includes refinancings of loans from First Federal's portfolio.

At September 30, 1996, First Federal serviced $966,000 in loans for others.

         The following schedule illustrates the maturities of First Federal's loan portfolio, excluding loans held for sale at September 30, 1996. Loans which have adjustable or renegotiable interest rates and amortizing loans are shown as maturing in the period during which the loan is contractually due. This schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.



                                           Real Estate
                  --------------------------------------------------------------
                      Residential          Commercial           Construction           Consumer            Business         Total
                  -------------------- ------------------   -------------------   -----------------   ------------------  ----------
                           Weighted          Weighted            Weighted            Weighted         Weighted            Weighted
                           Average           Average             Average              Average         Average             Average
                   Amount    Rate   Amount     Rate      Amount    Rate     Amount     Rate   Amount    Rate     Amount     Rate
                  --------  ------  -------   ------    -------   ------    ------    ------  ------   ------   --------  -------
                                                             (Dollars in Thousands)

  Due During
 Years Ended
September 30,

1997(1)........... $ 7,565   8.42  $  507      9.13%   $4,365      9.18%    $ 1,585     8.60%  $ 280    9.72%    $14,302   8.72%
1998 and 1999.....  12,717   9.26   1,168      9.36       ---       ---       3,818    11.00     ---     ---      17,703   9.64
2000 and 2001.....     893   9.40     925      9.55       ---       ---       6,397    13.28      79    9.96       8,294  12.41
2002 to 2006......   1,073   8.89      86     11.25       ---       ---          71    11.80      86   10.81       1,316   9.33
2006 to 2016......   1,988   8.99     643      9.81       ---       ---          21     8.00     150   11.00       2,802   9.28
2017 and following   6,660   8.98     846      8.75       ---       ---         ---      ---     ---     ---       7,506   8.95
                   -------         ------              ------       ---         ---   -------  -----   -----         ---  -----
                   $30,896   8.97  $4,175      9.36%   $4,365      9.18%    $11,892    11.91%  $ 595   10.23%    $51,923   9.70%
                   =======   ====  ======      ====    ======    =======    =======   =======  =====   =====     =======   ====

-------------
(1) Includes demand loans, loans having no stated maturity and overdraft loans.

         The total amount of loans due after September 30, 1997 which have fixed rates of interest (including 3-year balloon home loans and other types of loans with balloon maturities) is $28.0 million while the total amount of loans due after such date which have floating or adjustable rates of interest is $9.6 million.

ONE-TO-FOUR-FAMILY RESIDENTIAL REAL ESTATE LENDING

         One of First Federal's primary lending programs is the origination of loans secured by mortgages on owner-occupied one- to four-family residences. Historically (before the 1980's), most of First Federal's residential loans were made on a fixed rate basis and had contractual maturity (and amortization schedules) of 30, or to a lesser extent, 15 years. Since 1979, however, in order to increase the interest rate sensitivity of its residential loan portfolio, First Federal has emphasized the origination of non-conforming three year balloon loans (generally with 30 year amortization schedules). At September 30, 1996, $19.7 million or 37.9%, of First Federal's gross loan portfolio consisted of three-year fixed-rate balloon loans on one- to four-family residences. On the same date, First Federal had $3.7 million of other fixed-rate residential loans or 7.1% of the gross loan portfolio. All of these loans were secured by residential (primarily owner-occupied) properties located in the State of Texas, with a majority located in First Federal's primary market area.

         First Federal's residential loans are generally underwritten and documented to permit their sale in the secondary market. In the event they are non-conforming to secondary market standards, First Federal will underwrite such loans to the extent feasible in accordance with such standards. First Federal evaluates both the borrower's ability to make principal and interest payments and the value of the property (and any other collateral) that will secure the loan. One- to four-family loan originations are generally made in amounts up to 90% of the appraised value of the security property. The determination as to whether to lend in excess of 80% of the appraised value is made on a case-by-case basis and is based on a variety of factors, including the borrower's payment history, length of employment and debt to income ratio, as well as the quality of the security property. First Federal neither requires nor obtains private mortgage insurance on its loans. As a result of its higher loan-to-value ratios and the absence of private mortgage insurance, in the event of a foreclosure, First Federal is subject to a greater risk of loss on the disposition of such property in the event of a decrease in value of the property. First Federal has, however, had a very limited loss experience on such loans. See " -- Loan Delinquencies; Nonperforming Assets and Classified Assets." Over the past three fiscal years, First Federal has experienced an average of only $22,300 in actual annual net charge-offs (excluding a $401,000 recovery in a lawsuit filed by First Federal and received during the year ended September 30, 1994), resulting from an average total loan portfolio of $46.2 million.

         First Federal's residential mortgage loans customarily include "due-on-sale" clauses, which are provisions giving First Federal the right to declare a loan immediately due and payable in the event the borrower sells or otherwise disposes of the real property subject to the mortgage where the loan is not repaid in full. First Federal generally enforces these due-on-sale clauses primarily on fixed rate residential mortgage loans to the extent permitted by law.

MORTGAGE-BACKED SECURITIES

         First Federal has a limited portfolio of mortgage-backed securities which are held-to-maturity. Such mortgage-backed securities can serve as collateral for borrowings and, through repayments, as a source of liquidity. For information regarding the carrying and market values of First Federal's mortgage-backed securities portfolio, see Note 2 of the Notes to Financial Statements. Under First Federal's risk-based capital requirement, mortgage-backed securities have a risk weight of 20% (or 0% in the case of GNMA securities) in contrast to the 50% risk weight carried by residential loans with a loan to value ratio of 80% or less. See "Regulation."

         Consistent with First Federal's asset/liability policy, approximately 91.9% of First Federal's mortgage-backed securities carry adjustable interest rates.

         The  following   table  sets  forth  book  value  of  First   Federal's
mortgage-backed securities at the dates indicated.



                                                         September 30,
                                                  ----------------------------
                                                   1996        1995       1994
                                                  -------     ------     -----
                                                       (In Thousands)
Issuers:

Federal Home Loan Mortgage Corporation..........  $  872      $1,672     $2,037
Federal National Mortgage Association...........     420         551        594
Government National Mortgage Association........     ---          55         62
                                                --------    --------     ------
    Total.......................................  $1,292      $2,278     $2,693
                                                  ======      ======     ======

         The following table sets forth the contractual maturities of First Federal's mortgage-backed securities at September 30, 1996. Not considered in the preparation of the table below is the effect of prepayments, periodic principal repayments and the adjustable rate nature of these instruments.



                                                                        Due in
                             -----------------------------------------------------------------------------     Balance
                                6 Months    6 Months       1 to     3 to 5    5 to 10   10 to 20   Over 20       Sale
                               or Less     to 1 Year   3 Years      Years      Years     Years      Years    Outstanding
                             -----------   ---------  ---------    -------    -------  ---------  --------   -----------
                                                                  (In Thousands)

Federal Home Loan                  $ ---       $ ---      $ ---      $ ---      $   5       $231      $636        $  872
Mortgage Corporation.......

Federal National
 Mortgage Association.......         ---         ---        ---        ---        ---         95       325           420
                                   -----       -----      -----      -----      -----      -----      ----        ------

     Total.................        $ ---       $ ---      $ ---      $ ---       $  5       $326      $961        $1,292
                                   =====       =====      =====      =====       ====       ====      ====        ======


         First Federal's mortgage-backed and other securities portfolios are managed in accordance with a written investment policy adopted by the Board of Directors. Investments may be made in accordance with the policy and approval by its Investment Committee. At the present time, First Federal does not have any investments that are available-for-sale or for trading purposes.

         Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities" requires corporations to classify debt securities as held-to-maturity, trading, or available-for-sale. Securities are classified as held-to-maturity when management has the intent and the Bank has the ability to hold those securities to maturity. As of September 30, 1996, First Federal held $1.3 million and $1.0 million, respectively, of principal amount of mortgage-backed securities and other securities which First Federal has classified as held-to-maturity. As of such date, these securities had a market value of $1.3 million and $1.0 million, respectively.

CONSUMER LENDING

         Federal laws and regulations permit federally chartered thrift institutions to make secured and unsecured consumer loans up to a maximum of 35% of their total assets less permissible investments in commercial paper and corporate debt. In addition, federal thrift institutions have lending authority above the 35% limit for certain consumer loans such as home improvement loans, mobile home loans, credit card loans and educational loans.

         As part of management's strategy to shorten the average effective maturity and increase the average yield of its interest-earning assets, First Federal offers various consumer loans, including but not limited to automobile and home improvement loans. First Federal also offers loans to its depositors on the security of their deposit accounts. First Federal discourages unsecured loans.

         First Federal currently originates substantially all of its consumer loans in its primary market area. Direct loans are made when First Federal extends credit directly to the borrower. First Federal has more recently increased the origination of consumer loans. In September 1991, First Federal began purchasing motor vehicle installment sales contracts on an indirect basis from selected automobile dealers pursuant to an agreement established between the dealer and First Federal ("Dealer Agreement"). In fiscal 1996, First Federal expanded this lending by initiating a 100% credit default insured indirect automobile loan origination program for sub-prime borrowers involving dealers in First Federal's primary market area ("Second Chance Auto Loans"). First Federal's Second Chance Auto Loan program may be expanded to automobile dealers in the triangle between Dallas, Houston and Austin. Second Chance Auto Loans have been insured up to $25,000 per loan through Midland Risk Insurance Company which reinsures its exposure through Constitution Reinsurance Corporation of New York. Midland Risk and Constitution Reinsurance carry ratings of B and A+ respectively, by A.M. Best's, an insurance rating company. At September 30, 1996, Second Chance Auto Loans totaled $2.3 million.

         First Federal may elect in the future to make certain automobile loans to sub-prime borrowers without credit-default insurance, but with special loan loss reserves which First Federal believes to be adequate to protect against any future loan losses.

         Second Chance Auto Loans are underwritten according to credit-default insurance guidelines while other sales contracts are underwritten pursuant to First Federal's guidelines. Each sales contract is fully amortizing and provides for level payments over the term of the contract. The contracts are non-recourse to the originating dealer and are purchased, in First Federal's sole discretion, from the dealers on a case-by-case basis, after First Federal reviews the credit-worthiness of the borrower. On Second Chance Auto Loans, First Federal conducts an interview with the borrower prior to approving the loan for the purchase of the automobile.

         Second Chance Auto Loan contracts are reviewed by First Federal's automobile loan specialist and monthly reviews are conducted by an independent outside audit firm, representing the agent for the credit default insurance company. All monthly audits to date have reflected First Federal's substantial compliance with credit underwriting guidelines of the credit-default insurance company. Factors considered under both First Federal's and credit-default insurance guidelines include, among others, the durability and useful life of the vehicle being financed in conjunction with the term of the loan and the stability and creditworthiness of the buyer. Used vehicles are generally not financed longer than 60 months, to credit-worthy borrowers.

         Under both First Federal's and credit-default insurance guidelines the maximum amount financed may not exceed 120% of current wholesale value of the vehicle or dealer's cost (traditionally 100% of current retail value), although the primary focus is on the ability of the borrower to repay the loan rather than the value of underlying collateral. The amount financed by First Federal will generally be up to 120% of the current wholesale value or dealer cost, plus the cost of service and warranty contracts and premiums for physical damage, credit life and disability insurance obtained in connection with the vehicle or the financing (such amounts in addition to the sales price, collectively the "Additional Vehicle Costs"). Accordingly, the amount financed by First Federal under an installment contract generally does not, in the case of new vehicles, exceed the manufacturer's suggested retail price of the financed vehicle plus the Additional Vehicle Costs. In the case of used vehicles, the amount financed may be 120% of the current wholesale value, as assigned by one of the three standard reference sources for dealers of used cars and the Additional Vehicle Costs. First Federal will generally use the "NADA Official Used Car Guide" to obtain a value to assign to a used vehicle for underwriting purposes.

         All automobile dealers enter into a "Dealer Agreement" with First Federal. First Federal has two forms of Dealer Agreements which are substantially similar except that dealers selling loans pursuant to the "Second Chance" Program are not required to establish dealer reserves. Otherwise, the Dealer Agreement provides for a reserve account to be established consisting of a minimum balance to be maintained at First Federal. The reserve account is used by First Federal to protect against excess interest payments to the dealer due to loan prepayments, payoffs, or for repossession expenses plus any losses due to repossessions. Minimum reserve balances and the method of disbursement are outlined in each Dealer Agreement. If the reserve account falls below agreed upon levels, the dealer is required to increase the balance up to the agreed upon minimum amount. Dealers are also required to make an immediate deposit to cover any shortages under this type of Dealer Agreement. At September 30, 1996 First Federal had $2.9 million of automobile loans requiring dealer reserves.

         Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or secured by rapidly depreciable assets such as automobiles. First Federal makes a very limited amount of unsecured loans. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency may not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. Such loans may also give rise to claims and defenses by a consumer loan borrower against an assignee of such loan such as First Federal, and a borrower may be able to assert against such assignee claims and defenses which it has against the seller of the underlying collateral. Consumer loan delinquencies may often increase over time as the loans age. First Federal has attempted to mitigate this risk by implementing new, stricter credit underwriting standards. At September 30, 1996, approximately 1% of First Federal's consumer loans were nonperforming. Included in these new credit standards is emphasis on the proven cash flow of the borrower to pay such loan back. However, there can be no assurance that First Federal's consumer loan delinquencies and repossessions will not increase in the future.

CONSTRUCTION LENDING

         First Federal makes construction loans to individuals for the construction of their residences and to builders primarily for the construction of contracted-for (custom) residences and to a much lesser extent for residences that have not been pre-sold.

         Construction loans to individuals for their residences generally have terms of 9 months and are made on a non-amortizing (interest only, payable monthly), balloon basis, to be repaid from the permanent mortgage loan. First Federal's construction loans are generally made either as the initial stage of a combination loan (i.e., with a commitment from First Federal to provide permanent financing upon completion of the project) or with a takeout obligation (commitment to provide permanent financing) by a third party. Residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential loans. At September 30, 1996, First Federal had $4.0 million of residential construction loans to borrowers who have indicated to First Federal that they intend to live in the properties upon completion of construction.

         Construction loans are generally made up to a maximum loan-to-value ratio of 80% based on an independent appraisal and estimate of costs. Construction loans involve additional risk attributable to the fact that loan funds are advanced upon the security of the project under construction, which is more difficult to value prior to the completion of construction. Because of the uncertainties inherent in estimating construction costs and the market for the home upon completion, it is relatively difficult to evaluate the total loan funds required to complete a project, the related loan-to-value ratios, and the likelihood of ultimate success of the project. In evaluating a construction loan, First Federal considers the reputation of the borrower and the contractor, the amount of the borrower's equity (down payment) in the project, independent appraisal valuations and review of cost estimates, and, if applicable, pre-construction sale and market information. Progress payments during
construction   of  homes  are  generally  made  only  after   inspection  by  an
independent, licensed real estate inspector. Construction loans to borrowers other than owner occupants also involve many of the same risks discussed below regarding commercial real estate loans and tend to be more sensitive to general economic conditions than many other types of loans. First Federal generally discourages loans intended for the construction of speculative homes.

COMMERCIAL REAL ESTATE LENDING

         In order to enhance the yield of its assets, First Federal originated a limited amount of construction and permanent loans secured by commercial real estate. First Federal's permanent commercial real estate loan portfolio includes loans secured by churches, small office buildings, and other business properties. First Federal generally makes only commercial real estate loans secured by income producing property. At September 30,

1996, First Federal had one commercial real estate loan in excess of $250,000 which is secured by a first lien on a home that was converted to a shopping area. This loan had a balance of $300,000 at September 30, 1996 and is performing in accordance with its loan terms.

         The following table presents information as to the locations and types of properties securing First Federal's commercial real estate loans at September 30, 1996.


                                                 Number
                                                  of      Principal
                                                 Loans     Balance
                                                 ------   ---------
                                              (Dollars in Thousands)
Bryan area:
  Churches.................................        6       $  389
  Land.....................................       19          365
  Multi-family residential.................        3          941
  Office buildings.........................       26        2,480
                                                  --       ------

  Total....................................       54       $4,175
                                                  ==       ======


         Commercial real estate loans included in First Federal's portfolio have terms generally ranging from 3 to 5 year balloon and 20-25 year amortization schedules.

         First Federal generally will not originate or purchase a commercial real estate loan with a balance of greater than 80% of the appraised value of the underlying collateral. Land and developed building lot loans are individually negotiated and secured by properties located in First Federal's principal market area. First Federal requires that any such appraisal be performed by independent, professionally designated and qualified appraisers. Senior management of First Federal reviews all independent appraisals prior to funding any loan. In originating or purchasing any loan, First Federal considers the creditworthiness of the borrower and value of the underlying collateral, in addition to the level of experience of the contractor. Creditworthiness is determined by considering the character, experience, management ability and financial strength of the borrower, and the ability of the property securing the loan to generate adequate funds to cover both operating expenses and debt service.

         Commercial real estate lending affords First Federal an opportunity to receive interest at rates generally higher than those obtainable from residential lending. Commercial real estate lending, however, entails a higher level of risk than loans secured by one- to four-family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market or the economy generally. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired. For these reasons, First Federal limits the amount of commercial real estate loans held in its loan portfolio.

COMMERCIAL BUSINESS LENDING

         First Federal has historically engaged in a very limited level of commercial business lending. At September 30, 1996, First Federal had $595,000 in commercial business loans outstanding. As of the same date, First Federal's largest commercial business loan, $103,000 to an established homebuilder, was secured by a first lien on six developed residential real estate lots in a residential subdivision, and is current with interest monthly and principal reductions made based on lot sales in accordance with the loan terms.

         Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from employment and other income and which are secured by real property, the value of which tends to be relatively easily ascertainable, business loans can be of higher risk and typically are made on the basis of the borrower's ability to make repayment from the cash flow of his business and to a lesser extent, the borrowers net worth and liquid assets. First Federal's commercial business loans are generally secured by business assets such as commercial real estate, and to a much lesser extent, accounts receivable, inventory and equipment. As a result, the availability of funds for the repayment of business loans may be substantially dependent on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business and the economy generally. Partial guarantees (75% or more) by the Small Business Administration are generally required for commercial business loans primarily secured by accounts receivable, inventory and equipment.

LOAN DELINQUENCIES; NONPERFORMING ASSETS AND CLASSIFIED ASSETS

         When a borrower fails to make a required payment on a loan, First Federal attempts to cause the deficiency to be cured by contacting the borrower as soon as possible. In most cases, deficiencies are cured promptly. After a payment is 5 days past due, First Federal's collections department will contact the borrower by telephone and letter and continue that contact on a regular basis. After a payment is 60 days past due, First Federal may send the borrower a demand letter. When deemed appropriate by senior management, First Federal institutes action to foreclose on the property. If foreclosed on, real property is sold at a public sale and may be purchased by First Federal. A decision as to whether and when to initiate foreclosure proceedings is based on such factors as the amount of the outstanding loan in relation to the original indebtedness, the extent of delinquency and the borrower's ability and willingness to cooperate in curing delinquencies. First Federal has experienced minimum foreclosure and losses thereon, over the past three years.

         The following table sets forth information concerning delinquent mortgage and other loans at September 30, 1996 in dollar amounts and as a percentage of First Federal's total loan portfolio. The amounts presented represent the total remaining principal balances of the related loans, rather than the actual payment amounts which are overdue.


                                                     Loans Delinquent at September 30, 1996
                                          -------------------------------------------------------------
                                                                                                Total
                                                                              90 Days        Delinquent
                                          30-59 Days       60-89 Days        and Over           Loans
                                          ----------       ----------       ---------        ----------
                                                               (Dollars in Thousands)
Residential Real Estate:
  Number of loans.....................          29                4                1               34
  Amount..............................      $1,918             $197             $ 18           $2,133
  Percent of total residential real
    estate loans(1)...................        6.21%            0.64%            0.05%            6.90%

Commercial Real Estate:
  Number of loans.....................           2              ---              ---                2
  Amount..............................       $  55            $ ---           $  ---            $  55
  Percent of total commercial real
    estate loans......................        1.32%              ---%            ---%            1.32%

Consumer:
  Number of loans.....................          54                9                4               67
  Amount..............................        $605             $103             $130            $ 838
  Percent of total consumer loans.....        5.09%            0.87%            1.09%            7.05%

Total:
  Number of loans.....................          85               13                5              103
  Amount..............................      $2,578             $300             $148           $3,026
  Percent of total loans..............        4.97%            0.58%            0.28%            5.83%


-------------------

(1)     Including loans held for sale.

         The table below sets forth the amounts and categories of nonperforming assets in First Federal's loan portfolio. Loans are placed on non-accrual status when the collection of principal and/or interest become doubtful and in any event when payments thereon are more than 90 days past due. For all years presented, First Federal has had no troubled debt restructurings which involve forgiving a portion of interest or principal on any loans. Foreclosed assets may include assets acquired in settlement of loans.



                                                             September 30,
                                                    -------------------------------
                                                     1996         1995         1994
                                                    ------      -------      ------
                                                    (Dollars in Thousands)
Non-accruing loans:
  Residential...............................        $  18         $143       $  201
  Consumer..................................           38           32           46
                                                    -----       ------       ------
    Total...................................           56          175          247
                                                    -----       ------       ------

Accruing loans delinquent more than 90 days:
  Residential...............................          ---          ---           46
  Commercial Real Estate....................          ---          ---           10
  Consumer..................................          122            2          ---
                                                    -----       ------      -------
    Total...................................          122            2           56
                                                    -----       ------       ------

Foreclosed assets:
  Residential...............................          577          130          130
  Commercial real estate....................          ---          ---          ---
  Other Repossessed Assets (Vehicles).......          108           76           57
                                                    -----        -----       ------
    Total...................................          685          206          187
                                                    -----        -----       ------

Total nonperforming assets..................        $ 863        $ 383       $  490
                                                    =====        =====       ======
Total as a percentage of
  total assets at end of period.............         1.50%        0.62%        0.87%
                                                    =====        =====        =====



         For the most part, nonperforming assets at September 30, 1996 consisted of residential homes located in First Federal's principal market area.

         As of September 30, 1996, there were no concentrations of loans in any types of industry which exceed 10% of First Federal's total loans, that are not included as a loan category in the table above.

         At September 30, 1996 non-accruing loans totaled $56,000. Interest income recognized and foregone relative to these loans approximated $4,000 and $1,000, respectively, for the year ended September 30, 1996.

         Other Loans of Concern. As of September 30, 1996 there was an aggregate of $400,000 of loans including non-accruing loans with respect to which known information about the possible credit problems of the borrowers or the cash flows of the security properties have caused management to have some doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the nonperforming assets categories.

         Loans being monitored include three one- to four-family loans totaling $128,000, and 29 consumer loans totaling $272,000 at September 30, 1996. See " -- Consumer Lending."

         Classified Assets. Federal regulations require that each insured institution classify its own assets on a regular basis. In addition, in connection with examinations of insured institutions, the Principal Regulatory

Agency has authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. "Substandard" assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. "Doubtful" assets have the weaknesses of substandard assets, with the additional characteristics that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified "Loss" is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Assets classified as substandard or doubtful require the institution to establish general allowances (reserves) for loan losses. If an asset or portion thereof is classified as Loss, the institution must either establish specific allowances, (reserves) for loan losses in the amount of 100% of the portion of the asset classified loss, or charge off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining the institution's regulatory capital under the risk-based capital standard, while specific loss allowances do not qualify as regulatory capital. If an institution does not agree with an examiner's classification of an asset, it may appeal this determination to the District Director. Generally, all assets of First Federal which have been classified are included in the discussion below of nonperforming assets and assets for which repayment by the borrower may be in doubt.

         In connection with the filing of its periodic reports with the Principal Regulatory Agency and in accordance with its classification of assets policy, First Federal regularly reviews the problem loans in its portfolio to determine whether any loans require classification in accordance with applicable regulations. Classified assets, as described above, of First Federal at September 30, 1996 were as follows:


                                              (In Thousands)
                                              -------------

Substandard.............................            $1,086
Doubtful................................               ---
Loss....................................               ---
                                                  --------
                                                    $1,086
                                                  ========

ALLOWANCE FOR LOSSES ON LOANS

         Management's policy is to establish allowances for loan losses based on historical data, economic trends and projections, an assessment of the borrower's overall financial condition, the type and value of any collateral securing such loans and other relevant factors so as to attempt to cover any potential losses known to management. While management believes that it uses the best information available to make such determinations, future adjustments could be necessary and net income could be affected if circumstances differ substantially from the assumptions used in making the initial determination.



         The following table sets forth an analysis of First Federal's allowance for loan losses.


                                                       Year Ended September 30,
                                                      --------------------------
                                                      1996      1995        1994
                                                      ----      ----        ----
                                                        (Dollars in Thousands)

Balance at beginning of period ...................    $317      $313      $339
Charge-offs (consumer loans) .....................     (23)      (27)      (39)
Recoveries (consumer loans) ......................       5         4       414

Provisions for losses on loans ...................     (52)       27      (401)
                                                     -----     -----     -----
Balance at end of period .........................    $247      $317      $313
                                                     =====     =====     =====

Ratio of net charge-offs (recoveries) during the
period to average loans outstanding during the
period ...........................................     .04%      .05%     (.87)%
                                                     =====     =====     =====

         The allocation of the allowance for losses on loans at the dates indicated is summarized as follows:

                                                                September 30,
                             ----------------------------------------------------------------------------------------
                                     1996                           1995                           1994
                             ------------------------       --------------------------     --------------------------
                                      Percent of Loans                Percent of Loans               Percent of Loans
                                      in Each Category                in Each Category               in Each Category
                             Amount    to Total Loans       Amount    to Total Loans       Amount    to Total Loans
                             ------   ---------------       ------    ----------------     ------    ----------------
                                               (Dollars in Thousands)
Real Estate.............       $120       75.95%            $223        80.33%             $ 191       81.82%
Other...................        127       24.05               94        19.67                122       18.18
                               ----       ------          ------      -------              -----      ------
   Total................       $247      100.00%            $317       100.00%             $ 313      100.00%
                               ====      ======           ======       ======              =====      ======


         For information on First Federal's allowance for losses on real estate owned, See Note 5 of the Notes to Financial Statements in the Annual Report to Stockholders filed as Exhibit 13 hereto.

INVESTMENT ACTIVITIES

         First Federal's assets, other than loans and some mortgage-backed securities receivable, are invested primarily in interest-bearing deposits with banks, other thrift institutions and the FHLB of Dallas, United States government and agency securities and FHLB stock. First Federal is required by federal regulations to maintain a minimum amount of liquid assets that may be invested in specified securities and is also permitted to make certain other security investments. First Federal maintains liquidity in excess of regulatory requirements. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is provided. As of September 30, 1996, First Federal's liquidity ratio (liquid assets as a percentage of net withdrawable savings and current borrowings) was 8.27% as compared to the regulatory requirement of 5%. At September 30, 1996, First Federal had no borrowings from the FHLB; however, First Federal had the ability, if needed, to borrow up to $20.3 million from the FHLB of Dallas for liquidity purposes.

         The following table sets forth the composition of First Federal's securities portfolio at the dates indicated.


                                                                           At September 30,
                                                        --------------------------------------------------------
                                                             1996                1995                1994
                                                             ----                ----                ----
                                                        Book     Market     Book     Market     Book     Market
                                                        Value     Value     Value     Value     Value     Value
                                                        -----    ------     -----    ------     -----    -------

                                                                                  (Dollars in Thousands)

Interest-bearing deposits with FHLB..................    $1,145    $1,145    $5,666    $5,666    $4,940    $4,940


Federal agency obligations...........................     1,000     1,000     1,000       988     1,000       949


FHLB stock...........................................       845       845       796       796       748       748
                                                        -------    ------   -------   -------   -------    ------

     Total liquid assets, securities and FHLB stock..    $2,990    $2,990    $7,462    $7,450    $6,688    $6,637
                                                         ======    ======    ======    ======    ======    ======


Average remaining life or term to repricing..........                          0.13 years          0.30 years
                                                         ---

SOURCES OF FUNDS

         General. Deposit accounts have traditionally been the principal source of First Federal's funds for use in lending and for other general business purposes. In addition to deposits, First Federal derives funds from loan repayments and cash flows generated from operations. Scheduled loan payments are a relatively stable source of funds, while deposit inflows and outflows and the related cost of such funds have varied. Borrowings may be used on a short-term basis to compensate for seasonal reductions in deposits or deposit inflows at less than projected levels and may be used on a longer term basis to support expanded lending activities in order to minimize excess cash in hand over and above liquidity requirements.

         Deposits. First Federal attracts both short-term and long-term deposits from its primary market area and has not actively sought deposits outside of this area. First Federal offers regular passbook accounts, NOW accounts, commercial and personal checking accounts (including its new "Golden Eagle" checking designed for persons of age 50 or more, and its new "30 Something" checking designed for persons between 30 and 49 years of age), money market deposit accounts, fixed interest rate certificates of deposits with varying maturities, and negotiated rate $95,000 or above jumbo certificates of deposit ("Jumbo CDs"). At September 30, 1996, First Federal had $2.6 million in "Golden Eagle" accounts and $50,000 in its brand new "30 Something" accounts.

         Deposit account terms vary, according to the minimum balance required, the time period the funds must remain on deposit and the interest rate, among other factors. First Federal regularly evaluates the internal cost of funds, surveys rates offered by competing institutions, reviews its cash flow requirements for lending and liquidity and makes rate changes when deemed appropriate. In order to decrease the volatility of its deposits, First Federal imposes penalties up to 30 days of interest for certificates maturing one year or less and 90 days for certificates over one year on early withdrawal on its certificates of deposit. First Federal has become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. In addition, First Federal has not been willing to pay higher rates to retain deposits that may not be profitably deployed. First Federal does not have any brokered deposits and has no present intention to accept or solicit such deposits.

         In 1994 First Federal attempted to increase its passbook accounts through a marketing campaign emphasizing the community involvement of First Federal with all segments of the population in its trade area. Among the measures which have been undertaken in connection with this marketing campaign are an increase in the proportion of First Federal's employees that speak Spanish, advertising in Spanish language publications, direct contact with local Hispanic community organizations and the opening of a new office at a later date in an area with a significant Hispanic influence. After its conversion to bank-type data processing in the spring of 1995, First Federal has increased its checking or transaction accounts through an aggressive marketing campaign aimed at, among others, local college students and faculty, with the new branch in College Station, Texas, (immediately south of Bryan) opened in the first half of 1994. Recently, it acquired a site for a new full-service branch located at a key intersection in northern Bryan. This immediate area presently has no nearby banking facility servicing its financial needs.

         The following table sets forth the deposit flows at First Federal during the periods indicated. Net increase (decrease) refers to the amount of deposits during a period less the amount of withdrawals during the period. In order to reduce excess cash on hand, First Federal implemented a planned reduction in higher cost deposits from 1995 to 1996.

                                                Year Ended September 30,
                                           ---------------------------------
                                           1996           1995          1994
                                           ----           ----          ----
                                              (Dollars in Thousands)
Opening balance......................      $54,939       $50,846      $47,312
Net deposits (withdrawals)...........       (4,916)        2,592        1,833
Interest credited....................        1,654         1,501        1,701
                                          --------      --------      -------

Ending balance.......................      $51,677       $54,939      $50,846
                                           =======       =======      =======

Net increase (decrease)..............      $(3,262)      $ 4,093      $ 3,534
                                           =======       =======      =======

Percent increase (decrease)..........        (5.94)%       8.05%         7.47%
                                           =======       ======       =======

         The following table sets forth the dollar amount of savings deposits, by interest rate range, in the various types of deposit programs offered by First Federal at the dates indicated.


                                                                     At September 30,
                                            ------------------------------------------------------------------
                                                   1996                   1995                    1994
                                            ----------------------  ---------------------   -------------------
                                                          Percent                 Percent               Percent
                                              Amount      of Total   Amount       of Total   Amount    of Total
                                            --------      --------  -------       --------  -------    --------
                                                                  (Dollars in Thousands)

Certificate accounts:

 0.00 - 2.99.............................       ---         ---%   $    ---          ---%  $    59        0.1%
 3.00 - 4.99.............................   $16,448        31.8      12,854         23.4    28,689       56.4
 5.00 - 6.99.............................    17,505        33.9      23,371         42.5     5,943       11.7
 7.00 - 8.99.............................       933         1.8         921          1.7       ---        ---
 9.00 - 9.99.............................       ---         ---         ---          ---       ---        ---
                                            -------      ------    --------      -------   -------      -----
Total Certificate Accounts...............    34,886        67.5      37,146         67.6    34,691       68.2

Other Accounts:

Passbook accounts........................     4,177         8.1       5,014          9.1     5,039        9.9
NOW and Other Demand Deposit                  5,387        10.4       4,117          7.5     3,510        6.9
Accounts.................................
Money market accounts....................     4,653         9.0       5,650         10.3     5,486       10.8
Commercial checking accounts.............     1,185         2.3       1,295          2.4     1,660        3.3
Other noninterest-bearing accounts.......     1,389         2.7       1,717          3.1       460        0.9
                                            -------      ------     -------      -------   -------      -----
Total other accounts.....................    16,791        32.5      17,793         32.4    16,155       31.8
                                            -------      ------     -------      -------   -------      -----
Total deposits...........................   $51,677       100.0%   $ 54,939        100.0%  $50,846      100.0%
                                            =======      ======    ========      =======   =======      =====


At September 30, scheduled maturities of certificates of deposit are as follows.

                                                             1999 and
                                      1997         1998    thereafter     Total
                                   -------       -------   ---------      -----
                                                (In Thousands)
3% to 4.99%.................       $14,882      $ 1,322      $  244      $16,448

5% to 6.99%.................         9,972        4,488       3,045       17,505

7% to 9.99%.................           ---          ---         933          933
                                   -------      -------      ------      -------
     Total..................       $24,854      $ 5,810      $4,222      $34,886
                                   =======      =======      ======      =======

         The  following   table   indicates   the  amount  of  First   Federal's
certificates of deposit by time remaining until maturity as of September 30, 1996.

                                                                              Maturity
                                                     --------------------------------------------------------------
                                                     3 Months        3 to 6      6 to 12       Over 12
                                                      or Less        Months      Months         Months        Total
                                                     --------        ------      -------       -------        -----
                                                                            (In Thousands)
Certificates of deposit less than $100,000.......... $6,355         $7,028      $8,564         $  8,679     $30,626
Certificates of deposit of $100,000 or more.........  1,003          1,104         800            1,353       4,260
                                                     ------          -----      ------          -------     --------
Total............................................... $7,358         $8,132      $9,364          $10,032     $34,886
                                                     ======         ======      ======          =======     =======


BORROWINGS

         First Federal's borrowings primarily have been advances from the FHLB of Dallas. As a member of the FHLB of Dallas, First Federal is required to own capital stock in the FHLB of Dallas and is authorized to apply for advances from the FHLB of Dallas. Each FHLB credit program has its own interest rate, which may be fixed or variable, and range of maturities. The FHLB of Dallas may prescribe the acceptable uses to which these advances may be put, as well as limitations on the size of the advances and repayment provisions. Federal law requires that all long-term FHLB advances be for the purpose of financing residential housing and members must meet community lending standards in order to have continued access to long-term FHLB advances. First Federal does not expect that these limitations will have a significant impact on its access to FHLB advances.

         The following table sets forth the maximum month-end balance and average balance of FHLB advances and other borrowings during the periods indicated.



                                                Year Ended September 30,
                                           ------------------------------------
                                             1996        1995         1994
                                           -------      -------      ------
                                                     (In Thousands)

Maximum Balance:
FHLB advances............................  $1,088       $1,088       $2,004

Average Balance:
FHLB advances............................  $   89       $2,085       $  679


         The following table sets forth certain information as to First Federal's FHLB advances and other borrowings at the dates indicated.


                                                  September 30,
                                           ------------------------------
                                             1996        1995        1994
                                           -------      ------      -----
                                                  (Dollars in Thousands)

FHLB advances............................  $   ---      $1,088      $  ---
Other borrowings.........................      ---         ---         ---
                                           -------      ------      ------
Total borrowings.........................  $   ---      $1,008      $  ---
                                           =======      ======      ======

Weighted average interest rate of
FHLB advances............................      ---%       7.10%        ---%

Weighted average interest rate of
other borrowings.........................      ---         N/A        N/A


SERVICE CORPORATION

         Federally chartered institutions are permitted to invest in the capital stock, obligations, or other specified types of securities of subsidiaries (referred to as "service corporations") and to make loans to such subsidiaries, and joint ventures in which such subsidiaries are participants, in an aggregate amount not exceeding 2% of an institution's assets, plus an additional 1% of assets if the amount over 2% is used for specified community or inner city development purposes. In addition, federal regulations permit institutions to make specified loans to such subsidiaries under its general lending authority. In addition, such institutions are authorized to invest unlimited amounts in subsidiaries that are engaged solely in activities in which the parent institution may engage.

         First Federal's service corporation, First Service Corporation of Bryan, is currently inactive. At September 30, 1996, First Federal had a total investment of $13,000 in its service corporation. See "Regulation -Federal Regulation of Thrift Institutions."

COMPETITION

         First Federal faces strong competition both in originating loans and in attracting deposits. Competition in originating loans comes primarily from other thrift institutions, commercial banks and mortgage companies who also make loans located in First Federal's primary market area. First Federal competes for loans principally on the basis of the interest rates and loan fees it charges, the types of loans it originates and the quality of service it provides to borrowers.

         First Federal faces substantial competition in attracting deposits from other thrift institutions, commercial banks, money market and mutual funds, credit unions and other investment vehicles. The ability of First Federal to attract and retain deposits depends on its ability to provide an investment opportunity that satisfies the requirements of investors as to rate of return, liquidity, risk and other factors. First Federal competes for these deposits by offering a variety of deposit accounts at competitive rates and convenient business hours.

         New, innovative checking accounts have been recently introduced by First Federal. These accounts are targeted to those individuals age 50 or over ("Golden Eagle Account") and age 30 to 49 ("30 Something Account"), both of which include special benefits and planned trips.

         First Federal considers its primary market for deposits and lending activities to be the Bryan-College Station area (Brazos County), and the surrounding counties of Burleson, Grimes, Leon, Madison, Robertson and Washington county, Texas. This area may be characterized principally as a college community centered around Texas A&M University; however, during 1995 and 1996 additional private businesses have located in the area. A significant portion of the region's deposit base is comprised of depositors associated with Texas A&M University. At September 30, 1996 there was one thrift institution, one state savings bank and seven commercial banks with offices in Bryan-College Station, Texas, where First Federal's principal offices and full-service branch are located.

EMPLOYEES

         At September 30, 1996, the Bank had a total of 50 employees, including 12 part-time employees. The Bank's employees are not represented by any collective bargaining group. Management considers its employee relations to be good.

DESCRIPTION OF PROPERTY OWNED

         First Federal owns the building and land for its main office at 2900 Texas Avenue, Bryan, Texas, which was built in 1956 and acquired by First Federal in 1978. This office now has 8,700 square feet and is situated on almost an acre of land with over 200 feet of frontage situated on the principal thoroughfare in Bryan-College Station. The net depreciated net book value of this office and land (with recent parking lot improvements) was $325,000 at September 30, 1996. An expansion of 800 square feet was added in 1995, and additional drive-in facilities were added in 1994.

         First Federal also opened and owns a branch office at 2202 Longmire in College Station in March of 1994. This office has approximately 2320 square feet and is situated on almost two acres of land. The book value of this office and land was $316,000 at September 30, 1996.

         Management's present intentions are to develop a branch in northern Bryan to better serve the Hispanic and minority community, low income population and other residents in this part of the community not presently served with a nearby banking facility, and has recently acquired a site at a key intersection in northern Bryan. Management believes its current check clearing capability can service these additional accounts.

         The Bank maintains a database of depositor and borrower customer information. The net book value of the data processing and computer equipment and software utilized by the Bank at September 30, 1996 was $71,000.

LEGAL PROCEEDINGS

         First Federal is, from time to time, a party to certain lawsuits arising in the ordinary course of its business. First Federal believes that none of these lawsuits would, if adversely determined, have a material adverse effect on its financial condition.

                                   REGULATION


GENERAL

         First Federal is a federally chartered thrift institution, the deposits of which are federally insured and backed by the full faith and credit of the United States Government. Accordingly, First Federal is subject to broad federal regulation and oversight extending to all its operations. First Federal is a member of the FHLB of Dallas and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). As the thrift institution holding company of First Federal, the Holding Company also will be subjected to federal regulation and oversight. The purpose of the regulation of the Holding Company and other holding companies is to protect subsidiary thrift institutions. First Federal is a member of the Savings Association Insurance Fund ("SAIF") and the deposits of First Federal are insured by the FDIC. As a result, the FDIC has certain regulatory and examination authority over First Federal.

         Certain of these regulatory requirements and restrictions are discussed below or elsewhere in this document.

PROPOSED FEDERAL LEGISLATION

         The United States Congress is considering legislation that would require all federal thrift institutions, such as the Bank, to either convert to a national bank or a state chartered financial institution by a specified date to be determined. In addition, under the proposed legislation, the Company would not be regulated as a thrift holding company, but rather as a bank holding company or a financial services holding company, a new type of holding company created by the proposed legislation. Certain aspects of the legislation remain to be resolved and therefore no assurance can be given as to whether or in what form the legislation will be enacted or its effect on the Company. However, there can be no assurance that such legislation or any similar legislation, if enacted, would not have a material adverse effect on the Company.

FEDERAL REGULATION OF THRIFT INSTITUTIONS

         The OTS has extensive authority over the operations of thrift institutions. As part of this authority, First Federal is required to file periodic reports with the OTS and is subject to periodic examination by the OTS and the FDIC. The last regular OTS examination of First Federal was as of June 17, 1996. Under agency scheduling guidelines, it is likely that another examination will be initiated within 18 months of the last exam. When these examinations are conducted by the OTS and the FDIC, the examiners may require First Federal to provide for higher general or specific loan loss reserves. All thrift institutions are subject to a semi-annual assessment, based upon the thrift institution's total assets, to fund the operations of the OTS. First Federal's OTS assessment for the expense of examinations for the fiscal year ended September 30, 1996, was $20,876.

         The OTS also has extensive enforcement authority over all thrift institutions and their holding companies, including First Federal and the Holding Company. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. Except under certain circumstances, public disclosure of final enforcement actions by the OTS is required.

         In addition, the investment, lending and branching authority of First Federal is prescribed by federal laws and it is prohibited from engaging in any activities not permitted by such laws. For instance, no thrift institution may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal associations in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the OTS. Federal thrift institutions are also generally authorized to branch nationwide. First Federal is in compliance with the noted restrictions.

         First Federal's general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable



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collateral,  in which case this limit is increased to 25% of unimpaired  capital and surplus). At September 30, 1996, First Federal's legal lending limit under this restriction was $647,000. First Federal is in compliance with the loans-to-one-borrower limitation.

         The OTS, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan. A failure to submit a plan or to comply with an approved plan will subject the institution to further enforcement action. First Federal has adopted these OTS guidelines.

INSURANCE OF ACCOUNTS AND REGULATION BY THE FDIC

         First Federal is a member of the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the FDIC. The FDIC also has the authority to initiate enforcement actions against thrift institutions, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 8%) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions will be made by the FDIC for each semi-annual assessment period.

         First Federal was a "well-capitalized" institution as of September 30, 1996.

         The FDIC is authorized to increase assessment rates, on a semiannual basis, if it determines that the reserve ratio of the SAIF will be less than the designated reserve ratio of 1.25% of SAIF insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. The FDIC may also impose special assessments on SAIF members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC.

           For the first six months of 1995, the assessment schedule for BIF members and SAIF members ranged from .23% to .31% of deposits. As is the case with the SAIF, the FDIC is authorized to adjust the insurance premium rates for banks that are insured by the BIF of the FDIC in order to maintain the reserve ratio of the BIF at 1.25% of BIF insured deposits. As a result of the BIF reaching its statutory reserve ratio the FDIC revised the premium schedule for BIF insured institutions to provide a range of .04% to .31% of deposits. The revisions became effective in the third quarter of 1995. In addition, the BIF rates were further revised, effective January 1996, to provide a range of 0% to
 .27%. The SAIF rates, however, were not adjusted. At the time the FDIC revised the BIF premium schedule, it noted that, absent legislative action (as discussed below), the SAIF would not attain its designated reserve ratio until the year 2002. As a result, SAIF insured members would continue to be generally subject to higher deposit insurance premiums than BIF insured institutions until, all things being equal, the SAIF attained its required reserve ratio.

         In order to eliminate this disparity and any competitive disadvantage between BIF and SAIF member institutions with respect to deposit insurance premiums, legislation to recapitalize the SAIF was enacted in September 1996. The legislation required a one-time assessment to be imposed on all deposits assessed at the SAIF rates, as of March 31, 1995, in order to recapitalize the SAIF. It also provided for the merger of the BIF and the SAIF on January 1, 1999 if no thrift institutions then exist. The special assessment rate was established at



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 .657% of deposits by the FDIC and the resulting assessment of $333,000 ($220,000 net of tax effect) accrued by First Federal as of September 30, 1996 and paid by First Federal in November, 1996. This special assessment significantly increased noninterest expense and adversely affected First Federal's results of operations for the year ended September 30, 1996. As a result of the special assessment, as of January 1, 1997, First Federal's deposit insurance premiums were reduced to
 .065% based upon its current risk classification and the new assessment schedule for SAIF insured institutions. These premiums are subject to change in future periods.

         Prior to the enactment of the legislation, a portion of the SAIF assessment imposed on thrift institutions was used to repay obligations issued by a federally chartered corporation to provide financing ("FICO") for resolving the thrift crisis in the 1980s. Although the FDIC has proposed that the SAIF assessment be equalized with the BIF assessment schedule, effective October 1, 1996, SAIF-insured institutions will continue to be subject to a FICO assessment as a result of this continuing obligation. Although the legislation also now requires assessments to be made on BIF-assessable deposits for this purpose, effective January 1, 1997, that assessment will be limited to 20% of the rate imposed on SAIF assessable deposits until the earlier of December 31, 1999 or when no thrift institution continues to exist, thereby imposing a greater burden on SAIF member institutions such as First Federal. Thereafter, however, assessments on BIF-member institutions will be made on the same basis as SAIF-member institutions. The rates established by the FDIC to implement this requirement for all FDIC-insured institutions is 6.5 basis points assessment on SAIF deposits and 1.3 basis points on BIF deposits until BIF insured institutions participate fully in the assessment. At such time the assessment is anticipated to be about 2.4 basis points for all FDIC-insured institutions. The rates may be revised in future periods due to changes in the BIF and SAIF assessment base.

REGULATORY CAPITAL REQUIREMENTS

         Federally insured thrift institutions, such as First Federal, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such thrift institutions. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

         The capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital for calculating compliance with the requirement.

         The OTS regulations establish special capitalization requirements for thrift institutions that own subsidiaries. In determining compliance with the capital requirements, all subsidiaries engaged solely in activities permissible for national banks or engaged in certain other activities solely as agent for its customers are "includable" subsidiaries that are consolidated for capital purposes in proportion to the association's level of ownership. For excludable subsidiaries the debt and equity investments in such subsidiaries are deducted from assets and capital. First Federal was not subject to any such deduction at September 30, 1996.

         At September 30, 1996, First Federal had tangible capital of $4.3 million, or 7.5% of adjusted total assets, which is approximately $3.4 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date.

         The capital standards also require core capital equal to at least 3% of adjusted total assets. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. As a result of the prompt corrective action provisions discussed below, however, a thrift institution must maintain a core capital ratio of at least 4% to be considered adequately capitalized unless its supervisory condition is such to allow it to maintain a 3% ratio. At September 30, 1996, First Federal had no intangibles which were subject to these tests.

         At September 30, 1996, First Federal had core capital equal to $4.3 million, or 7.5% of adjusted total assets, which is $2.6 million above the minimum leverage ratio requirement of 3% as in effect on that date.




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          The OTS risk-based  requirement  requires thrift  institutions to have total capital of at least 8% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The OTS is also authorized to require a thrift institution to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities. At September 30, 1996 First Federal had no capital instruments that qualify as supplementary capital and $247,000 of general loss reserves, which was less than 1.25% of risk-weighted assets.

         Certain exclusions from capital and assets are required to be made for the purpose of calculating total capital. Such exclusions consist of equity investments (as defined by regulation) and that portion of land loans and nonresidential construction loans in excess of an 80% loan-to-value ratio and reciprocal holdings of qualifying capital instruments. First Federal had no such exclusions from capital and assets at September 30, 1996.

         In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the OTS has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by the FNMA or FHLMC.

         OTS regulations also require that every thrift institution with more than normal interest rate risk exposure to deduct from its total capital, for purposes of determining compliance with such requirement, an amount equal to 50% of its interest-rate risk exposure multiplied by the present value of its assets. This exposure is a measure of the potential decline in the net portfolio value of a thrift institution, greater than 2% of the present value of its assets, based upon a hypothetical 200 basis point increase or decrease in interest rates (whichever results in a greater decline). Net portfolio value is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The rule will not become effective until the OTS evaluates the process by which thrift institutions may appeal an interest rate risk deduction determination. It is uncertain as to when this evaluation may be completed. Any thrift institution with less than $300 million in assets and a total capital ratio in excess of 12% is exempt from this requirement unless the OTS determines otherwise.

         On September 30, 1996, First Federal had total capital of $4.6 million and risk-weighted assets of $43.7 million, or total capital of 10.6% of risk-weighted assets. This amount was $1.2 million above the 8% requirement in effect on that date.

         The OTS and the FDIC are authorized and, under certain circumstances required, to take certain actions against thrift institutions that fail to meet their capital requirements. The OTS is generally required to take action to restrict the activities of an "undercapitalized association" (generally defined to be one with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8% risk-based capital ratio). Any such association must submit a capital restoration plan and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OTS is authorized to impose the additional restrictions that are applicable to significantly undercapitalized associations.

          As a condition to the approval of the capital restoration plan, any company controlling an undercapitalized association must agree that it will enter into a limited capital maintenance guarantee with respect to the institution's achievement of its capital requirements.

         Any thrift institution that fails to comply with its capital plan or is "significantly undercapitalized" (i.e., Tier 1 risk-based or core capital ratios of less than 3% or a risk-based capital ratio of less than 6%) must be made subject to one or more of additional specified actions and operating restrictions which may cover all aspects of its operations and include a forced merger or acquisition of the association. An association that becomes "critically undercapitalized" (i.e., a tangible capital ratio of 2% or less) is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized associations. In addition, the OTS must appoint a receiver (or conservator with the concurrence of the FDIC) for a thrift institution, with certain limited exceptions, within 90 days after it becomes critically undercapitalized.




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         At  September  30,  1996,  First  Federal  fell  within the  regulatory definition of "well capitalized".

         Any undercapitalized association is also subject to the general enforcement authority of the OTS and the FDIC, including the appointment of a conservator or a receiver.

         The OTS is also generally authorized to reclassify an association into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The imposition by the OTS or the FDIC of any of these measures on First Federal or the Holding Company may have a substantial adverse effect on the Holding Company's operations and profitability and the value of the Holding Company Common Stock. As stated above, at September 30, 1996, First Federal was "well-capitalized".

LIMITATIONS ON DIVIDENDS AND OTHER CAPITAL DISTRIBUTIONS

         OTS regulations impose various restrictions or requirements on associations with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. OTS regulations also prohibit an association from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory capital of the association would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion.

         Generally thrift institutions, such as First Federal, that before and after the proposed distribution meet their capital requirements, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus 50% of the amount by which the lesser of the association's tangible, core or risk-based capital exceeds its capital requirement for such capital component, as measured at the beginning of the calendar year, or 75% of its net income for the most recent four quarter period. However, an association deemed to be in need of more than normal supervision by the OTS may have its dividend authority restricted by the OTS. First Federal has not been so notified and therefore may pay dividends in accordance with this general authority.

         Thrift institutions proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. Thrift institutions that do not, or would not meet their current minimum capital requirements following a proposed capital distribution, however, must obtain OTS approval prior to making such distribution. The OTS may object to the distribution during that 30-day notice period based on safety and soundness concerns. See " -- Regulatory Capital Requirements."

         The OTS has proposed regulations that would revise the current capital distribution restrictions. Under the proposal a thrift institution may make a capital distribution restrictions. Under the proposal a thrift institution may make a capital distribution without notice to the OTS provided that it has a CAMEL 1 or 2 rating, is not of supervisory concern, and would remain adequately capitalized (as defined in the OTS prompt corrective action regulations) following the proposed distribution. Thrift institutions that would remain adequately capitalized following the proposed distribution but do not meet the other noted requirements must notify the OTS 30 days prior to declaring a capital distribution. The OTS stated it will generally regard as permissible that amount of capital distributions that do not exceed 50% of the institution's excess regulatory capital plus net income to date during the calendar year. A thrift institution may not make a capital distribution without prior approval of the OTS and the FDIC if it is under capitalized before, or as a result of, such a distribution. As under the current rule, the OTS may object to a capital distribution if it would constitute an unsafe or unsound practice. No assurance may be given as to whether or in what form the regulations may be adopted.

         First Federal is not aware at this time of any restriction on dividends that could be imposed upon it by the OTS or the FDIC.




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LIQUIDITY

         All thrift institutions, including First Federal, are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. For a discussion of what First Federal includes in liquid assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." This liquid asset ratio requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all thrift institutions. At the present time, the minimum liquid asset ratio is 5%.

         In addition, short-term liquid assets (e.g., cash, certain time deposits, certain bankers acceptances and short-term United States Treasury obligations) currently must constitute at least 1% of the association's average daily balance of net withdrawable deposit accounts and current borrowings. Penalties may be imposed upon associations for violations of either liquid asset ratio requirement. At September 30, 1996, First Federal was in compliance with both requirements, with an overall liquid asset ratio of 8.27% and a short-term liquid assets ratio of 8.27%.

ACCOUNTING

         An OTS policy statement applicable to all thrift institutions clarifies and re-emphasizes that the investment activities of a thrift institution must be in compliance with approved and documented investment policies and strategies, and must be accounted for in accordance with GAAP. Under the policy statement, management must support its classification of and accounting for loans (i.e., whether held for investment, sale or trading) and securities (held-to-maturity available-for-sale or trading) with appropriate documentation. First Federal is in compliance with these amended rules.

         The OTS accounting regulations, which may be made more stringent than GAAP by the OTS, require that transactions be reported in a manner that best reflects their underlying economic substance and inherent risk and that financial reports must incorporate any other accounting regulations or orders prescribed by the OTS.

QUALIFIED THRIFT LENDER TEST

         All thrift institutions, including First Federal are required to meet a qualified thrift lender ("QTL") test to avoid certain restrictions on their operations. This test requires a thrift institution to have at least 65% of its portfolio assets (as defined by regulation) in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, the thrift institution may maintain 60% of its assets in those assets specified in Section 7701(a)(19) of the Internal Revenue Code. Under either test, such assets primarily consist of residential housing related loans and investments. At September 30, 1996, First Federal met the test and has always met the test since its effectiveness.

         Any thrift institution that fails to meet the QTL test must convert to a national bank charter, unless it requalifies as a QTL and thereafter remains a QTL. If an association does not requalify and converts to a national bank charter, it must remain SAIF-insured until the FDIC permits it to transfer to the BIF. If such an association has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a thrift institution and a national bank, and it is limited to national bank branching rights in its home state. In addition, the association is immediately ineligible to receive any new FHLB borrowings and is subject to national bank limits for payment of dividends. If such association has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding FHLB borrowings, which may result in prepayment penalties. If any association that fails the QTL test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies. See "- Holding Company Regulation."




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COMMUNITY REINVESTMENT ACT

         Under the Community Reinvestment Act ("CRA"), every FDIC insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with the examination of First Federal, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by First Federal. An unsatisfactory rating may be used as the basis for the denial of an application by the OTS.

         The federal banking agencies, including the OTS, have recently revised the CRA regulations and the methodology for determining an institution's compliance with the CRA. Due to the heightened attention being given to the CRA in the past few years, First Federal may be required to devote additional funds for investment and lending in its local community.

         First Federal was examined for CRA compliance in 1996 and received a rating of satisfactory.

TRANSACTIONS WITH AFFILIATES

         Generally, transactions between a thrift institution or its subsidiaries and its affiliates are required to be on terms as favorable to the association as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the association's capital. Affiliates of First Federal include the Holding Company and any company which is under common control with First Federal. In addition, a thrift institution may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. First Federal's subsidiaries are not deemed affiliates; however, the OTS has the discretion to treat subsidiaries of thrift institutions as affiliates on a case by case basis.

         Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the OTS. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must be made on terms substantially the same as for loans to unaffiliated individuals.

HOLDING COMPANY REGULATION

         The Holding Company will be an independent, unitary thrift institution holding company subject to regulatory oversight by the OTS. As such, the Holding Company is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over the Holding Company and its non-thrift institution subsidiaries which permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary thrift institution.

         As a unitary thrift institution holding company, the Holding Company generally is not subject to activity restrictions. If the Holding Company acquires control of another thrift institution as a separate subsidiary, it would become a multiple thrift institution holding company, and the activities of the Holding Company and any of its subsidiaries (other than First Federal or any thrift institution) would become subject to activity restrictions comparable to those applicable to bank holding companies unless such other associations each qualify as a QTL and were acquired in a supervisory acquisition.

         If First Federal fails the QTL test, the Holding Company must obtain the approval of the OTS prior to continuing after such failure, directly or through its other subsidiaries, any business activity other than those approved for multiple thrift institution holding companies or their subsidiaries. In addition, within one year of such failure the Holding Company must register as, and will become subject to, the restrictions applicable to bank holding companies.

         The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple thrift institution holding company. See "--Qualified Thrift Lender Test."

         The Holding Company must obtain approval from the OTS before acquiring control of any SAIF-insured association. Such acquisitions are generally prohibited if they result in a multiple thrift institution holding company controlling thrift institutions in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing thrift institution.

FEDERAL SECURITIES LAW

         The stock of the Holding Company will be registered with the Securities and Exchange Commission (the "SEC") under the Exchange Act. The Holding Company will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Exchange Act.

         Holding Company stock held by persons who are affiliates (generally officers, directors and principal shareholders) of the Holding Company may not be resold without registration or unless sold in accordance with certain resale restrictions set forth under Rule 144 of the Securities Act. If the Holding Company meets specified current public information requirements, each affiliate of the Holding Company is able to sell in the public market, without registration, a limited number of shares in any three-month period.

FEDERAL RESERVE SYSTEM

         The Federal Reserve Board requires all depository institutions to maintain noninterest bearing reserves at specified levels against their transaction accounts (primarily checking and NOW checking accounts). At September 30, 1996, First Federal was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the OTS. See "-- Liquidity."

         Thrift institutions are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require associations to exhaust other reasonable alternative sources of funds, including FHLB borrowings, before borrowing from the Federal Reserve Bank.

FEDERAL HOME LOAN BANK SYSTEM

         First Federal is a member of the FHLB of Dallas, which is one of 12 regional FHLBs, that administers the home financing credit function of thrift institutions. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures, established by the board of directors of the FHLB which are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

         As a member, First Federal is required to purchase and maintain stock in the FHLB of Dallas. At September 30, 1996, First Federal had $845,000 in FHLB stock, which was in compliance with this requirement. In past years, First Federal has received substantial dividends on its FHLB stock. Over the past five fiscal years such dividends have averaged 4.80% and were 5.96% for fiscal year 1996.

         Under federal law the FHLBs are required to provide funds for the resolution of troubled thrift institutions and to contribute to low- and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of First Federal's FHLB stock may result in a corresponding reduction in First Federal's capital.

         For the year ended September 30, 1996, dividends paid by the FHLB of Dallas to First Federal totaled $49,279, which constitute a $969 increase over the amount of dividends received in fiscal year 1995. The $12,359 dividend received for the quarter ended September 30, 1996 reflects an annualized rate of 5.85%, or 0.37% below the rate for fiscal 1995.

FEDERAL AND STATE TAXATION

         Thrift institutions such as First Federal that meet certain definitional tests relating to the composition of assets and other conditions prescribed by the Internal Revenue Code of 1986, as amended (the "Code"), are permitted to establish reserves for bad debts and to make annual additions thereto which may, within specified formula limits, be taken as a deduction in computing taxable income for federal income tax purposes. The amount of the bad debt reserve deduction is computed under the experience method.

         Under the experience method, the bad debt reserve deduction is an amount determined under a formula based generally upon the bad debts actually sustained by the thrift institution over a period of years.

         For the years beginning before December 1, 1996, a percentage of specially computed taxable income could be used to compute a thrift institution's bad debt reserve deduction under the percentage of taxable income method (the "percentage bad debt deduction").

         To the extent earnings appropriated to a thrift institution's bad debt reserves for "qualifying real property loans" and deducted for federal income tax purposes exceeded the allowable amount of such reserves computed under the experience method and to the extent of the association's supplemental reserves for losses on loans ("Excess"), such Excess may not, without adverse tax
consequences,   be  utilized  for  the  payment  of  cash   dividends  or  other
distributions to a shareholder (including distributions on redemption, dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). As of September 30, 1996, First Federal's Excess accumulated through September 30, 1988 for tax purposes totaled approximately $643,000.

         With the passage of the Small Business Job Protection Act of 1996 on August 20, 1996, the availability of the percentage bad debt deduction was repealed for tax years beginning after December 1, 1995. For the first tax year beginning after December 31, 1995 and thereafter, thrift institutions, such as First Federal will be required to utilize the experience method referred to above in computing the tax bad debt deduction for qualifying and nonqualifying loans.

         In addition, thrift institutions such as First Federal are required to recapture the excess of the tax bad debt reserves for qualifying and nonqualifying loans as of the end of the last tax year beginning before January 1, 1996 over the balance of those reserves as of the end of the "base year" into taxable income evenly over a six year period beginning with the first tax year that begins after December 31, 1995. The base year is the last tax year beginning before January 1, 1988. As of September 30, 1996, the balance of the tax bad debt reserves to be recaptured under the new law totaled approximately $350,000.

         If the institution meets the "Residential Loan Requirement" explained below, the reserve recapture can be deferred for the first or second tax year beginning after December 31, 1995, or both. However, in any case, the six year reserve recapture period must begin no later than the third tax year beginning after December 31, 1995.

         The Residential Loan Requirement is met for a particular year if the principal amount of home purchase and improvement loans originated in that year exceeds the "base amount." The base amount is the average of such lending activity for the six most recent tax years beginning before January 1, 1996. For purposes of determining this average, the institution can elect to eliminate the years with the highest and lowest lending activity from the calculation.

         In addition to the regular income tax, corporations, including thrift institutions such as First Federal, generally are subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on alternative minimum taxable income, which is the sum of a corporation's regular taxable income (with certain adjustments) and tax preference items, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax and net operating losses can offset no more than 90% of alternative minimum taxable income. For taxable years beginning after 1986 and before 1996, corporations, including thrift institutions such as First Federal, are also subject to an environmental tax equal to 0.12% of the excess of alternative minimum taxable income for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2 million.

         First Federal and its consolidated subsidiary have been audited by the IRS with respect to consolidated federal income tax returns through September 30, 1987. With respect to years examined by the IRS, either all deficiencies have been satisfied or sufficient reserves have been established to satisfy asserted deficiencies. In the opinion of management, any examination of still open returns (including returns of subsidiaries and predecessors of, or entities merged into, First Federal) would not result in a deficiency which could have a material adverse effect on the financial condition of First Federal and its consolidated subsidiaries.

         State Taxation. The State of Texas does not have a corporate income tax, but it does have a corporate franchise tax to which First Federal is subject.

         The tax for the year 1992 (which was paid by First Federal for the first time prior to May 15, 1992), is the higher of 0.25% of taxable capital (usually the amount of paid in capital plus retained earnings) or 4.5% of "net taxable earned surplus." "Net taxable earned surplus" is net income for federal income tax purposes increased by the compensation of directors and executive officers. Net income cannot be reduced by net operating loss carryforwards from years prior to 1991, and operating loss carryovers are limited to five years.

         Delaware Taxation. As a Delaware holding company, the Holding Company is exempted from Delaware corporate income tax but is required to file an annual report with and pay an annual fee to the State of Delaware. The Holding Company is also subject to an annual franchise tax imposed by the State of Delaware.

                           FIRST FEDERAL SAVINGS BANK

                   Index to Consolidated Financial Statements


                                                                            Page

Report of Independent Auditors...........................................    F-2

Consolidated Statements of Financial Condition
September 30, 1996 and 1995..............................................    F-4

Consolidated Statements of Income
Years ended September 30, 1996, 1995 and 1994............................    F-5

Consolidated Statements of Stockholders' Equity
Years ended September 30, 1996, 1995 and 1994............................    F-5

Consolidated Statements of Cash Flows
Years ended September 30, 1996, 1995 and 1994............................    F-6

Notes to Consolidated Financial Statements
Years Ended September 30, 1996, 1995 and 1994............................    F-8


Consolidated Statements of Financial Condition
June 30, 1997 and September 30, 1996.....................................   F-27

Consolidated Statements of Income
Three Months and Nine Months Ended June 30, 1997 and 1996................   F-28

Consolidated Statements of Changes in Stockholders' Equity
Nine Months Ended June 30, 1997 and 1996.................................   F-29

Consolidated Statements of Cash Flows
Three Months and Nine Months Ended June 30, 1997 and 1996................   F-30

Notes to Consolidated Financial Statements
June 30, 1997 and 1996...................................................   F-31


         All schedules are omitted because the required information is not applicable or is included in the Consolidated Financial Statements and related Notes.

         FINANCIAL STATEMENTS OF THE HOLDING COMPANY HAVE NOT BEEN PROVIDED BECAUSE THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY HAS NOT CONDUCTED ANY OPERATIONS TO DATE AND HAS NOT BEEN CAPITALIZED.

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors
First Federal Savings Bank
Bryan, Texas


We have audited the accompanying consolidated statements of financial condition of First Federal Savings Bank and its wholly-owned subsidiary, First Service Corporation of Bryan, as of September 30, 1996 and 1995 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Federal Savings Bank and its wholly-owned subsidiary, First Service Corporation of Bryan, as of September 30, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1996 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Bank changed its method of accounting for securities for the year ended September 30, 1995.


                                               /s/ Crowe, Chizek and Company LLP
                                               ---------------------------------
                                               Crowe, Chizek and Company LLP

Oak Brook, Illinois
November 9, 1996

                           FIRST FEDERAL SAVINGS BANK
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           September 30, 1996 and 1995
                         In thousands, except share data


------------------------------------------------------------------------------------------------------------------

                                                                                          1996           1995
                                                                                          ----           ----
ASSETS
Cash and due from banks                                                             $     1,661    $     1,275
Interest-bearing deposits in other financial institutions                                 1,145          5,666
                                                                                    -----------    -----------
     Total cash and cash equivalents                                                      2,806          6,941

Securities held-to-maturity (fair value:
  1996 - $1,000; 1995 - $988) (Note 2)                                                    1,000          1,000
Mortgage-backed securities held-to-maturity (fair value:
  1996 - $1,261; 1995 - $2,247) (Note 2)                                                  1,292          2,278
Loans held for sale, net of unrealized loss of $14 in 1996
  and 1995                                                                                  419          1,840
Loans receivable, net (Note 3)                                                           49,160         46,765
Federal Home Loan Bank stock                                                                845            796
Foreclosed real estate (Note 5)                                                             577            130
Premises and equipment (Note 6)                                                             924          1,034
Accrued interest receivable                                                                 329            377
Other assets                                                                                245            271
                                                                                    -----------    -----------

                                                                                    $    57,597    $    61,432
                                                                                    ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
     Deposits (Note 7)                                                              $    51,677    $    54,939
     Advance payments by borrowers for insurance and taxes                                  783            910
     Advance from Federal Home Loan Bank (Note 8)                                             -          1,088
     Deferred income taxes (Note 12)                                                         86            146
     Accrued interest payable and other liabilities                                         735            179
                                                                                    -----------    -----------
                                                                                         53,281         57,262

Commitments and contingent liabilities (Note 11)

Stockholders' equity (Note 10)
     Preferred  stock - par value  $.01 per  share  (liquidation  preference  of
       $873,000); authorized 1,000,000 shares,
       issued 87,263 shares                                                                   1              1
     Common stock - par value $.01 per share; authorized
       3,000,000 shares, issued 239,612 and 228,282 shares at
       September 30, 1996 and 1995, respectively                                              2              2
     Additional paid-in capital                                                           2,743          2,630
     Retained earnings, substantially restricted                                          1,570          1,537
                                                                                    -----------    -----------
                                                                                          4,316          4,170
                                                                                    -----------    -----------

                                                                                    $    57,597    $    61,432
                                                                                    ===========    ===========


------------------------------------------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                                                                                                              F-3

                           FIRST FEDERAL SAVINGS BANK
                        CONSOLIDATED STATEMENTS OF INCOME
                 Years ended September 30, 1996, 1995, and 1994
                       In thousands, except per share data


------------------------------------------------------------------------------------------------------------------

                                                                           1996           1995            1994
                                                                           ----           ----            ----
Interest income
     Loans                                                           $     4,407    $     4,187    $     3,619
     Securities                                                               46             42             33
     Mortgage-backed securities                                               99            162            205
     Other                                                                   276            307            163
                                                                     -----------    -----------    -----------
         Total interest income                                             4,828          4,698          4,020

Interest expense
     Deposits                                                              2,358          2,146          1,701
     Other borrowings                                                          5            148             57
                                                                     -----------    -----------    -----------
         Total interest expense                                            2,363          2,294          1,758
                                                                     -----------    -----------    -----------


NET INTEREST INCOME                                                        2,465          2,404          2,262

Provision for loan losses (Note 3)                                           (52)            27           (401)
                                                                     -----------    -----------    -----------


NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                        2,517          2,377          2,663

Noninterest income
     Service charges                                                         527            355            202
     Gain on sale of loans (Note 4)                                          125            109            501
     Gain on sale of mortgage servicing rights (Note 4)                      205            104            407
     Gain on sale of mortgage-backed securities (Note 2)                      13              -              -
     Operation of foreclosed real estate                                      (9)            (2)             -
     Other                                                                    12             26             14
                                                                     -----------    -----------    -----------
         Total noninterest income                                            873            592          1,124

Noninterest expense
     Compensation and benefits                                             1,337          1,284          1,569
     Occupancy and equipment expense                                         335            298            282
     SAIF special assessment                                                 333              -              -
     Federal insurance premiums                                              125            116            134
     Net loss on real estate owned, including
       provision for losses                                                    8             12             19
     Loan expense                                                             33             61            120
     Office supplies                                                          73             85            100
     Professional fees                                                       179            167            196
     Advertising                                                              57             55             73
     Data processing                                                         148            111            132
     Telephone                                                                57             57             45
     Other                                                                   363            402            426
                                                                     -----------    -----------    -----------
         Total noninterest expense                                         3,048          2,648          3,096
                                                                     -----------    -----------    -----------

------------------------------------------------------------------------------------------------------------------
                                   (Continued)
                                                                                                               F-4

                           FIRST FEDERAL SAVINGS BANK
                        CONSOLIDATED STATEMENTS OF INCOME
                 Years ended September 30, 1996, 1995, and 1994
                       In thousands, except per share data

------------------------------------------------------------------------------------------------------------------


                                                                          1996          1995            1994
                                                                          ----          ----            ----

INCOME BEFORE INCOME TAX EXPENSE                                     $       342    $       321    $       691

Income tax expense (Note 12)                                                 108            110            234
                                                                     -----------    -----------    -----------


NET INCOME                                                                   234            211            457

Preferred stock dividends                                                    (88)           (88)           (87)
                                                                     -----------    -----------    -----------

Income available to common stockholders                              $       146    $       123    $       370
                                                                     ===========    ===========    ===========

Earnings per common share (Note 1)                                   $       .61     $      .52    $      1.54












------------------------------------------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements
                                                                                                              F-5

                           FIRST FEDERAL SAVINGS BANK
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 Years ended September 30, 1996, 1995, and 1994
                       In thousands, except per share data

------------------------------------------------------------------------------------------------------------------

                                                                      Additional
                                       Preferred        Common          Paid-In         Retained
                                         Stock           Stock          Capital         Earnings        Total
                                       ---------        ------        ----------        --------        -----

Balance at
  September 30, 1993                  $         1    $         2     $     2,419    $     1,255    $     3,677

Issuance of 10,321
  common shares as
  5% stock dividend                             -              -             103           (103)             -

Net income                                      -              -               -            457            457

Dividends
  ($1.00 per
  preferred share)                              -              -               -            (87)           (87)
                                      -----------    -----------     -----------    -----------    -----------


Balance at
  September 30, 1994                            1              2           2,522          1,522          4,047

Issuance of 10,802
  common shares as
  5% stock dividend                             -              -             108           (108)             -

Net income                                      -              -               -            211            211

Dividends ($1.00 per
  preferred share)                              -              -               -            (88)           (88)
                                      -----------    -----------     -----------    -----------    -----------


Balance at
  September 30, 1995                            1              2           2,630          1,537          4,170

Issuance of 11,330
  common shares as
  5% stock dividend                             -              -             113           (113)             -

Net income                                      -              -               -            234            234

Dividends ($1.00 per
  preferred share)                              -              -               -            (88)           (88)
                                      -----------    -----------     -----------    -----------    -----------


Balance at
  September 30, 1996                  $         1    $         2     $     2,743    $     1,570    $     4,316
                                      ===========    ===========     ===========    ===========    ===========


------------------------------------------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements

                                                                                                               F-6

                           FIRST FEDERAL SAVINGS BANK
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Years ended September 30, 1996, 1995, and 1994
                                  In thousands

------------------------------------------------------------------------------------------------------------------

                                                                        1996            1995            1994
                                                                        ----            ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                  $        234     $        211    $        457
     Adjustments to reconcile net income to net cash
       provided by operating activities
         Depreciation                                                     167              154             118
         Amortization of premiums and discounts
           on mortgage-backed securities, net                               5                2               -
         Proceeds from sale of mortgage loans                          13,839           81,838          86,336
         Origination of loans held for sale                           (12,293)         (81,423)        (81,441)
         Market value adjustment of loans held-for-sale                     -              (32)             46
         Change in deferred loan origination fees                         (41)             (62)            (32)
         Change in deferred income taxes                                  (60)              38             155
         Change in deferred gain on real estate owned                       -              (10)              -
         Net (gains) losses on sales of
              Real estate owned                                             1                9               7
              Mortgage-backed securities                                  (13)               -               -
              Mortgage loans                                             (125)            (109)           (501)
              Mortgage servicing rights                                  (205)            (104)           (407)
         Provision for losses on loans and real
           estate owned                                                   (45)              30            (389)
         Federal Home Loan Bank stock dividend                            (49)             (48)            (31)
         Change in
              Accrued interest receivable                                  48              (71)            (23)
              Other assets                                                 26              397            (434)
              Accrued interest payable and other
                liabilities                                               556              (26)           (121)
                                                                 ------------     ------------    ------------
                  Net cash provided by operating
                    activities                                          2,045              794           3,740

CASH FLOWS FROM INVESTING ACTIVITIES
     Net increase in loans receivable                                  (2,677)          (5,690)         (6,134)
     Principal payments on mortgage-backed
       securities                                                         418              413           1,748
     Proceeds from sale of mortgage-backed securities                     576                -               -
     Proceeds from sale of mortgage servicing rights                      205              104             407
     Capital expenditures on premises and e
       equipment, net                                                     (57)            (231)           (589)
     Capital expenditures on foreclosed real estate                       (83)             (32)              -
     Proceeds from sale of real estate owned                                3                3              90
                                                                 ------------     ------------    ------------
         Net cash used in investing activities                         (1,615)          (5,433)         (4,478)

------------------------------------------------------------------------------------------------------------------
                                  (Continued)
                                                                                                               F-7

                           FIRST FEDERAL SAVINGS BANK
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Years ended September 30, 1996, 1995, and 1994
                                  In thousands

------------------------------------------------------------------------------------------------------------------


                                                                       1996           1995             1994
                                                                       ----           ----             ----
CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase (decrease) in deposits                         $     (3,262)    $      4,093    $      3,534
     Net increase (decrease) in advance payments
       by borrowers for insurance                                        (127)              49             127
     Proceeds from other borrowings                                         -            1,088               -
     Repayment of other borrowings                                     (1,088)               -            (500)
     Dividends paid on preferred stock                                    (88)            (110)            (65)
                                                                 ------------     ------------    ------------
         Net cash provided by (used in) financing
           activities                                                  (4,565)           5,120           3,096
                                                                 ------------     ------------    ------------

Increase (decrease) in cash and cash equivalents                       (4,135)             481           2,358

Cash and cash equivalents at beginning of year                          6,941            6,460           4,102
                                                                 ------------     ------------    ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                         $      2,806     $      6,941    $      6,460
                                                                 ============     ============    ============

Supplemental disclosures of cash flow information
     Cash paid during the year for
         Interest                                                $      2,369     $      2,288     $     1,755
         Income taxes paid (received)                                     139              (98)            232

Supplemental disclosure of noncash investing
  activities
     Net transfer between loans and real estate
       acquired through foreclosure                                      (375)             (17)             (8)
     Cash dividends declared, not paid                                      -                -              22
     Transfer of investment and mortgage-backed
       securities to held-to-maturity upon adoption
       of SFAS No. 115                                                      -            3,693               -
     Transfer of securities to available-for-sale at
       fair value                                                         563                -               -

-------------------------------------------------------------------------------------------------------------------
                              See accompanying notes to consolidated financial statements.
                                                                                                                F-8

                           FIRST FEDERAL SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1996, 1995, and 1994

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation: The accompanying consolidated financial statements include the accounts of First Federal Savings Bank and its wholly-owned subsidiary, First Service Corporation of Bryan. All significant intercompany balances and transactions have been eliminated.

Business: First Federal Savings Bank (the Bank) is a federally chartered savings bank and member of the Federal Home Loan Bank (FHLB) system which maintains insurance on deposit accounts with the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation.

Operations: The Bank makes residential, commercial real estate and consumer loans primarily in Brazos County of Texas. Substantially all loans are secured by specific items of collateral, including real estate, residences, and consumer assets.

Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Securities: Effective October 1, 1994, the Bank adopted the provisions of Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires corporations to classify debt securities as held-to-maturity, trading, or available-for-sale. Securities are classified as held-to-maturity when management has the intent and the Bank has the ability to hold those securities to maturity. Premiums and discounts are recognized in interest income using methods that approximate the level-yield method. Management classified all of the Bank's investments and mortgage-backed securities as held-to-maturity, therefore, the adoption of this statement did not have an effect on the financial position or operations of the Bank. Realized gains and losses on disposition of available-for-sale securities are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method.

Loans Receivable: Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, and deferred loan origination fees and discounts.

Allowance for Loan Losses: Because some loans may not be repaid in full, the Bank has established an allowance for loan losses. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of the loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at level considered adequate to cover losses that are currently anticipated based on

--------------------------------------------------------------------------------
                                  (Continued)

                           FIRST FEDERAL SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1996, 1995, and 1994

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loan situations, the whole allowance is available for any loan charge-offs that occur. A loan is charged-off against the allowance by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 114 (SFAS No. 114), "Accounting by Creditors for Impairment of a Loan". SFAS No. 114 (as modified by No. 118), effective for the Bank beginning October 1, 1995, requires the measurement of impaired loans, based on the present value of expected cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. Under this standard, loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral, by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to be increased, such increase is reported as a provision for loan losses. The effect of adopting SFAS No. 114 was not material to the Bank's consolidated financial position or results of operations during 1995.

Smaller balance homogeneous loans are defined as residential first mortgage loans secured by one-to-four family residences, residential construction loans, and share loans and are evaluated collectively for impairment. Commercial real estate loans are evaluated individually for impairment. Normal loan evaluation procedures, as described in the second preceding paragraph, are used to identify loans which must be evaluated for impairment. In general, loans classified as "doubtful" or "loss" are considered impaired while loans classified as "substandard" are individually evaluated for impairment. Depending on the relative size of the credit relationship, late or insufficient payments of 30 to 90 days will cause management to reevaluate the credit under its normal loan evaluation procedures. While the factors which identify a credit for consideration for measurement of impairment, or nonaccrual, are similar, the measurement considerations differ. A loan is impaired when the economic value estimated to be received is less than the value implied in the original credit agreement. A loan is placed in nonaccrual when payments are more than 90 days past due unless the loan is adequately collateralized and in the process of collection. Although impaired loan and nonaccrual loan balances are measured differently, impaired loan disclosures under SFAS Nos. 114 and 118 are not expected to differ significantly from nonaccrual and renegotiated loan disclosures.

Recognition of Income on Loans: Interest on loans is accrued over the term of the loans based on the principal balance outstanding. Where serious doubt exists as to the collectibility of a loan, the accrual of interest is discontinued.

--------------------------------------------------------------------------------
                                  (Continued)

                           FIRST FEDERAL SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1996, 1995, and 1994

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loan Fees and Costs: The Bank defers loan origination fees, net of certain direct loan origination costs. The net amount deferred is netted against loans in the balance sheet and is recognized in interest income as a yield adjustment over the contractual term of the loan, adjusted for prepayments.

Loan Sales: The Bank sells a portion of its mortgage loan production in the secondary market. The Bank obtains sales commitments on these loans immediately prior to making the origination commitment. Loans classified as held for sale are carried at the lower of cost or market value. Net unrealized losses are recognized by charges to income.

Premises and Equipment: The Bank's premises and equipment are stated at cost less accumulated depreciation. The Bank's premises and related furniture and equipment are depreciated using the straight-line method over their estimated useful lives. Maintenance and repairs are charged to expense, and improvements are capitalized.

Foreclosed Real Estate: Real estate acquired through foreclosure and similar proceedings is carried at the lower of cost (fair value of the asset at the date of foreclosure) or fair value less estimated costs to sell. Losses on disposition, including expenses incurred in connection with the disposition, are charged to operations. Valuation allowances are recognized when the fair value less selling expenses is less than the cost of the asset. Changes in the valuation allowance are charged or credited to income.

Statement of Cash Flows: Cash and cash equivalents are defined to include the Bank's cash on hand, demand balances, interest-bearing deposits with financial institutions and investments in certificates of deposit with original maturities of less than three months.

Income Taxes: The Bank records income tax expense based on the amount of taxes due on its tax return plus deferred taxes computed on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates, in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes".

Earnings Per Common Share: Earnings per share is calculated by dividing the net earnings (less preferred stock dividend) by the weighted average number of common shares outstanding and common stock equivalents attributable to outstanding stock options, when dilutive. The weighted average number of the Bank's shares of common stock used to calculate the 1996, 1995, and 1994 earnings per share was 239,612, after giving retroactive effect to the stock dividends.

--------------------------------------------------------------------------------
                                  (Continued)

                           FIRST FEDERAL SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1996, 1995, and 1994

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impact of New Accounting Standards: In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". SFAS No. 121 requires that the long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. However, SFAS No. 121 does not apply to financial instruments, core deposit intangibles, mortgage and other servicing rights, or deferred tax assets. The adoption of SFAS No. 121 had no material effect on the Bank's income or financial condition.

In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122 (SFAS No. 122), "Accounting for Mortgage Servicing Rights". SFAS No. 122 requires an institution that purchases or originates mortgage loans and sells or securitizes those loans with servicing rights retained to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. In addition, institutions are required to assess impairment of the capitalized mortgage servicing portfolio based on the fair value of those rights. SFAS No. 122 is effective for fiscal years beginning after December 31, 1995. The adoption of this statement is not expected to have a material impact on the Bank's earnings or financial condition. As discussed below, SFAS No. 122 will be superseded by SFAS No. 125 after December 31, 1996.

In June 1996, the FASB released Statement of Financial Accounting Standards No. 125 (SFAS No. 125), "Accounting for Transfers and Extinguishments of Liabilities". SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 125 requires a consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, and derecognizes liabilities when extinguished. SFAS No. 125 also supersedes SFAS No. 122 and requires that servicing assets and liabilities be subsequently measured by amortization in proportion to and over the period of estimated net servicing income or loss and requires assessment for asset impairment or increased obligation based on their fair values. SFAS No. 125 applies to transfers and extinguishments occurring after December 31, 1996 and early or retroactive application is not permitted. Management anticipates that the adoption of SFAS No. 125 will not have a material impact on the financial condition or operations of the Bank.

In November 1995, the FASB issued Statement of Financial Accounting Standards No. 123, (SFAS No. 123), "Accounting for Stock-Based Compensation". This statement establishes financial accounting standards for stock-based employee compensation plans. SFAS No. 123 permits the Bank to choose either a new fair value-based method or the current APB Opinion 25 intrinsic value-based method of accounting for its stock-based compensation arrangements.

--------------------------------------------------------------------------------
                                  (Continued)

                           FIRST FEDERAL SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1996, 1995, and 1994

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

SFAS No. 123 requires pro forma disclosures of net earnings and earnings per share computed as if the fair value-based method has been applied in financial statements of companies that continue to follow current practice in accounting for such arrangements under APB Opinion 25. SFAS No. 123 applies to all stock-based employee compensation plans adopted in years beginning after December 15, 1995 in which an employer grants shares of its stock or other equity instruments to employees except for employee stock ownership plans. The adoption of SFAS No. 123 is not expected to have a material impact on the Bank's earnings or financial condition.

Reclassifications: Certain reclassifications were made to the 1995 financial statements to make them comparable to the 1996 presentation.


NOTE 2 - SECURITIES

The amortized cost and fair values of securities held-to-maturity at September 30, are as follows (in thousands):


                                                     ---------------------------1 9 9 6-----------------------
                                                                                -------
                                                                         Gross          Gross
                                                        Amortized     Unrealized     Unrealized        Fair
                                                          Cost           Gains         Losses          Value
                                                     -------------   -----------    -----------    -----------

     U.S. government agency security                 $     1,000     $         -    $         -    $     1,000
                                                     ===========     ===========    ===========    ===========

     FHLMC certificates                              $       872     $         2    $       (31)   $       843
     FNMA certificates                                       420               3             (5)           418
                                                     -----------     -----------    -----------    -----------

                                                     $     1,292     $         5    $       (36)   $     1,261
                                                     ===========     ===========    ===========    ===========

                                                     ---------------------------1 9 9 5-----------------------
                                                                                -------
                                                                         Gross          Gross
                                                        Amortized     Unrealized     Unrealized         Fair
                                                          Cost           Gains         Losses           Value
                                                     ------------    -----------    -----------    ------------

     U.S. government agency security                 $     1,000     $         -    $       (12)   $       988
                                                     ===========     ===========    ===========    ===========

     GNMA certificates                               $        55     $         1    $         -    $        56
     FHLMC certificates                                    1,672              13            (41)         1,644
     FNMA certificates                                       551               4             (8)           547
                                                     -----------     -----------    -----------    -----------

                                                     $     2,278     $        18    $       (49)   $     2,247
                                                     ===========     ===========    ===========    ===========


------------------------------------------------------------------------------------------------------------------
                                  (Continued)
                                                                                                              F-13

                           FIRST FEDERAL SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1996, 1995, and 1994

--------------------------------------------------------------------------------

NOTE 2 - SECURITIES (Continued)

On December 1, 1995, the Bank reclassified certain held-to-maturity securities as available-for-sale in accordance with "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." The amortized cost and unrealized gain on the securities transferred were $563,000 and $13,000, respectively.

The $1,000,000 U.S. government agency security matures on October 1, 1996. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities have varying maturities.

Gross sales of securities during 1996 totaled $576,000 with gross gains of $13,000. There were no sales of investment or mortgage-backed securities during 1995.


NOTE 3 - LOANS



Loans receivable at September 30 are summarized as follows:
                                                                                           In thousands
                                                                                       1996            1995
                                                                                       ----            ----
     First mortgage loans
         Principal balances:
              Secured by one-to-four-family residences                              $    30,477    $    30,966
              Secured by other properties                                                 4,175          3,643
              Construction loans                                                          4,365          4,261
                                                                                    -----------    -----------
                                                                                         39,017         38,870
         Less:
              Undisbursed portion of loans                                               (1,966)        (1,664)
              Net deferred loan origination fees                                           (128)           (87)
              Deferred gain                                                                  (3)            (3)
                                                                                    -----------    -----------
                  Total first mortgage loans                                             36,920         37,116

     Consumer and other loans
         Principal balances:
              Automobile loans                                                            9,435          7,634
              Home equity and second mortgage                                               151            193
              Loans secured by deposit accounts                                             967            705
              Commercial loans                                                              595            643
              Purchased automobile and lease pools                                            -              4
              Other consumer loans                                                        1,339            787
                                                                                    -----------    -----------
                  Total consumer and other loans                                         12,487          9,966

         Less allowance for loan losses:                                                   (247)          (317)
                                                                                    -----------    -----------

                                                                                    $    49,160    $    46,765
                                                                                    ===========    ===========

------------------------------------------------------------------------------------------------------------------
                                  (Continued)
                                                                                                              F-14

                           FIRST FEDERAL SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1996, 1995, and 1994

--------------------------------------------------------------------------------

NOTE 3 - LOANS (Continued)

A summary of the activity in the allowance for loan losses follows:


                                                                                   In thousands
                                                                        1996            1995            1994
                                                                        ----            ----            ----
     Balance at beginning of year                                    $       317    $       313    $       339
     Provision charged to operations                                         (52)            27           (401)
     Charge-offs                                                             (23)           (27)           (39)
     Recoveries                                                                5              4            414
                                                                     -----------    -----------    -----------

         Balance at end of year                                      $       247    $       317    $       313
                                                                     ===========    ===========    ===========

The Bank recorded a recovery of $401,000 during 1994 related to proceeds received from a lawsuit involving a previously charged-off pool of loans.

There were no impaired loans at September 30, 1996. Nonaccrual loans totaled approximately $56,000, $175,000, and $247,000 at September 30, 1996, 1995, and
1994, respectively. The approximate amounts of interest income that would have been recorded under the original terms of such loans and the interest income actually recognized for the years ended September 30, are summarized below:


                                                                                   In thousands
                                                                        1996            1995            1994
                                                                        ----            ----            ----
     Interest that would have been recorded                          $         5    $        17    $        21
     Interest income recognized                                               (4)            (9)            (6)
                                                                     -----------    -----------    -----------

         Interest income foregone                                    $         1    $         8    $        15
                                                                     ===========    ===========    ===========

The largest portion of the Bank's loans are originated for the purpose of enabling borrowers to purchase residential real estate property secured by first liens on such property. At September 30, 1996, approximately 62% of the Bank's loans were secured by owner-occupied, one-to-four-family residential property.
The Bank requires collateral on all loans and generally maintains loan-to-value ratios of 80% or less.

The Bank has  granted  loans to  certain  officers  and  directors  of the Bank.
Related-party loans are made on substantially the same terms, including interest
rates  and  collateral,   as  those   prevailing  at  the  time  for  comparable
transactions  with unrelated persons and do not involve more than normal risk of collectibility.  All loans are current in their  contractual  payments  for both principal and interest.

------------------------------------------------------------------------------------------------------------------
                                  (Continued)
                                                                                                              F-15

                           FIRST FEDERAL SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1996, 1995, and 1994

--------------------------------------------------------------------------------


NOTE 3 - LOANS (Continued)

Activity in the loan accounts of executive officers, directors, and principal shareholders is as follows:


                                                                                           In thousands
                                                                                       1996            1995
                                                                                       ----            ----
     Balance at beginning of year                                                   $       734    $       574
     Loans disbursed                                                                        566            223
     Principal repayments                                                                  (471)           (63)
     Change in persons classified as related parties                                       (130)             -
                                                                                    -----------    -----------

         Balance at end of year                                                     $       699    $       734
                                                                                    ===========    ===========

NOTE 4 - SECONDARY MORTGAGE MARKET OPERATIONS

The following summarizes the Bank's secondary mortgage market activities:

                                                                                  In thousands
                                                                        1996           1995           1994
                                                                     -----------    -----------    -----------
     Proceeds from sale of mortgage loans                            $    13,839    $    81,838    $    86,336
                                                                     ===========    ===========    ===========

     Gain on sale of mortgage loans                                  $       125    $       109    $       501
     Gain on sale of mortgage servicing rights                               205            104            407
                                                                     -----------    -----------    -----------

                                                                     $       330    $       213    $       908
                                                                     ===========    ===========    ===========

     Loans serviced for others                                       $       966    $     4,738    $     1,986
                                                                     ===========    ===========    ===========

NOTE 5 - FORECLOSED REAL ESTATE

Properties which the Bank has acquired in settlement of mortgage loans are as follows:


                                                                                          In thousands
                                                                                       1996           1995
                                                                                       ----           ----
     Total cost                                                                     $       584    $       133
     Allowance for losses                                                                    (7)            (3)
                                                                                    -----------    -----------

         Carrying amount                                                            $       577    $       130
                                                                                    ===========    ===========

------------------------------------------------------------------------------------------------------------------
                                  (Continued)
                                                                                                              F-16

                           FIRST FEDERAL SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1996, 1995, and 1994

--------------------------------------------------------------------------------

NOTE 5 - FORECLOSED REAL ESTATE (Continued)

Activity in the allowance for losses for foreclosed real estate is summarized below:


                                                                                  In thousands
                                                                        1996           1995           1994
                                                                        ----           ----           ----
     Balance at beginning of year                                    $         3    $        19    $        18
     Provision charged to income                                               7              3             12
     Charge-offs, net of recoveries                                           (3)           (19)           (11)
                                                                     -----------    -----------    -----------

         Balance at end of year                                      $         7    $         3    $        19
                                                                     ===========    ===========    ===========


NOTE 6 - PREMISES AND EQUIPMENT

A summary of premises and equipment at September 30 is as follows:

                                                                                            In thousands
                                                                                        1996            1995
                                                                                        ----            ----

     Land                                                                           $       235    $       235
     Buildings and improvements                                                             741            732
     Furniture and equipment                                                              1,007            954
                                                                                    -----------    -----------
         Total cost                                                                       1,983          1,921
     Accumulated depreciation                                                            (1,059)          (887)
                                                                                    -----------    -----------

                                                                                    $       924    $     1,034
                                                                                    ===========    ===========


NOTE 7 - DEPOSITS

Certificate of deposit accounts with a minimum denomination of $100,000 or more totaled $4,260,000 and $4,481,000 at September 30, 1996 and 1995, respectively.
Non-interest-bearing deposit accounts totaled $3,344,000 and $3,336,000 at September 30, 1996 and 1995, respectively.

------------------------------------------------------------------------------------------------------------------
                                  (Continued)
                                                                                                              F-17

                           FIRST FEDERAL SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1996, 1995, and 1994

--------------------------------------------------------------------------------

NOTE 7 - DEPOSITS (Continued)

At September 30, 1996, scheduled maturities of certificates of deposit are as follows:

          Year Ending                                  In Thousands
          -----------                                  ------------

       September 30, 1997                                $    24,854
       September 30, 1998                                      5,810
       September 30, 1999                                      2,026
       September 30, 2000                                      2,121
       September 30, 2001 and thereafter                          75
                                                         -----------

                                                         $    34,886
                                                         ===========

NOTE 8 - OTHER BORROWINGS

Other borrowings at September 30, 1995 consist of a revolving line of credit with the Federal Home Loan Bank of Dallas (FHLB) to fund loans originated for sale by the Bank. The line is secured by the underlying loans and bears a variable interest rate which reprices daily. The interest rate at September 30, 1995 was 7.10%. This line was closed during 1996.


NOTE 9 - BENEFIT PLANS

During 1993, the Bank's Board of Directors adopted a stock option and incentive plan (the Plan) that was subsequently ratified by the stockholders. Under the Plan, options for 18,479 shares of common stock at $10.00 per share were granted to the directors and officers of the Bank. During the fiscal year 1996, 5,018 stock options expired due to the resignation of an officer and a director who did not exercise their options. At September 30, 1996, 13,461 options were outstanding.

The Bank has a defined benefit pension plan covering substantially all of the employees. The benefits are based on years of service and an employee's compensation during the highest five years out of the last ten years of employment. The Bank's funding policy is to contribute each year an amount which satisfies the regulatory funding standards. The contributions are invested in a Lincoln National Group Variable Annuity Contract.

--------------------------------------------------------------------------------
                                  (Continued)

                           FIRST FEDERAL SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1996, 1995, and 1994

--------------------------------------------------------------------------------

NOTE 9 - BENEFIT PLANS (Continued)


The funded status of the plan is as follows:
                                                                                           In thousands
                                                                                           September 30,
                                                                                       1996            1995
                                                                                       ----            ----
     Accumulated benefit obligation, including vested
       benefits of $353 and $303, respectively                                      $      (385)   $      (339)
                                                                                    ===========    ===========

     Projected benefit obligation for service rendered to date                      $      (498)   $      (471)
     Plan assets at fair value (Lincoln National Group
       Variable Annuity Contract)                                                           333            296
                                                                                    -----------    -----------
     Projected benefit obligation in excess of plan assets                                 (165)          (175)
     Unrecognized transition obligation which is being
       recognized over 25 years                                                             118            125
     Unrecognized net loss                                                                   43             51
     Additional minimum liability                                                           (48)           (44)
                                                                                    -----------    -----------

         Accrued pension (cost) benefit recorded on statement
           of financial condition                                                   $       (52)   $       (43)
                                                                                    ===========    ===========

In accordance with Statement of Financial Accounting Standards No. 87, the Bank has recorded an additional minimum liability to recognize a pension obligation equal to the unfunded accumulated benefit obligation (shown as accrued interest payable and other liabilities) with an equal amount reflected as an intangible asset.

                                                                                  In thousands
                                                                     --------Year ended September 30,---------
                                                                             ------------------------

                                                                        1996           1995            1994
                                                                        ----           ----            ----
Net pension cost includes the following components:
     Service cost earned during the period                           $        73    $        40    $        34
     Interest cost                                                            25             28             25
     Actual return on plan assets                                            (16)           (13)           (14)
     Net amortization and deferral                                             7              7              6
                                                                     -----------    -----------    -----------

         Net periodic pension cost                                   $        89    $        62    $        51
                                                                     ===========    ===========    ===========


The assumptions used to develop the net periodic pension cost were:

     Discount rate                                                           7%              7%             7%
     Expected long-term rate of return on assets                             7%              7%             7%
     Rate of increase in compensation levels                                 5%              5%             5%

------------------------------------------------------------------------------------------------------------------
                                  (Continued)
                                                                                                              F-19

                           FIRST FEDERAL SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1996, 1995, and 1994

--------------------------------------------------------------------------------

NOTE 10 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital as defined in the regulations to risk-weighted assets as defined, and of Tier I capital to average assets as defined. As of September 30, 1996, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the institution's category.

As of September 30, 1996, the Bank's total risk-based, Tier I risk-based, and Tier I leverage ratios exceeded the regulatory minimums for being considered well capitalized. The total risk-based capital ratio exceeded the well capitalized standard of 10.0% by 2.9% or approximately $123,000. Tier I risk-based capital was greater than the well capitalized minimum of 6.0% by 7.6% or approximately $328,000. The Tier I leverage ratio was 7.3%, approximately $97,000, greater than the well capitalized minimum of 5.0%.

Current regulations also require savings institutions to have minimum regulatory tangible capital equal to 1.5% of total assets, a core capital ratio of 3%, and a risk-based capital ratio equal to 8% of risk-adjusted assets as defined by regulation. The following is a reconciliation of the Bank's capital under generally accepted accounting principles (GAAP) to regulatory capital at September 30, 1996.

--------------------------------------------------------------------------------
                                  (Continued)

                           FIRST FEDERAL SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1996, 1995, and 1994

--------------------------------------------------------------------------------

NOTE 10 - REGULATORY MATTERS (Continued)

                                                                               % of
                                                   % of                      Adjusted                    % of Risk
                                     Tangible    Tangible        Core        Tangible      Risk-based    Adjusted
                                      Capital     Assets        Capital       Assets         Capital      Assets
                                    ---------    --------      --------     --------      -----------   ----------
    GAAP capital                    $   4,316       7.46%      $    4,316       7.46%     $    4,316      10.05%
    Regulatory general
      valuation allowances                  -          -                -          -             247        .57
                                    ---------    -------       ----------   --------      ----------    -------
    Regulatory capital -
      computed                          4,316       7.46            4,316       7.46           4,563      10.62
    Capital adequacy
      requirement                         868       1.50            1,736       3.00           3,347       8.00
                                    ---------    -------       ----------   --------      ----------    -------

       Excess regulatory
         capital over minimum       $   3,448       5.96%      $    2,580       4.46%     $    1,216       2.62%
                                    =========    =======       ==========   ========      ==========    =======

Accordingly, management considers the capital requirements to have been met. Regulations also include restrictions on loans to one borrower; certain types of investments and loans; loans to officers, directors, and principal shareholders; brokered deposits; and transactions with affiliates. At September 30, 1996, the Bank's housing-related and other specified assets totaled approximately 78.8% of total assets.

Federal  regulations  require the Bank to comply with a Qualified  Thrift Lender
(QTL) test which requires that 65% of assets be maintained in housing-related finance and other specified assets. If the QTL test is not met, limits are placed on growth, branching, new investments, FHLB advances, and dividends, or the institution must convert to a commercial bank charter. Management considers the QTL test to have been met.

In 1991, the Board of Directors of the Bank adopted a Plan of Conversion to convert from a federal mutual savings and loan association to a stock savings and loan association. On April 22, 1993, the Bank sold 207,159 shares of common stock at $10 per share and received proceeds of $1,549,000, net of conversion expenses, and sold 87,263 shares of Series A redeemable preferred stock at $10 per share and received proceeds of $873,000. Series A preferred stock has a $
 .01 par value, is nonvoting and entitles the holder to a $10 per share liquidation preference. The stock bears non-cumulative quarterly dividends at an annual rate of 10%. At the Bank's option, the stock can be redeemed after two years.

Regulations of the Office of Thrift Supervision limit the amount of dividends and other capital distributions that may be paid by a savings institution without prior approval of the Office of Thrift Supervision. This regulatory restriction is based on a three-tiered system with the greatest flexibility afforded to well-capitalized (Tier 1) institutions. The Bank currently meets the requirements of a Tier 1 institution and has not been informed by the OTS of the need for more than normal supervision. Accordingly, the Bank can make, without prior regulatory approval, distributions during a fiscal year up to 100% of its net income to date during a fiscal

--------------------------------------------------------------------------------
                                  (Continued)

                           FIRST FEDERAL SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1996, 1995, and 1994

--------------------------------------------------------------------------------

NOTE 10 - REGULATORY MATTERS (Continued)

year plus an amount that would reduce by one-half its "surplus capital ratio" (the excess over its Fully Phased-In Capital Requirements) at the beginning of the last calendar year. At September 30, 1996, the Bank could pay up to $724,000 in dividends.


NOTE 11 - COMMITMENTS, CONTINGENT LIABILITIES AND CONCENTRATIONS

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to make loans and fund lines of credit and loans-in-process. The Bank's exposure to credit loss in the event of nonperformance by the other party to these financial instruments is represented by the contractual amount of these instruments. The Bank follows the same credit policy to make such commitments as it uses for on-balance-sheet items.

At September 30, these financial instruments are summarized as follows:

                                                            In thousands
                                                              Contract
                                                               Amount
                                                               ------

                                                           1996            1995
                                                           ----            ----
     Financial instruments whose contract amounts
      represent credit risk:
         Commitments to make loans                       $ 5,651        $ 1,565
         Loans-in-process                                  1,966          1,664
         Lines of credit                                     112          4,733
         Commitments to sell loans                           278          1,229
         Letters of credit                                   175             70

The Bank had $5,422,000 of fixed rate commitments to originate loans, ranging from 7.0% to 10.25% at September 30, 1996. The commitments have terms of 75 days. Since many commitments to make loans expire without being used, the amount above does not necessarily represent future cash commitments. Collateral may be obtained upon exercise of a commitment. The amount of collateral is determined by management and may include commercial and residential real estate and other business and consumer assets.

Financial instruments which potentially subject the Bank to concentrations of credit risk include interest-bearing deposit accounts in other financial institutions and loans. At September 30, 1996, the Bank had deposit accounts with balances totaling approximately $1,145,000 at the Federal Home Loan Bank of Dallas. Concentrations of loans are described in Note 3.


--------------------------------------------------------------------------------

                           FIRST FEDERAL SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1996, 1995, and 1994

--------------------------------------------------------------------------------

NOTE 11 - COMMITMENTS, CONTINGENT LIABILITIES AND CONCENTRATIONS
(Continued)

The Bank is, from time to time, a party to certain lawsuits arising in the ordinary course of its business. The Bank believes that none of these lawsuits would, if adversely determined, have a material adverse effect on its financial condition, results of operations, or capital.

During September 1996, the Bank entered into a noncancelable operating lease for office space relating to mortgage operations. The lease expires August 31, 1998 but has options for renewal through the year 2006. Projected minimum payments under the terms of the lease, not including insurance and maintenance, are $20,632 and $18,913 for years ended September 30, 1997 and 1998, respectively.

The deposits of savings institutions such as the Bank are presently insured by the Savings Association Insurance Fund (SAIF), which, along with the Bank Insurance Fund (BIF), is one of the two insurance funds administered by the Federal Deposit Insurance Corporation (FDIC). However, it is not anticipated that SAIF will be adequately recapitalized until 2002, absent a substantial increase in premium rates or the imposition of special assessments or other significant developments, such as a merger of the SAIF and the BIF. Accordingly, a recapitalization plan was signed into law on September 30, 1996 which provides for a special assessment of an estimated .65% of all SAIF-insured deposit balances as of March 31, 1995. The Bank's liability for the special assessment, totaling approximately $217,000 net of taxes, was recorded in September 1996.


NOTE 12 - INCOME TAX EXPENSE

The provision for income tax expense consists of the following:

                                                                                    In thousands
                                                                                     Year Ended
                                                                     ---------------September 30,--------------
                                                                                    -------------
                                                                        1996            1995            1994
                                                                        ----            ----            ----

     Current income tax expense                                      $       168    $        72    $        79
     Deferred income tax expense (benefit)                                   (60)            38            155
                                                                     -----------    -----------    -----------

                                                                     $       108    $       110    $       234
                                                                     ===========    ===========    ===========


                                                                            F-23

                           FIRST FEDERAL SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1996, 1995, and 1994

--------------------------------------------------------------------------------
NOTE 12 - INCOME TAX EXPENSE (Continued)

The provision for income tax differs from that computed at the statutory corporate tax rate as follows:

                                                                                    In thousands
                                                                                     Year Ended
                                                                     ---------------September 30,--------------
                                                                                    -------------
                                                                        1996            1995            1994
                                                                        ----            ----            ----

     Tax expense at statutory rate (34%)                             $       116    $       109    $       235
     Other tax effects                                                        (8)             1             (1)
                                                                     -----------    -----------    -----------

                                                                     $       108    $       110    $       234
                                                                     ===========    ===========    ===========

The Bank has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts which differs from the provision charged to income in the financial statements. Retained earnings at September 30, 1996 include approximately $643,000, representing tax bad debt provisions through 1986, for which no deferred federal income tax liability has been recorded.

Tax legislation passed in August 1996 now requires all thrift institutions to deduct a provision for bad debts for tax purposes based on actual loss experience and recapture the excess bad debt reserve accumulated in the tax years after 1986. The related amount of deferred tax liability which must be recaptured is $124,000 and is payable over a six-year period, beginning in fiscal year 1997.

Deferred tax assets  (liabilities)  are  comprised of the following at September
30:


                                                                                           In thousands
                                                                                       1996            1995
                                                                                       ----            ----
     Deferred loan fees                                                             $        10    $        30
     SAIF assessment                                                                        112              -
     Other                                                                                    1              -
                                                                                    -----------    -----------
         Total deferred tax assets                                                          123             30

     Depreciation                                                                           (23)           (36)
     Federal Home Loan Bank stock dividends                                                (111)           (94)
     Loans, principally due to allowance for losses                                         (75)           (46)
                                                                                    -----------    -----------
         Total deferred tax liabilities                                                    (209)          (176)
                                                                                    -----------    -----------

              Net deferred tax liabilities                                          $       (86)   $      (146)
                                                                                    ===========    ===========


--------------------------------------------------------------------------------
                                  (Continued)

                           FIRST FEDERAL SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1996, 1995, and 1994

--------------------------------------------------------------------------------

NOTE 13 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The   approximate   carrying  amount  and  estimated  fair  value  of  financial instruments is as follows:

                                                                                 -------September 30, 1996------
                                                                                   Approximate
                                                                                    Carrying          Estimated
                                                                                     Amount          Fair Value
                                                                                   -----------       ----------
     Financial assets
         Cash and cash equivalents                                                  $     2,806    $     2,806
         Securities                                                                       2,292          2,261
         Loans, net of allowance for loan losses                                         49,160         49,537
         Loans held for sale                                                                419            419
         Federal Home Loan Bank stock                                                       845            845
         Accrued interest receivable                                                        329            329

     Financial liabilities
         Demand deposits                                                                (12,614)       (12,614)
         Savings deposits                                                                (4,177)        (4,177)
         Time deposits                                                                  (34,886)       (35,075)
         Advance payments by borrowers for taxes and insurance                             (783)          (783)
         Accrued interest payable                                                           (25)           (25)

For the purposes of above, the following assumptions were used:

Cash and Cash Equivalents: The estimated fair values for cash and cash equivalents are based on their carrying values due to the short-term nature of these assets.

Securities: The fair values of securities are based on the quoted market value for the individual security or its equivalent.

Loans: The estimated fair value for loans has been determined by calculating the present value of future cash flows based on the current rate the Bank would charge for similar loans with similar maturities, applied for an estimated time period until the loan is assumed to be repriced or repaid.

Federal Home Loan Bank Stock: The fair value of Federal Home Loan Bank stock is assumed to approximate its carrying value.


--------------------------------------------------------------------------------
                                  (Continued)

                           FIRST FEDERAL SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1996, 1995, and 1994

--------------------------------------------------------------------------------

NOTE 13 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

Deposit Liabilities: The estimated fair value for time deposits has been determined by calculating the present value of future cash flows based on estimates of rates the Bank would pay on such deposits, applied for the time period until maturity. The estimated fair values of interest-bearing demand and savings deposits are assumed to approximate their carrying values as management establishes rates on these deposits at a level that approximates the local market area. Additionally, these deposits can be withdrawn on demand.

Accrued Interest: The fair values of accrued interest receivable and payable are assumed to equal their carrying values.

Advance Payments by Borrowers for Taxes and Insurance: The fair value of advance payments by borrowers for taxes and insurance approximates the carrying value.

Off-Balance-Sheet Instruments: Off-balance-sheet items consist principally of unfunded loan commitments. The fair value of these commitments is not material.

Other assets and liabilities of the Bank not defined as financial instruments, such as property and equipment, are not included in the above disclosures. Also not included are nonfinancial instruments typically not recognized in financial statements such as the value of core deposits and similar items.

While the above estimates are based on management's judgment of the most appropriate factors, there is no assurance that if the Bank disposed of these items on September 30, 1996, the fair value would have been achieved, because the market value may differ depending on the circumstances. The estimated fair values at September 30, 1996 should not necessarily be considered to apply at subsequent dates.

--------------------------------------------------------------------------------

                           FIRST FEDERAL SAVINGS BANK
                          BRYAN/COLLEGE STATION, TEXAS


                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                      June 30, 1997 and September 30, 1996
                                   (Unaudited)
                       In thousands, except per share data

------------------------------------------------------------------------------------------------------------------
                                                                                         June 30,   September 30,
                                                                                           1997         1996
                                                                                           ----         ----
ASSETS
Cash and due from banks                                                             $       766    $     1,661
Interest-bearing deposits in other financial institutions                                 1,605          1,145
                                                                                    -----------    -----------
     Total cash and cash equivalents                                                      2,371          2,806

Securities held-to-maturity (estimated market value:
September 1996 - $1,000)                                                                      -          1,000
Mortgage-backed securities held-to-maturity (estimated
  market value:  June 1997 - $1,162; September 1996 - $1,261)                             1,186          1,292
Loans held for sale                                                                         475            419
Loans receivable                                                                         58,326         49,160
Federal Home Loan Bank stock                                                                882            845
Real estate owned and in judgment                                                           398            577
Premises and equipment                                                                    1,046            924
Accrued interest receivable                                                                 497            329
Other assets                                                                                600            245
                                                                                    -----------    -----------

                                                                                    $    65,781    $    57,597
                                                                                    ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
     Deposits                                                                       $    57,638    $    51,677
     Advance payments by borrowers for insurance and taxes                                  606            783
     Advance from Federal Home Loan Bank                                                  2,100              -
     Accrued interest payable and other liabilities                                         718            821
                                                                                    -----------    -----------
                                                                                         61,062         53,281

Stockholders' equity
     Preferred stock - par value $.01 per share;
       authorized 200,000 shares, issued 87,263 shares                                        1              1
     Common stock - par value $.01 per share;
       authorized 433,000 shares, issued 239,612                                              2              2
     Additional paid-in capital                                                           2,743          2,743
     Retained earnings, substantially restricted                                          1,973          1,570
                                                                                    -----------    -----------
                                                                                          4,719          4,316
                                                                                    -----------    -----------

                                                                                    $    65,781    $    57,597
                                                                                    ===========    ===========
                                                                            F-27
------------------------------------------------------------------------------------------------------------------

                           FIRST FEDERAL SAVINGS BANK
                          BRYAN/COLLEGE STATION, TEXAS


                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)
                       In thousands, except per share data

-----------------------------------------------------------------------------------------------------------------
                                                                  Nine months ended        Three months ended
                                                                      June  30,                 June  30,
                                                                 1997          1996         1997         1996
                                                                 ----          ----         ----         ----
Interest income
    Loans                                                    $   3,847    $   3,262    $   1,334    $   1,106
    Mortgage-backed securities                                      56           79           18           21
    Investment securities                                            -           35            -           11
    Other                                                          104          235           39           61
                                                             ---------    ---------    ---------    ---------
       Total interest income                                     4,007        3,611        1,391        1,199

Interest expense
    Deposits                                                     1,825        1,790          639          584
    Other borrowings                                                57            5           24            -
                                                             ---------    ---------    ---------    ---------
       Total interest expense                                    1,882        1,795          663          584
                                                             ----------   ---------    ---------    ---------

NET INTEREST INCOME                                              2,125        1,816          728          615
Provision for loan losses                                           17            1           15            6
                                                             ---------    ---------    ---------    ---------
NET INTEREST INCOME AFTER PROVISION FOR LOAN                     2,108        1,815          713          609

Noninterest income
    Service charges                                                449          386          135          142
    Net gain on sale of securities                                   -           13            -            -
    Net gain on sale of loans and mortgage
      servicing rights                                              99          275           40          114
    Other                                                           41            9           41            -
                                                             ---------    ---------    ---------    ---------
       Total noninterest income                                    589          683          216          256

Noninterest expenses
    Compensation and benefits                                      988        1,017          347          334
    Occupancy and equipment expense                                239          242           76           81
    Federal insurance premiums                                      36           94            8           31
    Net (gain)/loss on real estate owned                             2            -            4           (1)
    Professional fees                                               95          106           25           31
    Data processing                                                125          109           40           37
    Other                                                          501          455          165          148
                                                             ---------    ---------    ---------    ----------
       Total noninterest expenses                                1,986        2,023          665           661
                                                             ---------    ---------    ---------    ----------

INCOME BEFORE INCOME TAX EXPENSE                                   711          475          264           204
Income tax expense                                                 242          162           90            70
                                                             ---------    ---------    ---------    ----------

NET INCOME                                                         469          313          174           134

Preferred Stock dividends                                          (66)         (66)         (22)          (22)
                                                             ---------   ----------   ----------    -----------

Net Income available to shareholders                         $     403    $     247    $     152     $     112
                                                              =========    =========    =========     =========
NET INCOME PER SHARE OF COMMON STOCK                         $    1.68    $    1.04    $    0.63     $    0.47
                                                             =========    =========    =========     =========

                                                                            F-28
------------------------------------------------------------------------------------------------------------------

                           FIRST FEDERAL SAVINGS BANK
                          BRYAN/COLLEGE STATION, TEXAS


                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             June 30, 1997 and 1996
                                   (Unaudited)
                       In thousands, except per share data

------------------------------------------------------------------------------------------------------------------
                                                        Nine months ended             Three months ended
                                                            June 30,                         June 30,
                                                      1997             1996            1997             1996
                                                      ----             ----            ----             ----
Balance at beginning of period                     $     4,316     $     4,170      $     4,567    $     4,305

Net income                                                 469             313              174            134

Cash dividends paid                                        (66)            (66)             (22)           (22)
                                                   -----------     -----------      -----------    -----------

Balance at June 30,                                $     4,719     $     4,417      $     4,719    $     4,417
                                                   ===========     ===========      ===========    ===========

                                                                            F-29
------------------------------------------------------------------------------------------------------------------

                           FIRST FEDERAL SAVINGS BANK
                          BRYAN/COLLEGE STATION, TEXAS


                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                  In thousands

------------------------------------------------------------------------------------------------------------------
                                                                  Nine months ended        Three months ended
                                                                      June  30,                 June 30,
                                                                      1997       1996         1997         1996
                                                                      ----       ----         ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                $      469   $      313   $      174   $      134
    Adjustments to reconcile net income to net
      cash from operating activities
       Depreciation                                                  123          124           40           42
       Amortization of premiums and discounts on
          mortgage-backed securities, net                              3           (2)           2            1
       Proceeds from sale of mortgage loans                        5,003       11,547        2,387        2,853
       Origination of loans held for sale                         (5,016)      (9,890)      (1,483)      (2,646)
       Amortization of deferred loan origination fees                 32           32           30           13
       Net (gains) losses on sales of
          Real estate owned                                          (12)           1          (10)           1
          Securities available-for-sale                                -          (13)           -            -
          Mortgage loans                                             (43)        (175)         (14)         (97)
          Mortgage servicing rights                                  (56)        (100)         (26)         (17)
       Provision for losses on loans and real estate owned            17            1           15            6
       Federal Home Loan Bank stock dividend                         (37)         (37)         (13)         (12)
       Change in
          Accrued interest receivable                               (168)          45          (19)          28
          Other assets                                              (355)        (420)        (206)         (61)
          Accrued interest payable and other liabilities            (103)         253          189          175
                                                              -----------  ----------   ----------   ----------
              Net cash from operating activities                    (143)       1,679        1,066          420

CASH FLOWS FROM INVESTING ACTIVITIES
    Net (increase) decrease in loans receivable                   (9,116)        (470)      (5,557)         279
    Proceeds from sale of securities available-for-sale                -          576            -            -
    Proceeds from maturity of securities                           1,000            -            -            -
    Principal payments on mortgage-backed securities
      and collateralized mortgage obligations                        103          389           31           45
    Proceeds from sale of mortgage servicing rights                   56          100           26           17
    Investment in office properties and equipment, net              (245)         (54)         (58)         (28)
    Capital expenditures on foreclosed real estate                   (57)         (15)           -           (3)
    Proceeds from sale of real estate owned                          149           71            -           71
                                                              ----------   ----------   ----------   ----------
      Net cash from investing activities                          (8,110)         597       (5,558)         381

CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase (decrease) in deposits                            5,961       (2,915)       2,567       (2,023)
    Net increase (decrease) in advance payments by
      borrowers for insurance and taxes                             (177)        (323)         292          265
    Net change on advances from Federal
      Home Loan Bank                                               2,100       (1,088)        (100)           -
    Dividends paid                                                   (66)         (66)         (22)         (22)
                                                              -----------  -----------  -----------  -----------
       Net cash from financing activities                          7,818       (4,392)       2,737       (1,780)
                                                              ----------   -----------  ----------   -----------

Decrease in cash and cash equivalents                               (435)      (2,116)      (1,755)        (979)
Cash and cash equivalents at beginning of period                   2,806        6,941        4,126        5,804
                                                              ----------   ----------   ----------   ----------
Cash and cash equivalents at end of period                    $    2,371   $    4,825   $    2,371   $    4,825
                                                              ==========   ==========   ==========   ==========

                                                                            F-30
--------------------------------------------------------------------------------

                           FIRST FEDERAL SAVINGS BANK
                          BRYAN/COLLEGE STATION, TEXAS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Nine months ended June 30, 1997 and 1996
                                   (Unaudited)

--------------------------------------------------------------------------------





NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, the unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial condition of First Federal Savings Bank, Bryan/College Station, Texas (the Bank) and its wholly-owned subsidiary, First Service Corporation of Bryan, as of June 30, 1997 and 1996, and the results of its operations and cash flows for the nine-month and three-month periods then ended.

The Bank adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115), with an effective date of October 1, 1994. SFAS 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Securities are to be classified in three categories; held-to-maturity securities, trading securities and available-for-sale securities. Upon adoption of SFAS 115, all securities held by the Bank were classified as held-to-maturity. As a result, securities are carried on the balance sheet at amortized cost.


NOTE 2 - ALLOWANCE FOR LOAN LOSSES

The summary of changes in the allowance for loan losses is as follows:

                                                         Nine months ended
                                                             June  30,
                                                          (In thousands)
                                                         1997          1996
                                                         ----          ----
         Balances, beginning of period                $    247      $    317
         Provision charged to operations                    17             1
         Charge-offs                                        (4)          (20)
         Recoveries                                          8             1
                                                      --------      --------

             Balances, end of period                  $    268      $    299
                                                      ========      ========

--------------------------------------------------------------------------------

                                   (Continued)

                           FIRST FEDERAL SAVINGS BANK
                          BRYAN/COLLEGE STATION, TEXAS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Nine months ended June 30, 1997 and 1996
                                   (Unaudited)

--------------------------------------------------------------------------------


NOTE 3 - CAPITAL REQUIREMENTS

Pursuant to federal regulations, savings institutions must meet three separate capital requirements. The following is a reconciliation of the Bank's capital under generally accepted accounting principles (GAAP) to regulatory capital at June 30, 1997.


                                                           Tangible        Core        Risk based
                                                            Capital       Capital        Capital
                                                            -------       -------        -------
                                                                      (In thousands)

       GAAP capital                                       $    4,719    $    4,719    $    4,719

       General valuation allowances                                -             -           268
                                                          ----------    ----------    ----------

       Regulatory capital                                      4,719         4,719         4,987

       Minimum capital requirement                               990         1,979         3,887
                                                          ----------    ----------    ----------

       Excess regulatory capital over
         minimum requirement                              $    3,729    $    2,740    $    1,100
                                                          ==========    ==========    ==========

NOTE 4 - EARNINGS PER COMMON SHARE

Earnings per share is calculated by dividing the net earnings (less preferred stock dividend) by the weighted average number of common shares outstanding and common stock equivalents attributable to outstanding stock options.

--------------------------------------------------------------------------------

                                  OTHER MATTERS

         The Board of Directors is not aware of any business to come before the Meeting other than the matter described above in this Joint Proxy Statement/Prospectus. However, if any other matters should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

         The cost of solicitation of proxies will be borne by the Bank. The Bank will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Bank Common Stock. In addition to solicitation by mail, directors, officers and regular employees of the Bank may solicit proxies personally or by telegraph or telephone, without additional compensation.


                                      BY ORDER OF THE BOARD OF DIRECTORS



                                      ----------------------------------


Bryan, Texas
____________, 1997

                                   APPENDIX A
                          AGREEMENT AND PLAN OF MERGER


                      RESTATED AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER ("Agreement"), is made and entered into by and among FIRST FEDERAL SAVINGS BANK, a federally-chartered capital stock thrift institution ("First Federal"), NEW FIRST FEDERAL SAVINGS BANK, a federally-chartered capital stock thrift institution in the process of organization ("New Bank"), the sole stockholder of the Holding Company, J. Stanley Stephen (the "Holding Company Stockholder") and THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY, a Delaware business corporation (the "Holding Company"), effective as of the date executed by all of the parties.


                                   WITNESSETH:

         WHEREAS, First Federal is a capital stock thrift institution duly organized and existing under the laws of the United States of America and having its principal office in Bryan, Texas, with authorized capital stock consisting of three million shares of common stock, par value $.01 per share ("First Federal Common Stock"), of which 239,612 shares are issued and outstanding, and one million shares of serial preferred stock (First Federal Preferred Stock), of which 87,263 shares are issued and outstanding;

         WHEREAS, New Bank is a capital stock thrift institution in the process of organization under the laws of the United States of America, which is proposed to be a subsidiary of the Holding Company and to have authorized capital stock consisting of one million shares of common stock, par value $.01 per share ("New Bank Stock");

         WHEREAS, the Holding Company is a capital stock corporation duly organized and existing under the laws of Delaware, with authorized capital stock consisting of three million shares of common stock, par value $.01 per share ("Holding Company Common Stock") of which one share is issued and outstanding, and one million shares serial preferred stock, of which no shares are issued and outstanding;

         WHEREAS, the Holding Company has issued one share of its common stock to the Holding Company Stockholder in return for $10.00 cash consideration;

         WHEREAS, the Holding Company proposes to purchase one share of the common stock of New Bank for $10.00;

         WHEREAS, it is the desire of the parties to this Agreement to adopt a plan of reorganization providing for the formation of a thrift institution holding company; and

         WHEREAS, a majority of the respective Boards of Directors of First Federal, New Bank, and the Holding Company have approved and authorized the execution of this Agreement pursuant to which the plan of reorganization, including the merger of New Bank into First Federal, will be implemented;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and in order to prescribe the plan of reorganization and merger, including its terms and conditions, the mode of carrying the same into effect, the manner and basis of stockholders of First Federal exchanging their First Federal Common Stock for Holding Company Common Stock or selling their First Federal Common Stock and such other details and provisions as are deemed necessary or proper, the parties hereby agree as follows:

                                    ARTICLE I

                            MERGER AND REORGANIZATION

          1.1 Subject to the conditions hereinafter set forth, New Bank shall be merged into First Federal under the Charter of First Federal at the Effective Date (as defined in Article XI hereof) of the merger (the "Merger"). The Merger shall be effected pursuant to the provisions of, and with the effect provided in, the applicable provisions of the laws of the United States of America and the Rules and Regulations of the Office of Thrift Supervision.

          1.2 On the Effective Date, the resulting thrift institution in the Merger shall be First Federal (hereinafter referred to as the "Surviving Institution" whenever reference is made to it as of the Effective Date of the Merger or thereafter) which will continue to operate as a thrift institution under its present name as "First Federal Savings Bank." The Charter and Bylaws of First Federal in effect on the Effective Date shall be the Charter and Bylaws of the Surviving Institution. The established offices and facilities of First Federal immediately prior to the Merger shall become the established offices and facilities of the Surviving Institution. The locations of the home office and any other offices of the Surviving Institution are set forth in Schedule A attached hereto.

          1.3 On the Effective Date of the Merger, New Bank shall cease to exist separately and shall be merged with and into First Federal in accordance with the provisions of this Agreement and Plan of Merger and in accordance with the provisions of applicable laws, rules and regulations, and all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, choses in action, rights and credits then owned by New Bank or which would inure to it, shall immediately, by operation of law and without any conveyance or transfer and without any further act or deed, be vested in and become the property of the Surviving Institution, which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by New Bank prior to such Merger. The Surviving Institution shall be deemed to be and shall be a continuation of the entity and identity of New Bank and First Federal and all of the rights and obligations of New Bank and First Federal shall remain unimpaired and the Surviving Institution, on the Effective Date of such Merger, shall succeed to all such rights and obligations and the duties and liabilities connected therewith on such Effective Date.

          1.4 On the Effective Date of the Merger, there will be no holders of deposit accounts, transaction accounts, savings accounts or certificates of deposit issued by New Bank. Holders of deposit accounts, transaction accounts, savings accounts or certificates of deposit of First Federal as of the Effective Date of the Merger shall continue to be holders of the same interest of the Surviving Institution without change as to withdrawal value or other rights. No existing deposit account, transaction account, savings account or certificate of deposit holder shall have any of his rights impaired by virtue of the Merger contemplated hereby.

          1.5 The directors and officers of the Surviving Institution on the Effective Date shall be those persons who are directors and officers, respectively, of First Federal immediately before the Effective Date. Information with respect to the directors of the Surviving Institution is set forth in Schedule B attached hereto. The committees of the Board of Directors of the Surviving Institution on the Effective Date shall be the same as, and shall be composed of the same persons who were serving on, committees appointed by the Board of Directors of First Federal as they exist immediately before the Effective Date. The committees, if any, of officers of the Surviving Institution on the Effective Date shall be the same as, and shall be composed of the same officers who were serving on, the committees of officers of First Federal as they exist immediately before the Effective Date.

          1.6 Except as expressly prohibited by applicable laws, all corporate acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals and authorizations of First Federal and New Bank, their respective stockholders, Boards of Directors, committees elected or appointed by their Boards of Directors, and their respective officers and agents, which were valid and effective immediately before the Effective Date, shall be taken for all purposes at and after the Effective Date as the acts, plans and policies, applications, agreements, orders, registrations, licenses, approvals and authorizations of the Surviving Institution and shall be as effective and binding thereon as the same were with respect to First Federal and New Bank immediately before the Effective Date.


                                   ARTICLE II

                 CONVERSION, EXCHANGE AND CANCELLATION OF SHARES

         2.1 Conversion of First Federal Common Stock . At the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, the Holding Company, First Federal or any other party to the Agreement, First Federal Common Stock issued and outstanding immediately prior to the Effective Date shall cease to be outstanding and shall, subject to the provisions of Sections 2.2 and 2.3 hereof, be converted into and become the right to receive either:

                           (a) such number of shares of Holding  Company  Common
                  Stock equal to the product of 2.5 multiplied by the number of shares of First Federal Common Stock to be converted ("Stock Distribution");

                           (b) an amount in cash  equal to $24.07 per share (the
"Cash Distribution"),

as the holder  thereof  shall elect or be deemed to have  elected as provided in
Section 2.2 of this Agreement (the aggregate of the Cash Distributions and the Stock Distributions payable or issuable pursuant to the Merger is sometimes hereinafter referred to as the "Merger Consideration"); provided, however, that any shares of First Federal Common Stock held by First Federal, other than in a fiduciary capacity or as a result of debts previously contracted, shall be cancelled and shall not be exchanged for the Merger Consideration.

         2.2      Election Procedures.

                  (a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing First Federal Common Stock shall pass, only upon proper delivery of such certificates to the exchange agent designated by Holding Company, or to the Holding Company in its capacity as exchange agent, as determined by the Holding Company (the "Exchange Agent"), in such form as First Federal and the Holding Company shall mutually agree ("Election Form") shall be mailed approximately 25 days prior to the anticipated Effective Date or on such other date as First Federal and the Holding Company shall mutually agree (the "Mailing Date") to each holder of record of First Federal Common Stock as of five business days prior to the Mailing Date ("Election Form Record Date").

                  (b) Each Election Form shall specify the amount of Merger Consideration receivable for each share of First Federal Common Stock in the Cash Distribution and the Stock Distribution and shall permit a holder to elect to receive, as provided in Section 2.2 of this Agreement, (i) the Stock Distribution for all of his shares (in which case, such holder's shares shall be deemed to be and shall be referred to herein as "Stock Election Shares"), (ii) the Cash Distribution for certain designated shares (in which case, such holder's shares so designated shall be deemed to be and shall be referred to herein as "Cash Election Shares") with the remaining shares being converted to the Stock Distribution as Stock Election Shares, or (iii) the Cash Distribution for all of his shares.

                  (c) Any shares of First Federal Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (as defined below), have made an election to receive either the Cash Distribution or the Stock Distribution (such holder's shares being deemed to be and shall be referred to herein as "No Election Shares") by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be Cash Election Shares. "Election Deadline" means 5:00 p.m., local time, on the 20th day following the Mailing Date, or such other time and date as the Holding Company and First Federal shall mutually agree.

                  (d) First Federal shall promptly make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of First Federal Common Stock between the Election Form Record Date and close of business on the business day prior to the Election Deadline, and First Federal shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

                  (e) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of First Federal Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such

Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of First Federal Common Stock represented by such Election Form shall become No Election Shares and First Federal shall cause the certificates representing First Federal Common Stock to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither the Holding Company nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

                  (f) Allocation Procedures. Within ten business days after the Effective Date, or as soon thereafter as practicable, the Holding Company shall cause the Exchange Agent to effect the allocation among the holders of First Federal Common Stock of rights to receive Holding Company Common Stock or cash in the Merger as follows:

                 If shares  of  Holding  Company  Common  Stock  that  would  be issued in the Merger upon conversion of the Stock Election Shares represents less than 20% of the shares of First Federal Common Stock outstanding (the "Minimum Stock Value"), then the Holding Company will be permitted to allocate cash and stock pro rata to those shareholders electing the Cash Distribution (other than Dissenting Shares as defined in Section 2.3) in such amount as would result in at least 20% of First Federal Common Stock to be exchanged for Holding Company Common Stock; provided, however, that the Holding Company may pay cash for First Federal Common Stock which, if exchanged for Holding Company Common Stock in the Merger would result in adverse accounting treatment, as determined by independent accountants for the Holding Company, and that any pro rata distribution of cash and stock pursuant to this Section ^ shall be based on the amount Stock Election Shares excluding any Stock Election Shares exchangeable for cash due to such accounting considerations. For purposes of determining the Minimum Stock Value under this Section, all Dissenting Shares shall be deemed Cash Election Shares.

         2.3 Dissenting Shares . Any record holder of First Federal's Common Stock may require First Federal to pay the fair or appraised value of his or her First Federal Common Stock, determined as of the Effective Date of the Merger, by complying with Section 552.14 of the Office of Thrift Supervision ("OTS") Rules and Regulations. The computation of fair or appraised value of such shares (the "Dissenting Shares") will exclude any element of value arising from the accomplishment or expectation of the Merger. Notwithstanding any other provision of this Agreement, any Dissenting Shares shall not, after the Effective Date, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the OTS Regulations.

         2.4      Exchange Procedures .

                  (a) In accordance with Section 2.2(a) herein, holders of record of certificates formerly representing shares of First Federal Common Stock (the "Certificates") shall be instructed to tender such Certificates to the Exchange Agent pursuant to a letter of transmittal that the Exchange Agent shall deliver or cause to be delivered to such holders, which letter of transmittal shall be included with the Election Forms distributed pursuant to Section 2.2(a).

                  (b) The Holding Company or, at the election of the Holding Company, the Exchange Agent, shall accept Certificates upon compliance with such reasonable terms and conditions as the Holding Company or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. All Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as the Holding Company or the Exchange Agent may require.

                  (c) Each outstanding Certificate shall until duly surrendered to the Holding Company or the Exchange Agent be deemed to evidence ownership of the Merger Consideration into which the First Federal Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement.

                  (d) Subject to Section 2.3, after the Effective Date, holders of Certificates shall cease to have rights with respect to First Federal Common Stock previously represented by such Certificates, and their sole rights shall be to exchange such Certificates for the Merger Consideration provided for in this Agreement. After the Effective Date, there shall be no further transfer on the records of First Federal of Certificates, and if such Certificates are presented to First Federal for transfer, they shall be cancelled against delivery of the Merger Consideration provided therefor in this Agreement. Neither the Exchange Agent nor the Holding Company shall be obligated to deliver the Merger Consideration to which any former holder of First Federal Common Stock is entitled as a result of the Merger until such holder surrenders the Certificates as provided herein. No dividends declared will be remitted to any person entitled to receive Holding Company Common Stock under this Agreement until such person surrenders the Certificates representing the right to receive such Holding Company Common Stock, at which time such dividends shall be remitted to such person, without interest and less any taxes that may have been imposed thereon. ^ Neither the Exchange Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. The Holding Company and the Exchange Agent shall be entitled to rely upon the stock transfer books of First Federal to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, the Holding Company and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

         2.5 No Fractional Shares . Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Holding Company Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Holding Company Common Stock shall receive the number of shares rounded up to the next whole number of shares.

         2.6 First Federal Preferred Shares. First Federal preferred stock currently issued and outstanding will remain issued and outstanding First Federal Preferred Stock. The Merger will not change any of the terms or conditions of First Federal Preferred Stock, and holders of First Federal Preferred Stock will not have any election in the Merger.

         2.7 New Bank Stock. The outstanding share of New Bank Stock issued to the Holding Company shall be cancelled and converted into a share of First Federal Common Stock.


                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF HOLDING COMPANY

         The Holding Company hereby represents and warrants as follows:

          3.1 The Holding Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. At the Effective Date, the Holding Company will have corporate power to carry on its business as then to be conducted and will be qualified to do business in every jurisdiction in which the character and location of the assets to be owned by it or the nature of the business to be transacted by it require qualification.

          3.2 The Holding Company has no subsidiaries other than New Bank at the date of this Agreement. Between the date hereof and the Effective Date, the Holding Company will not create or acquire any subsidiaries, other than New Bank, without the consent of First Federal.

          3.3 The authorized capital stock of the Holding Company consists on the date hereof of three million shares of Holding Company Common Stock, par value $.01 per share, and one million shares of serial preferred stock. Except as set forth above or as contemplated by this Agreement or necessary for the effectuation of the Merger, as of the date hereof, the Holding Company has one share of its capital stock issued and outstanding and does not have any outstanding subscriptions, options or other agreements or commitments obligating it to issue shares of its capital stock.

          3.4 Compliance with the terms and provisions of this Agreement by the Holding Company will not conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or governmental authority, domestic or foreign, or of any agreement or instrument to which the Holding Company is a party, or constitute a default thereunder.

          3.5 The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of the Holding Company and have been approved by the Holding Company Common Stockholders.

          3.6 The Holding Company has complete and unrestricted power to enter into and to consummate the transactions contemplated by this Agreement, subject to approval of this Agreement and the Merger by the Holding Company Stockholder and the provisions of Section 7.3 hereof.

          3.7 On or prior to the Effective Date, the Holding Company will have available the funds necessary to convert and exchange the outstanding First Federal Common Stock to be converted and exchanged pursuant to the Merger as provided herein.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF FIRST FEDERAL

         First Federal hereby represents and warrants as follows:

          4.1 First Federal is a capital stock thrift institution duly organized, validly existing and in good standing under the laws of the United States of America, and is duly authorized to carry on its business as it is now being conducted.

          4.2 The authorized capital stock of First Federal consists on the date hereof of three million shares of First Federal Common Stock, par value $.01 per share, of which 239,612 shares are issued and outstanding, and one million shares of serial preferred stock, of which 87,263 shares are issued and outstanding.

          4.3 Compliance with the terms and provisions of this Agreement by First Federal will not conflict with, constitute a default under or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or governmental authority, domestic or foreign, or of any agreement or instrument to which First Federal is a party.

          4.4 The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of First Federal.

          4.5 First Federal has complete and unrestricted power to enter into and to consummate the transactions contemplated by this Agreement, subject to the provisions of Section 7.3 hereof.


                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF NEW BANK

         New Bank hereby represents and warrants as follows:

          5.1 New Bank, at the direction of the Holding Company, will apply to the Office of Thrift Supervision to be chartered as a capital stock thrift institution, and immediately before the Effective Date will be duly organized, validly existing and in good standing under the laws of the United States of America, and duly authorized to carry on the business of an interim federal thrift institution.

          5.2 The authorized capital stock of New Bank is proposed to consist of one million shares of New Bank Stock, par value $.01 per share. Except for the share of New Bank Stock issued to the Holding Company for the effectuation of the Merger, prior to the Merger, New Bank will not have any shares of its stock issued and outstanding. There are no outstanding subscriptions, options or other arrangements or commitments obligating New Bank to issue any shares of its capital stock.

          5.3 Compliance with the terms and provisions of this Agreement by New Bank will not conflict with, constitute a default under or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or governmental authority, domestic or foreign, or of any agreement or instrument to which New Bank is, or upon organization will be, a party.

          5.4 Prior to the Merger, the execution, delivery and performance of this Agreement will be duly authorized by the Board of Directors of New Bank and will be approved by the Holding Company as the sole stockholder of New Bank.

          5.5 New Bank has complete and unrestricted power to enter into and to consummate the transaction contemplated by this Agreement, subject to the approval of this Agreement and the Merger by the Holding Company as sole stockholder of New Bank and the provisions of Section 7.3 hereof.

                                   ARTICLE VI

              OBLIGATIONS OF THE PARTIES PENDING THE EFFECTIVE DATE

          6.1 Prior to the Effective Date, (i) New Bank shall complete its organization and have directors who shall be duly elected and qualified, (ii) the Holding Company shall complete its organization and have directors who shall be duly elected and qualified, and (iii) this Agreement shall be duly submitted to the stockholders of First Federal for the purpose of considering and acting upon this Agreement in the manner required by law. Each party shall use its best efforts to obtain the requisite approvals of this Agreement and the transactions contemplated herein and, after obtaining such approval, the parties through their respective officers and directors, shall execute and file with the appropriate regulatory authorities all documents and papers, and the parties shall take every reasonable action, necessary to comply with and to secure such approval of this Agreement and the transactions contemplated herein as may be required by all applicable statutes, rules and regulations.


                                   ARTICLE VII

                   CONDITIONS PRECEDENT TO THE CONSUMMATION OF
                          THE MERGER AND REORGANIZATION

         The obligations of the parties hereto to consummate the Merger and the reorganization contemplated hereby shall be subject to the conditions that on or before the Effective Date:

          7.1 Each of the parties hereto shall have performed and complied with all of its obligations hereunder which are to be complied with or performed on or before the Effective Date.

          7.2 This Agreement and related transactions contemplated hereby shall have been duly and validly authorized, approved and adopted at a meeting of stockholders duly and properly called for such purpose by First Federal by an affirmative vote of at least 50 percent of the outstanding voting stock of First Federal plus one affirmative vote, all in accordance with the applicable regulations of the Office of Thrift Supervision.

          7.3 Orders, consents and approvals, in form and substance reasonably satisfactory to all the parties hereto, shall have been entered by the Office of Thrift Supervision, (or there shall have been received satisfactory assurance that such orders, consents or approvals are not required), granting the authority necessary for consummation of the transactions contemplated by this Agreement pursuant to the provisions of the Rules and Regulations of the Office of Thrift Supervision, all other requirements prescribed by law and the rules and regulations of any other regulatory authority having jurisdiction over the transactions contemplated herein shall have been satisfied.

          7.4 There shall have been received from Crowe, Chizek & Company LLP, accountants to First Federal, an opinion to the effect that:

          1. No gain or loss will be recognized on the receipt of the Holding Company Common Stock by First Federal common shareholders who receive solely Holding Company Common Stock in exchange for First Federal Common Stock (IRC Section 351(a)). Gain, but not loss, will be recognized by First Federal common shareholders who receive both Holding Company Common Stock and cash in exchange for First Federal Common Stock, but in an amount not in excess of the cash received (IRC Section 351(b)).

          2. No gain or loss will be recognized by the Holding Company on the receipt of cash and First Federal Common Stock solely in exchange for shares of Holding Company Common Stock (IRC Section 1032).

          3. The basis of the Holding Company Common Stock received by a First Federal common shareholder will be the same as the adjusted basis of the First Federal Common Stock surrendered in exchange therefor, decreased by the amount of any cash received, and increased by any gain recognized in the exchange (IRC Section
              358).

          4. The holding period of the Holding Company Stock received by a First Federal common shareholder in exchange for the transfer of First Federal Common Stock will include the period during which the First Federal Common Stock surrendered in exchange therefor was held, provided that the First Federal Common Stock was held as a capital asset on the date of the exchange (IRC Section 1223(1)).

          5. The basis of the First Federal Common Stock received by the Holding Company will be the same as the basis of the First Federal Common Stock in the hands of the First Federal common shareholders immediately prior to the exchange, increased by any gain recognized by the First Federal common shareholders in the exchange (IRC Section 362(a)).

          6. The holding period of the First Federal Common Stock received by Holding Company will include the period during which the First
              Federal Common Stock was held by the First Federal common shareholders (IRC Section 1223(2)).

          7. Gain or loss, if any, will be recognized by a First Federal common shareholder who receives solely cash in exchange for the transfer of First Federal Common Stock.

          7.6 Holders of no more than 80% of First Federal Common Stock shall elect to receive cash as Merger Consideration (approximately $4.6 million of cash elections).

          7.7 The Holding Company will have successfully completed a public offering for at least ^ 150,000 shares of Holding Company Common Stock, and at least ^ $3,400,000 of Units, each Unit consisting of debentures and warrants to purchase Holding Company Common Stock.

         7.8 No good faith action, suit or proceeding shall have been instituted or shall have been threatened before any court or other governmental body or by any public authority to restrain, enjoin or prohibit the Merger and reorganization contemplated herein, or which might restrict the operation of the business of the Surviving Institution or the ownership of the capital stock of the Surviving Institution or the exercise of any rights with respect thereto by the Holding Company, or subject any of the parties hereto or any of their directors or officers to any liability, fine, forfeiture, or penalty on the grounds that the transactions contemplated hereby, the parties hereto or their directors or officers, have breached or will breach any applicable law or regulation, or have otherwise acted improperly in connection with the transactions contemplated hereby, and with respect to which the parties hereto have been advised by counsel that, in the opinion of such counsel, such action, suit or proceeding raises substantial questions of law or fact which could reasonably be decided adversely to any party hereto or its directors or officers.


                                  ARTICLE VIII

                         ADDITIONAL CONDITIONS PRECEDENT

          8.1  Each  obligation  of the  Holding  Company  and  New  Bank  to be performed on or prior to the Effective Date shall be subject to the satisfaction, on or before the Effective Date, of the following additional conditions:

                  (a) The representations and warranties made by First Federal ^ in this Agreement shall be true as though such representations and warranties had been made or given on and as of the Effective Date; and

                  (b) This Agreement and the transactions contemplated hereby shall have been duly and validly authorized, approved and adopted by First Federal. ^

          8.2 Each obligation of First Federal to be performed on or prior to the Effective Date shall be subject to the satisfaction, on or before the Effective Date, of the following additional conditions:

                  (a) The representations and warranties made by the Holding Company and by New Bank contained in this Agreement shall be true as though such representations and warranties had been made or given at and as of the Effective Date;

                  (b) This Agreement and the transactions contemplated hereby shall have been duly and validly authorized, approved and adopted by the Holding Company and by New Bank.^

                                   ARTICLE IX

                                   AMENDMENTS

          First Federal, the Holding Company and New Bank, by mutual consent of their respective Boards of Directors or incorporators, as the case may be, to the extent permitted by law, may amend, modify, supplement and interpret this Agreement in such manner as may be mutually agreed upon by them in writing at any time before or after the approval and adoption thereof by the stockholders of First Federal, provided, however, that no such amendment, modification, supplement or interpretation shall have a materially adverse impact on First Federal or its stockholders except with the approval of the stockholders of First Federal.


                                    ARTICLE X

                           TERMINATION AND ABANDONMENT

          10.1 Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Merger and reorganization abandoned at any time (whether before or after the approval and adoption thereof by the stockholders of First Federal) prior to the Effective
Date:

                  (a)      By mutual consent of the parties hereto;

                  (b) By the Holding Company or New Bank, if any condition set forth in Sections 7.1 through 7.8 of Article VII or Section 8.1 of
           Article VIII has not been met or has not been  validly  waived or if;
           or

                  (c) By First  Federal,  if any condition set forth in Sections
           7.1 through 7.8 of Article VII or Section 8.2 of Article VIII has not been met or has not been validly waived or if the holders of more than 10 percent of the outstanding voting stock of First Federal deliver properly to First Federal a demand for appraisal and payment for shares pursuant to 12 C.F.R. ss. 552.14.

          10.2 An election by a party hereto to terminate this Agreement and abandon the Merger as provided in Section 10.1 shall be exercised on behalf of such thrift institution or corporation by its Board of Directors or incorporators, as may be the case.

          10.3 In the event of the termination of this Agreement pursuant to the provisions of Section 10.1 hereof, this Agreement shall become void and have no effect and create no liability on the part of any of the parties hereto or their respective incorporators, directors, officers or stockholders in respect to this Agreement.

          10.4 Any of the terms or conditions of this Agreement (other than the necessary approvals of stockholders and government authorities) may be waived at any time by the party which is entitled to the benefit thereof, by action taken by its Board of Directors; provided, however, that such action shall be taken only if, in the judgment of the Board of Directors taking the action, such waiver will not have a materially adverse effect on the benefits intended under this Agreement to be afforded to the stockholders of First Federal.


                                   ARTICLE XI

                                 EFFECTIVE DATE

          The effective date of the Merger ("Effective Date") shall be the last day of the calendar month during which the last to occur of the following events takes place: (i) the Merger is approved by the Office of Thrift Supervision and the Articles of Combination are executed by the Office of Thrift Supervision,
(ii) all other required regulatory approvals have been obtained, and (iii) all other conditions to the Merger herein set forth have been met. The Boards of Directors of First Federal, New Bank and the Holding Company each specifically and expressly delegate to their respective chief executive officers the authority to change, by mutual consent of such officers, the Effective Date of the Merger if necessary to properly and efficiently accomplish the Merger. However, in no event shall the Merger become effective unless and until approved by the Office of Thrift Supervision.


                                   ARTICLE XII

                       TERMINATION OF REPRESENTATIONS AND
                        WARRANTIES AND CERTAIN AGREEMENTS

          The respective representations, warranties, covenants and agreements of the parties hereto in Articles III, IV and V hereof shall expire with, and be terminated and extinguished by, the Merger and reorganization pursuant to this Agreement at the time of the consummation thereof on the Effective Date. None of the parties shall be under any liability whatsoever with respect to any such representation, warranty, covenant or agreement which does not survive the Merger and reorganization, it being intended that the sole remedy of the parties for a breach of any such representation, warranty, covenant or agreement shall be to elect not to proceed with the Merger and reorganization if such breach has resulted in the failure to satisfy a condition precedent to such party's obligation to consummate the transactions contemplated hereby.


                                  ARTICLE XIII

                                  MISCELLANEOUS

          13.1 This Agreement embodies the entire agreement among the parties and there have been and are no agreements, representations or warranties among the parties other than those set forth or provided for herein.

          13.2 Any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

          13.3 Any notice or waiver to be given to any party shall be in writing and shall be deemed to have been duly given if delivered, mailed, or sent by prepaid telegram, addressed to such party at 2900 Texas Avenue, Bryan, Texas 77802.

          13.4  The  captions   contained  in  this  Agreement  are  solely  for
convenient reference and shall not be deemed to affect the meaning or interpretation of any paragraph hereof.

          13.5 First Federal will pay all fees and expenses incurred in connection with the transactions contemplated by this Agreement.

          IN WITNESS WHEREOF, First Federal, New Bank and the Holding Company each under the authority of its Board of Directors, ^ have caused this Agreement to be executed with the intent to be legally bound hereby.

                                         FIRST FEDERAL SAVINGS BANK
ATTEST:


By:  /s/ Charles Neelley               By: /s/ J. Stanley Stephen
     ----------------------                ---------------------------
     Charles Neelley, Secretary            J. Stanley Stephen,
                                           President and Chief Executive Officer


Date:                                 Date:
     ----------------------                ---------------------------

                                           NEW FIRST FEDERAL SAVINGS
ATTEST:                                     BANK


By:  /s/ Charles Neelley              By:  /s/ J. Stanley Stephen
     ----------------------                ---------------------------
     Charles Neelley, Secretary            J. Stanley Stephen
                                           President and Chief Executive Officer


Date:                                 Date:
     ----------------------                ---------------------------


ATTEST:                               THE BRYAN-COLLEGE STATION
                                      FINANCIAL HOLDING COMPANY

By: /s/ Charles Neelley               By:  /s/ J. Stanley Stephen
    ----------------------                 ---------------------------
    Charles Neelley, Secretary             J. Stanley Stephen
                                           President and Chief Executive Officer


Date:                                 Date:
     ----------------------                ---------------------------


Witness:

/s/ Charles Neelley                        /s/ J. Stanley Stephen
----------------------                ---------------------------
Charles Neelley                            J. Stanley Stephen


Date:                                 Date:
     ----------------------                ---------------------------

                                   SCHEDULE A

                        OFFICES OF SURVIVING INSTITUTION


MAIN OFFICE

2900 Texas Avenue
Bryan, Texas 77802

BRANCH OFFICE

2200 Longmire
College Station, Texas

LOAN PRODUCTION OFFICES

510 N. Valley Mills Drive
Waco, Texas 76710

701 Normal Park, Suite 208E
Huntsville, Texas 77340

                                   SCHEDULE B

                       DIRECTORS OF SURVIVING INSTITUTION



                                                                     Term
        Name                       Address                          Expires
-------------------          --------------------                   -------

J. Stanley Stephen           2900 Texas Avenue                        1997
                             Bryan, Texas  77802

Ken Hayes                    2900 Texas Avenue                        1997
                             Bryan, Texas  77802

Charles Neelley              2900 Texas Avenue                        1997
                             Bryan, Texas  77802

George Koenig                2900 Texas Avenue                        1997
                             Bryan, Texas  77802

Ernest A. Wentrcek           2900 Texas Avenue                        1998
                             Bryan, Texas  77802

Robert H. Conaway            2900 Texas Avenue                        1998
                             Bryan, Texas  77802

Richard L. Peacock           2900 Texas Avenue                        1999
                             Bryan, Texas  77802

Jack W. Lester, Jr.          2900 Texas Avenue                        1999
                             Bryan, Texas  77802

Phil Hobson                  2900 Texas Avenue                        1999
                             Bryan, Texas  77802

J. Roland Ruffino            2900 Texas Avenue                        1999
                             Bryan, Texas  77802

         Successor or substitute directors may be named, subject to compliance with the requirements of applicable law and the Charter and Bylaws of the Surviving Institution.

                                   APPENDIX B
                     SECTION 552.14 OF HOME OWNERS LOAN ACT
                               OF 1993, AS AMENDED


                        RIGHTS OF DISSENTING STOCKHOLDERS

               SECTION 552.14 OF THE OFFICE OF THRIFT SUPERVISION
                              RULES AND REGULATIONS


SS. 552.14  DISSENTER AND APPRAISAL RIGHTS.

         (A) RIGHT TO DEMAND PAYMENT OF FAIR OR APPRAISED VALUE. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with ss.552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock: Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

         (B) EXCEPTIONS. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to ss. 552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ or any combination of such shares of stock and cash.

         (C)  PROCEDURE.
         (1) NOTICE. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of the management's proxy solicitation for such meeting.

         (2) DEMAND FOR APPRAISAL AND PAYMENT. Each stockholder electing to make a demand under this section shall deliver to the Federal Stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

         (3) NOTIFICATION OF EFFECTIVE TIME AND WRITTEN OFFER. Within ten days after the effective date of the combination, the resulting association shall;

         (i) Give written notice by mail to stockholders of constituent Federal Stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

         (ii) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

         (iii) Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (6) of this section (set out in the notice) must be satisfied.

The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

         (4) ACCEPTANCE OF OFFER. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

         (5) PETITION TO BE FILED IF OFFER NOT ACCEPTED. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

         (6) STOCK CERTIFICATES TO BE NOTED. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

         (7) WITHDRAWAL OF DEMAND. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

         (8) VALUATION AND PAYMENT. The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate Staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination.

Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

         (9) COSTS AND EXPENSES. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

         (10) VOTING AND DISTRIBUTION. Any stockholder who has demanded appraisal rights as provided in subparagraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): Provided, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

         (11) STATUS. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

                                   APPENDIX C
                    OPINION OF HOEFER & ARNETT, INCORPORATED,
                               INVESTMENT BANKERS



                   [HOEFER & ARNETT, INCORPORATED LETTERHEAD]

                                 April 16, 1997


Members of the Board of Directors
First Federal Savings Bank
2900 Texas Avenue
Bryan, Texas 77802

Members of the Board:

         You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of shares of First Federal Savings Bank ("First Federal") of the terms of the proposed acquisition of shares of common stock of First Federal by The Bryan-College Station Financial Holding Company ("Holding Company") as defined in the Prospectus. Subject to the terms and conditions therein, holders of up to 80% of First
Federal Stock shall be entitled to receive from First Federal, as of the Effective Date, $24.07 in cash for each share of First Federal Stock owned by such holder at the Effective Date. Holders of at least 20% of First Federal Common Stock shall be entitled to receive two and one-half shares of Holding Company Common Stock for each share of First Federal Common Stock held by such holder.

         As part of its investment banking business, Hoefer & Arnett, Incorporated is continually engaged in the valuation of bank, bank holding company and thrift securities in connection with mergers and acquisitions nationwide. Prior to being retained for this assignment, we have not provided investment banking or financial advisory services to First Federal. Concurrent with this assignment, Hoefer & Arnett, Incorporated is prepared to serve as manager on a best efforts basis for the proposed public offering of shares of common stock and units of Senior Subordinated Debentures and warrants to purchase common stock by the new holding company to be formed by First Federal, which shall be named The Bryan-College Station Financial Holding Company.

         In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Prospectus (ii) Annual Reports to Shareholders of First Federal for the years ended September 30, 1995 and September 30, 1996;
(iii) Quarterly OTS Call reports for the quarters ended December 31, 1996, and March 31, 1997 for First Federal; (iv) certain other publicly available financial and other information concerning First Federal; and (v) publicly available information concerning other thrifts, banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger/acquisition transactions we believe relevant to our inquiry. We have held discussions with senior management of First Federal concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations.

         We have reviewed with senior management of First Federal earnings projections for 1997 through 2001 for First Federal as a stand-alone entity, assuming the merger does not occur, prepared by First Federal.

         In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the management of First Federal as to the reasonableness of the financial and operating forecasts, projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of the management of First Federal. We have also assumed without assuming any responsibility for the independent verification of same, that the allowance for loan losses for First Federal is adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of First Federal, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the transaction will have the tax, accounting and legal effects described in the Prospectus and assumed the accuracy of the disclosures set forth in the Prospectus. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of First Federal Stock of the terms of the proposed acquisition of up to 80% of the common stock of First Federal by Holding Company and does not address Holding Company's underlying business decision to proceed with the acquisition.

         We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of First Federal, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for First Federal; (ii) the assets and liabilities of First Federal, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger/acquisition transactions involving thrifts, banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

         Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the terms of proposed acquisition of up to 80% of the outstanding common stock of First Federal by Holding Company are fair, from a financial point of view, to the holders of First Federal Stock.

         It is understood that this letter ^ does not constitute a recommendation ^ with respect to any approval of the acquisition. We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the transaction.

                                               Very truly yours,



                                               /s/ Hoefer & Arnett, Incorporated
                                               ---------------------------------
                                               Hoefer & Arnett, Incorporated

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution

         Set forth below is an estimate of the amount of fees and expenses to be incurred in connection with the issuance of the shares.

Counsel fees and expenses..........................................     $100,000
Accounting fees and expenses.......................................       35,000
Marketing Agent fees...............................................        5,000
OTS Filing Fees....................................................       14,525
Printing, postage and mailing......................................       15,000
Registration and Filing Fees.......................................          893
Other expenses.....................................................        7,500
                                                                        --------
     TOTAL.........................................................     $177,918
                                                                        ========


Item 14.  Indemnification of Directors and Officers

         Article Eleventh of the Holding Company's Certificate of Incorporation provides for indemnification of directors and officers of the Holding Company against all expense, liability and loss (including attorneys' fees, court costs, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred in any actual, threatened or potential proceeding, except to the extent that such indemnification is limited by Delaware law and such law cannot be varied by contract or bylaw. Article Eleventh also provides for the authority to purchase insurance with respect thereto.

         Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation's Board of Directors to grant indemnity under certain circumstances to directors and officers, when made, or threatened to be made, parties to certain proceedings by reason of such status with the corporation, against judgments, fines, settlements and expenses, including attorneys' fees. In addition, under certain circumstances such persons may be indemnified against expenses actually and reasonably incurred in defense of a proceeding by or on behalf of the corporation. Similarly, the corporation, under certain circumstances, is authorized to indemnify directors and officers of other corporations or enterprises who are serving as such at the request of the corporation, when such persons are made, or threatened to be made, parties to certain proceedings by reason of such status, against judgments, fines, settlements and expenses, including attorneys' fees; and under certain circumstances, such persons may be indemnified against expenses actually and reasonably incurred in connection with the defense or settlement of a proceeding by or in the right of such other corporation or enterprise. Indemnification is permitted where such person (I) was acting in good faith; (ii) was acting in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or other corporation or enterprise, as appropriate; (iii) with respect to a criminal proceeding, has no reasonable cause to believe his conduct was unlawful; and (iv) was not adjudged to be liable to the corporation or other corporation or enterprise (unless the court where the proceeding was brought determines that such person is fairly and reasonably entitled to indemnity).

         Unless ordered by a court, indemnification may be made only following a determination that such indemnification is permissible because the person being indemnified has met the requisite standard of conduct. Such determination may be made (i) by the Board of Directors of the Holding Company by a majority vote of a quorum consisting of directors not at the time parties to such proceeding; or
(ii) if such a quorum cannot be obtained or the quorum so directs, then by independent legal counsel in a written opinion; or (iii) by the stockholders.

         Section 145 also permits expenses incurred by directors and officers in defending a proceeding to be paid by the corporation in advance of the final disposition of such proceedings upon the receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation against such expenses.

Item 15.  Recent Sales of Unregistered Securities

         The Registrant is newly incorporated, solely for the purpose of acting as the holding company of First Federal Savings Bank pursuant to the Merger Agreement (filed as Exhibit 2 herein), and no sales of its securities have occurred to date, other than the sale of one share of the Registrant's stock to its incorporator for the purpose of qualifying the Registrant to do business in the State of Delaware.

Item 16.  Exhibits and Financial Statement Schedules

(a) Exhibits:


2        Agreement and Plan of Merger*
3.1      Certificate of Incorporation of the Holding Company*
3.2      Bylaws of the Holding Company*
3.3      Charter of First Federal*
3.4      Bylaws of First Federal*
4        Form of Stock Certificate of the Holding Company*
5        Opinion of Silver, Freedman & Taff, L.L.P. with respect to legality of stock*
8.1      Opinion of Crowe Chizek & Company,  L.L.P. with respect to Federal income tax consequences of the Merger*
10.1     1993 Stock Option and Incentive Plan*
10.2     Form of Employment Agreement of J. Stanley Stephen*
10.3     Form of Employment Agreement of George Koenig*
10.4     Form of Employment Agreement of Mary Lynn Hegar*
10.5     Form of Employment Agreement of Kay Watson*
23.1     Consent of Silver, Freedman & Taff, L.L.P.*
23.2     Consent of Crowe, Chizek & Company, L.L.P.
23.3     Consent of Hoefer & Arnett, Inc.*
24       Power of Attorney (set forth on signature page)
99.1     Fairness Opinion*
99.2     Form of Proxy to be furnished to First Federal Stockholders*
99.3     Form of Election of First Federal Stockholders*


------------------------------

*        Previously filed

Item 17.  Undertakings

         The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the Proxy Statement/Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and it will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bryan, State of Texas on November 12, 1997.

                                          THE BRYAN-COLLEGE STATION FINANCIAL
                                          HOLDING COMPANY



                                          By:  /s/ J. Stanley Stephen
                                               ---------------------------------
                                               J. Stanley Stephen, President and
                                               Chief Executive Officer
                                               (Duly Authorized Representative)


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Stanley Stephen and Mary Lynn Hegar his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


/s/ J. Stanley Stephen                               /s/ Mary Lynn Hegar
-------------------------------------                -------------------------------------
J. Stanley Stephen, Director,                        Mary Lynn Hegar, Vice President,
President and Chief Executive Officer                Secretary and Chief Financial Officer
(Chief Operating Officer)                            (Principal Accounting Officer)


/s/ Richard L. Peacock*                              /s/ Ernest A. Wentrcek*
-------------------------------------                -------------------------------------
Richard L. Peacock, Chairman of the Board            Ernest A. Wentrcek, Vice Chairman of the
                                                     Board

/s/ Charles Neelley*                                 /s/ George Koenig*
-------------------------------------                -------------------------------------
Charles Neelley, Director and Secretary/             George Koenig, Director and Executive Vice-
  Treasurer                                            President


/s/ Jack W. Lester*                                  /s/ Robert H. Conaway*
-------------------------------------                -------------------------------------
Jack W. Lester, Director and Assistant               Robert H. Conaway, Director
  Secretary/Treasurer Director


/s/ Ken Hayes*                                       /s/ Phil Hobson*
-------------------------------------                -------------------------------------
Ken Hayes, Director                                  Phil Hobson, Director


/s/ J. Roland Ruffino*
-------------------------------------
J. Rolan Ruffino, Director

* by: /s/ J. Stanley Stephen
     ------------------------
      J. Stanley Stephen
      Attorney-in-fact